UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.             )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MAINSTREET BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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Dear Shareholders:

You are cordially invited to attend a special meeting of shareholders of MainStreet BankShares, Inc. to be held at 2:00 p.m. local time, on December 9, 2014 at Shively Electric, Community Room, located at 1647 Franklin Street, Rocky Mount, Virginia. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of reorganization and a related plan of merger pursuant to which MainStreet will be merged with and into American National Bankshares Inc.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of MainStreet common stock will be converted into the right to receive:

•	$3.46 in cash; and

•	0.482 shares of American National common stock.

The exchange ratio is fixed and will not be adjusted to reflect stock price changes before the closing of the merger. The maximum number of shares of American National common stock to be delivered to holders of shares of MainStreet common stock upon completion of the merger is approximately 825,847 shares, based on the number of shares of MainStreet common stock outstanding as of September 30, 2014 and assuming no exercise of all outstanding and unexercised stock options.

American National’s common stock is traded on the NASDAQ Global Select Market under the symbol “AMNB.” On October 27, 2014, the closing sale price of a share of American National common stock was $22.90. The market price of American National common stock will fluctuate before and after the merger. The most recent reported closing sale price for MainStreet common stock on the OTCQB marketplace was $14.08 on October 24, 2014. We urge you to obtain current market quotations for American National (trading symbol “AMNB”) and MainStreet (trading symbol “MREE”).

Based on the merger agreement, we expect the merger to be tax-free with respect to the shares of American National common stock that you receive. The cash you receive in the merger may cause you to recognize income or gain for tax purposes.

The merger cannot be completed unless the holders of more than two-thirds of the outstanding shares of MainStreet common stock vote in favor of approval of the merger agreement at the special meeting.

Based on our reasons for the merger described in the accompanying proxy statement/prospectus, including the fairness opinion issued by our financial advisor, BB&T Capital Markets, a division of BB&T Securities LLC, our board of directors believes that the merger is fair to you and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and the related plan of merger.

The accompanying proxy statement/prospectus gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “Risk Factors,” beginning on page 20, and the appendices to the accompanying document, which include the merger agreement and the related plan of merger.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

We appreciate your continuing loyalty and support.

Sincerely,

Brenda H. Smith

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either American National or MainStreet, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated October 28, 2014 and is first being mailed to MainStreet shareholders on or about November 3, 2014.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on December 9, 2014

A special meeting of shareholders of MainStreet BankShares, Inc. (“MainStreet”) will be held at Shively Electric, Community Room, located at 1647 Franklin Street, Rocky Mount, Virginia 24151, at 2:00 p.m. local time, on December 9, 2014 for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of August 24, 2014, between American National Bankshares Inc. (“American National”) and MainStreet, including the related plan of merger (together, the “merger agreement”), pursuant to which MainStreet will merge with and into American National, as more fully described in the accompanying proxy statement/prospectus (the “merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

2.	To consider and vote on a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to MainStreet’s named executive officers in connection with the merger, as more fully described in the accompanying proxy statement/prospectus (the “compensation proposal”).

3.	To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal (the “adjournment proposal”).

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of MainStreet common stock at the close of business on October 20, 2014, are entitled to notice of and to vote at the meeting and any adjournments thereof.

Each holder of MainStreet common stock is entitled to assert appraisal rights in connection with the merger and seek an appraisal of the fair value of his or her shares, provided the proper procedures of Article 15 of Section 13.1 of the Virginia Stock Corporation Act are followed. A copy of Article 15 is attached as Appendix E to the accompanying proxy statement/prospectus.

By Order of the Board of Directors,

Brenda H. Smith
President and Chief Executive Officer

October 28, 2014

The MainStreet board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Please promptly vote by completing and returning the enclosed proxy card, whether or not you plan to attend the special meeting. If you hold stock in your name as a shareholder of record of MainStreet, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about American National and MainStreet from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference, see “Where You Can Find More Information” on page 93. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this proxy statement/prospectus through the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, through the website of American National at https://www.amnb.com, through the website of MainStreet at http://www.msbsinc.com or by requesting them in writing or by telephone at the contact information set forth below:

American National Bankshares Inc. 628 Main Street Danville, Virginia 24541 Telephone: (434) 792-5111 Attention: William W. Traynham Senior Vice President and Chief Financial Officer	MainStreet BankShares, Inc. 1075 Spruce Street Martinsville, Virginia 24112 Telephone: (276) 632-8054 Attention: Brenda H. Smith President and Chief Executive Officer

Regan & Associates, Inc.

505 Eighth Avenue, Suite 800

New York, New York 10018

Attention: James M. Dougan

Executive Vice President

Telephone: 1-800-737-3426

Information contained on the websites of American National or MainStreet, or any subsidiary of American National or MainStreet, does not constitute part of this proxy statement/prospectus and is not incorporated into other filings that either company makes with the SEC.

To receive timely delivery of the documents in advance of the special meeting, please make your request no later than December 2, 2014.

i

In this proxy statement/prospectus,

•	American National Bankshares Inc. is referred to as “American National”

•	American National Bank and Trust Company, the wholly-owned national bank subsidiary of American National is referred to as “American National Bank”

•	MainStreet BankShares, Inc. is referred to as “MainStreet”

•	Franklin Community Bank, National Association, the wholly-owned national bank subsidiary of MainStreet is referred to as “Franklin Community Bank”

•	the merger of MainStreet with and into American National is referred to as the “merger”

•	the Agreement and Plan of Reorganization, dated as of August 24, 2014, between American National and MainStreet, including the related Plan of Merger to be filed with the State Corporation Commission of the Commonwealth of Virginia (the “Virginia SCC”) (along with the articles of merger), is referred to as the “merger agreement,” a copy of which is attached as Appendix A to this proxy statement/prospectus

•	the effective date and time of the merger set forth on the certificate of merger issued by the Virginia SCC effecting the merger are referred to collectively as the “effective date” of the merger

•	the merger of Franklin Community Bank with and into American National Bank, which will occur as soon as practicable after the merger of MainStreet into American National, is referred to as the “subsidiary bank merger”

•	the proposal to approve the merger agreement is referred to as the “merger proposal”

•	MainStreet’s proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to MainStreet’s named executive officers in connection with the merger is referred to as the “compensation proposal”

•	the proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal is referred to as the “adjournment proposal”

•	the special meeting of shareholders of MainStreet is sometimes referred to as the “special meeting”

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the special meeting and the merger. They may not include all of the information that is important to MainStreet shareholders. We urge shareholders to read carefully this proxy statement/prospectus, including the appendices and the other documents referred to herein.

Q:	What is the merger?

A:	American National and MainStreet have entered into the merger agreement whereby MainStreet will merge with and into American National, with American National being the surviving company. American National and MainStreet currently expect to complete the merger in early January 2015.

If the merger is completed, Franklin Community Bank, MainStreet’s wholly-owned national bank subsidiary, will merge with and into American National Bank, American National’s wholly-owned national bank subsidiary, as soon as practicable after the merger of MainStreet into American National.

A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:	What will I receive in the merger?

A:	Pursuant to the terms of the merger agreement, as a result of the merger, MainStreet shareholders will be entitled to receive (i) $3.46 in cash (the “per share cash consideration”) and (ii) 0.482 shares (the “exchange ratio”) of American National common stock, plus cash in lieu of any fractional shares of American National common stock (together with the per share cash consideration, the “merger consideration”), in exchange for each share of MainStreet common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.

Q:	Why am I receiving these materials?

A:	MainStreet is holding a special meeting of shareholders to vote on the merger proposal so American National and MainStreet can complete the merger. We are sending you these materials to solicit your proxy and help you decide how to vote your shares of MainStreet common stock at the special meeting.

Q:	In addition to the merger proposal, what else are MainStreet’s shareholders being asked to vote on?

A:	In addition to the merger proposal, MainStreet is soliciting proxies from its shareholders with respect to two additional proposals:

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of MainStreet may receive in connection with the merger pursuant to agreements or arrangements with MainStreet; and

•	a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.

Q:	How does the MainStreet board of directors recommend that MainStreet shareholders vote?

A:	The MainStreet board of directors unanimously recommends that MainStreet shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	What do I need to do now to vote my shares?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	How do I vote?

A:	By Mail. You may vote before the special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

In Person. You may also cast your vote in person at the special meeting by attending the special meeting. See below for the date, time and place of the special meeting. If your shares are held in “street name,” through a broker, bank or other nominee, that entity will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote in person at the special meeting will need to present a proxy from the entity that holds the shares.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:	Your broker or other nominee does not have authority to vote on the proposals described in this proxy statement/prospectus if you do not provide instructions to it on how to vote. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:	When and where is the special meeting of shareholders?

A:	The special meeting of shareholders of MainStreet will be held at 2:00 p.m., local time, on December 9, 2014 at Shively Electric, Community Room, located at 1647 Franklin Street, Rocky Mount, Virginia. All holders of MainStreet common stock as of the record date for the meeting (October 20, 2014), or their duly appointed proxies, may attend the special meeting.

Q:	What vote is required to approve each proposal at the special meeting?

A:	The merger proposal requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of MainStreet common stock entitled to vote on the proposal.

The compensation proposal, to be obtained on an advisory basis only, requires the affirmative vote of at least a majority of the shares voted on the proposal.

The adjournment proposal requires the affirmative vote of at least a majority of the shares voted on the proposal, whether or not a quorum is present.

Q:	What if I do not vote on the merger agreement?

A:	With respect to the merger proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against the merger proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the merger proposal. If you are a holder of record of common stock and you sign and return your proxy card but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote in favor of the proposal.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a holder of record of common stock, you may change your vote at any time before your proxy is voted at the special meeting. You may do this in any of the following ways:

•	by sending a notice of revocation to MainStreet’s corporate secretary;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•	by attending the special meeting and voting in person; your attendance alone will not revoke any proxy.

If you choose either of the first two methods, your notice or new proxy card must be actually received before the voting takes place at the special meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for information on how to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger to MainStreet shareholders?

A:	American National and MainStreet intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies for such treatment, a holder of MainStreet common stock generally will not recognize any gain or loss for United States of America (“U.S.”) federal income tax purposes as a result of the exchange of the holder’s shares of MainStreet common stock solely for shares of American National common stock pursuant to the merger. However, MainStreet shareholders generally will recognize gain (but not loss) in an amount limited to the amount of cash they receive for their shares of MainStreet common stock. Additionally, a holder will recognize gain or loss on any cash he receives in lieu of fractional shares of American National common stock. For greater detail, see “Material U.S. Federal Income Tax Consequences” beginning on page 74. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	Do I have dissenters’ or appraisal rights?

A:	Yes. Under Virginia law, shareholders of MainStreet are entitled to exercise appraisal rights in connection with the merger. However, under the terms of the merger agreement, if holders of 5% or more of the outstanding shares of MainStreet common stock determine to exercise their appraisal rights, American National has the right to terminate the merger agreement and the merger.

Q:	If I am a MainStreet shareholder with shares represented by stock certificates, should I send in my MainStreet stock certificates now?

A:	No. Please do not send your stock certificates with your proxy card. You will receive written instructions from the exchange agent promptly after the merger is completed on how to exchange your MainStreet stock certificates for American National stock certificates and the cash portion of the merger consideration, along with cash in lieu of any fractional shares of American National common stock.

Q:	Who should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact MainStreet’s corporate secretary by calling (276) 632-8054 or by writing to MainStreet BankShares, Inc., 1075 Spruce Street, Martinsville, Virginia 24112, Attention: Corporate Secretary. You may also obtain more information about the merger and the proxy materials by contacting Regan & Associates, Inc., MainStreet’s proxy solicitor, at 1-800-737-3426.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. We urge you to read carefully the proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to understand fully the merger and the other matters to be considered at the special meeting. See “Where You Can Find More Information” beginning on page 93. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 34)

The merger agreement provides for the merger of MainStreet into American National, with American National being the surviving corporation in the merger. The merger agreement also calls for Franklin Community Bank, the wholly-owned national bank subsidiary of MainStreet, to be merged into American National Bank, the wholly-owned national bank subsidiary of American National, after the merger of MainStreet into American National.

The parties currently expect to complete the merger in early January 2015 and the subsidiary bank merger as soon as practicable after the merger of MainStreet into American National.

The merger agreement is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Consideration to be Received in the Merger by MainStreet Shareholders (page 60)

Pursuant to the terms of the merger agreement, as a result of the merger, each share of MainStreet common stock issued and outstanding before the effective date of merger will be converted into the right to receive:

•	$3.46 in cash; and

•	0.482 shares of American National common stock.

The exchange ratio of 0.482 shares of American National common stock is fixed and will not be adjusted to reflect stock price changes before the effective date of the merger. No fractional shares will be issued; instead cash will be paid for fractional shares. You will not have the ability to elect to receive all stock or all cash, or any combination of cash and stock other than the merger consideration, as consideration for your shares of MainStreet common stock.

Based on the closing sale price for American National common stock on the NASDAQ Global Select Market on August 22, 2014 ($21.97), the last trading day before public announcement of the merger, the aggregate merger consideration to be received by holders of MainStreet common stock was approximately $24.2 million. Based on the closing sale price for American National common stock on the NASDAQ Global Select Market on October 27, 2014, the last trading day before the date of this proxy statement/prospectus, the aggregate merger consideration to be received by holders of MainStreet common stock was approximately $25.0 million.

As of the date of this proxy statement/prospectus, American National expects that it will issue approximately 825,847 shares of American National common stock to the holders of MainStreet common stock in the merger (assuming no outstanding options of MainStreet are exercised before the consummation of the merger). At the completion of the merger, it is expected that there will be issued and outstanding approximately 8,665,979 shares of American National common stock, with current American National shareholders owning approximately 90.5% of American National’s outstanding common stock, on a fully diluted basis, and former holders of MainStreet common stock owning approximately 9.5% of American National’s outstanding common stock, on a fully diluted basis.

Treatment of MainStreet Stock Options (page 61)

In the merger, each outstanding option to purchase shares of MainStreet common stock will vest and be converted into an option to acquire, on the same terms and conditions as were applicable under such MainStreet option, the number of shares of American National common stock equal to the product of (i) 0.643 (the “option exchange ratio”) multiplied by (ii) the number of shares of MainStreet common stock subject to the MainStreet option. The exercise prices for the options will be adjusted based on the option exchange ratio.

Dividend Information (pages 78 and 84)

American National is currently paying a quarterly cash dividend on shares of its common stock at a rate of $0.23 per share. American National has no current intention to change its dividend strategy of paying a quarterly cash dividend, but has and will continue to evaluate that decision based on a quarterly review of earnings, growth, capital, applicable governmental regulations and policies, and such other factors that the American National board of directors considers relevant to the dividend decision process. MainStreet does not currently pay a cash dividend on shares of its common stock.

Material U.S. Federal Income Tax Consequences (page 74)

The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and, assuming the merger will so qualify, MainStreet shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of shares of MainStreet common stock solely for shares of American National common stock. MainStreet shareholders will, however, recognize gain or loss in connection with cash received instead of any fractional shares of American National common stock they would otherwise be entitled to receive, and will recognize gain (but not loss) in an amount limited to the amount of cash they receive for their shares of MainStreet common stock. It is a condition to MainStreet’s and American National’s obligations to complete the merger that they each receive a legal opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

The tax consequences of the merger to you will depend on your own situation and the consequences described in this proxy statement/prospectus may not apply to you. MainStreet shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger. In addition, you may be subject to state, local or foreign tax laws and consequences that are not addressed in this proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

MainStreet’s Board of Directors Unanimously Recommends that MainStreet Shareholders Vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal (page 39)

MainStreet’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of MainStreet and its shareholders and has unanimously approved the merger agreement. The MainStreet board of directors unanimously recommends that MainStreet shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For the factors considered by MainStreet’s board of directors in reaching its decision to approve the merger agreement, see “The Merger – MainStreet’s Reasons for the Merger; Recommendation of MainStreet’s Board of Directors.”

Opinion of MainStreet’s Financial Advisor (page 43)

At the August 22, 2014 meeting of the MainStreet board of directors, BB&T Capital Markets, a division of BB&T Securities LLC (“BB&T Capital Markets”), rendered its oral opinion to the MainStreet board of directors, which was subsequently confirmed by delivery of its written opinion dated August 22, 2014 to the MainStreet board of directors, as of such date and based upon and subject to, assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion that the merger consideration to be provided pursuant to the merger agreement is fair, from a financial point of view, to the holders of MainStreet common stock.

The full text of the written opinion of BB&T Capital Markets, dated August 22, 2014, which sets forth, among other things, the assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion, is attached as Appendix B to this proxy statement/prospectus. The summary of the opinion of BB&T Capital Markets set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to MainStreet or MainStreet’s underlying business decision to effect the merger or any related transaction. The opinion does not constitute a recommendation to the MainStreet board of directors or any shareholder of MainStreet as to how the MainStreet board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. See “The Merger – Opinion of MainStreet’s Financial Advisor.”

The Parties to the Merger (pages 80 and 81)

American National Bankshares Inc. American National Bankshares Inc. is a bank holding company headquartered in Danville, Virginia providing a full range of financial services through its community bank subsidiary, American National Bank and Trust Company. American National Bank serves southcentral Virginia and northcentral North Carolina with 24 banking offices. The common stock of American National is traded on the NASDAQ Global Select Market under the symbol “AMNB.”

As of June 30, 2014, American National had total assets of approximately $1.3 billion, total net loans of approximately $800.3 million, total deposits of approximately $1.0 billion and total shareholders’ equity of approximately $172.1 million. American National Bank also manages an additional $648.0 million of assets in its trust and investment services division.

The principal executive offices of American National are located at 628 Main Street, Danville, Virginia 24541, and its telephone number is (434) 792-5111. American National’s website can be accessed at https://www.amnb.com. Information contained on the websites of American National or any subsidiary of American National does not constitute part of this proxy statement/prospectus and is not incorporated into other filings that American National makes with the SEC. Additional information about American National is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

MainStreet BankShares, Inc. MainStreet BankShares, Inc. is a bank holding company headquartered in Martinsville, Virginia. MainStreet, through its community bank subsidiary, Franklin Community Bank, engages in a general commercial banking business and offers a variety of banking services to individuals, professionals and small to medium-sized businesses. Franklin Community Bank currently operates three full-service banking offices in its primary service area of Franklin County, the Town of Rocky Mount and surrounding markets in Virginia. MainStreet’s common stock is traded on the OTCQB marketplace under the symbol “MREE.”

As of June 30, 2014, MainStreet had total consolidated assets of approximately $166.3 million, total net loans of approximately $124.4 million, total consolidated deposits through its bank subsidiary of approximately $140.0 million and consolidated shareholders’ equity of approximately $24.8 million.

The principal executive offices of MainStreet are located at 1075 Spruce Street, Martinsville, Virginia 24112, and its telephone number is (276) 632-8054. MainStreet’s website can be accessed at http://www.msbsinc.com. Information contained on the websites of MainStreet or any subsidiary of MainStreet does not constitute part of this proxy statement/prospectus and is not incorporated into other filings that MainStreet makes with the SEC. Additional information about MainStreet is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Regulatory Approvals (page 56)

American National and MainStreet cannot complete the merger without prior approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Virginia SCC. On October 9, 2014, American National filed the required applications with the Federal Reserve and Virginia SCC seeking approval of the merger.

The subsidiary bank merger cannot be completed without the prior approval from the Office of the Comptroller of the Currency (the “OCC”). On October 10, 2014, American National Bank filed the required application with the OCC seeking approval of the subsidiary bank merger.

As of the date of this proxy statement/prospectus, American National has not yet received the required regulatory approvals for the merger and American National Bank has not yet received the required regulatory approval for the subsidiary bank merger. While American National and American National Bank do not know of any reason why they would not be able to obtain the necessary regulatory approvals in a timely manner, or why they would be received with conditions unacceptable to American National, they cannot be certain when or if they will receive them or as to the nature of any conditions imposed.

Conditions to Completion of the Merger (page 64)

American National’s and MainStreet’s respective obligations to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	approval of the merger proposal by MainStreet shareholders;

•	approval of the merger by the necessary federal and state regulatory authorities without conditions which American National reasonably believes would have a material adverse effect on American National going forward, or which would be unduly burdensome;

•	the effectiveness of American National’s registration statement on Form S-4, of which this proxy statement/prospectus is a part;

•	approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of common stock of American National to be issued in the merger;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

•	the receipt by American National and MainStreet from LeClairRyan, A Professional Corporation, American National’s outside legal counsel, of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement; and

•	the other party’s performance in all material respects of its obligations under the merger agreement.

In addition, American National’s obligation to complete the merger is subject to the satisfaction or waiver of the condition set forth below:

•	the number of shares of MainStreet common stock whose holders are seeking appraisal rights under the Virginia Stock Corporation Act does not represent 5% or more of the outstanding shares of MainStreet common stock.

Where the merger agreement and law permits, American National and MainStreet could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. American National and MainStreet cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Timing of the Merger (page 61)

American National and MainStreet expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approval is received at MainStreet’s special meeting and all required regulatory approvals are received. We currently expect to complete the merger in early January 2015. However, it is possible that factors outside of either party’s control could require the parties to complete the merger at a later time or not to complete it at all.

Interests of Certain MainStreet Directors and Executive Officers in the Merger (page 52)

In considering the recommendation of the MainStreet board of directors that shareholders vote in favor of the merger proposal, MainStreet shareholders should be aware that MainStreet directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of MainStreet. These interests exist because of, among other things:

•	Brenda H. Smith, the current president and chief executive officer of MainStreet, entering into an employment agreement with American National that will be effective upon the merger and receiving compensation under the terms of such agreement;

•	the potential receipt by certain other executive officers of MainStreet of change in control, severance or termination payments;

•	Joel R. Shepherd, current chairman of the board of MainStreet, being appointed to the American National board of directors upon the completion of the merger, subject to the prior approval and recommendation of American National’s corporate governance and nominating committee, and receiving compensation for his service as a American National director;

•	the offer to certain other MainStreet directors of a position on American National’s advisory board for the banking market serviced by Franklin Community Bank and any such directors who accept such position receiving compensation for such service;

•	an aggregate of 67,023 vested and unvested options to purchase shares of MainStreet common stock are held by officers and employees of MainStreet, and, as a result of the merger, the vesting of the unvested options upon the merger and the conversion of such options into options to purchase the number of shares of American National common stock equal to the product of (i) 0.643 multiplied by (ii) the number of shares of MainStreet common stock subject to the option; and

•	the agreement by American National to indemnify the directors and officers of MainStreet against certain liabilities arising before the effective date of the merger and American National’s purchase of a six year “tail” prepaid policy for the current directors and officers of MainStreet, subject to a cap equal to 300% of MainStreet’s current annual premium.

The members of the MainStreet board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger. See “The Merger – Interests of Certain MainStreet Directors and Executive Officers in the Merger” on page 52.

No Solicitation (page 68)

MainStreet has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

•	initiate, solicit or encourage any inquiries or proposals with respect to any “acquisition proposal” (as defined in the merger agreement); or

•	engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

The merger agreement does not, however, prohibit MainStreet from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination of the Merger Agreement (page 70)

Termination by American National and MainStreet. The merger agreement may be terminated and the merger abandoned by American National and MainStreet, at any time before the merger is completed, by mutual consent of the parties.

Termination by American National or MainStreet. The merger agreement may be terminated and the merger abandoned by either party if:

•	the merger has not been completed by July 1, 2015, unless the failure to complete the merger by such time was caused by a breach or failure to perform an obligation under the merger agreement by the terminating party;

•	there is a breach or inaccuracy of any representation or warranty of the other party contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period, unless the terminating party is in breach of any representation, warranty or covenant;

•	there is a material breach by the other party of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period, unless the terminating party is in breach of any representation, warranty or covenant;

•	any of the conditions precedent to the obligations of such party to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by July 1, 2015, unless the terminating party is in breach of any representation, warranty or covenant; or

•	the MainStreet shareholders do not approve the merger proposal.

Termination by American National. American National may terminate the merger agreement at any time before the MainStreet special meeting if:

•	MainStreet breaches its agreement regarding the non-solicitation of other business combination offers;

•	the board of directors of MainStreet fails to recommend, or withdraws, modifies or changes its recommendation to the MainStreet shareholders that the merger agreement be approved in any way that is adverse to American National; or

•	MainStreet materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the merger agreement.

In addition, American National may terminate the merger agreement at any time if:

•	MainStreet enters into an agreement with respect to a business combination transaction or an acquisition directly from MainStreet of securities representing 10% or more of MainStreet; or

•	a tender offer or exchange offer for 20% or more of the outstanding shares of MainStreet common stock is commenced, and the MainStreet board recommends that MainStreet shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer.

Termination by MainStreet. MainStreet may terminate the merger agreement at any time before the special meeting to enter into an agreement with respect to an unsolicited “superior proposal” (as defined in the merger agreement) which has been received and considered by MainStreet in compliance with the merger agreement, provided that MainStreet has notified American National at least five business days in advance of any such termination and given American National the opportunity during such period to make an offer at least as favorable as the superior proposal, as determined by the MainStreet board of directors.

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee and Expenses (pages 71 and 72)

MainStreet must pay American National a termination fee of $1.0 million if the merger agreement is terminated by either party under certain specified circumstances. The termination and payment circumstances are more fully described elsewhere in this proxy statement/prospectus. See “The Merger Agreement – Termination Fee” on page 71 and Article 7 of the merger agreement.

In general, whether or not the merger is completed, American National and MainStreet will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing and mailing this proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.

The Special Meeting (page 28)

The special meeting of shareholders of MainStreet will be held at 2:00 p.m. local time, on December 9, 2014 at Shively Electric, Community Room, located at 1647 Franklin Street, Rocky Mount, Virginia.

At the special meeting, the shareholders of MainStreet common stock will be asked to vote on the merger proposal, the compensation proposal and the adjournment proposal.

Record Date

You can vote at the special meeting of shareholders if you owned MainStreet common stock at the close of business on October 20, 2014, the record date. On that date, MainStreet had 1,713,375 shares of common stock outstanding and entitled to vote. For each proposal presented at the special meeting, a shareholder can cast one vote for each share of MainStreet common stock owned on the record date.

Votes Required

The votes required to approve the proposals at the special meeting are as follows:

•	The merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of MainStreet common stock entitled to vote on the proposal.

•	The compensation proposal, to be obtained on an advisory basis only, requires the affirmative vote of at least a majority of the shares voted on the proposal.

•	The adjournment proposal requires the affirmative vote of a majority of the shares voted on the proposal, whether or not a quorum is present.

Affiliate Agreement and Voting by MainStreet Directors and Executive Officers (page 72)

Each of MainStreet’s directors and executive officers has agreed, subject to several conditions and exceptions, to vote all of the shares of MainStreet common stock over which he or she has the right and power to vote (or direct the disposition of) in favor of the merger proposal. As of October 20, 2014, the record date for the special meeting, directors and executive officers of MainStreet are entitled to vote 243,661 shares of MainStreet common stock, or approximately 14.2% of the total voting power of the shares of MainStreet common stock outstanding on that date.

MainStreet Shareholders Have Appraisal Rights (page 56)

Under Virginia law, holders of MainStreet common stock may exercise appraisal rights and, if the merger is consummated and all requirements of law are satisfied by holders seeking to exercise such rights, may receive payment equal to the fair value of their shares of MainStreet common stock, determined in the manner set forth under Virginia law. The procedures which must be followed in connection with the exercise of appraisal rights by shareholders are described in this proxy statement/prospectus under “The Merger – Appraisal Rights” and in Article 15, Sections 13.1-729 through 13.1-741.1 of the Virginia Stock Corporation Act (“Virginia SCA”), a copy of which is attached as Appendix E to this proxy statement/prospectus. A shareholder seeking to exercise appraisal rights must deliver to MainStreet, before the shareholder vote on the merger agreement at the special meeting, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights, and must not vote his or her shares in favor of the merger agreement. The return of a signed proxy which does not specify whether you vote in favor or against approval of the merger proposal or abstain from voting will be considered a vote in favor of the merger proposal. A shareholder vote against the merger proposal or an abstention alone, however, will not satisfy the notice requirement of Article 15 of the Virginia SCA. Any failure to follow the specific procedures set forth in Article 15 of the Virginia SCA may result in a shareholder losing the right to claim fair value as described above.

Shareholders of American National and MainStreet Have Different Rights (page 86)

American National and MainStreet are Virginia corporations governed by the Virginia SCA. In addition, the rights of American National and MainStreet shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, MainStreet shareholders will become shareholders of American National, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of American National, each as amended, and by the Virginia SCA. The rights of shareholders of American National differ in certain respects from the rights of shareholders of MainStreet.

Listing of American National Common Stock (pages 64 and 78)

American National will list the shares of common stock to be issued in the merger on the NASDAQ Global Select Market.

Market Prices and Share Information (page 78)

American National’s common stock is listed on the NASDAQ Global Select Market under the symbol “AMNB.” MainStreet’s common stock trades on the OTCQB marketplace under the symbol “MREE.” The following table sets forth the closing sale prices per share of American National common stock as reported on the NASDAQ Global Select Market on August 22, 2014, the last trading day before the parties announced the signing of the merger agreement, and on October 27, 2014, the last trading day before the date of this proxy statement/prospectus. The table also sets forth, to the knowledge of MainStreet, the sales price of the latest sale of MainStreet common stock that occurred on or before August 22, 2014 (which sale occurred on August 22, 2014), and the sales price of the most recent sale of MainStreet common stock that occurred before the date of this proxy statement/prospectus (which sale occurred on October 24, 2014).

	American National Common Stock	MainStreet Common Stock
August 22, 2014	$21.97	$10.80
October 27, 2014	$22.90	$14.08

The value of the stock portion of the merger consideration to be received for each share of MainStreet common stock will be based on the most recent closing price of American National’s common stock prior to the completion of the merger. Because the stock portion of the merger consideration to be paid to shareholders of MainStreet is based on a fixed number of shares of American National common stock and because the market value of the shares of American National common stock to be received by MainStreet shareholders will change, shareholders of MainStreet are not assured of receiving a specific market value of American National common stock, and thus a specific market value for their shares of MainStreet common stock, at the effective date of the merger. American National cannot assure you that its common stock will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the American National common stock from a newspaper, via the Internet or by calling your broker.

Risk Factors (page 20)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors under “Risk Factors.”

Recent Financial Developments

American National. For the three months ended September 30, 2014, net income for American National was $3.2 million or $0.40 per common share, assuming dilution, compared to $4.2 million or $0.54 per common share, assuming dilution, for the same period in 2013. At September 30, 2014, American National had total assets of $1.3 billion compared to $1.3 billion in total assets at September 30, 2013. Total net loans at September 30, 2014 were $804.0 million, up 2.3% from the $786.3 million in total net loans at September 30, 2013. Total deposits at September 30, 2014 were $1.1 billion compared to $1.1 billion at September 30, 2013.

MainStreet. For the three months ended September 30, 2014, net income for MainStreet was $343,690 or $0.20 per common share, assuming dilution, compared to net income of $194,062 or $0.11 per common share, assuming dilution, for the same period in 2013. At September 30, 2014, MainStreet had total assets of $167.4 million, which was a decrease of 4.1% from the $174.6 million in total assets at September 30, 2013. Total net loans at September 30, 2014 were $124.9 million, up 2.2% from the $122.2 million in total net loans at September 30, 2013. Total deposits at September 30, 2014 decreased to $140.1 million, down from $148.4 million at September 30, 2013.

SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN NATIONAL

The following table sets forth certain of American National’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2013 and as of and for the six months ended June 30, 2014 and 2013. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2013, is derived from American National’s audited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. The consolidated financial information as of and for the six-month periods ended June 30, 2014 and 2013 is derived from American National’s unaudited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. In American National’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2014 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2014.

The selected historical financial data below is only a summary and should be read in conjunction with American National’s consolidated financial statements that are incorporated by reference into this proxy statement/prospectus and their accompanying notes.

	Six Months Ended June 30, (Unaudited)		December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Amounts in thousands, except per share information)
Results of Operations:
Interest income	$23,734	$26,756	$52,956	$57,806	$49,187	$35,933	$38,061
Interest expense	2,924	3,381	6,583	8,141	8,780	8,719	10,789

Net interest income	20,810	23,375	46,373	49,665	40,407	27,214	27,272
Provision for loan losses	150	294	294	2,133	3,170	1,490	1,662

Net interest income after provision for loan losses	20,660	23,081	46,079	47,532	37,237	25,724	25,610
Noninterest income	5,403	5,456	10,827	11,410	9,244	9,114	8,518
Noninterest expenses	16,788	16,746	35,105	36,643	30,000	23,379	24,793

Income before income taxes	9,275	11,791	21,801	22,299	16,481	11,459	9,335
Income tax expense	2,592	3,430	6,054	6,293	4,910	3,181	2,525

Net income	$6,683	$8,361	$15,747	$16,006	$11,571	$8,278	$6,810

Dividends on preferred stock preferred stock	—	—	—	—	103	—	—

Net income available to common shareholders	$6,683	$8,361	$15,747	$16,006	$11,468	$8,278	$6,810

Financial Condition:
Total assets	$1,300,648	$1,294,017	$1,307,512	$1,283,687	$1,304,706	$833,664	$808,973
Loans, net of unearned income	813,057	794,045	794,671	788,705	824,758	520,781	527,991
Securities	354,783	345,015	351,013	340,533	339,385	235,691	199,686
Deposits	1,035,800	1,046,394	1,057,675	1,027,667	1,058,754	640,098	604,273
Shareholders’ equity	172,083	162,936	167,551	163,246	152,829	108,087	106,389
Shareholders’ equity, tangible	130,542	120,074	125,349	119,543	107,335	84,299	82,223

Per Share Data:
Earnings per share, basic	$0.85	$1.06	$2.00	$2.04	$1.64	$1.35	$1.12
Earnings per share, diluted	0.85	1.06	2.00	2.04	1.64	1.35	1.12
Cash dividends paid	0.46	0.46	0.92	0.92	0.92	0.92	0.92
Book value	21.95	20.70	21.23	20.80	19.58	17.64	17.41
Book value, tangible	16.65	15.25	15.89	15.23	13.75	13.76	13.46
Weighted average shares outstanding, basic	7,886,232	7,862,719	7,872,870	7,834,351	6,982,524	6,123,870	6,097,810
Weighted average shares outstanding, diluted	7,896,541	7,872,351	7,884,561	7,845,652	6,989,877	6,131,650	6,102,895

	Six Months Ended June 30, (Unaudited)		December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Amounts in thousands, except per share information)
Selected Ratios:
Return on average assets (1)	1.03%	1.29%	1.20%	1.23%	1.07%	1.00%	0.84%
Return on average equity (1)	7.82	10.11	9.52	10.08	8.88	7.59	6.57
Return on average tangible equity (1)(2)	11.10	14.68	13.75	15.25	12.97	10.05	8.94
Dividend payout ratio	54.12	43.40	46.03	45.06	55.50	68.08	82.40
Efficiency ratio (3)	62.34	55.73	57.57	58.23	58.48	61.53	63.46
Net interest margin	3.69	4.18	4.10	4.44	4.35	3.78	3.81

Asset Quality Ratios:
Allowance for loan losses to period end loans	1.57%	1.60%	1.59%	1.54%	1.28%	1.62%	1.55%
Allowance for loan losses to period end non-performing loans	244.31	217.50	248.47	227.95	76.76	324.22	224.22
Non-performing assets to total assets	0.60	0.73	0.65	0.90	1.46	0.76	0.87
Net charge-offs to average loans	0.00	(0.07)	(0.02)	0.07	0.16	0.24	0.24

Capital Ratios:
Total risk-based capital ratio	18.04%	17.57%	18.14%	17.00%	15.55%	19.64%	18.82%
Tier 1 risk-based capital ratio	16.79	16.32	16.88	15.75	14.36	18.38	17.56
Tier 1 leverage ratio	12.24	11.67	11.81	11.27	10.32	12.74	12.81
Equity to assets ratio (4)	10.37	9.60	9.91	9.64	8.52	10.41	10.48

(1)	Annualized for the six months ended June 30, 2014 and 2013.
(2)	Return on average tangible common equity is calculated by dividing net income available to common shareholders less amortization of intangibles by average common equity less average intangibles.
(3)	The efficiency ratio is calculated by dividing noninterest expense excluding gains or losses on the sale of other real estate owned by net interest income including tax equivalent income on nontaxable loans and securities and excluding gains or losses on sales of securities and gains or losses on sale of premises and equipment.
(4)	Equity to assets ratio is calculated by dividing period-end common equity less period-end intangibles by period-end assets less period-end intangibles.

SELECTED HISTORICAL FINANCIAL DATA OF MAINSTREET

The following table sets forth certain of MainStreet’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2013 and as of and for the six months ended June 30, 2014 and 2013. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2013, is derived from MainStreet’s audited consolidated financial statements included in MainStreet’s Annual Report on Form 10-K for the year ended December 31, 2013, which is included with this proxy statement/prospectus as Appendix C and incorporated herein by reference. The consolidated financial information as of and for the six-month periods ended June 30, 2014 and 2013 is derived from MainStreet’s unaudited consolidated financial statements included in MainStreet’s Quarterly Report on Form 10-Q for the quarter ended June 30. 2014, which is included with this proxy statement/prospectus as Appendix D and incorporated herein by reference. In MainStreet’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2014 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2014.

The selected historical financial data below is only a summary and should be read in conjunction with MainStreet’s consolidated financial statements that are included with and incorporated by reference into this proxy statement/prospectus and their accompanying notes.

	Six Months Ended June 30, (Unaudited)		December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Amounts in thousands, except per share information)
Results of Operations:
Interest income	$3,429	$3,706	$7,204	$8,389	$9,432	$10,627	$11,765
Interest expense	383	566	1,057	1,820	2,530	3,625	4,727

Net interest income	3,046	3,140	6,147	6,569	6,902	7,002	7,038
Provision for loan losses	87	1,253	1,665	486	1,661	1,292	1,766

Net interest income after provision for loan losses	2,959	1,887	4,482	6,083	5,241	5,710	5,272
Noninterest income	448	602	1,063	3,481	1,090	1,707	438
Noninterest expenses	2,535	2,670	5,293	7,898	6,618	6,260	5,635

Income (loss) before income taxes	872	(181)	252	1,666	(287)	1,157	75
Income tax expense (benefit)	274	(81)	47	(305)	(141)	365	3

Net income (loss)	$598	$(100)	$205	$1,971	$(146)	$792	$72

Net income available to common shareholders	$598	$—	$205	$1,971	$—	$792	$72

Financial Condition:
Total assets	$166,281	$179,767	$169,031	$183,111	$203,855	$214,535	$225,203
Loans, net of unearned income	126,621	128,440	123,724	134,493	143,224	158,825	167,317
Securities	19,753	18,192	21,832	18,837	21,200	27,055	23,978
Deposits	139,475	153,945	142,821	150,579	167,083	177,874	188,917
Shareholders’ equity	24,800	23,761	23,988	24,250	22,241	22,089	21,777
Shareholders’ equity, tangible	24,800	23,761	23,988	24,250	22,241	22,089	21,777

Per Common Share Data:
Earnings (loss) per share, basic	$0.35	$(0.06)	$0.12	$1.15	$(0.09)	$0.46	$0.04
Earnings (loss) per share, diluted	0.35	(0.06)	0.12	1.15	(0.09)	0.46	0.04
Cash dividends paid	—	—	—	—	—	—	—
Book value	14.47	13.87	14.00	14.15	12.98	12.89	12.71
Book value, tangible	14.47	13.87	14.00	14.15	12.98	12.89	12.71
Weighted average shares outstanding, basic	1,713,375	1,713,375	1,713,375	1,713,375	1,713,375	1,713,375	1,713,375
Weighted average shares outstanding, diluted	1,713,375	1,713,375	1,713,375	1,713,375	1,713,375	1,713,375	1,713,375

	Six Months Ended June 30, (Unaudited)		December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Amounts in thousands, except per share information)
Selected Ratios:
Return on average assets (1)	0.73%	(0.11)%	0.12%	1.02%	(0.07)%	0.36%	0.03%
Return on average equity (1)	4.93	(0.82)	0.85	8.69	(0.66)	3.57	0.32
Return on average tangible equity (1)(2)	4.93	(0.82)	0.85	8.69	(0.66)	3.57	0.32
Common stock dividend ratio	—	—	—	—	—	—	—
Efficiency ratio (3)	72.55	71.35	73.41	78.59	82.81	71.88	75.37
Net interest margin	3.89	3.72	3.66	3.62	3.50	3.33	3.20

Asset Quality Ratios:
Allowance for loan losses to period end loans	1.77%	2.27%	1.92%	1.93%	2.29%	2.26%	1.96%
Allowance for loan losses to period end non-performing loans	59.98	46.16	39.68	92.13	37.39	39.22	69.03
Non-performing assets to total assets	2.38	3.55	3.98	2.39	6.10	6.20	3.67
Net charge-offs to average loans	0.35	1.44	1.47	0.84	1.29	0.60	1.09

Capital Ratios:
Total risk-based capital ratio	20.75%	20.47%	20.24%	19.41%	16.36%	15.35%	14.19%
Tier 1 risk-based capital ratio	19.50	19.20	18.98	18.15	15.09	14.09	12.93
Tier 1 leverage ratio	14.45	13.26	13.59	13.02	10.68	9.99	9.33
Equity to assets ratio (4)	14.91	13.22	14.19	13.24	10.91	10.30	9.67

(1)	Annualized for the six months ended June 30, 2014 and 2013.
(2)	Return on average tangible common equity is calculated by dividing net income available to common shareholders less amortization of intangibles by average common equity less average intangibles.
(3)	The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income plus noninterest income. Includes securities gains and nonrecurring expenses.
(4)	Equity to assets ratio is calculated by dividing period-end common equity less period-end intangibles by period-end assets less period-end intangibles.

COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED SHARE DATA

Presented below is certain historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the periods presented. The data in the following tables is based on the historical financial statements of each of American National and MainStreet, and should be read together with the historical financial information that American National and MainStreet have presented in its SEC filings, which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

The unaudited pro forma combined and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on December 31, 2013 or June 30, 2014, in the case of the book value data, and as if the merger had been effective as of January 1, 2013, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of MainStreet into American National’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2013.

The unaudited pro forma adjustments are based upon available information and certain assumptions that American National management believes are reasonable. The pro forma financial data in the tables below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This data also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had American National and MainStreet been combined as of the dates and for the periods shown.

	As of and for the Year Ended December 31, 2013
	American National Historical	MainStreet Historical	Pro Forma Combined	MainStreet Pro Forma Equivalent (1)
Earnings per common share, basic	$2.00	$0.12	$1.83	$0.88
Earnings per common share, diluted	2.00	0.12	1.82	0.88
Cash dividends per common share (2)	0.92	—	0.92	0.44
Book value per common share	21.23	14.00	21.42	10.33

	As of and for the Six Month Ended June 30, 2014
	American National Historical	MainStreet Historical	Pro Forma Combined	MainStreet Pro Forma Equivalent (1)
Earnings per common share, basic	$0.85	$0.35	$0.83	$0.40
Earnings per common share, diluted	0.85	0.35	0.83	0.40
Cash dividends per common share (2)	0.46	—	0.46	0.22
Book value per common share	21.95	14.47	21.55	10.39

(1)	The pro forma equivalent per share data is computed by multiplying the pro forma combined amounts by 0.482.
(2)	It is anticipated that the initial dividend rate of American National after the merger will be equal to the most recent quarterly dividend paid by American National ($0.23 per share).

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 26, you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Certain risks can also be found in the documents incorporated by reference into this proxy statement/prospectus by American National. See “Where You Can Find More Information” on page 93.

Because of the fixed exchange ratio of the stock portion of the merger consideration and the fluctuation of the market price of American National common stock, shareholders of MainStreet will not know at the time of the special meeting the market value of the stock portion of the merger consideration to be paid by American National to MainStreet shareholders.

In the merger, each share of MainStreet common stock will be converted into the right to receive (i) $3.46 in cash and (ii) 0.482 shares of American National common stock, plus cash in lieu of any fractional shares of American National common stock. The value of 0.482 shares of American National common stock will depend upon the price of American National common stock at the effective date of the merger. The price of American National common stock as of the effective date of the merger may vary from its price at the date the fixed exchange ratio was established, at the date of this proxy statement/prospectus and at the date of the special meeting. Such variations in the price of American National common stock may result from changes in the business, operations or prospects of American National, regulatory considerations, general market and economic conditions, and other factors. At the time of the special meeting, shareholders of MainStreet will not know the exact value of the consideration to be paid by American National when the merger is completed. You should obtain current market quotations for shares of American National common stock.

The market price of American National common stock after the merger may be affected by factors different from those affecting the shares of American National or MainStreet currently.

Upon completion of the merger, holders of MainStreet common stock will become holders of American National common stock. American National’s business differs in important respects from that of MainStreet, and, accordingly, the results of operations of the combined company and the market price of American National common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of American National and MainStreet. For a discussion of the businesses of American National and MainStreet, see the information described elsewhere in this proxy statement/prospectus and the documents included with and/or incorporated herein by reference.

Combining American National and MainStreet may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on American National’s ability to realize the anticipated benefits and cost savings from combining the business of MainStreet into American National’s business and to combine the businesses of American National and MainStreet in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of MainStreet or American National or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, American National must successfully combine the businesses of American National and MainStreet. If American National is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

American National and MainStreet have operated, and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on American National’s ability to successfully combine the businesses of American National and MainStreet. To realize these anticipated benefits, after the completion of the merger, American National will integrate MainStreet’s business into its own. The integration process in the merger could result in the loss of key employees, the disruption of each party’s ongoing business, inconsistencies in standards, controls, procedures and policies that affect adversely either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. If American National experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause American National and MainStreet to lose customers or cause customers to withdraw their deposits from MainStreet’s or American National’s banking subsidiaries, or other unintended consequences that could have a material adverse effect on American National’s results of operations or financial condition after the merger. These integration matters could have an adverse effect on each of MainStreet and American National during this transition period and for an undetermined period after consummation of the merger.

American National may not be able to effectively integrate the operations of Franklin Community Bank into American National Bank.

The future operating performance of American National and American National Bank will depend, in part, on the success of the merger of Franklin Community Bank and American National Bank, which is expected to occur as soon as practicable after the merger. The success of the merger of the banks will, in turn, depend on a number of factors, including American National’s ability to (i) integrate the operations and branches of Franklin Community Bank and American National Bank, (ii) retain the deposits and customers of Franklin Community Bank and American National Bank, (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the combined bank to improve its overall operating efficiencies, and (iv) retain and integrate the appropriate personnel of Franklin Community Bank into the operations of American National Bank, as well as reducing overlapping bank personnel. The integration of Franklin Community Bank and American National Bank following the subsidiary bank merger will require the dedication of the time and resources of the banks’ management and may temporarily distract managements’ attention from the day-to-day business of the banks. If American National Bank is unable to successfully integrate Franklin Community Bank, American National Bank may not be able to realize expected operating efficiencies and eliminate redundant costs.

The merger may distract management of American National and MainStreet from their other responsibilities.

The merger could cause the respective management groups of American National and MainStreet to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management could affect its ability to service existing business and develop new business and adversely affect the business and earnings of American National or MainStreet before the merger, or the business and earnings of American National after the merger.

Termination of the merger agreement could negatively impact American National or MainStreet.

If the merger agreement is terminated, American National’s or MainStreet’s business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of American National’s or MainStreet’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Furthermore, costs relating to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by MainStreet’s board of directors, MainStreet may be required to pay to American National a termination fee of $1.0 million. See “The Merger Agreement – Termination Fee” on page 71.

The fairness opinion received by MainStreet in connection with the merger has not been updated to reflect changes in circumstances since the signing of the merger agreement, and it likely will not be updated before completion of the merger.

The opinion rendered by BB&T Capital Markets, financial advisor to MainStreet, on August 22, 2014, is based upon information available as of such date. Such opinion has not been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of American National or MainStreet, changes in general market and economic conditions or other changes. Any such changes may alter the relative value of American National or MainStreet or the prices of shares of American National common stock or MainStreet common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of such opinion. MainStreet does not currently anticipate asking its financial advisor to update the opinion prior to the time the merger is completed. For a description of the opinion that MainStreet received from its financial advisor, please see “The Merger – Opinion of MainStreet’s Financial Advisor,” beginning on page 43.

MainStreet’s directors and executive officers have interests in the merger that differ from the interests of MainStreet’s other shareholders.

MainStreet shareholders, in deciding how to vote on the merger proposal, should be aware that MainStreet’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of MainStreet shareholders generally. These interests exist because of, among other things:

•	Brenda H. Smith, the current president and chief executive officer of MainStreet, entering into an employment agreement with American National that will be effective upon the merger and receiving compensation under the terms of such agreement;

•	the potential receipt by certain other executive officers of MainStreet of change in control, severance or termination payments;

•	Joel R. Shepherd, current chairman of the board of MainStreet, being appointed to the American National board of directors upon the completion of the merger, subject to the prior approval and recommendation of American National’s corporate governance and nominating committee, and receiving compensation for his service as a American National director;

•	the offer to certain other MainStreet directors of a position on American National’s advisory board for the banking market serviced by Franklin Community Bank and any such directors who accept such position receiving compensation for such service;

•	an aggregate of 67,023 vested and unvested options to purchase shares of MainStreet common stock are held by officers and employees of MainStreet, and, as a result of the merger, the vesting of the unvested options upon the merger and the conversion of such options into options to purchase the number of shares of American National common stock equal to the product of (i) 0.643 multiplied by (ii) the number of shares of MainStreet common stock subject to the option; and

•	the agreement by American National to indemnify the directors and officers of MainStreet against certain liabilities arising before the effective date of the merger and American National’s purchase of a six year “tail” prepaid policy for the current directors and officers of MainStreet, subject to a cap equal to 300% of MainStreet’s current annual premium.

These interests may cause directors and executive officers of MainStreet to view the merger proposal differently than other MainStreet shareholders view the proposal. See “The Merger – Interests of Certain MainStreet Directors and Executive Officers in the Merger” on page 52.

The merger agreement limits the ability of MainStreet to pursue alternatives to the merger and might discourage competing offers for a higher price or premium.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit the ability of MainStreet to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of its company. In addition, under certain circumstances, if the merger agreement is terminated and MainStreet, subject to certain restrictions, consummates a similar transaction other than the merger, MainStreet must American National a termination fee of $1.0 million. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant percentage of ownership of MainStreet from considering or proposing the acquisition even if it were prepared to pay consideration with a higher per share market value than that proposed in the merger. See “The Merger Agreement – Termination Fee” on page 71.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, American National and MainStreet must obtain approvals from the Federal Reserve and the Virginia SCC. Other approvals, waivers or consents from regulators may also be required. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. American National will not be obligated to complete the merger if any such approval contains any conditions, restrictions or other requirements that would have or be reasonably expected to have a material adverse effect on American National following the merger or which, in American National’s reasonable opinion, be unduly burdensome. Although American National and MainStreet do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, in which case the merger may not be completed, or if completed, such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger – Regulatory Approvals” on page 56.

American National and MainStreet will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on American National and MainStreet. These uncertainties may impair American National’s and MainStreet’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with American National and MainStreet to seek to change existing business relationships with American National and MainStreet. Retention of certain employees by American National and MainStreet may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with American National or MainStreet. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with American National or MainStreet, American National’s or MainStreet’s business, or the business of the combined company following the merger, could be harmed. In addition, subject to certain exceptions, American National and MainStreet have each agreed to operate its business in the ordinary course prior to closing and refrain from taking certain specified actions until the merger occurs. See “The Merger Agreement – Business Pending the Merger” on page 65 for a description of the restrictive covenants applicable to American National and MainStreet.

If the merger is not completed, American National and MainStreet will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of American National and MainStreet has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC and other regulatory authorities in connection with the merger. If the merger is not completed, American National and MainStreet would have to incur these expenses without realizing the expected benefits of the merger.

Current holders of MainStreet common stock will have less influence as holders of American National common stock after the merger.

It is expected that, as a group, the current holders of common stock of MainStreet will own approximately 9.5% of the outstanding common stock of American National after the merger. Each current holder of MainStreet common stock will own a significantly smaller percentage of American National after the merger than they currently own of MainStreet. As a result of the merger, holders of MainStreet common stock will have less influence on the management and policies of American National than they currently have on the management and policies of MainStreet.

American National is not obligated to pay cash dividends on its common stock.

American National is a bank holding company and, currently, its primary source of funds for paying dividends to its shareholders is dividends it receives from American National Bank. American National is currently paying a quarterly cash dividend to holders of its common stock at a rate of $0.23 per share. However, American National is not obligated to pay dividends in any particular amounts or at any particular times. American National’s decision to pay dividends in the future will depend on a number of factors, including its capital, applicable governmental regulations and policies, and the availability of funds from which dividends may be paid. See “Market for Common Stock and Dividends” on page 78 and “Description of American National Capital Stock” on page 84.

The shares of American National common stock to be received by MainStreet shareholders as a result of the merger will have different rights than shares of MainStreet common stock.

Upon completion of the merger, MainStreet shareholders will become American National shareholders and their rights as shareholders will be governed by Virginia law and the American National articles of incorporation and bylaws. The rights associated with MainStreet common stock are different from the rights associated with American National common stock. See “Comparative Rights of Shareholders” beginning on page 86 for a discussion of the different rights associated with American National common stock.

The trading volume of American National’s common stock has been relatively low, and market conditions and other factors may affect the value of its common stock, which may make it difficult for American National shareholders to sell their shares at times, volumes or prices they find attractive.

While American National’s common stock is traded on the NASDAQ Global Select Market, the shares are thinly traded and the common stock has substantially less liquidity than the average trading market for many other publicly traded financial institutions of similar size. Thinly traded stocks can be more volatile than stock trading in an active public market. As such, American National’s stock price could fluctuate significantly in the future, with such fluctuations being unrelated to its performance. General market declines or market volatility in the future, especially in the financial institutions sector of the economy, could adversely affect the price of American National common stock, and the current market price may not be indicative of future market prices. Therefore, American National shareholders may not be able to sell their shares at the volume, prices or times that they desire.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. American National and MainStreet desire to take advantage of these “safe harbor” provisions with regard to the forward-looking statements in this proxy statement/prospectus and in the documents that are included with and/or incorporated herein by reference. These forward-looking statements reflect the current views of American National and MainStreet with respect to future events and financial performance. Specifically, forward-looking statements may include:

•	statements relating to the ability of American National and MainStreet to timely complete the merger and the benefits thereof, including anticipated efficiencies, opportunities, synergies and cost savings estimated to result from the merger;

•	projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures;

•	statements regarding expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives;

•	discussions of the future state of the economy, competition, regulation, taxation, and our business strategies, subsidiaries, investment risk and policies; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “could,” “seek,” “target” or similar expressions.

These forward-looking statements express the best judgment of American National and MainStreet based on currently available information and the companies believe that the expectations reflected in these forward-looking statements are reasonable.

By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, American National and MainStreet cannot guarantee you that the expectations reflected in our forward-looking statements actually will be achieved. Actual results may differ materially from those in the forward-looking statements due to, among other things, the following factors:

•	the businesses of American National and MainStreet may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

•	revenues following the merger may be lower than expected;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger within the expected timeframe, may be more difficult, time-consuming or costly than expected;

•	changes in general business, economic and market conditions;

•	changes in fiscal and monetary policies, and laws and regulations;

•	changes in interest rates, deposit flows, loan demand and real estate values;

•	a deterioration in credit quality and/or a reduced demand for, or supply of, credit;

•	volatility in the securities markets generally or in the market price of American National’s stock specifically; and

•	the risks outlined in “Risk Factors” beginning on page 20.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of a document included with and/or incorporated herein by reference, as of the date of that document. Except as required by law, neither American National nor MainStreet undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by American National and MainStreet. See “Where You Can Find More Information” beginning on page 93 for a list of the documents incorporated herein by reference.

THE SPECIAL MEETING

Date, Place and Time

This proxy statement/prospectus is first being mailed on or about November 3, 2014 to MainStreet shareholders who held shares of MainStreet common stock on the record date for the special meeting of shareholders. This proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of MainStreet for use at the special meeting to be held on December 9, 2014 at 2:00 p.m. local time, at Shively Electric, Community Room, located at 1647 Franklin Street, Rocky Mount, Virginia, and at any adjournments of that meeting.

Purposes of the Special Meeting

At the special meeting, the shareholders of MainStreet will be asked:

•	to approve the merger proposal as more fully described in this proxy statement/prospectus;

•	to approve, on an advisory basis only, the compensation proposal as more fully described in this proxy statement/prospectus; and

•	to approve the adjournment proposal as more fully described in this proxy statement/prospectus.

Recommendation of the MainStreet Board of Directors

The MainStreet board believes that the proposed merger with American National is fair to and is in the best interests of MainStreet and its shareholders and unanimously recommends that MainStreet shareholders vote “FOR” each of the proposals that will be presented at the special meeting as described in this proxy statement/prospectus.

Record Date and Voting Rights; Quorum

The MainStreet board of directors has fixed the close of business on October 20, 2014 as the record date for determining the shareholders of MainStreet entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of MainStreet common stock at the close of business on the record date. At that date, 1,713,375 shares of MainStreet common stock were outstanding and entitled to vote.

To have a quorum that permits MainStreet to conduct business at the special meeting, we require the presence, whether in person or by proxy, of the holders of MainStreet’s common stock representing a majority of the shares of common stock outstanding on the record date. You are entitled to one vote for each outstanding share of MainStreet common stock you held as of the close of business on the record date.

Holders of shares of MainStreet common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

Vote Required for Approval of the Merger Proposal. The approval of the merger proposal requires the affirmative vote of more than two-thirds of the shares of MainStreet common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the merger proposal requires the affirmative vote of more than two-thirds of the shares of MainStreet common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the merger proposal.

Vote Required for Approval, on an Advisory Basis Only, of the Compensation Proposal. The approval, on an advisory basis only, of the compensation proposal requires the affirmative vote of at least a majority of the shares of Franklin common stock voted on the proposal.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect on the compensation proposal.

Vote Required for Approval of the Adjournment Proposal. The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of MainStreet common stock voted on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the adjournment proposal has been approved.

Stock Ownership of MainStreet Executive Officers and Directors

Each director and executive officer of MainStreet has entered into an agreement with American National and MainStreet pursuant to which he or she has agreed to vote all of the shares of MainStreet common stock over which he or she has the right and power to vote in favor of the merger proposal, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity are not covered by the agreement. As of the record date, directors and executive officers of MainStreet were entitled to vote approximately 243,661 shares of MainStreet common stock at the special meeting, or approximately 14.2% of the total voting power of MainStreet shares entitled to vote at the special meeting.

Voting at the Special Meeting

Record Holders. If your shares of MainStreet common stock are held of record in your name, your shares can be voted at the special meeting in any of the following ways:

•	By Mail. You can vote your shares by using the proxy card which is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of MainStreet common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy card.

If proxy cards are returned properly executed without an indication as to how the proxies should vote, the MainStreet common stock represented by each such proxy card will be considered to be voted (i) “FOR” the merger proposal, (ii) “FOR” the compensation proposal and (iii) “FOR” the adjournment proposal.

•	In Person. You can attend the special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, whether or not you plan to attend the special meeting in person.

Shares Held in “Street Name.” Only the record holders of shares of MainStreet common stock, or their appointed proxies, may vote those shares. As a result, if your shares of MainStreet common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e. the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Revocation of Proxies

Record Holders. If you are the record holder of shares of MainStreet common stock and you sign and return a proxy card and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the special meeting. The proxies will follow the last voting instructions received from you before the special meeting.

To revoke your proxy card:

•	you can give MainStreet’s corporate secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card; or

•	you can attend the special meeting and vote in person or notify MainStreet’s corporate secretary, before the voting takes place, that you want to revoke your proxy card. Simply attending the special meeting alone, without voting in person or notifying MainStreet’s corporate secretary, will not revoke your proxy card.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to MainStreet’s corporate secretary at MainStreet BankShares, Inc., Attention: Corporate Secretary, 1075 Spruce Street, Martinsville, Virginia 24112, and must be received no later than the beginning of the special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by MainStreet’s corporate secretary before the voting takes place at the special meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact MainStreet’s corporate secretary by calling (276) 632-8054 or by writing to MainStreet BankShares, Inc., 1075 Spruce Street, Martinsville, Virginia 24112, Attention: Corporate Secretary.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

Solicitation of Proxies

This solicitation is made on behalf of the MainStreet board of directors, and MainStreet will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by MainStreet’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. MainStreet has engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of $8,000 plus reasonable out-of-pocket expenses. MainStreet will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

Approval of the Merger Proposal (Proposal No. 1)

At the special meeting, shareholders of MainStreet will be asked to approve the merger proposal providing for the merger of MainStreet with and into American National. Shareholders of MainStreet should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

After careful consideration, the MainStreet board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger, and determined it to be advisable and in the best interests of MainStreet and the shareholders of MainStreet. See “The Merger – MainStreet’s Reasons for the Merger; Recommendation of MainStreet’s Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the MainStreet board of directors’ recommendation.

The MainStreet board of directors unanimously recommends that MainStreet shareholders vote “FOR” the merger proposal.

Approval of the Compensation Proposal (Proposal No. 2)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Franklin is providing its shareholders with the opportunity to approve, in a non-binding advisory vote, the compensation proposal, by voting on the following resolution:

“RESOLVED, that the compensation that may be paid to the named executive officers of MainStreet in connection with or as a result of the merger, as disclosed in the sections entitled “The Merger – Interests of Certain MainStreet Directors and Executive Officers in the Merger – Employment and Change in Control Agreements” and “ – Payments and Benefits to MainStreet Named Executive Officers” and the related table and narrative, is hereby APPROVED.”

Approval of this proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the MainStreet merger proposal. Because the compensation proposal is advisory in nature only, a vote for or against approval will not be binding on either MainStreet or American National.

The compensation that is subject to this proposal is a contractual obligation of MainStreet and/or Franklin Community Bank and of American National and/or American National Bank as the successor thereto. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if shareholders fail to approve this proposal. If the merger is not completed, the MainStreet board of directors will consider the results of the vote in making future executive compensation decisions.

The MainStreet board of directors unanimously recommends that MainStreet shareholders vote “FOR” the compensation proposal.

Approval of the Adjournment Proposal (Proposal No. 3)

If at the special meeting there are not sufficient votes to approve the merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the merger proposal. In that event, MainStreet shareholders will be asked to vote on the adjournment proposal and will not be asked to vote on the merger proposal and the compensation proposal at the special meeting.

In order to allow proxies that have been received by MainStreet at the time of the special meeting to be voted for the adjournment proposal, MainStreet is submitting the adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks MainStreet shareholders to authorize the holder of any proxy solicited by the MainStreet board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from MainStreet shareholders who have previously voted.

If it is necessary to adjourn the special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

The MainStreet board of directors unanimously recommends that MainStreet shareholders vote “FOR” the adjournment proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.

General

The American National board of directors and the MainStreet board of directors have each approved the merger agreement and the merger, which provides for the merger of MainStreet with and into American National.

Pursuant to the terms of the merger agreement, as a result of the merger, each share of MainStreet common stock issued and outstanding before the effective date of merger will be converted into the right to receive:

•	$3.46 in cash; and

•	0.482 shares of American National common stock.

The exchange ratio of 0.482 shares of American National common stock is fixed and will not be adjusted to reflect stock price changes prior to the effective date of the merger. No fractional shares will be issued; instead cash will be paid for fractional shares.

As of the date of this proxy statement/prospectus, American National expects that it will issue approximately 825,847 shares of American National common stock to the holders of MainStreet common stock in the merger (assuming no outstanding options of MainStreet are exercised prior to the consummation of the merger). At the completion of the merger, it is expected that there will be issued and outstanding approximately 8,665,979 shares of American National common stock, with current American National shareholders owning approximately 90.5% of American National’s outstanding common stock, on a fully diluted basis, and former holders of MainStreet common stock owning approximately 9.5% of American National’s outstanding common stock, on a fully diluted basis.

After the merger, it is expected that Franklin Community Bank, the wholly-owned national bank subsidiary of MainStreet, will merge with and into American National Bank, the wholly-owned national bank subsidiary of American National. American National Bank will be the surviving bank in the subsidiary bank merger.

Background of the Merger

The board of directors and management of MainStreet have periodically considered various strategic alternatives available to the company in evaluating its business and plans, including whether MainStreet should continue as an independent entity or combine with another financial institution. These reviews have focused on, among other things, banking industry trends and conditions, the merger and acquisition environment affecting financial institutions, MainStreet’s historical and projected earnings and prospects, the values that might be obtainable in a business combination transaction with another financial institution and the strategic merit of a business combination with another financial institution. From time to time over the past several years, representatives of MainStreet had preliminary discussions with representatives of other financial institutions concerning the possibility of such a business combination, but none of those preliminary discussions resulted in a proposal. Based in large part on those discussions and in view of the changing regulatory and economic environment during 2013, the board invited representatives of BB&T Capital Markets, a nationally recognized investment banking firm, to participate in MainStreet’s October 2013 board meeting.

On October 23, 2013, the MainStreet board of directors held a regular meeting at which representatives of BB&T Capital Markets provided information to the board about the business environment for community banks and the status of merger and acquisition activity in the financial services industry. At this meeting, the MainStreet board and the representatives of BB&T Capital Markets engaged in a general discussion about MainStreet’s strategic objectives and franchise value. BB&T Capital Markets informed the board that, in its opinion, the merger and acquisition environment was continuing to improve and that MainStreet was well positioned to pursue a merger with another financial institution. BB&T Capital Markets provided certain information on potential merger partners, including American National.

On December 17, 2013, the American National board of directors held its regularly scheduled meeting during which several acquisition candidates, one of which was MainStreet, were identified. The American National board discussed various financial and strategic aspects concerning merger transactions in general. In the discussion about MainStreet, it was observed that American National has had a presence along the Virginia-North Carolina border for over 100 years, and that MainStreet was an attractive acquisition candidate because its primary market area is adjacent to American National’s core banking market and would provide American National with additional growth opportunities.

In mid-January 2014, Charles H. Majors, chairman of American National’s board of directors, contacted Joel R. Shepherd, chairman of MainStreet’s board of directors, for the purpose of requesting a meeting between the chairmen of the respective companies. On January 27, 2014, Mr. Majors and Jeffrey V. Haley, American National’s president and chief executive officer, met with Mr. Shepherd to discuss the current business environment for community banks and the strategic opportunities available for American National and MainStreet. At this meeting, Mr. Majors informed Mr. Shepherd that American National may be interested in pursuing a merger transaction if MainStreet was interested in such a transaction.

On January 29, 2014, at a regular meeting of MainStreet’s board of directors, Mr. Shepherd informed the board of the January 27 meeting with Messrs. Haley and Majors. The board further reviewed information on American National that BB&T Capital Markets had provided at the board’s October 23, 2013 meeting, including information about MainStreet and American National on a combined basis. After discussion on American National’s expression of interest, the board concluded that MainStreet should explore the possibilities of a transaction with American National or another merger partner. As a result of this discussion, BB&T Capital Markets was invited to return for the next MainStreet board meeting and provide an update on the merger and acquisition environment and information on potential merger partners. BB&T Capital Markets also was asked to provide information on possible merger consideration value ranges if MainStreet were to engage in a business combination with another financial institution.

At the February 27, 2014 meeting of MainStreet’s board of directors, BB&T Capital Markets gave a presentation to the board on the various strategic alternatives available to MainStreet. BB&T Capital Markets conducted a financial and market overview of MainStreet, which included comparisons and analysis, aimed at determining the most viable option for MainStreet, including various alternatives to maximize shareholder value. As part of the presentation, BB&T Capital Markets provided information on the process of combining with another financial institution, the general business considerations that should be reviewed and the general timing in completing a merger transaction. The board also was presented with financial information on four possible merger partners, and discussed the positive and negative factors regarding an exclusive negotiation with one party versus a merger process that would include other institutions. Following this discussion, the MainStreet board engaged in a thorough evaluation of its business and strategic plans, its projected earnings and prospects, and the potential value and merit of entering into a business combination transaction with another financial institution. The MainStreet board then approved moving forward on an exclusive negotiated transaction with American National and to engage BB&T Capital Markets as its financial advisor in the merger process.

During March 2014, Mr. Shepherd was contacted by another financial institution that expressed its interest in acquiring MainStreet. The inquiry was exploratory in nature and no business or financial terms regarding a possible merger transaction were discussed. Several informal discussions regarding this second inquiry were conducted among various MainStreet board members and management, and it was determined that the MainStreet board should address the inquiry at its next meeting.

On April 23, 2014, the MainStreet board of directors continued its evaluation of the company’s business and strategy at a regular meeting. The board further reviewed and discussed the possibility of a strategic business combination with American National as well as the inquiry made in March 2014 by another financial institution. After this review and discussion, the MainStreet board determined to inform BB&T Capital Markets about the inquiry made by the other financial institution.

On May 14, 2014, the MainStreet board of directors held a special meeting at which there was thorough discussion on the merger process. Senior management informed the board that, based on the second business combination inquiry, BB&T Capital Markets recommended that MainStreet explore the possibilities of a strategic business combination with other institutions as well as American National and the institution making the second inquiry. After further deliberation on the merger process, the board determined not to engage in exclusive negotiations with American National and authorized BB&T Capital Markets to proceed to identify other potential merger partners.

During late May and early June 2014, BB&T Capital Markets conducted due diligence on MainStreet and, with the help of senior management of MainStreet, prepared a confidential information memorandum containing financial and operational information about MainStreet that could be used to solicit interest in a merger transaction with MainStreet. BB&T Capital Markets also worked with the senior management of MainStreet to generate a list of potential merger partners.

On June 6, 2014, and on a confidential basis, BB&T Capital Markets began to contact parties that had been identified as possible merger partners in order to solicit non-binding indications of interest. An electronic data room containing information about MainStreet’s business and operations was established to allow potential merger partners to conduct preliminary due diligence on MainStreet. From the 21 original potential merger partners contacted, 13 parties signed a confidentiality agreement and received the confidential information memorandum, five of which accessed the electronic data room.

On June 27, 2014, MainStreet received two non-binding preliminary letters of intent expressing interest in a merger with MainStreet, one of which was from American National. Both offers contained the basic financial and other terms for a merger transaction, with the value of the merger consideration provided in terms of a price range and a proposed mix of stock and cash consideration. Each offer was contingent upon completion of further due diligence on MainStreet and subject to the negotiation of a mutually agreeable definitive merger agreement and related documents.

On July 1, 2014, the chief executive’s advisory committee of American National’s board of directors held a meeting at which senior management provided certain information on the potential acquisition of MainStreet, including the general financial and other terms of the proposed merger. At this meeting, representatives of Keefe, Bruyette & Woods, Inc. (“KBW”), a nationally recognized investment banking firm, provided information on the current business and merger and acquisition environment for community banks, American National’s strategy as an acquirer and possible bank acquisitions for American National, including MainStreet. KBW, which had been engaged by American National previously as American National’s financial advisor in connection with a possible acquisition of MainStreet, reviewed its financial analysis of the terms of a merger with MainStreet, including the merger consideration to be paid by American National to holders of MainStreet common stock. During and after the presentations by senior management of American National and KBW, the members of such advisory committee discussed various aspects of the proposed merger.

On July 2, 2014, the MainStreet board held a special meeting at which the two non-binding preliminary letters of intent were reviewed and discussed. After board discussion, it was determined that both letters were sufficiently acceptable at that time to further the merger process with the two potential merger parties, and to allow both parties to conduct on-site due diligence on MainStreet.

On July 15, 2014, American National’s board of directors held a regular meeting at which senior management gave a status report to the board regarding the proposed merger with MainStreet. At this meeting, senior management and members of the chief executive’s advisory committee of the board provided information regarding the July 1 meeting with KBW. There was discussion on the current merger and acquisition environment for American National in general, and on the MainStreet acquisition in particular.

During July 18-20, 2014, American National conducted an on-site business, legal and financial due diligence review of MainStreet at MainStreet’s headquarters office. American National reviewed, among other items of MainStreet’s operations, a portion of its loan portfolio and related documentation. Members of senior management of American National conducted interviews with members of MainStreet senior management regarding the general business and operations of MainStreet.

On August 4, 2014, MainStreet received a revised and final non-binding letter of intent from American National. American National’s revised offer provided for a fixed exchange ratio of 0.482 shares of its common stock and $3.46 in cash in exchange for each outstanding share of MainStreet common stock, which translated into approximately 75% of the merger consideration being in the form of stock and 25% in cash. Based on the closing sale price of American National common stock on August 1, 2014, the value of American National’s offer of stock and cash was equal to approximately $13.84 for each share of MainStreet common stock. The offer was again made subject to the negotiation of a mutually agreeable definitive merger agreement and related documents. The American National proposal contemplated the merger of Franklin Community Bank, the wholly-owned national bank subsidiary of MainStreet, with and into American National Bank, the wholly-owned national bank subsidiary of American National. The other potential merger partner, which had conducted due diligence during July 24-26, 2014, determined not to submit a final letter of intent.

On August 6, 2014, the MainStreet board of directors held a special meeting to review and discuss the final non-binding letter of intent that had been submitted by American National. At that meeting, BB&T Capital Markets presented to the MainStreet board an overview of the American National offer. The overview analyzed the offer in three general ways: pricing, past financial performance and non-financial issues such as structure, employee issues and management. BB&T Capital Markets also gave an update on the merger and acquisition market conditions in the banking industry.

The MainStreet board considered the American National offer and evaluated it on the level and form of consideration proposed, American National’s financial condition and the expected future operations of MainStreet and American National, among other factors. After deliberating on the terms of the letter of intent, the MainStreet board approved moving forward with due diligence on American National and the negotiation of a definitive merger agreement.

On August 10, 2014, LeClairRyan, A Professional Corporation (“LeClairRyan”), outside legal counsel for American National, delivered to CowanPerry PC (“CowanPerry”), outside legal counsel for MainStreet, an initial draft merger agreement and related documents. Over the next two weeks, Mr. Shepherd, Brenda H. Smith, MainStreet’s president and chief executive officer, and BB&T Capital Markets conferred frequently with CowanPerry as they reviewed, analyzed and discussed revisions to the draft merger agreement and ancillary documents. Comments were communicated to American National and LeClairRyan, and the terms of the merger agreement and related documents were negotiated.

On August 18, 2014, MainStreet conducted an on-site due diligence review of American National and met with American National’s management to discuss American National’s business, results of operations and business prospects.

On August 19, 2014, American National’s board of directors held a special meeting to consider the proposed merger and the merger agreement. At the meeting, American National’s senior management updated the board on the status of the negotiations with MainStreet. KBW representatives reviewed its financial analysis of the terms of the merger, including the merger consideration to be paid by American National to MainStreet shareholders pursuant to the merger agreement. Representatives of LeClairRyan discussed with American National’s board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the proposed merger agreement and related agreements. After review and discussion, action on the merger and the merger agreement was deferred pending resolution of certain non-financial terms of the merger agreement.

On August 22, 2014, American National’s board of directors held a special meeting to consider the proposed merger and the terms of the merger agreement, which was presented in final form. American National’s senior management and LeClairRyan provided an update on the status of the negotiations with MainStreet. The American National board, after receiving such update, further discussed the proposed transaction. Following this discussion, American National’s board of directors unanimously voted to approve the merger and the merger agreement, subject to the completion by MainStreet, and satisfactory review by American National and LeClairRyan, of MainStreet’s disclosure schedule relating to the merger agreement.

Later in the day on August 22, 2014, MainStreet’s board of directors held a special meeting to consider the proposed merger and the terms of the merger agreement, which was presented in final form. At the meeting, MainStreet’s board of directors received an update from MainStreet’s senior management regarding the on-site due diligence review of American National. MainStreet’s senior management and CowanPerry also provided an update on the status of the negotiations with American National. Representatives of CowanPerry reviewed with MainStreet’s board the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the merger agreement and all related documents, copies of which were delivered to each director before the date of the meeting. Representatives of BB&T Capital Markets reviewed its financial analysis of the terms of the merger, including the merger consideration to be received by MainStreet shareholders pursuant to the merger agreement, and delivered to MainStreet’s board an oral opinion (which was subsequently confirmed in writing) to the effect that, as of August 22, 2014 and based on and subject to various assumptions and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to MainStreet’s shareholders. Following extensive review and discussion, including consideration of the factors described in this proxy statement/prospectus under the caption “— MainStreet’s Reasons for the Merger; Recommendation of MainStreet Board of Directors,” MainStreet’s board of directors unanimously voted to approve the merger and the merger agreement.

During August 22-24, 2014, MainStreet completed its disclosure schedule relating to the merger agreement, and American National completed its review of such schedule. MainStreet and American National executed the merger agreement on August 24, 2014 and, before the financial markets opened on August 25, 2014, issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

MainStreet’s Reasons for the Merger; Recommendation of the MainStreet Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend its approval and the merger to MainStreet’s shareholders, the MainStreet board of directors consulted with senior management, as well as with its outside financial and legal advisors, and reviewed various financial data, due diligence and evaluation materials. After such consultation and review of information, and considering MainStreet’s future prospects and strategic options, the board concluded that partnering with a larger, financially sound financial institution would better maximize the long-term value of shareholders’ investments than if MainStreet remained independent, and it made a determination that the proposed merger with American National was in the best interests of MainStreet and its shareholders.

The MainStreet board of directors considered a number of positive factors that it believes support its recommendation that MainStreet’s shareholders approve the merger agreement, including:

•	the consideration offered by American National, at $3.46 cash plus 0.482 shares of American National common stock, represents a 30.1% premium over the market value of MainStreet’s common stock as of August 22, 2014, the date of the most recent trade reported prior to the date of the merger agreement;

•	MainStreet shareholders will receive American National common stock for a portion of their shares of MainStreet common stock, enabling them to participate in any growth opportunities of the combined company;

•	its assessment of the business, earnings, operations, financial condition, capital levels, management and prospects of American National, taking into account the results of MainStreet’s due diligence investigation of American National;

•	the financial analysis and presentation of BB&T Capital Markets, and its opinion that, as of August 22, 2014, the merger consideration to be received by the shareholders of MainStreet was fair, from a financial point of view, to MainStreet and its shareholders (see “— Opinion of MainStreet’s Financial Advisor”);

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples paid in selected business combinations with the terms of the merger;

•	the fact that the merger will enable MainStreet’s shareholders to exchange their shares of MainStreet, in a tax-free transaction, for registered shares of a company trading on a recognized stock market, except for any portion of the merger consideration paid in cash for full or fractional shares, thereby providing enhanced liquidity for MainStreet shareholders to sell their shares quickly and efficiently, as compared to the lack of liquidity in MainStreet stock;

•	that American National currently pays a quarterly cash dividend on its common stock of $0.23 per share, while MainStreet does not and is not likely to be able to pay a cash dividend to its shareholders in the near future;

•	its knowledge and analysis of the current competitive and regulatory environment for financial institutions generally, MainStreet’s current competitive position and the other potential strategic alternatives available to MainStreet, including remaining independent, accelerating branch growth, making acquisitions, developing or acquiring non-bank businesses and selling MainStreet to certain other financial institutions;

•	American National expects to retain all necessary customer contact employees, enabling customers to continue banking with the same people, while enjoying a wider and more diversified array of products than Franklin Community Bank offers;

•	its belief that American National is a high quality financial services company with a compatible business culture and shared approach to customer service and increasing shareholder value;

•	the assessment of the likelihood that the merger would be completed in a timely manner without unacceptable regulatory conditions or requirements; and

•	the ability of American National’s management team to successfully integrate and operate the business of the combined company after the merger.

The MainStreet board also considered the risks and potentially negative factors outlined below, but concluded that the anticipated benefits of combining with American National were likely to outweigh substantially these risks and factors. The risks and factors included:

•	that the exchange ratio of the stock portion of the merger consideration is fixed, so, if the market price of American National common stock is lower at the time of the consummation of the merger, the economic value of the stock portion of the merger consideration to be received by holders of MainStreet common stock also will be lower;

•	the merger agreement limiting MainStreet’s ability to pursue other merger opportunities;

•	the merger agreement obligating MainStreet to pay a substantial termination fee if it later chooses to pursue a more attractive uninvited merger proposal or if the agreement is terminated under certain circumstances;

•	the loss of autonomy associated with being an independent financial institution;

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of MainStreet’s on-going business and in the loss of customers;

•	the fact that MainStreet’s officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from MainStreet’s business, and that MainStreet will incur substantial transaction costs even if the merger is not consummated; and

•	that while the merger is pending, MainStreet will be subject to certain restrictions on the conduct of its business which may delay or prevent it from pursuing business opportunities that may arise or preclude it from taking actions that would be advisable if it was to remain independent.

The foregoing discussion of the factors considered by MainStreet’s board of directors is not intended to be exhaustive, but is believed to include all the material factors considered by MainStreet’s board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and recommend that shareholders vote “FOR” the merger proposal. In addition, individual members of MainStreet’s board of directors may have given differing weights to different factors. The board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, MainStreet’s management and its outside financial and legal advisors. The board considered all of the foregoing factors as a whole and unanimously supported a favorable determination to approve the merger and recommend that shareholders approve the merger agreement.

The above explanation of MainStreet board’s reasoning and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The MainStreet board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of MainStreet and its shareholders and unanimously approved and adopted the merger agreement. The MainStreet board unanimously recommends that holders of MainStreet common stock vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

American National’s Reasons for the Merger

After careful consideration, American National’s board of directors, at a meeting held on August 22, 2014, unanimously determined that the merger agreement is in the best interests of American National and its shareholders. Accordingly, American National’s board of directors adopted and approved the merger agreement.

In reaching its decision to adopt and approve the merger agreement, American National’s board of directors consulted with American National management, as well as American National’s financial and legal advisors, and considered a number of factors, including, but not limited to, the following material factors:

•	MainStreet’s financial condition, earnings, business, operations, asset quality and prospects, taking into account the results of American National’s due diligence investigation of MainStreet;

•	the complimentary nature of MainStreet’s culture, business and product mix with those of American National;

•	the core deposit mix and longevity of MainStreet’s customer base;

•	the branch networks of American National and MainStreet are in contiguous market areas and the merger will create a larger deposit market share for American National in its Virginia markets;

•	American National’s expectations and analyses of cost synergies, earnings accretion, tangible book value dilution, related earn back period for tangible book value dilution and internal rate of return;

•	the strong capital positions maintained by American National and MainStreet prior to the merger and the anticipated strong capital position for the combined entity following the merger;

•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•	the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the industry;

•	the potential risks and costs associated with integrating MainStreet’s business, operations and workforce with those of American National;

•	the potential risks of diverting management attention and resources from the operation of American National’s business and towards the completion of the merger;

•	the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions; and

•	the financial and other terms of the transaction, including that the merger consideration is a mix of cash and stock, expected tax treatment, deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors.

The foregoing discussion of the information and factors considered by American National’s board of directors is not intended to be exhaustive but includes the material factors considered by American National’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, American National’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of American National’s board of directors may have given different weight to different factors. American National’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, American National management and American National’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of American National’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of MainStreet’s Financial Advisor

BB&T Capital Markets is acting as financial advisor to MainStreet in connection with the merger. BB&T Capital Markets, a division of BB&T Securities, LLC, is a leading full-service, middle market investment banking firm with substantial experience in transactions similar to the merger and is familiar with MainStreet and its business. As part of its investment banking business, BB&T Capital Markets is continually engaged in the valuation of community banks and their securities in connection with mergers and acquisitions.

On August 22, 2014, MainStreet’s board of directors held a special meeting to review the merger agreement. At that special meeting, BB&T Capital Markets rendered an oral opinion, that as of that date and based upon and subject to the factors and assumptions set forth in its fairness opinion presentation and letter, the consideration to be paid to MainStreet in connection with the merger is fair to MainStreet shareholders from a financial point of view. The opinion has been reviewed and approved by BB&T Capital Markets’ Investment Banking Valuation Committee.

The full text of BB&T Capital Markets’ written opinion is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. The opinion outlines matters considered and qualifications and limitations on the review undertaken by BB&T Capital Markets in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Shareholders of MainStreet are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

No limitations were imposed by MainStreet on the scope of BB&T Capital Markets’ investigation or the procedures to be followed by BB&T Capital Markets in rendering its opinion. In arriving at its opinion, BB&T Capital Markets did not ascribe a specific range of values to MainStreet. BB&T Capital Markets’ opinion is based on the financial and comparative analyses described below. BB&T Capital Markets’ opinion is solely for the information of, and directed to, MainStreet’s board of directors for its information and assistance in connection with the board of directors’ consideration of the financial terms of the merger and is not to be relied upon by any shareholder of MainStreet or American National or any other person or entity. BB&T Capital Markets’ opinion was not intended to be and does not constitute a recommendation to MainStreet’s board of directors as to how the board of directors should vote on the merger or to any shareholder of MainStreet as to how any such shareholder should vote at the special meeting at which the merger is considered, or whether or not any shareholder of MainStreet should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger, or exercise any appraisal rights that may be available to such shareholder. In addition, BB&T Capital Markets’ opinion does not compare the relative merits of the merger with any other alternative transaction or business strategy which may have been available to MainStreet and does not address the underlying business decision of MainStreet’s board of directors or MainStreet to proceed with or effect the merger.

In rendering its opinion, BB&T Capital Markets reviewed, analyzed, and relied upon, among other things:

•	the merger agreement and special meetings and discussions with members of senior management of MainStreet regarding the material terms of the merger agreement;

•	certain publicly available financial statements and other historical financial information of American National that BB&T Capital Markets deemed relevant and special meetings and discussions regarding the same with members of senior management of American National;

•	certain publicly available and non-publicly available financial statements and other historical financial information of MainStreet that BB&T Capital Markets deemed relevant and special meetings and discussions regarding the same with members of senior management of MainStreet;

•	internal financial forecasts for MainStreet related to the business, earnings, cash flows, assets and prospects of MainStreet for the calendar years ending December 31, 2014 through 2018 prepared by BB&T Capital Markets and reviewed with senior management of MainStreet (the “Forecasts”);

•	the estimated pro forma financial impact of the MainStreet merger on American National, based on assumptions relating to, without limitation, transaction expenses, purchase accounting adjustments, cost savings, and certain synergies determined by and reviewed with the senior management of MainStreet and discussed summarily with the senior management of American National;

•	the historical market prices and trading activity for American National and MainStreet common stock and a comparison of certain financial and stock market information for American National and MainStreet with similar publicly-traded companies which BB&T Capital Markets deemed to be relevant;

•	the proposed financial terms of the merger and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the banking industry which BB&T Capital Markets deemed to be relevant;

•	the relative contribution of MainStreet and American National with regard to certain assets, liabilities, earnings and capital;

•	the current market environment generally and the banking environment in particular;

•	a discounted dividend cash flow analysis of MainStreet based upon the Forecasts and an illustrative dividend payout; and

•	such other information, financial studies, analyses and investigations, and financial, economic and market criteria as we deemed appropriate.

In conducting its review and arriving at its opinion, BB&T Capital Markets relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to BB&T Capital Markets or that was discussed with, or reviewed by or for BB&T Capital Markets, or that was publicly available. BB&T Capital Markets did not assume any responsibility to verify such information independently. BB&T Capital Markets assumed that the financial and operating forecasts for American National and MainStreet provided by the management of each respective institution were reasonably prepared and reflect the best currently available estimates and judgments of senior management of each respective institution as to the future financial and operating performance of American National and MainStreet. BB&T Capital Markets assumed, without independent verification, that the aggregate allowances for loan and lease losses for American National and MainStreet are adequate to cover those losses. BB&T Capital Markets did not make or obtain any evaluations or appraisals of any assets or liabilities of American National or MainStreet, and BB&T Capital Markets did not examine any books and records or review individual credit files.

For purposes of rendering its opinion, BB&T Capital Markets assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that may have a material adverse effect on the future results of operations or financial condition of American National, MainStreet or the combined entity, as the case may be, or the contemplated benefits of the merger.

BB&T Capital Markets further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles. BB&T Capital Markets’ opinion is not an expression of an opinion as to the prices at which shares of American National common stock will trade following the announcement of the merger or the actual value of American National common stock when issued pursuant to the merger, or the prices at which American National common stock will trade following the completion of the merger.

In performing its analyses, BB&T Capital Markets made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of BB&T Capital Markets, American National and MainStreet. Any estimates contained in the analyses performed by BB&T Capital Markets are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals nor to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the BB&T Capital Markets opinion was among several factors taken into consideration by the MainStreet board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the MainStreet board or management of MainStreet with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by BB&T Capital Markets to the MainStreet board of directors in connection with its written opinion dated August 22, 2014. The summary is not a complete description of the analyses underlying the BB&T Capital Markets opinion or the presentation made by BB&T Capital Markets to the MainStreet board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, BB&T Capital Markets did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, BB&T Capital Markets believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

Transaction Overview. BB&T Capital Markets reviewed the financial terms of the merger agreement, including the consideration to be received by MainStreet shareholders. For every share of MainStreet common stock held, such shareholders will receive 0.482 shares of American National common stock and $3.46 in cash in connection with the merger. Based on the closing price of American National’s common stock on August 21, 2014 of $21.92, BB&T Capital Markets calculated an aggregate value (“Effective Merger Consideration”) of approximately $24.0 million, or $14.03 per share (“Price” as used in the Transaction Multiples table below) for MainStreet common stock. Completion of the merger is subject to MainStreet shareholder approval, required regulatory approvals and other conditions set forth in the merger agreement.

Transaction Pricing Multiples. BB&T Capital Markets calculated the following transaction multiples:

Transaction Multiples (MainStreet financial data as of 6/30/2014)

Price / Last Twelve Months’ Reported Earnings per Share ($0.53)	26.6	x
Price / Book Value per Share ($14.47)	96.9%
Price / Tangible Book Value per Share ($14.47)	96.9%
Price / Total Assets per Share ($97.05)	14.5%
Price / Total Deposits per Share ($81.40)	17.2%
Tangible Book Premium / Core Deposits (1)	(0.7%)
Premium to MainStreet Stock Price 1-Day Prior to Announcement (2)	29.9%

(1)	Core Deposits defined as total deposits less jumbo certificates of deposit (“CDs”) (CDs with balances greater than $100,000).
(2)	$10.80 as of August 21, 2014.

Note: Valuation multiple calculations may not match presentation figures due to rounding.

Market Validation. BB&T Capital Markets led an extensive process to contact financial institutions (potential acquirers) that BB&T Capital Markets and MainStreet determined may be interested in acquiring MainStreet and that had a high certainty of closing such a transaction with MainStreet. Over a period of approximately two months, BB&T Capital Markets contacted 21 potential acquirers, distributed 13 confidential informational memoranda on the business and financial condition of MainStreet and its subsidiary, Franklin Community Bank, and held discussions with multiple potential acquirers. Two of the potential acquirers, including American National, submitted non-binding indications of interest. BB&T Capital Markets met with MainStreet’s board of directors to review the indications of interest. The board directed BB&T Capital Markets to move forward and allow the two potential acquirers to conduct on-site due diligence and loan portfolio review. Ultimately, both American National and one other potential acquirer conducted thorough on-site due diligence on MainStreet, including, but not limited to, loan portfolio reviews and discussions with MainStreet’s senior management. Following on-site due diligence and loan portfolio review, American National submitted a final letter of intent, the second potential acquirer chose not to submit a letter of intent, and as such, MainStreet’s board decided to move forward exclusively with American National on an expedited basis to negotiate the merger agreement.

Selected Peer Group Analysis. BB&T Capital Markets reviewed and compared publicly available financial data (as of June 30, 2014), market information and trading multiples for MainStreet with other selected publicly traded companies that BB&T Capital Markets deemed relevant to MainStreet. The peer group consisted of certain select, publicly traded banks and thrifts headquartered in Virginia with assets as of the most recent quarter reported between $150 and $500 million (16 companies). The peer group excluded institutions identified as the target of a publicly announced merger as of July 31, 2014.

Name (Ticker)	Name (Ticker)

Bank of McKenney (BOMK)	Heritage Bankshares, Inc. (HBKS)
Blue Ridge Bankshares, Inc. (BRBS)	HomeTown Bankshares Corporation (HMTA)
Bank of Botetourt (BORT)	MainStreet Bank (MNSB)
Cardinal Bankshares Corporation (CDBK)	Peoples Bankshares, Inc. (PBVA)
Citizens Bancorp of Virginia, Inc. (CZBT)	Pinnacle Bankshares Corporation (PPBN)
Citizens Community Bank (CZYB)	Pioneer Bankshares, Inc. (PNBI)
Farmers Bank of Appomattox (FBPA)	Virginia Bank Bankshares, Inc. (VABB)
Freedom Bank of Virginia (FDVA)	Virginia Community Bankshares, Inc. (VCBS)

For the selected publicly traded companies, BB&T Capital Markets analyzed, among other things, stock price as a multiple of last twelve months’ earnings, book value per share and tangible book value per share. All multiples were based on closing stock prices as of August 21, 2014 and financial data as of June 30, 2014 or the most recent period available. The following table sets forth the minimum, median and maximum operating metrics, valuation multiples and market capitalization provided by the market analysis of selected publicly traded companies. Multiples for MainStreet have been excluded as a means of comparison to a relevant peer set.

MainStreet	MainStreet Peer Group
Operating Metrics ($ in thousands)	Minimum	Median	Maximum

Total Assets	$166,281	$155,398	$245,623	$417,361
Loans / Deposits	90.78%	65.14%	85.67%	106.07%
NPAs + 90 DDQ / Assets (1)	3.05%	0.26%	2.36%	6.60%
Tangible Common Equity / Tangible Assets	14.91%	6.77%	9.29%	13.54%
Total Risk-Based Capital Ratio	20.34%	10.94%	14.67%	24.58%
LTM Core ROAA	0.13%	(2.24%)	0.67%	1.15%

LTM Core ROAE	0.90%	(29.32%)	6.85%	9.79%
LTM Efficiency Ratio	72.97%	63.55%	75.61%	105.39%

Price to:
Book value per share	76.0%	41.8%	81.3%	133.6%
Tangible book value per share	76.0%	39.3%	81.8%	133.9%
LTM earnings per share	20.5	x	8.8	x	11.8	x	26.0	x
Market capitalization (August 21, 2014)	$18,504	$5,402	$20,045	$41,412
Dividend Yield	0.00%	0.00%	3.00%	6.40%

(1)	Nonperforming assets (“NPAs”) defined as nonaccrual loans and leases, loans past due 90 days or more and still accruing, renegotiated loans and leases, and other real estate owned as a percent of total assets.

BB&T Capital Markets also reviewed and compared publicly available financial data, market information and trading multiples for American National with other selected publicly traded companies that BB&T Capital Markets deemed relevant to American National. The peer group consisted of certain select publicly traded commercial banks headquartered in Maryland, North Carolina, Virginia or West Virginia with assets as of the most recent quarter reported between $500 million and $3 billion and a ratio of nonperforming assets (1) to total assets less than 5% (19 companies). The peer group excluded commercial banks identified as the target of a publicly announced merger as of July 31, 2014.

Name (Ticker)	Name (Ticker)

Access National Corporation (ANCX)	Middleburg Financial Corporation (MBRG)
C&F Financial Corporation (CFFI)	Monarch Financial Holdings, Inc. (MNRK)
Community Bankers Trust Corporation (ESXB)	MVB Financial Corp. (MVBF)
Eastern Virginia Bankshares, Inc. (EVBS)	National Bankshares, Inc. (NKSH)
F & M Bank Corp. (FMBM)	Park Sterling Corporation (PSTB)
Fauquier Bankshares, Inc. (FBSS)	Premier Financial Bancorp, Inc. (PFBI)
First Community Bancshares, Inc. (FCBC)	Shore Bancshares, Inc. (SHBI)
First National Corporation (FXNC)	Summit Financial Group, Inc. (SMMF)
Hampton Roads Bankshares, Inc. (HMPR)	Valley Financial Corporation (VYFC)
HomeTrust Bancshares, Inc. (HTBI)

For the selected publicly traded companies, BB&T Capital Markets analyzed, among other things, stock price as a multiple of last twelve months’ earnings per share, estimated 2014 and 2015 earnings per share, book value per share and tangible book value per share. All multiples were based on closing stock prices as of August 21, 2014 and financial data as of June 30, 2014. Projected earnings per share for the comparable companies were based on SNL Financial consensus estimates. SNL Financial is an information provider that publishes, among other things, a compilation of estimates of projected financial performance for publicly traded commercial banks produced by equity research analysts at leading investment banking firms. The following table sets forth the minimum, median, and maximum operating metrics, valuation multiples and market capitalization provided by the market analysis of selected publicly traded companies.

	American National		American National Peer Group
Operating Metrics ($ in thousands)			Minimum		Median		Maximum

Total Assets	$1,300,648		$525,323		$1,114,819		$2,575,401
Loans / Deposits	78.50%		61.34%		84.80%		104.88%
NPAs + 90 DDQ / Assets (1)	0.75%		0.37%		2.14%		6.68%
Tangible Common Equity / Tangible Assets	10.37%		6.27%		8.91%		23.55%
Total Risk-Based Capital Ratio	18.04%		12.30%		15.31%		24.38%
LTM Core ROAA	1.13%		(0.72%)		0.75%		2.22%
LTM Core ROAE	8.81%		(6.88%)		8.73%		23.49%
LTM Efficiency Ratio	57.83%		43.77%		73.48%		89.19%

Price to:
Book value per share	99.3%		68.9%		95.6%		177.5%
Tangible book value per share	131.6%		31.8%		102.8%		306.3%
LTM earnings per share	12.2	x	3.6	x	12.9	x	40.7	x
2014E earnings per share	13.0	x	11.5	x	17.5	x	22.5	x
2015E earnings per share	12.8	x	N/A		N/A		N/A
Market Capitalization (August 21, 2014)	$171,856		$39,221		$115,545		$311,337
Dividend Yield	4.20%		0.00%		1.29%		3.76%

(1)	NPAs defined as nonaccrual loans and leases, loans past due 90 days or more and still accruing, renegotiated loans and leases, and other real estate owned as a percent of total assets.

No company used in the analyses described above is identical to MainStreet, American National or the pro forma combined company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. In addition, mathematical analyses, such as determining the median, are not in and of themselves meaningful methods of using comparable company data.

Selected Transaction Analysis. BB&T Capital Markets reviewed and analyzed certain financial data related to 21 completed or pending bank and thrift mergers and acquisitions announced between January 1, 2012 and July 31, 2014. These transactions involved sellers based in the United States with the following characteristics:

•	Total assets for the most recent quarter of between $100 million and $300 million;

•	Ratio of nonperforming assets (1) to total assets for the most recent quarter less than 5.0%;

•	Tangible common equity / total assets for the most recent quarter greater than 10.0%; and

•	Target company headquartered in the Southeast / Mid-Atlantic U.S.

(1)	Defined as nonaccrual loans and leases, renegotiated loans and leases, and other real estate owned.

Those transactions (listed by closing date in order from pending to oldest) were as follows:

Acquirer	Target

Home BancShares, Inc.	Broward Financial Holdings, Inc.
State Bank Financial Corporation	Atlanta Bancorporation, Inc.
First Citizens Bancshares, Inc.	Southern Heritage Bancshares, Inc.
Salisbury Bancorp, Inc.	Riverside Bank
New Century Bancorp, Inc.	Select Bancorp, Inc.
Franklin Financial Network, Inc.	MidSouth Bank
TriSummit Bancorp, Inc.	Community National Bank of the Lakeway Area
Community & Southern Holdings, Inc.	Verity Capital Group, Inc.
Carolina Alliance Bank	Forest Commercial Bank
ESSA Bancorp, Inc.	Franklin Security Bancorp, Inc.
Premier Financial Bancorp, Inc.	Bank of Gassaway
First Community Corporation	Savannah River Financial Corporation
Haven Bancorp, MHC	Hilltop Community Bancorp, Inc.
Wilshire Bancorp, Inc.	BankAsiana
TF Financial Corporation	Roebling Financial Corp, Inc.
Southern BancShares (N.C.), Inc.	Heritage Bancshares, Inc.
CapStone Bank	Patriot State Bank
Bank of the Ozarks, Inc.	Genala Banc, Inc.
S&T Bancorp, Inc.	Gateway Bank of Pennsylvania
CapStar Bank	American Security Bank and Trust Company
First Community Bancshares, Inc.	Peoples Bank of Virginia

For the purpose of this analysis, transaction multiples from the merger were derived from the $14.03 per share Effective Merger Consideration at August 21, 2014 and financial data as of June 30, 2014 for MainStreet. BB&T Capital Markets compared these results with the multiples implied by the selected transactions listed above. All selected transaction financials, deal terms and resulting valuations are based on the most recent financial data available at the time of each respective transaction’s announcement. The results of BB&T Capital Markets’ calculations and the analysis are set forth in the following table.

American National/ MainStreet Merger	Selected Transactions
($ in thousands)	Minimum	Median	Maximum

Target Assets	$166,281	$107,108	$169,288	$285,898
Target NPAs / Total Assets (1)	3.0%	0.0%	1.2%	4.8%
Target Tangible Common Equity / Total Assets	14.6%	10.2%	11.7%	16.5%
Target LTM ROAA	0.1%	(0.3%)	0.7%	3.3%

Deal Price / Tangible Book Value	96.9%	60.0%	108.8%	164.9%
Deal Price / Last Twelve Months’ Reported EPS	26.6	x	4.1	x	19.4	x	52.5	x
Deal Price / Assets	14.5%	6.3%	12.7%	21.1%
Deal Price / Deposits	17.2%	8.4%	15.6%	28.1%
Tangible Book Premium / Core Deposits (2)	(0.7%)	(5.3%)	1.4%	13.3%

(1)	NPAs defined as nonaccrual loans and leases, loans past due 90 days or more and still accruing, renegotiated loans and leases, and other real estate owned as a percent of total assets.
(2)	Core Deposits defined as total deposits less jumbo CDs (CDs with balances greater than $100,000).

No company or transaction used as a comparison in the above analysis is identical to American National, MainStreet or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Dividend Stream and Terminal Value Analysis of MainStreet. BB&T Capital Markets performed an analysis that estimated a future stream of potential dividend flows of MainStreet assuming that MainStreet performed in accordance with the earnings projections reviewed by MainStreet management and assuming that MainStreet employs a hypothetical dividend payout ratio of 19.4% (median of comparable companies) in the projected calendar years. MainStreet does not currently pay a dividend, nor does MainStreet management forecast paying a dividend at this time. For 2014 through 2018, BB&T Capital Markets used the earnings projections prepared by BB&T Capital Markets and reviewed by MainStreet’s management. To approximate the terminal value of MainStreet common stock at December 31, 2018, BB&T Capital Markets applied a range of 10.0x to 18.0x price / earnings multiples to MainStreet’s estimated calendar year December 31, 2018 earnings, the result of which we believe adequately quantifies a present value of all earnings generated beyond the projected period as of December 31, 2018. The potential dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0%, chosen to reflect different assumptions regarding required rates of return to the holders of MainStreet common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of MainStreet common stock at the present time of $6.89 to $14.14 when applying the 10.0x – 18.0x price / earnings multiple range for calculating the terminal values. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, asset growth rates, terminal multiples and discount rates.

Terminal Value Earnings Per Share Multiple

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x

12.0%	$8.17	$9.66	$11.15	$12.65	$14.14
13.0%	$7.82	$9.25	$10.68	$12.11	$13.54
14.0%	$7.50	$8.86	$10.23	$11.60	$12.97
15.0%	$7.19	$8.50	$ 9.80	$11.11	$12.42
16.0%	$6.89	$8.15	$ 9.40	$10.65	$11.91

Contribution Analysis. BB&T Capital Markets analyzed the relative contribution of both American National and MainStreet to certain pro forma balance sheet and income statement items of the combined entity. BB&T Capital Markets compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership percentage MainStreet shareholders would represent in American National pro forma. The results of BB&T Capital Markets’ analysis are set forth in the following table.

Category	American National	MainStreet

LTM Pre-Tax, Pre-Provision Earnings	92.2%	7.8%
2014E Net Income	88.7%	11.3%
2015E Net Income	87.4%	12.6%
Total Assets	88.7%	11.3%
Net Loans	86.5%	13.5%
Deposits	88.1%	11.9%
Shareholders’ Equity	87.4%	12.6%
Tangible Equity	84.0%	16.0%
Average Contribution	88.2%	11.8%
Implied Stock Ownership from Merger (100% stock)	87.7%	12.3%

Financial Impact Analysis. BB&T Capital Markets performed pro forma merger analyses that combined projected income statement and balance sheet information of both American National and MainStreet. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company. This analysis indicated that the merger is expected to be accretive to American National’s estimated 2015-2016 earnings per share, dilutive to pro forma June 30, 2014 book value per share and dilutive to pro forma June 30, 2014 tangible book value per share. This analysis was based on financial projections and certain merger assumptions (including estimated cost savings and one-time charges) provided by and reviewed with senior management of MainStreet. For all of the above analyses, the actual results achieved by the pro forma company following the merger will vary from the projected results, and the variations may be material.

Other Analyses. BB&T Capital Markets compared the relative financial and market performance of American National to a variety of relevant industry peer groups and indices.

BB&T Capital Markets has not expressed an opinion about the fairness of the amount or nature of compensation that any of the MainStreet officers, directors, employees or class of such person relative to the compensation to the shareholders of MainStreet.

In the ordinary course of its business as a broker-dealer, BB&T Capital Markets may, from time to time purchase securities from, and sell securities to, MainStreet and American National, and as a market maker in securities, BB&T Capital Markets may from time to time have a long or short position in, and buy, sell, or hold equity securities of MainStreet and American National for its own account and for the accounts of its customers. BB&T Capital Markets also has in the past prepared equity analyst research reports from time to time regarding American National, and likely will continue to do so in the future. During the past two years, BB&T Capital Markets has provided financial services to American National in connection with a share repurchase program and has acted as purchasing agent for American National’s dividend reinvestment plan, for which services BB&T Capital Markets received compensation of approximately $6,000.

MainStreet and BB&T Capital Markets have entered into an engagement relating to the services to be provided by BB&T Capital Markets in connection with the merger. MainStreet paid a non-refundable retainer of $25,000 to BB&T Capital Markets at the time of engagement, as well as a $100,000 fairness opinion fee which was payable when MainStreet executed the definitive merger agreement. At closing, MainStreet will pay BB&T Capital Markets a contingent advisory fee equal to 1.25% of the Effective Merger Consideration on the effective date of the merger. Pursuant to the BB&T Capital Markets engagement agreement, MainStreet also agreed to reimburse BB&T Capital Markets for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention. During the two years preceding the date of its opinion to the MainStreet board of directors, BB&T Capital Markets did not receive any other fees or compensation from either MainStreet or American National other than as indicated in the paragraph immediately above.

Interests of Certain MainStreet Directors and Executive Officers in the Merger

In considering the recommendation of the MainStreet board of directors that shareholders vote in favor of the merger proposal and the compensation proposal, MainStreet shareholders should be aware that MainStreet directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of MainStreet. The MainStreet board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and the merger.

Indemnification and Insurance. American National has agreed to indemnify the officers and directors of MainStreet against certain liabilities arising before the effective date of the merger. American National has also agreed to purchase a six year “tail” prepaid policy, on the same terms as MainStreet’s existing directors’ and officers’ liability insurance, for the current officers and directors of MainStreet, subject to a cap on the cost of such policy equal to 300% of MainStreet’s current annual premium.

Director Appointment. Joel R. Shepherd, current chairman of the board of directors of MainStreet, will be appointed a director of American National upon consummation of the merger, subject to the prior approval and recommendation of American National’s corporate governance and nominating committee, and will receive compensation for his service as a director of American National. Subject to such appointment, he will also be appointed a director of American National Bank after the subsidiary bank merger and receive compensation for his service as a director of American National Bank.

Non-executive officer members of the board of directors of American National currently receive a monthly retainer in the form of either (i) $1,250 in cash, (ii) shares of restricted stock with a market value of $1,562.50, or (iii) a combination of $450 in cash and shares of restricted stock with a market value of $1,000. In addition, the attendance fee for each meeting of a committee of American National’s board or meeting of American National Bank’s board of directors is $600 in cash or restricted stock with a market value of $750.

Advisory Board. In connection with the merger, American National will establish an advisory board with respect to American National’s operations in the market area currently served by Franklin Community Bank (the “Franklin Advisory Board”). The Franklin Advisory Board will be in effect for a minimum of one year and will initially be comprised of the current non-executive officer members of the board of directors of MainStreet and Franklin Community Bank, together with other business and community leaders chosen by American National after consultation with MainStreet. Any MainStreet director who serves on the Franklin Advisory Board will receive compensation for such service. Membership on the Franklin Advisory Board is conditional upon execution of an agreement providing that such member will not engage in activities competitive with American National until the later of the date that is one year following the merger or the date on which he or she ceases to be a member of the Franklin Advisory Board.

Employment and Change in Control Agreements. MainStreet currently has an employment agreement with Brenda H. Smith and change in control agreements with Lisa J. Correll and Todd S. Hammock, each of whom is a named executive officer of MainStreet in the summary compensation table included in MainStreet’s proxy statement for its 2014 annual meeting of shareholders (the “named executive officers”). In connection with the merger, American National Bank has entered into a new employment agreement with Mrs. Smith that will become effective at the closing of the merger and American National has agreed to assume and honor the terms of the change in control agreements with Mrs. Correll and Mr. Hammock.

MainStreet Employment Agreement with Brenda H. Smith. MainStreet entered into an employment agreement, dated April 25, 2014, with Mrs. Smith that provides for the payment of certain change in control benefits in the event her employment is terminated without cause or for good reason (as defined in the agreement) within three years following a change in control of MainStreet. Mrs. Smith has, however, agreed to waive any change in control payments and benefits payable under her MainStreet employment agreement, which will terminate at the effective date of the merger and be superseded by the new employment agreement described below that Mrs. Smith entered into with American National Bank. As a result, Mrs. Smith will not receive any of the change in control benefits provided under her MainStreet employment agreement, which included the following:

•	annual base salary through the date of termination and the amount, if any, of any incentive or bonus compensation that has been earned but not paid;

•	a pro-rated cash bonus equal to the product of the annual bonus paid or payable for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365;

•	any benefits or awards (including both stock and cash components) which pursuant to the terms of any plans, policies or programs have been earned or become payable;

•	a cash severance payment equal to 2.99 times Mrs. Smith’s “final compensation,” which is defined in her employment agreement as the sum of her then-current base salary plus the highest bonus paid or payable for the two most recently completed years, both of which shall include the gross amount thereof prior to the application of any salary reductions or compensation deferrals; and

•

the continuation of coverage under any health and dental plans, disability and life insurance plans and other welfare benefit plans in which Mrs. Smith and her dependents were participating with MainStreet or its successor paying the normal company-paid contribution therefor, provided that continued participation is permitted under the general terms and provisions of the welfare benefit plans. If continued participation is not permitted, or if such continued participation would adversely affect the tax status of the welfare benefit plans, comparable insurance coverage is to be provided. This benefit would continue for 36 months following termination of employment, provided that the benefit would cease sooner if and when Mrs. Smith has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits.

American National Employment Agreement with Brenda H. Smith. American National Bank entered into an employment agreement, dated as of October 20, 2014, with Mrs. Smith to serve as senior vice president of American National Bank. The employment agreement, which will become effective upon the closing of the merger, will have a term that expires on the first anniversary of the closing of the merger. The employment agreement provides for an annual base salary of $180,000 and the right to participate in cash and/or equity incentive plans. In addition, Mrs. Smith will receive: (i) a retention bonus of $50,000 payable on the closing of the merger provided that Mrs. Smith remains employed through the closing of the merger; (ii) a performance bonus of $50,000 payable upon the successful completion of the integration of Franklin Community Bank’s banking network and support, administrative and back office functions with American National Bank; and (iii) a performance bonus of $50,000 payable on the first anniversary of the closing of the merger conditioned upon the achievement of a designated level of targeted expense savings modeled for the merger. In settlement of all of Mrs. Smith’s rights and benefits under her employment agreement with MainStreet and in consideration of her consent and agreement to the amendment of her Supplemental Retirement Plan as described below, Mrs. Smith will receive $100,000 on the closing of the merger.

If American National terminates Mrs. Smith’s employment without “cause” (as defined in the employment agreement), then Mrs. Smith will, subject to her execution, delivery and non-revocation of a release of claims, be entitled to continue to receive the continuation of her base salary through the end of the one-year term of employment. Mrs. Smith is subject to a one year covenant not to compete and a one year covenant not to solicit customers or employees following the termination of her employment for any reason. However, to the extent Mrs. Smith’s primary duties and responsibilities do not involve regular customer interaction with respect to business development, customer management and related matters, the noncompetition and nonsolicitation covenants will not apply to Mrs. Smith.

Under the employment agreement, termination for cause means termination for: (i) the material refusal or failure to perform any of the duties and responsibilities required of her position, if Mrs. Smith does not remedy such refusal or failure within thirty days after receiving notice thereof; (ii) personal dishonesty, gross incompetence, willful misconduct or breach of a fiduciary duty involving personal profit; (iii) conviction of a felony or a crime of moral turpitude; (iv) commission of an act of misappropriation of funds or property of American National Bank or any affiliate; or (v) breach of a material term of the employment agreement, if Mrs. Smith fails to remedy the breach within 30 days after receiving notice of such breach.

Supplemental Retirement Plan. MainStreet maintains a Supplemental Retirement Plan (“SERP”), originally adopted by Franklin Community Bank, for Brenda H. Smith. Prior to the merger, MainStreet will take necessary action to freeze the SERP at the amount then accrued effective as of the effective date of the merger. This action will result in a fully vested SERP benefit to Mrs. Smith equal to 33% of her previous five years average compensation, or approximately $47,991, payable upon retirement or termination, reduced by Social Security benefits after attainment of age 66.

MainStreet Change in Control Agreements with the Other Named Executive Officers. American National has agreed to assume the change in control agreements between MainStreet and Lisa J. Correll, Senior Vice President and Chief Financial Officer of MainStreet and Todd S. Hammock, Executive Vice President/Senior Lender of Franklin Community Bank. The change in control agreements provide that if their employment is terminated without cause or if they resign for good reason (as each of those terms are defined in the agreements) within one year following a change in control (provided the resignation for good reason must be within one year after the occurrence of the condition constituting good reason), they would be entitled to receive a lump sum payment equal to the officer’s annual base salary for the calendar year preceding the year in which the termination occurs. The payment is due on the first day of the seventh month following the date of termination of employment.

Payments and Benefits to MainStreet Named Executive Officers. The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which the named executive officers could receive that is based on or that otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to MainStreet’s named executive officers. This merger-related compensation is the subject of a non-binding advisory vote of MainStreet shareholders, as described under “Proposals to be Considered at the Special Meeting – Approval of the Compensation Proposal (Proposal No. 2)” beginning on page 32.

The amounts set forth below have been calculated assuming the merger was consummated on September 30, 2014 and, where applicable, assuming the named executive officer experiences a qualifying termination of employment on September 30, 2014. The amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus.

Golden Parachute Compensation (1)

Name	Cash		Equity (2)	Pension/ NQDC		Perquisites/ Benefits	Tax Reimbursement (3)	Other		Total
Brenda H. Smith	—	(4)	—	—	(5)	—	—	$250,000	(6)	$250,000
Lisa J. Correll	$66,129	(7)	—	—		—	—	—		$66,129
Todd S. Hammock	$100,152	(7)	—	—		—	—	—		$100,152

(1)	This table assumes the merger was completed on September 30, 2014, and that all required conditions to the payment of these amounts have been satisfied.
(2)	All outstanding stock options, which are the only form of stock-based awards granted by MainStreet, are fully vested.
(3)	The named executive officers will not receive tax reimbursements in connection with the merger.
(4)	American National Bank has entered into an employment agreement, dated as of October 20, 2014, with Mrs. Smith that will become effective upon the closing of the merger. Mrs. Smith’s employment agreement with American National provides that her existing employment agreement with MainStreet will terminate at the closing of the merger and she will not be entitled to receive any severance benefits thereunder. See footnote (6) below for certain cash payments payable to Mrs. Smith under her employment agreement with American National Bank.
(5)	Prior to the merger, MainStreet will take necessary action to freeze the SERP at the amount then accrued effective as of the effective date of the merge. This action will result in a fully vested SERP benefit to Mrs. Smith equal to 33% of her previous five years average compensation (approximately $47,991), payable upon retirement or termination, reduced by Social Security benefits after attainment of age 66.
(6)	Pursuant to the employment agreement between American National and Mrs. Smith, this amount consists of (i) a retention bonus of $50,000 payable on the closing of the merger provided that Mrs. Smith remains employed through the closing date; (ii) a performance bonus of $50,000 payable upon the successful completion of the integration of Franklin Community Bank’s banking network and support, administrative and back office functions with American National Bank; (iii) a performance bonus of $50,000 payable on the first anniversary of the closing of the merger conditioned upon the achievement of a designated level of targeted expense savings modeled for the merger; and (iv) a payment of $100,000 on the closing of the merger in settlement of all of Mrs. Smith’s rights and benefits under her employment agreement, dated as of April 25, 2014, with MainStreet and in consideration of her consent and agreement to the amendment of her SERP as described in footnote (5).

(7)	Represents a double trigger cash severance payment that would be payable if, within one year after a change in control, the executive’s employment is terminated by American National Bank without “cause” or by the executive for “good reason,” as such terms are defined in their change in control agreements, within one year days after the occurrence of the good reason. The cash severance payment would be one times the executive’s annual base salary for the calendar year preceding the year in which the termination of employment occurs. Payment of the cash severance would be made in a lump sum on the first day of the seventh month following the termination date.

Stock Options. MainStreet has awarded stock options to certain employees and officers pursuant to its equity compensation plans. In the merger, each outstanding option to purchase shares of MainStreet common stock will vest and be converted into an option to acquire, on the same terms and conditions as were applicable under such MainStreet option, the number of shares of American National common stock equal to the product of (i) 0.643 multiplied by (ii) the number of shares of MainStreet common stock subject to the MainStreet option. The exercise prices for the options will be adjusted based on the option exchange ratio.

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of MainStreet or Franklin Community Bank who continue on as employees of American National or American National Bank will be entitled to participate in the American National or American National Bank health and welfare benefit and similar plans on the same terms and conditions as employees of American National and American National Bank. Subject to certain exceptions, these employees will receive credit for their years of service to MainStreet or Franklin Community Bank for participation, vesting and benefit accrual purposes.

Employee Severance Benefits. A MainStreet employee who is terminated within six months after the effective date of the merger will receive severance payments in an amount equal to two weeks of pay for each year of service to MainStreet and American National, subject to a minimum of six weeks and a maximum of 26 weeks of pay.

American National and MainStreet cannot complete the merger without prior approval from the Federal Reserve and the Virginia SCC. The subsidiary bank merger cannot be completed without the prior approval from the OCC. On October 9, 2014, American National filed the required applications with the Federal Reserve and Virginia SCC seeking approval of the merger, and on October 10, 2014 American National Bank filed the required application with the OCC seeking approval of the subsidiary bank merger.

As of the date of this proxy statement/prospectus, American National has not yet received the required approvals from the Federal Reserve and the Virginia SCC for the merger and American National Bank has not yet received the required approval from the OCC for the subsidiary bank merger. While American National and American National Bank do not know of any reason why they would not be able to obtain the necessary approvals in a timely manner, or why they would be received with conditions unacceptable to American National, they cannot be certain when or if they will receive them or as to the nature of any conditions imposed.

Appraisal Rights

Shareholders of record of MainStreet common stock who comply with the procedures described below will be entitled to appraisal rights under Article 15 of Section 13.1 of the Virginia Stock Corporation Act. Where appropriate, shareholders are urged to consult with their legal counsel to determine the appropriate procedures for the making of a notice of intent to demand payment (as described below). No further notice of the events giving rise to appraisal rights or deadlines for related actions will be provided by MainStreet to shareholders prior to the special meeting.

The following discussion is only a summary, does not purport to be a complete statement of the law pertaining to appraisal rights under the Virginia SCA and is qualified in its entirety by reference to Article 15, Section 13.1 of the Virginia SCA. Shareholders are urged to consult Article 15 of the Virginia SCA, which is reprinted in its entirety as Appendix C to this proxy statement/prospectus.

Shareholders who follow the procedures set forth in Article 15 of the Virginia SCA will be entitled to receive payment of the “fair value” of their shares of MainStreet common stock. Any shareholder who wishes to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to comply in a timely and proper manner with the procedures specified may result in the loss of appraisal rights under the Virginia SCA.

A holder of shares of MainStreet common stock who wishes to exercise appraisal rights must deliver to MainStreet, prior to or at the special meeting (but in any event before the vote is taken), a written notice of intent to demand payment for such shareholder’s shares if the merger becomes effective. A shareholder delivering a notice of intent must not vote his or her shares in favor of the merger proposal or he or she will lose his or her appraisal rights. All notices of intent should be sent or delivered to MainStreet’s corporate secretary, Brenda H. Smith, at MainStreet’s principal executive offices located at 1075 Spruce Street, Martinsville, Virginia 24112, or they may be hand delivered to her at the special meeting (before the voting begins).

If the merger agreement is approved and the merger becomes effective, within 10 days after the effective date of the merger, American National will deliver an appraisal notice in writing to all shareholders who correctly and timely delivered a notice of intent (as described above) and also did not vote for approval of the merger agreement (an “eligible shareholder”). The appraisal notice will:

•	state where the eligible shareholder’s payment demands should be sent and where and when stock certificates should be deposited;

•	set a date by which American National must receive the payment demand (which date may not be fewer than 40 days nor more than 60 days after the date the appraisal notice is sent);

•	provide an estimate of the fair value of the shares of MainStreet common stock that are the subject of the appraisal right demand;

•	set the date by which a notice to withdraw the appraisal right demand must be received (a date within 20 days of the date indicated in the second bullet point above); and

•	include such other information as required by the Virginia SCA.

An eligible shareholder to whom an appraisal notice is sent must demand payment within the time specified in the appraisal notice, deposit his or her stock certificates in accordance with the terms of the appraisal notice and make certain certifications required by the Virginia SCA. If an eligible shareholder fails to take such actions, the shareholder loses his or her appraisal rights.

Within 30 days of the due date for receipt of any payment demands, if an eligible shareholder has complied with the provisions of Article 15 of the Virginia SCA, American National must pay each eligible shareholder American National’s estimate of the fair value of the shareholder’s shares of MainStreet common stock, plus accrued interest. With any payment, American National must provide its most recent annual and quarterly financial statements, an explanation of how it calculated the fair value of the shares of MainStreet common stock and interest, and a description of the procedure an eligible shareholder may follow if he or she is not satisfied with the payment.

An eligible shareholder who is not satisfied with the amount paid or offered by American National must notify American National in writing of his or her own estimate of the fair value of his or her shares of MainStreet common stock and the amount of interest due (less any amount that may have been already received by the shareholder from American National) and demand that American National pay this estimated amount. This notice must be given in writing within 30 days of the date that American National made or offered to make payment for the shareholder’s shares of MainStreet common stock.

If an eligible shareholder’s demand for payment remains unsettled, American National is obligated to commence a proceeding in a Virginia circuit court to determine the fair value of the shares of MainStreet common stock and accrued interest within 60 days of the receipt of the shareholder’s payment demand. If American National fails to commence such proceeding in accordance with the Virginia SCA, it must pay the shareholder the amount demanded by him or her.

Eligible shareholders considering seeking appraisal should be aware that the fair value of their shares of MainStreet common stock as determined under Article 15 of the Virginia SCA, could be more than, the same as or less than the merger consideration that would be paid to them pursuant to the merger agreement. The costs and expenses of any appraisal proceeding will be determined by the court and assessed against American National unless the court determines that the shareholder seeking appraisal did not act in good faith in demanding payment of the fair value of their shares of MainStreet common stock in which case such costs and expenses may be assessed against the shareholder. Eligible shareholders will only be entitled to receive payment in accordance with Article 15 of the Virginia SCA and will not be entitled to vote their shares of MainStreet common stock or exercise any other rights as a holder of MainStreet common stock. After the date by which a notice to withdraw the appraisal right demand must be received, an eligible shareholder demanding appraisal may withdraw his or her demand only with the consent of American National.

If any shareholder who demands appraisal of his or her shares under Article 15 of the Virginia SCA fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the Virginia SCA, such shareholder’s shares of MainStreet common stock will be converted into the right to receive the merger consideration in accordance with the merger agreement.

Certain Differences in the Rights of Shareholders

American National and MainStreet are Virginia corporations governed by the Virginia SCA. In addition, the rights of American National and MainStreet shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, MainStreet shareholders will become shareholders of American National, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of American National, each as amended, and by the Virginia SCA. The rights of shareholders of American National differ in certain respects from the rights of shareholders of MainStreet.

A summary of the material differences between the rights of a MainStreet shareholder under the Virginia SCA and MainStreet’s articles of incorporation and bylaws, on the one hand, and the rights of a American National shareholder under the Virginia SCA and the articles of incorporation and bylaws of American National, on the other hand, is provided in this proxy statement/prospectus in the section “Comparative Rights of Shareholders” on page 86.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting pursuant to U.S. generally accepted accounting principles. Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction, of MainStreet will be recorded, as of completion of the merger, at their respective fair values and added to those of American National. Any excess of purchase price paid over the fair values of the assets and liabilities acquired is recorded as goodwill. Financial statements and reported results of operations of American National issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of MainStreet.

THE MERGER AGREEMENT

The following is a summary description of the material provisions of the merger agreement. The following description of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.

Structure of the Merger

The American National board of directors and the MainStreet board of directors have each approved the merger agreement, which provides for the merger of MainStreet with and into American National, with American National as the surviving entity.

After the merger, Franklin Community Bank, the national bank subsidiary of MainStreet, will merge with and into American National Bank, the national bank subsidiary of American National. American National Bank will be the surviving bank in the subsidiary bank merger.

Merger Consideration

General. Pursuant to the terms of the merger agreement, as a result of the merger, each share of MainStreet common stock issued and outstanding before the effective date of merger will be converted into the right to receive:

•	$3.46 in cash; and

•	0.482 shares of American National common stock.

The exchange ratio of 0.482 shares of American National common stock is fixed and will not be adjusted to reflect stock price changes prior to the effective date of the merger. Each share of MainStreet common stock will be converted into the same merger consideration. You will not have the ability to elect to receive all stock or all cash as consideration, or any other combination of cash and stock other than the merger consideration, for your shares of MainStreet common stock.

If the number of shares of American National common stock changes before the merger is completed because of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar event, then a proportionate adjustment will be made to the exchange ratio.

American National’s shareholders will continue to own their existing shares of American National common stock. Each share of American National common stock outstanding immediately prior to the effective date of the merger will continue to represent one share of common stock of American National following the merger.

Fractional Shares. American National will not issue any fractional shares of common stock. Instead, a MainStreet shareholder who would otherwise have received a fraction of a share will receive an amount of cash equal to the fraction of a share of American National common stock to which such holder would otherwise be entitled multiplied by the closing sale price of American National common stock on the NASDAQ Global Select Market on the trading day immediately preceding the effective date of the merger.

Treatment of MainStreet Stock Options

MainStreet has awarded stock options to certain employees and officers pursuant to its equity compensation plans. In the merger, each outstanding option to purchase shares of MainStreet common stock will vest and be converted into an option to acquire, on the same terms and conditions as were applicable under such MainStreet option, the number of shares of American National common stock equal to the product of (i) 0.643 multiplied by (ii) the number of shares of MainStreet common stock subject to the MainStreet option. The exercise prices for the options will be adjusted based on the option exchange ratio.

Effective Date; Closing

The effective date of the merger will be the effective date and time set forth in the articles of merger that American National and MainStreet will file with the Virginia SCC. Subject to the satisfaction or waiver of the closing conditions in the merger agreement, the parties will use their reasonable best efforts to cause the effective date to occur on January 1, 2015 or as soon as practicable thereafter and after all required regulatory and shareholder approvals have been received. We anticipate that we will complete the merger in early January 2015, subject to the receipt of required shareholder and regulatory approvals, and the satisfaction or waiver of the closing conditions set forth in the merger agreement. See “— Conditions to Completion of the Merger” at page 64.

There can be no assurances as to if or when the shareholder and regulatory approvals will be obtained or that the merger will be completed. If we do not complete the merger by July 1, 2015, either party may terminate the merger agreement, provided that such termination right is not available to a party whose breach or failure to perform an obligation under the merger agreement has caused the failure of the merger to occur on or before such date.

Exchange of Stock Certificates in the Merger

On or before the closing date of the merger, American National will cause to be deposited with its transfer agent, Registrar and Transfer Company (the “exchange agent”), certificates representing shares of American National common stock and cash equal to the aggregate amount of the per share cash consideration, for the benefit of the holders of certificates representing shares of MainStreet common stock, and cash instead of any fractional shares that would otherwise be issued to MainStreet shareholders in the merger. For the purposes of this proxy statement/prospectus, the term “certificates” includes shares of MainStreet common stock held in book-entry form.

Promptly after the completion of the merger, the exchange agent will send transmittal materials to each holder of a certificate of MainStreet common stock for use in exchanging MainStreet stock certificates for certificates representing shares of American National common stock and cash with respect to the per share cash consideration, and cash instead of fractional shares, if applicable. The exchange agent will deliver certificates representing American National common stock and cash with respect to the per share cash consideration, and a check instead of any fractional shares, once it receives the properly completed transmittal materials, together with certificates representing a holder’s shares of MainStreet common stock.

MainStreet stock certificates should NOT be returned with the enclosed proxy card. They also should NOT be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger.

MainStreet stock certificates may be exchanged for new American National stock certificates and cash with respect to the per share cash consideration with the exchange agent for up to 12 months after the completion of the merger. At the end of that period, any American National stock certificates and cash will be returned to American National. Any holders of MainStreet stock certificates who have not exchanged their certificates will be entitled to look only to American National, and only as general creditors of American National, for the merger consideration.

Until you exchange your MainStreet stock certificates for the merger consideration, you will not receive any dividends or other distributions in respect of shares of American National common stock. Once you exchange your MainStreet stock certificates for the merger consideration, you will receive, without interest, any dividends or distributions with a record date after the effective date of the merger and payable with respect to your shares of American National common stock.

If you own MainStreet common stock in book entry form or through a broker, bank or other holder of record, you will not need to obtain your MainStreet stock certificates to surrender to the exchange agent.

If your MainStreet stock certificate has been lost, stolen or destroyed, you may receive a new stock certificate upon the making of an affidavit of that fact. American National may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against American National with respect to the lost, stolen or destroyed MainStreet stock certificate.

Neither American National nor MainStreet, nor any other person, including the exchange agent, will be liable to any former holder of MainStreet stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

The merger agreement contains representations and warranties relating to American National and MainStreet’s respective businesses, including:

•	corporate organization, standing and power, and subsidiaries;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	capital structure;

•	SEC filings, financial statements included in certain of those filings and accounting controls;

•	regulatory reports filed with governmental agencies and other regulatory matters;

•	absence of certain changes or events and absence of certain undisclosed liabilities;

•	legal proceedings and compliance with applicable laws;

•	tax matters and tax treatment of merger;

•	employee benefit matters;

•	insurance;

•	allowance for loan losses;

•	environmental matters;

•	books and records;

•	brokers and finders; and

•	engagement of financial advisors.

In addition, the merger agreement contains representations and warranties relating to MainStreet’s business specifically, such as:

•	material contracts;

•	ownership and leasehold interests in properties;

•	loan portfolio and mortgage loan buy-backs;

•	intellectual property;

•	derivative instruments;

•	brokered deposits;

•	investment securities;

•	anti-takeover statutes and regulations; and

•	transaction with affiliates.

With the exception of specified representations and warranties relating to corporate authority and brokered deposits, that must be true and correct in all material respects, and representations and warranties relating to absence of conflict with organizational documents, capitalization and absence of certain changes reasonably likely to have a material adverse effect, which must be true and correct in all respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance, individually or taken together with all other facts, events or circumstances, has had or is reasonably likely to have a material adverse effect (as such term is defined in the merger agreement) on the party making the representation or warranty.

The representations and warranties described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including being qualified by confidential disclosures, and were made for the purposes of allocating contractual risk between American National and MainStreet instead of establishing these matters as facts. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement/prospectus, in the documents incorporated by reference into this proxy statement/prospectus by American National and MainStreet, and in the periodic and current reports and statements that each of American National and MainStreet files with the SEC. See “Where You Can Find More Information” beginning on page 93.

Conditions to Completion of the Merger

The respective obligations of American National and MainStreet to complete the merger are subject to the satisfaction or waiver of certain conditions, as follows:

•	approval of the merger proposal by MainStreet shareholders;

•	approval of the merger by the necessary federal and state regulatory authorities, provided that no such approvals contain any conditions, restrictions or requirements that would, after the merger, (i) have or be reasonably likely to have a material adverse effect on American National, in the reasonable opinion of American National, or (ii) be unduly burdensome, in the reasonable opinion of American National;

•	American National’s registration statement on Form S-4, of which this proxy statement/prospectus is a part, is declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and continues to remain effective;

•	approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of American National common stock to be issued in the merger;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

•	the receipt by American National and MainStreet from LeClairRyan, A Professional Corporation, American National’s outside legal counsel, of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement; and

•	the other party’s performance in all material respects of its obligations under the merger agreement.

In addition, American National’s obligation to complete the merger is subject to the satisfaction or waiver of the condition set forth below:

•	the number of shares of MainStreet common stock whose holders are seeking appraisal rights under the Virginia SCA does not represent 5% or more of the outstanding shares of MainStreet common stock.

Where the merger agreement and law permits, American National and MainStreet could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. American National and MainStreet cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Business Pending the Merger

American National and MainStreet have made customary agreements that place restrictions on them until the completion of the merger. In general, American National and MainStreet are required to (i) conduct their respective businesses in the ordinary and usual course, (ii) take no action that would affect adversely or delay the ability to obtain the required approvals and consents for the merger, perform the covenants and agreements under the merger agreement or complete the merger on a timely basis, (iii) take no action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (iv) take no action that would make any of its representation or warranties untrue, taking into account the material adverse effect standard set forth in the merger agreement.

MainStreet also agreed that, until the effective date of the merger and with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of American National:

•	amend, repeal or modify any articles of incorporation, bylaws or other similar governing instruments;

•	issue or sell any additional shares of capital stock, other than pursuant to stock options outstanding as of the date of the merger agreement, or grant any stock options, restricted shares or other stock-based awards;

•	enter into or amend or renew any employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit, except for normal individual merit increases in the ordinary course of business consistent with past practice, provided that no such salary or wage increase will result in an annual adjustment in any individual officer’s or employee’s salary or wages of more than 2% without prior consultation with and approval from American National and that no incentive or bonus payment will be paid or agreed to be paid without prior consultation with and approval from American National, except for (i) incentive based compensation to employees engaged in selling mortgage and investment products and services in the ordinary course of business, and (ii) certain bonuses for 2014 performance;

•	enter into, establish, adopt, amend, terminate or make any contributions to (except as required by law, to satisfy contractual obligations as previously disclosed to American National or to comply with the requirements of the merger agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or employee or take any action to accelerate the vesting or exercise of any benefits payable thereunder;

•	hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations as previously disclosed to American National and (ii) persons hired to fill any employee or non-executive officer vacancies arising after the date of the merger agreement and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the merger, the subsidiary bank merger or the completion thereof;

•	make, declare, pay any dividend on, or redeem, purchase or otherwise acquire any shares of capital stock, or adjust, split, combine or reclassify any shares of capital stock;

•	make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $10,000 individually or $35,000 in the aggregate;

•	implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by generally accepted accounting principles in the U.S., regulatory accounting guidelines or applicable law;

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for (i) other real estate owned (“OREO”) currently under contract, OREO that is sold in the ordinary course of business consistent with past practice and in amounts that do not exceed $175,000 individually or $500,000 in the aggregate, (ii) certain transactions previously disclosed by MainStreet to American National, or (iii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $25,000 in the aggregate;

•	acquire all or any portion of the assets, business, securities, deposits or properties of any other person, except for acquisitions (i) by way of foreclosures or of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in amounts that do not exceed $250,000 individually or $500,000 in the aggregate, and (ii) in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $25,000 in the aggregate;

•	enter into, amend, modify, cancel, fail to renew or terminate any agreement, contract, lease, license, arrangement, commitment or understanding that (i) is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, if such regulation was applicable to it, or (ii) relates to real property, personal property, data processing or bankcard functions, except as otherwise permitted under the merger agreement or as previously disclosed to American National;

•	enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of the merger agreement, which settlement, agreement or action involves payment of an amount that exceeds $10,000 and/or would impose any material restriction on the business of MainStreet or create precedent for claims that are reasonably likely to be material to MainStreet;

•	enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or the manner in which its investment securities or loan portfolio is classified or reported; invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

•	introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, American National prior to the date of the merger agreement);

•	(i) make, renew, restructure or otherwise modify any loan to be held in its loan portfolio other than loans made or acquired in the ordinary course of business consistent with past practice and that have (a) in the case of unsecured loans, a principal balance not in excess of $50,000 in total, or (b) in the case of secured loans, a principal balance not in excess of $1,000,000 in total, (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above, or (iii) enter into any loan securitization or create any special purpose funding entity;

•	incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments and the creation of deposit liabilities and federal funds purchased in the ordinary course of business consistent with past practice;

•	acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of one year or less, or dispose of any debt security or equity investment;

•	enter into or settle any derivative contract, except for loan origination commitments which may be entered into under the normal course of business;

•	make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

•	make or change any material tax election, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes, enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes or file any amended tax return; or

•	agree to take any of the actions prohibited by the preceding bullet points.

American National also agreed that, until the effective date of the merger, it will not, and will not permit any of its subsidiaries to, without the prior written consent of MainStreet, amend, repeal or modify any articles of incorporation, bylaws or other similar governing instruments in a manner which would have a material adverse effect on MainStreet or its shareholders or the transactions contemplated by the merger agreement, or make or pay any extraordinary one-time dividend or distribution on shares of American National common stock, other than any distribution or dividend payable in shares of American National common stock which would result in the adjustment of the exchange ratio pursuant to the merger agreement.

Regulatory Matters

American National and MainStreet have each agreed to cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all regulatory approvals necessary to consummate the merger. On October 9, 2014, American National filed the required applications with the Federal Reserve and Virginia SCC seeking approval of the merger, and on October 10, 2014 American National Bank filed the required application with the OCC seeking approval of the subsidiary bank merger.

While American National and American National Bank do not know of any reason why they would not be able to obtain the necessary approvals in a timely manner, or why they would be received with conditions unacceptable to American National, they cannot be certain when or if they will receive them or as to the nature of any conditions imposed.

Shareholder Meeting and Recommendation of the MainStreet Board of Directors

MainStreet has agreed to call a special meeting of shareholders as soon as reasonably practicable for the purpose of obtaining the required shareholder votes on the merger proposal.

In connection with the special meeting, MainStreet’s board of directors is to support and recommend approval of the merger agreement and the transactions contemplated thereby and use its reasonable best efforts to obtain the required shareholder approval unless the MainStreet board has received and recommended (or submitted to shareholders) an acquisition proposal from a third party that qualifies as a “superior proposal” as described and under the circumstances set forth in the next section (“— No Solicitation”).

No Solicitation

MainStreet has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

•	initiate, solicit or encourage any inquiries or proposals with respect to any “acquisition proposal” (as defined below); or

•	engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving MainStreet or Franklin Community Bank:

•	a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction;

•	any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of MainStreet or 10% or more of any class of equity or voting securities of MainStreet or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of MainStreet; or

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of any class of equity or voting securities of MainStreet or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of MainStreet.

Under the merger agreement, however, if MainStreet receives an unsolicited bona fide written acquisition proposal, it may engage in negotiations or discussions with or provide nonpublic information to the person or entity making the acquisition proposal only if:

•	the MainStreet board of directors receives the proposal prior to the special meeting;

•	the MainStreet board concludes in good faith, after consultation with and based upon the written advice of outside legal counsel and its financial advisors, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to shareholders under Virginia law;

•	the MainStreet board also concludes in good faith, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below); and

•	MainStreet receives from the person or entity making the proposal an executed confidentiality agreement, which confidentiality agreement does not provide such person or entity with any exclusive right to negotiate with MainStreet.

MainStreet has agreed to advise American National, within 24 hours of reaching the conclusions set forth in the second and third bullet points immediately above, of the receipt of any such acquisition proposal, including a description of the material terms and conditions of the proposal (including the identity of the proposing party), and to keep American National apprised of any related developments, discussions and negotiations on a current basis.

For purposes of the merger agreement, a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a person or entity that the board of directors of MainStreet concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and including the terms and conditions of the merger agreement:

•	is more favorable to the shareholders of MainStreet from a financial point of view, than the transactions contemplated by the merger agreement; and

•	is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of governmental authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

For the purposes of the definition of “superior proposal,” the term “acquisition proposal” has the same meaning as described above, except the reference to “10% or more” is changed to be a reference to “a majority” and an “acquisition proposal” can only refer to a transaction involving MainStreet or Franklin Community Bank.

Except as otherwise provided in the merger agreement, nothing contained in the non-solicitation provisions of the merger agreement will permit MainStreet to terminate the merger agreement or affect any of its other obligations under the merger agreement.

Termination of the Merger Agreement

Termination by American National and MainStreet. The merger agreement may be terminated and the merger abandoned by American National and MainStreet, at any time before the merger is completed, by mutual consent of the parties.

Termination by American National or MainStreet. The merger agreement may be terminated and the merger abandoned by either party if:

•	the merger has not been completed by July 1, 2015, unless the failure to complete the merger by such time was caused by a breach or failure to perform an obligation under the merger agreement by the terminating party;

•	there is a breach or inaccuracy of any representation or warranty of the other party contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach is not cured within 30 days following written notice to the breaching party or cannot be cured, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement;

•	there is a material breach by the other party of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following written notice to the breaching party or cannot be cured, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement;

•	any of the conditions precedent to the obligations of such party to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by July 1, 2015, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement; or

•	the MainStreet shareholders do not approve the merger proposal.

Termination by American National. American National may terminate the merger agreement at any time before the MainStreet special meeting if:

•	MainStreet breaches its agreement regarding the non-solicitation of other business combination offers;

•	the board of directors of MainStreet fails to recommend, or withdraws, modifies or changes its recommendation to the MainStreet shareholders that the merger agreement be approved in any way that is adverse to American National; or

•	MainStreet materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the merger agreement or breaches its covenant regarding the non-solicitation of other offers.

In addition, American National may terminate the merger agreement at any time if:

•	MainStreet enters into an agreement with another party with respect to a business combination transaction or with respect to an acquisition directly from MainStreet of securities representing 10% or more of the voting power of MainStreet; or

•	a third party commences a tender offer or exchange offer for 20% or more of the outstanding shares of MainStreet common stock, and the board of directors of MainStreet recommends that MainStreet shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Termination by MainStreet. MainStreet may terminate the merger agreement at any time:

•	before the MainStreet special meeting to enter into an acquisition agreement or similar agreement with respect to an unsolicited “superior proposal,” as defined in the merger agreement and described above, which has been received and considered by MainStreet in compliance with the applicable terms of the merger agreement, provided that MainStreet has notified American National at least five business days in advance of any such termination and given American National the opportunity during such period to make an offer at least as favorable as the superior proposal, as determined by the MainStreet board of directors.

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee

The merger agreement provides that MainStreet must pay American National a $1.0 million termination fee under the circumstances and in the manner described below:

•	if the merger agreement is terminated by American National for any of the reasons described under “– Termination of the Merger Agreement – Termination by American National” on page 70 or by MainStreet for the reasons described under “– Termination of the Merger Agreement – Termination by MainStreet” on page 71, MainStreet must pay the termination fee to American National concurrently with the termination of the merger agreement; or

•

if the merger agreement is terminated (i) by American National for any of the reasons described in the second, third or fourth bullet points under “– Termination of the Merger Agreement – Termination by American National or MainStreet” on page 70, (ii) by either American National or MainStreet because the merger has not been completed by July 1, 2015, or (iii) by either American National or MainStreet because the merger has not been approved by the shareholders of MainStreet at the special meeting, and in the case of termination pursuant to clauses (i), (ii) and (iii) above an acquisition proposal (as described under “– No Solicitation” on page 68) has been publicly announced or otherwise communicated or made known to the shareholders, senior management or board of directors of MainStreet (or any person has publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) prior to the taking of the vote of the shareholders of MainStreet contemplated by the merger agreement, in the case of clause (iii) above, or prior to the date of termination, in the case of clauses (i) or (ii) above, then (a) if within 15 months after such termination MainStreet enters into an agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then MainStreet must pay to American National the termination fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this agreement) or the consummation of such transaction, or (b) if a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above) is consummated otherwise than pursuant to an agreement with MainStreet within 18 months after the termination of the merger agreement, then MainStreet must pay to American National the termination fee on the date when such transaction is consummated.

Any termination fee that becomes payable to American National pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by American National. If MainStreet fails to timely pay the termination fee to American National, MainStreet also will be obligated to pay the costs and expenses incurred by American National to collect such payment, together with interest.

Indemnification and Insurance

American National has agreed to indemnify the directors and officers of MainStreet against certain liabilities arising before the effective date of the merger. American National has also agreed to purchase a six year “tail” prepaid policy, on the same terms as MainStreet’s existing directors’ and officers’ liability insurance, for the current directors and officers of MainStreet, subject to a cap on the cost of such policy equal to 300% of MainStreet’s current annual premium.

Expenses

In general, whether or not the merger is completed, American National and MainStreet will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing and mailing this proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.

Waiver and Amendment

At any time on or before the effective date of the merger, any term or provision of the merger agreement, other than the merger consideration, may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The terms of the merger agreement may be amended at any time before the merger by agreement of the parties, whether before or after the special meeting, except with respect to statutory requirements and requisite shareholder and regulatory authority approvals.

Affiliate Agreement

The directors and executive officers of MainStreet have entered into an agreement with American National and MainStreet pursuant to which they have agreed, subject to several conditions and exceptions, to vote all of the shares over which they have voting authority in favor of the merger proposal, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity are not covered by the agreement.

The affiliate agreement prohibits, subject to limited exceptions, the directors and executive officers of MainStreet from selling, transferring, pledging, encumbering or otherwise disposing of any shares of MainStreet common stock subject to the agreement. The affiliate agreement terminates upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.

Possible Alternative Merger Structure

The merger agreement provides that American National and MainStreet may mutually agree to change the method or structure of the merger. However, no change may be made that:

•	alters or changes the exchange ratio or the amount of cash to be received by MainStreet shareholders in exchange for each share of MainStreet common stock;

•	adversely affects the tax treatment of American National or MainStreet pursuant to the merger agreement; or

•	materially impedes or delays completion of the merger in a timely manner.

Resales of American National Stock

The shares of American National common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of American National for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, American National and may include the executive officers, directors and significant shareholders of American National.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Subject to the limitations, assumptions and qualifications described herein, it is the opinion of LeClairRyan, A Professional Corporation that the material U.S. federal income tax consequences of the merger applicable to “U.S. holders” (as defined below) of MainStreet common stock who exchange their shares of MainStreet common stock in the merger are as described below. The following discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). The opinion of tax counsel for American National is filed as Exhibit 8.1 to the registration statement on Form S-4 of which this proxy statement/prospectus is a part.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws, nor does it address any alternative minimum tax or any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This discussion is limited to U.S. holders (as defined below) that hold their shares of MainStreet common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular MainStreet shareholder or to MainStreet shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of MainStreet; persons who hold MainStreet common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of MainStreet common stock through the exercise of an employee stock option or otherwise as compensation.

For purposes of this section, the term “U.S. holder” means a beneficial owner of MainStreet common stock that for United States federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other entity taxed as a partnership holds MainStreet common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Holders of MainStreet common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

The Merger

Subject to the limitations, assumptions and qualifications described herein, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the opinion states that, for U.S. federal income tax purposes, the merger will qualify as a reorganization under Section 368(a) of the Code. Accordingly, a holder of MainStreet common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder’s MainStreet shares solely for American National common stock pursuant to the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except with respect to any cash received in lieu of a fractional share of American National common stock, as discussed below under “Tax Consequences to Shareholders of MainStreet — Cash Received in Lieu of a Fractional Share of American National Common Stock”).

Consummation of the merger is conditioned upon American National and MainStreet receiving a written tax opinion, dated the closing date of the merger, from LeClairRyan, American National’s outside tax counsel, to the effect that, based upon facts, representations and assumptions set forth in such opinion, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, LeClairRyan has delivered an opinion to American National and MainStreet to the same effect. These opinions are conditioned on, among other things, such tax counsel’s receipt of representation letters from each of American National and MainStreet, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. The opinion of counsel is not binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the consequences set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each MainStreet shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences to American National and MainStreet

Each of American National and MainStreet will be a party to the merger within the meaning of Section 368(b) of the Code, and neither American National nor MainStreet will recognize any gain or loss as a result of the merger.

Tax Consequences to Shareholders of MainStreet

Accordingly, based on the opinion delivered in connection herewith:

•	gain (but not loss) will be recognized by shareholders of MainStreet who receive shares of American National common stock and cash in exchange for shares of MainStreet common stock pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the American National common stock and cash received by a shareholder of MainStreet exceeds such shareholder’s basis in its MainStreet common stock, and (ii) the amount of cash received by such shareholder of MainStreet (except with respect to any cash received in lieu of fractional share interests in American National common stock, as discussed below under “— Cash Received In Lieu of a Fractional Share of American National Common Stock”);

•	the aggregate basis of the American National common stock received in the merger will be the same as the aggregate basis of the MainStreet common stock for which it is exchanged, decreased by the amount of cash received in the merger and decreased by any basis attributable to fractional share interests in American National common stock for which cash is received, and increased by the amount of gain recognized on the exchange other than in respect of fractional shares (regardless of whether such gain is classified as capital gain or as ordinary dividend income, as discussed below under “Additional Considerations-Recharacterization of Gain as a Dividend”); and

•	the holding period of American National common stock received in exchange for shares of MainStreet common stock will include the holding period of the MainStreet common stock for which it is exchanged.

If U.S. holders of MainStreet common stock acquired different blocks of shares of MainStreet common stock at different times or at different prices, such holders’ gain, basis and holding period may be determined with reference to each block of MainStreet common stock. Any such holders should consult their tax advisors regarding the manner in which American National common stock and cash received in the exchange should be allocated among different blocks of MainStreet common stock and with respect to identifying the bases or holding periods of the particular shares of American National common stock received in the merger.

Taxation of Capital Gain. Except as described under “Additional Considerations-Recharacterization of Gain as a Dividend” below, gain that a MainStreet shareholder recognizes in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such shareholder has held (or is treated as having held) his MainStreet common stock for more than one year as of the date of the merger. For MainStreet shareholders that are non-corporate holders of MainStreet common stock, long-term capital gain generally will be taxed at preferential rates.

Additional Considerations – Recharacterization of Gain as a Dividend. All or part of the gain that a particular MainStreet shareholder recognizes could be treated as dividend income rather than capital gain if (i) such MainStreet shareholder is a significant shareholder of American National or (ii) such MainStreet shareholder’s percentage ownership, taking into account constructive ownership rules, in American National after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of American National common stock rather than a combination of cash and shares of American National common stock in the merger. This could happen, for example, because of ownership of additional shares of American National common stock by such MainStreet shareholder or ownership of shares of American National common stock by a person related to such MainStreet shareholder. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon such MainStreet shareholder’s particular circumstances, including the application of certain constructive ownership rules, MainStreet shareholders should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Cash Received in Lieu of a Fractional Share of American National Common Stock. A U.S. holder that receives cash in lieu of a fractional share of American National common stock in the merger generally will be treated as if the fractional share of American National common stock had been distributed to them as part of the merger, and then redeemed by American National in exchange for the cash actually distributed in lieu of the fractional share, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares, and such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Reporting Requirements

U.S. holders of MainStreet common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding or (b) otherwise proves to American National and its exchange agent that the U.S. holder is exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.

In addition, U.S. holders of MainStreet common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of MainStreet stock exchanged, the number of shares of American National stock received, the fair market value and tax basis of MainStreet shares exchanged and the U.S. holder’s tax basis in the American National common stock received.

If a U.S. holder of MainStreet common stock that exchanges such stock for American National common stock is a “significant holder” with respect to MainStreet, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of MainStreet common stock will be treated as a significant holder in MainStreet if the U.S. holder’s ownership interest in MainStreet is five percent (5%) or more of MainStreet’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of MainStreet stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of MainStreet and American National, the date of the merger, and the fair market value and tax basis of MainStreet shares exchanged (determined immediately before the merger).

This discussion of the material U.S. federal income tax consequences does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of MainStreet common stock. Further, it is not intended to be, and should not be construed as, tax advice. Holders of MainStreet common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

MARKET FOR COMMON STOCK AND DIVIDENDS

American National common stock is traded on the NASDAQ Global Select Market under the symbol “AMNB.” MainStreet common stock is quoted on the OTCQB marketplace under the symbol “MREE.”

As of the record date for the special meeting, there were 1,713,375 shares of MainStreet common stock outstanding, which were held by approximately 1,519 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of American National common stock as reported on the NASDAQ Global Select Market and MainStreet common stock as reported on the OTCQB marketplace, and the dividends declared per share of American National common stock and MainStreet common stock. The sales prices for MainStreet common stock shown in the table below may not be representative of all transactions during the indicated periods or the actual fair market value of the common stock at the time of such transaction due to the infrequency of trades and the limited market for the common stock.

	American National Common Stock			MainStreet Common Stock
	Sales Price		Dividends Declared Per Share	Sales Price		Dividends Declared Per Share
	High	Low		High	Low
2014
First Quarter	$26.08	$21.54	$0.23	$8.50	$7.60	—
Second Quarter	24.06	20.65	0.23	12.00	8.16	—
Third Quarter	23.53	20.90	0.23	14.10	10.20	—
Fourth Quarter	23.76	21.69	—	14.25	13.50	—
(through October 27, 2014)

2013
First Quarter	$22.00	$19.57	$0.23	$7.20	$6.05	—
Second Quarter	23.46	19.66	0.23	8.24	6.42	—
Third Quarter	25.90	20.77	0.23	7.81	7.01	—
Fourth Quarter	27.74	21.16	0.23	8.50	7.01	—

2012
First Quarter	$22.19	$18.54	$0.23	$4.25	$3.75	—
Second Quarter	24.00	20.91	0.23	6.40	4.35	—
Third Quarter	23.99	21.60	0.23	4.90	4.55	—
Fourth Quarter	22.81	18.50	0.23	6.00	4.55	—

The following table sets forth the closing sale prices per share of American National common stock as reported on the NASDAQ Global Select Market on August 22, 2014, the last trading day before the parties announced the signing of the merger agreement, and on October 27, 2014, the last trading day before the date of this proxy statement/prospectus. The table also sets forth, to the knowledge of MainStreet, the sales price of the latest sale of MainStreet common stock that occurred on or before August 22, 2014 (which sale occurred on August 22, 2014), and the sales price of the most recent sale of MainStreet common stock that occurred before the date of this proxy statement/prospectus (which sale occurred on October 24, 2014). The following table also includes the equivalent market value per share of MainStreet common stock on August 22, 2014 and on October 27, 2014, which reflects the sum of (i) the product of the exchange ratio of 0.482 multiplied by the closing sale price of American National common stock on the dates indicated, plus (ii) the per share cash consideration of $3.46.

	American National Common Stock	MainStreet Common Stock	Equivalent Market Value Per Share of MainStreet
August 22, 2014	$21.97	$10.80	$14.05
October 27, 2014	$22.90	$14.08	$14.50

You are advised to obtain current market quotations for American National common stock and MainStreet common stock. The market price of American National common stock at the effective date of the merger or at the time former shareholders of MainStreet receive certificates evidencing shares of American National common stock after the merger is completed may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this proxy statement/prospectus or at the time of the special meeting.

American National and MainStreet are legal entities separate and distinct from their subsidiaries, and their revenues depend primarily on the payment of dividends from their subsidiary banks. Therefore, American National’s and MainStreet’s principal sources of funds with which to pay dividends on their stock and their other separate expenses are dividends they receive, respectively, from American National Bank and Franklin Community Bank. The subsidiary banks of both American National and MainStreet are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay to American National and MainStreet. See “Description of American National Capital Stock – Common Stock – Dividends” on page 84.

American National currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the merger. American National has no current intention to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis. After the merger, the final determination of the timing, amount and payment of dividends on American National common stock will be at the discretion of its board of directors and will depend upon the earnings of American National and its subsidiary bank, the financial condition of American National and other factors, including general economic conditions and applicable governmental regulations and policies.

INFORMATION ABOUT AMERICAN NATIONAL BANKSHARES INC.

American National Bankshares Inc. is a bank holding company headquartered in Danville, Virginia providing a full range of financial services through its subsidiary community bank, American National Bank and Trust Company. American National Bank serves southcentral Virginia and northcentral North Carolina with 24 banking offices. The common stock of American National is traded on the NASDAQ Global Select Market under the symbol “AMNB.”

As of June 30, 2014, American National had total assets of approximately $1.3 billion, total net loans of approximately $800.3 million, total deposits of approximately $1.0 billion and total shareholders’ equity of approximately $172.1 million. American National Bank also manages an additional $648.0 million of assets in its trust and investment services division.

The principal executive offices of American National are located at 628 Main Street, Danville, Virginia 24541, and its telephone number is (434) 792-5111. American National’s website can be accessed at https://www.amnb.com. Information contained on the websites of American National or any subsidiary of American National does not constitute part of this proxy statement/prospectus and is not incorporated into other filings that American National makes with the SEC.

For more information about American National, see “Where You Can Find More Information” beginning on page 93.

INFORMATION ABOUT MAINSTREET BANKSHARES, INC.

General

MainStreet BankShares, Inc. is a bank holding company headquartered in Martinsville, Virginia. MainStreet was organized as a Virginia corporation in January 1999 and, through its community bank subsidiary, Franklin Community Bank, engages in a general commercial banking business offering a wide variety of banking services to individuals, professionals and small to medium-sized businesses. Franklin Community Bank currently operates three full-service banking offices in its primary service area of Franklin County, Town of Rocky Mount and surrounding markets in Virginia. As of June 30, 2014, the number of full-time equivalent persons employed by MainStreet and Franklin Community Bank was 52. MainStreet’s common stock is traded on the OTCQB marketplace under the symbol “MREE.”

As of June 30, 2014, MainStreet had total consolidated assets of approximately $166.3 million, total net loans of approximately $124.4 million, total consolidated deposits through its bank subsidiary of approximately $140.0 million and consolidated shareholders’ equity of approximately $24.8 million.

The principal executive offices of MainStreet are located at 1075 Spruce Street, Martinsville, Virginia 24112, and its telephone number is (276) 632-8054. MainStreet’s website can be accessed at http://www.msbsinc.com. Information contained on the websites of MainStreet or any subsidiary of MainStreet does not constitute part of this proxy statement/prospectus and is not incorporated into other filings that MainStreet makes with the SEC.

Additional business and financial information relating to MainStreet is included in MainStreet’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, copies of which are attached to this proxy statement/prospectus as Appendices C and D. The audited financial statements of MainStreet as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 are included in MainStreet’s Annual Report on Form 10-K for the year ended December 31, 2013.

For more information about MainStreet, see “Where You Can Find More Information” beginning on page 93.

Competition

MainStreet experiences competition in attracting and retaining business and personal checking and savings accounts, making commercial, consumer and real estate loans, and providing other services in their primary service area. The principal methods of competition in the banking industry for MainStreet with respect to deposits are service, rates offered, convenience of location and flexible office hours. The principal methods of competition in the banking industry for MainStreet with respect to loans are interest rates, loan origination fees and the range of lending services offered. Competition in MainStreet’s service area comes from other commercial banks, savings institutions, brokerage firms, credit unions and mortgage banking firms. Competition for deposits is particularly intense in MainStreet’s market, which increases the cost and reduces the availability of local deposits. Because of the nature of MainStreet’s market, a substantial portion of the loan opportunities for which banks compete are real estate related. As a result of the economic downturn, which was focused on real estate, the number of loan opportunities has been reduced and the risk of those loans has been increased. MainStreet has been able to take advantage of the consolidation in the banking industry in its market area by providing personalized banking services that are desirable to large segments of customers, which has enabled MainStreet to compete satisfactorily.

MainStreet Director to Be Appointed Director of American National

Joel R. Shepherd (age 50), current chairman of the MainStreet board of directors, will be appointed a director of American National upon consummation of the merger. Mr. Shepherd is president and partial owner of Virginia Home Furnishings, Inc., a Virginia corporation, and 220 Self Storage, Inc., a Virginia corporation, each based in Rocky Mount, Virginia. He is also a private real estate investor in the Roanoke, Virginia area. From 1986 to 1993, Mr. Shepherd served as a Vice President and Portfolio Manager in the Funds Management Division of Dominion Bankshares, Inc. (acquired by First Union Corporation). Mr. Shepherd will bring entrepreneurial, business building, finance and management skills to the American National board. He will also bring financial institution management and investment skills to the board of directors of American National.

Security Ownership of Principal Shareholders

The following table sets forth, as of the record date for the special meeting (October 20, 2014), certain information with respect to the beneficial ownership of MainStreet common stock held by each holder of 5% or more of MainStreet common stock known to MainStreet.

Name and Address	Number of Shares Beneficially Owned (1)		Percent of Class

Spence Limited, L.P.	149,682	(2)	8.4%
P.O. Box 505, Blakely, Georgia 39823

Joel R. Shepherd	130,988		7.4%
1075 Spruce Street, Martinsville, Virginia 24112

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days.
(2)	Based on Schedule 13D filed with the SEC on February 20, 2014 by Spence Limited, L.P. (“Spence”) stating that as of January 31, 2014, Spence was the beneficial owner of 149,682 shares of MainStreet common stock and had sole voting power and sole investment power with respect to all such shares.

Security Ownership of Management

The following table sets forth, as of the record date for the special meeting (October 20, 2014), certain information with respect to the beneficial ownership of MainStreet common stock held by each director and executive officer of MainStreet, and all the directors and executive officers of MainStreet as a group.

Name	Number of Shares Beneficially Owned (1)		Percent of Class

C. Laine Dalton	6,947	(2)	*
J. Mac Deekens	5,500		*
Danny M. Perdue	52,882		3.0%
Joel R. Shepherd	130,988		7.4%
Brenda H. Smith	48,028	(3)	2.7%
Michael A. Turner	45,723	(4)	2.6%
Todd S. Hammock	1,071	(5)	*
Lisa J. Correll	900	(6)	*
Sonya B. Smith	110		*
All directors and executive officers as a group (9 persons)	292,149		16.4%

*	Represents less than 1% of MainStreet common stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days. The mailing address of the directors and executive officers included in the table is 1075 Spruce Street, Martinsville, Virginia 24112.
(2)	Includes 1,100 shares owned by Dalton Insurance Agency, an insurance agency of which the director is a partial owner.
(3)	Includes 47,588 shares that may be acquired upon exercise of stock options that are fully vested.
(4)	Includes 11,000 shares owned by the director’s spouse.
(5)	Includes 100 shares held by the executive officer as custodian for a child.
(6)	Includes 900 shares that may be acquired upon exercise of stock options that are fully vested.

DESCRIPTION OF AMERICAN NATIONAL CAPITAL STOCK

The following summary description of the material features of the capital stock of American National is qualified in its entirety by reference to the applicable provisions of Virginia law and by American National’s articles of incorporation and bylaws, each as amended.

As a result of the merger, MainStreet shareholders who receive shares of American National common stock in the merger will become shareholders of American National. Your rights as shareholders of American National will be governed by Virginia law and the articles of incorporation and the bylaws of American National, each as amended. We urge you to read the applicable provisions of the Virginia SCA, American National’s articles of incorporation and bylaws and federal laws governing financial holding companies carefully and in their entirety. Copies of American National’s and MainStreet’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

General

As of June 30, 2014, American National had 22,000,000 shares of capital stock authorized. This authorized capital stock consisted of:

•	20,000,000 shares of common stock, par value $1.00 per share, 7,840,132 of which were outstanding as of June 30, 2014; and

•	2,000,000 shares of preferred stock, par value $5.00 per share, none of which are outstanding as of the date of this proxy statement/prospectus.

As of June 30, 2014, there were options outstanding to purchase 176,747 shares of American National common stock and 46,052 shares of American National common stock were subject to unvested restricted stock awards, all granted under American National’s equity compensation plans.

Common Stock

General. Each share of American National common stock has the same relative rights as, and is identical in all respects to, each other share of American National common stock. American National’s common stock is traded on the NASDAQ Global Select Market under the symbol “AMNB.” The transfer agent and registrar for American National’s common stock is Registrar and Transfer Company.

Voting Rights. Each holder of American National common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends. Holders of American National common stock are entitled to receive dividends when and as declared by the American National board of directors out of funds legally available therefor; provided, however, that the payment of dividends to holders of common stock is subject to the preferential dividend rights of any outstanding preferred stock. American National is a corporation separate and distinct from American National Bank. Since most of American National’s revenues will be received by it in the form of dividends or interest paid by American National Bank, American National’s ability to pay dividends will be subject to certain regulatory restrictions.

Directors and Classes of Directors. The American National board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the American National board consists of 13 directors. The number of directors may be increased by the board, but not by more than two during any twelve-month period, except by the affirmative vote of holders of 80% of the outstanding shares of American National’s voting stock. Subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed, with or without cause, by the affirmative vote of the holders of at least 80% of the outstanding shares of American National common stock.

No Preemptive or Conversion Rights. Holders of American National’s common stock do not have preemptive rights to purchase additional shares of any class of American National stock, and have no conversion or redemption rights.

Calls and Assessments. All of the issued and outstanding shares of American National common stock are non-assessable.

Liquidation Rights. In the event of American National’s liquidation, dissolution or winding up, the holders of common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the remaining assets available for distribution after payment or provision for payment of American National’s debts and liabilities and distributions or provision for distributions to holders of any preferred stock having preference over the common stock.

For more information regarding the rights of holders of American National common stock, see “Comparative Rights of Shareholders.”

Preferred Stock

The board of directors of American National is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The American National board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

The American National board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of American National common stock and, under certain circumstances, discourage an attempt by others to gain control of American National.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of American National, then existing market conditions and other factors that, in the judgment of the American National board, might warrant the issuance of preferred stock.

COMPARATIVE RIGHTS OF SHAREHOLDERS

American National and MainStreet are Virginia corporations subject to the provisions of the Virginia SCA. The rights of shareholders of American National and MainStreet are governed by their respective articles of incorporation and bylaws. Upon consummation of the proposed merger, MainStreet shareholders will become shareholders of American National (except for shares held by MainStreet’s shareholders who exercise appraisal rights), and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of American National and will continue to be governed by the Virginia SCA.

The following is a summary of the material differences in the rights of shareholders of American National and MainStreet, but is not a complete statement of all those differences. Shareholders should read carefully the relevant provisions of the Virginia SCA and the respective articles of incorporation and bylaws of American National and MainStreet. This summary is qualified in its entirety by reference to such articles of incorporation and bylaws and to the provisions of the Virginia SCA.

Authorized Capital Stock

American National. American National is authorized to issue 20,000,000 shares of common stock, par value $1.00 per share, of which 7,840,132 shares were issued and outstanding as of June 30, 2014, and 2,000,000 shares of preferred stock, par value $5.00 per share, of which no shares were issued and outstanding as of such date.

American National’s articles of incorporation authorize the American National board of directors, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. There are no preemptive rights to purchase (i) additional shares of capital stock of American National, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

MainStreet. MainStreet is authorized to issue 10,000,000 shares of common stock, without par value, of which 1,713,375 shares were issued and outstanding as of the record date for the special meeting, and 10,000,000 shares of preferred stock, without par value, of which no shares were issued and outstanding as of the record date. Similar to American National, MainStreet’s articles of incorporation authorize the MainStreet board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. Similar to the shareholders of American National, shareholders of MainStreet do not have preemptive rights to purchase (i) additional shares of capital stock of MainStreet, (ii) any securities convertible into such shares, or (iii)  any options, warrants or rights to purchase such shares or securities convertible into any such shares.

Dividend Rights

The holders of American National and MainStreet common stock are entitled to share ratably in dividends when and as declared by their respective board of directors out of legally available funds therefor. American National’s and MainStreet’s respective articles of incorporation permit their boards to issue preferred stock with terms set by their boards, which terms may include the right to receive dividends ahead of the holders of their common stock.

Voting Rights

The holders of both American National and MainStreet common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting. Neither the holders of American National nor MainStreet common stock are entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

American National. The American National board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the American National board consists of 13 directors. The number of directors may be increased by the board, but not by more than two during any 12-month period, except by the affirmative vote of holders of 80% of the outstanding shares of American National’s voting stock. Subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed, with or without cause, by the affirmative vote of the holders of at least 80% of the outstanding shares of American National common stock.

MainStreet. The MainStreet board is also divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. MainStreet’s articles of incorporation require the board to consist of not less than five nor more than 25 members, and MainStreet’s bylaws set such number at 10. The MainStreet board is authorized to set and change the actual number of directors from time to time by amending the bylaws. Any director may be removed from office at any time but only with cause and only by the affirmative vote of the holders of not less than two-thirds of each class of the voting stock of MainStreet then outstanding.

Anti-takeover Provisions

Certain provisions of the Virginia SCA and of the articles of incorporation and bylaws of American National and MainStreet may discourage an attempt to acquire control of American National or MainStreet, respectively, that a majority of either company’s shareholders may determine was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the American National board or MainStreet board did not approve.

Classified Board of Directors. The provisions of American National’s and MainStreet’s articles providing for classification of the board of directors into three separate classes may have certain anti-takeover effects.

Authorized Preferred Stock. Both the articles of incorporation of American National and the articles of incorporation of MainStreet authorize the issuance of preferred stock. The American National or MainStreet boards may, subject to applicable Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as either board may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of American National or MainStreet by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

Supermajority Voting Provisions. The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include:

•	adoption of plans of merger or exchange;

•	sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

•	adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

The articles of incorporation of American National provide that the actions set out above must be approved by a vote of 80% of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction when the other party to the transaction owns more than 25% of the voting stock of American National, unless certain conditions are met. If the transaction does not involve a holder of more than 25% of the outstanding voting stock, the Virginia SCA applies and more than two-thirds of the votes entitled to be cast must vote in favor to approve the transaction.

MainStreet’s articles of incorporation provide that the actions set out above must be approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, provided that (a) a majority of MainStreet’s directors have approved the transaction, or (b) the price and structure of the transaction meet certain requirements set forth in Article 6 of MainStreet’s articles of incorporation. If neither of such conditions have been satisfied, the transaction must be approved by the affirmative vote of holders of at least 80% of each class of voting stock of MainStreet.

Removal of Directors. The articles of incorporation of American National provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed, with or without cause, by the affirmative vote of the holders of at least 80% of the outstanding shares of American National common stock. The articles of incorporation of MainStreet provide that any director may be removed from office at any time but only with cause and only by the affirmative vote of the holders of not less than two-thirds of each class of the voting stock of MainStreet then outstanding. Absent these provisions, under Virginia law, a director may be removed with or without cause by a majority vote of the holders of the corporation’s outstanding voting stock. The provisions included in American National’s and MainStreet’s respective articles of incorporation may provide anti-takeover protection through perpetuating the terms of incumbent directors by making it more difficult for shareholders to remove directors and replace them with their own nominees.

Cumulative Voting. The articles of incorporation of both American National and MainStreet do not provide for cumulative voting for any purpose. The absence of cumulative voting may afford anti-takeover protection by making it more difficult for shareholders of American National and MainStreet to elect nominees opposed by the board of directors of American National and MainStreet, respectively.

Special Meetings of Shareholders. The bylaws of American National contain a provision pursuant to which special meetings of the shareholders of American National may be called by the chairman of the board or by shareholders that collectively own at least 10% of the voting stock of American National. The bylaws of MainStreet contain a provision pursuant to which special meetings of the shareholders of MainStreet may only be called by the chairman of the board, the president or by a majority of the board of directors. Both of these provisions are designed to afford anti-takeover protection by making it more difficult (or impossible in the case of MainStreet) for shareholders to call a special meeting of shareholders to consider a proposed merger or other business combination.

Shareholder Nominations and Proposals. The bylaws of American National require a shareholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a shareholder meeting, to deliver written notice to the secretary of American National at least 60 days prior to the first anniversary of the date of American National’s proxy statement for the preceding year’s annual meeting.

The bylaws of MainStreet require a shareholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a shareholder meeting, to deliver timely notice to the president of MainStreet. If the meeting is an annual meeting of shareholders, to be timely such notice must be provided at least 120 days prior to the first anniversary of the date of MainStreet’s proxy statement for the preceding year’s annual meeting; provided that if MainStreet did not hold an annual meeting the preceding year, or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the preceding year’s meeting, then the deadline is a reasonable time before MainStreet begins to print and mail its proxy materials. If the meeting is a special meeting of shareholders, to be timely such notice must be delivered to, or mailed and received at, the principal executive offices of MainStreet not less than 60 days nor more than 90 days prior to the meeting; provided, however, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made.

The notice provision in both the American National bylaws and the MainStreet bylaws requires each corporation’s shareholders who desire to raise new business to provide certain information to the corporation concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide the corporation with certain information concerning the nominee and the proposing shareholder. Such requirements may discourage each corporation’s shareholders from submitting nominations and proposals.

Anti-takeover Statutes. Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.

The Affiliated Transaction Statute of the Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•	subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Virginia SCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•	unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•	among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 shareholders of record. Corporations may opt out of the Affiliated Transactions Statute and/or the Control Share Acquisitions Statute in their articles of incorporation or bylaws. Neither American National nor MainStreet has opted-out of the Affiliated Transactions Statute or Control Share Acquisitions Statute.

Amendments to Articles of Incorporation and Bylaws

The Virginia SCA generally requires that, in order for an amendment to the articles of incorporation to be adopted, it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. Under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote. American National’s articles of incorporation provide that the articles may generally be amended by the affirmative vote of a majority of all the votes entitled to be cast by each voting group entitled to vote on the amendment. MainStreet’s articles of incorporation provide that the articles may generally be amended by the affirmative vote of a majority of all the votes cast by each voting group entitled to vote on the amendment.

Under the Virginia SCA, unless the articles of incorporation or bylaws provide otherwise, a majority of the directors or a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws. American National’s articles of incorporation do not contain such a provision but its bylaws have a provision that states that the bylaws may be amended, altered or repealed by American National’s board at any meeting and that American National’s shareholders have the power to rescind, alter, amend or repeal any bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended or repealed by American National’s board. MainStreet’s articles of incorporation provide that its bylaws may be adopted, altered, amended or repealed by the board of directors or by the affirmative vote of holders of not less than 80% of each class of voting stock then outstanding. Shareholders may prescribe that certain bylaws made by them may not be altered, amended or repealed by the board without approval of the shareholders.

Appraisal Rights

American National. The Virginia SCA provides that appraisal rights are not available to holders of common or preferred stock of a Virginia corporation in a merger when the stock is either listed on a national securities exchange such as the NASDAQ Global Select Market or is held by at least 2,000 record shareholders. Despite this exception, appraisal rights will be available to holders of common stock of a Virginia corporation in a merger if:

•	the articles of incorporation provide otherwise (American National’s articles of incorporation do not authorize such special appraisal rights);

•	in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by record by more than 2,000 shareholders, or a combination of cash or such shares; or

•	the merger is an “affiliated transaction”, as described under “– Anti-takeover Provisions” above, and it has not been approved by a majority of the disinterested directors.

American National’s common stock is listed on the NASDAQ Global Select market and its shareholders are not generally entitled to appraisal rights.

MainStreet. MainStreet’s common stock is not listed on a national securities exchange, nor is its common stock held by more than 2,000 record shareholders. Therefore, holders of shares of MainStreet common stock are entitled to appraisal rights. See “The Merger – Appraisal Rights” on page 56.

Director and Officer Exculpation

The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The articles of incorporation of American National and MainStreet, respectively, provide that to the full extent that the Virginia SCA permits the limitation or elimination of the liability of directors or officers, a director or officer of American National or MainStreet is not liable to American National or MainStreet, respectively, or its respective shareholders for monetary damages.

Indemnification

American National. The articles of incorporation of American National provide that to the full extent permitted by the Virginia SCA and any other applicable law, American National is required to indemnify a director or officer of American National who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of or on behalf of American National as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The American National board of directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer as set forth above.

MainStreet. The articles of incorporation of MainStreet provide that MainStreet is required to indemnify a director or officer of MainStreet who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of or on behalf of MainStreet as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Similar to American National, the MainStreet board of directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer as set forth above.

LEGAL MATTERS

The validity of the American National common stock to be issued upon completion of the merger will be passed upon for American National by LeClairRyan, A Professional Corporation, Richmond, Virginia. Certain U.S. federal income tax consequences relating to the merger will be passed upon for both companies by LeClairRyan, A Professional Corporation.

EXPERTS

The consolidated financial statements and effectiveness of internal control over financial reporting incorporated in this proxy statement/prospectus by reference to American National’s Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by Yount, Hyde & Barbour, P.C., independent registered public accountants as indicated in their reports thereto, and are included herein, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements incorporated in this proxy statement/prospectus by reference to MainStreet’s Annual Report on Form 10-K for the year ended December 31, 2013 and included as Appendix C hereto, have been audited by Yount, Hyde & Barbour, P.C., independent registered public accountants as indicated in their report thereto, and are included herein, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

MainStreet held its 2014 annual meeting of shareholders on May 8, 2014. MainStreet intends to hold a 2015 annual meeting of shareholders only if the merger is not completed. In the event that this annual meeting occurs, if any shareholder intends to present a proposal to be considered for inclusion in MainStreet’s proxy materials in connection with the 2015 annual meeting, the proposal must be in proper form, comply with all of the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 and be received by MainStreet no later than November 28, 2014. Such proposal, including shareholder nominations of candidates for election as MainStreet directors, are to be delivered to MainStreet’s Corporate Secretary at its office at 1075 Spruce Street, Martinsville, Virginia 24112 by certified mail, return receipt requested.

MainStreet’s bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting, a shareholder must give timely notice in writing to MainStreet’s president. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of MainStreet not less than 60 days nor more than 90 days prior to the meeting; provided, however, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholder, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting or such public disclosure was made. Notice shall be deemed to have been given more than 70 days in advance of an annual meeting of shareholders if the annual meeting is called on the second Thursday of May of the year (or if such date falls on a legal holiday, the next business day) without regard to when public disclosure thereof is made. Notice of actions to be brought before a meeting shall set forth, as to each matter the shareholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting and the reasons for bringing such business before the meeting; and as to the shareholder giving the notice, (i) the name and address, as they appear on MainStreet’s books, of such shareholder, (ii) the classes and number of shares of MainStreet’s which are owned of record and beneficially by such shareholder, and (iii) any material interest of such shareholder in such business other than his interest as a shareholder of MainStreet.

OTHER MATTERS

In accordance with Virginia law, no business may be brought before the special meeting unless it is described in the applicable notice of meeting that accompanies this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the MainStreet board knows of no matters that will be presented for consideration at the special meeting other than those specifically set forth in the notice for the special meeting. If, however, any other matters properly come before the special meeting, or any adjournments thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of MainStreet.

WHERE YOU CAN FIND MORE INFORMATION

American National and MainStreet each file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that American National or MainStreet files with the SEC at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings made by American National and MainStreet are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

American National has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the shares of American National common stock to be issued in the merger. This document is a part of the registration statement and constitutes a prospectus of American National and a proxy statement of MainStreet for its special meeting of shareholders. As allowed by SEC rules, this document does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows American National and MainStreet to “incorporate by reference” information into this proxy statement/prospectus, which means the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

This proxy statement/prospectus incorporates by reference the documents set forth below that each of American National and MainStreet has previously filed with the SEC (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated in the Form 8-K). These documents contain important business information about the companies and their financial condition.

American National SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 12, 2014.

•	Definitive Proxy Materials on Schedule 14A for the 2014 Annual Meeting of Shareholders, filed on April 16, 2014.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 12, 2014.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 8, 2014.

•	Current Reports on Form 8-K filed on February 19, 2014 (two reports), April 17, 2014, April 18, 2014, April 29, 2014, May 22, 2014 (two reports), July 17, 2014, August 7, 2014, August 25, 2014, August 28, 2014 and September 3, 2014.

•	The description of American National common stock contained in American National’s registration statement on Form 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 on September 14, 1984, including any subsequently filed amendments and reports updating such description.

MainStreet SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 25, 2014.

•	Definitive Proxy Materials on Schedule 14A for the 2014 Annual Meeting of Shareholders, filed on March 25, 2014.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 9, 2014.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 11, 2014.

•	Current Reports on Form 8-K filed on January 31, 2014, February 11, 2014, April 28, 2014, May 9, 2014, August 25, 2014 and August 28, 2014.

In addition, American National and MainStreet incorporate by reference any future filings each company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Documents contained in or incorporated by reference in this document by American National and MainStreet are available through the SEC as set forth above or from American National and MainStreet. You may obtain such documents by requesting them in writing or by telephone from American National and MainStreet, and MainStreet’s proxy solicitor, as follows:

American National Bankshares Inc. 628 Main Street Danville, Virginia 24541 Telephone: (434) 792-5111 Attention: William W. Traynham Senior Vice President and Chief Financial Officer	MainStreet BankShares, Inc. 1075 Spruce Street Martinsville, Virginia 24112 Telephone: (276) 632-8054 Attention: Brenda H. Smith President and Chief Executive Officer

Regan & Associates, Inc.

505 Eighth Avenue, Suite 800

New York, New York 10018

Attention: James M. Dougan

Executive Vice President

Telephone: 1-800-737-3426

These documents are available from American National and MainStreet, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about American National at its Internet website at https://www.amnb.com under “Investor Relations” and MainStreet at its Internet website at http://www.msbsinc.com under “SEC Filings.” Information contained on the websites of American National or MainStreet, or any subsidiary of American National or MainStreet, does not constitute part of this proxy statement/prospectus and is not incorporated into other filings that either company makes with the SEC.

If you would like to request documents from American National or MainStreet, please do so by December 2, 2014 in order to receive timely delivery of the documents before the special meeting.

American National has supplied all information contained or incorporated by reference in this document relating to American National, and MainStreet has supplied all such information relating to MainStreet.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. American National and MainStreet have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. American National is not making an offer to sell or soliciting an offer to buy any securities other than the American National common stock to be issued by American National in the merger, and American National is not making an offer of such securities in any state where the offer is not permitted. This proxy statement/prospectus is dated October 28, 2014. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to you nor the issuance of American National common stock in the merger creates any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

AND

PLAN OF MERGER

AGREEMENT AND PLAN OF REORGANIZATION

between

AMERICAN NATIONAL BANKSHARES INC.

and

MAINSTREET BANKSHARES, INC.

August 24, 2014

LIST OF EXHIBITS

EXHIBIT 1.1	Plan of Merger

A-ii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.5(c)
Agreement	Recitals
Bank Reports	Section 3.3(f)
American	Recitals
American Benefit Plans	Section 3.4(k)(i)
American Common Stock	Section 2.1(a)
American National Bank	Section 1.3
American Subsidiary	Section 3.4(b)
BHCA	Section 3.3(a)
Cash Consideration	2.1(b)
Closing Date	Section 1.2(b)
Code	Recitals
Confidentiality Agreement	Section 5.5(b)
Derivative Contract	Section 3.3(t)
Disclosure Schedule	Section 3.1
Dissenting Shares	Section 2.8
ERISA	Section 3.3(m)(iii)
Effective Date	Section 1.2(a)
Environmental Claim	Section 3.3(q)(v)(A)
Environmental Laws	Section 3.3(q)(v)(B)
Exchange Act	Section 3.3(e)(i)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)
FDIC	Section 3.3(a)
Financial Statements	Section 3.3(e)(ii)
Franklin Community Bank	Section 1.3
GAAP	Section 3.3(e)(ii)
Governmental Authority	Section 3.3(j)
Intellectual Property	Section 3.3(s)
Knowledge	Section 3.2(c)
Loan	Section 3.3(p)
Loan Loss Allowance	Section 3.3(o)(ii)
MainStreet	Recitals
MainStreet Benefit Plans	Section 3.3(m)(i)
MainStreet Common Certificate	Section 2.1(d)
MainStreet Common Stock	Section 2.1(b)
MainStreet Continuing Employees	Section 5.9(a)
MainStreet SERP	Section 5.9(e)
MainStreet Stock Option	Section 2.3(a)
MainStreet Stock Plan	Section 2.3(a)
MainStreet Stockholder Approval	Section 3.3(c)(i)
MainStreet Stockholders Meeting	Section 5.3
MainStreet Subsidiary	Section 3.3(b)
MainStreet Technology Systems	Section 3.3(s)
Material Adverse Effect	Section 3.2(b)
Material Contract	Section 3.3(i)(i)
Materials of Environmental Concern	Section 3.3(q)(v)(C)
Merger	Recitals

A-iii

Merger Consideration	Section 2.1(b)
Option Exchange Ratio	Section 2.3(a)
OREO	Section 3.3(o)(iii)
Organizational Documents	Section 3.3(a)
Plan of Merger	Section 1.1
Proxy Statement	Section 5.4(a)
Registration Statement	Section 5.4(a)
Regulatory Approvals	Section 5.6(a)
Regulatory Agencies	Section 3.3(f)
Replacement Option	Section 2.3(a)
Rights	Section 3.3(d)
Sarbanes-Oxley Act	Section 3.3(e)(v)
SEC	Section 3.3(e)(i)
SEC Reports	Section 3.3(e)(i)
Securities Act	Section 3.3(e)(i)
Subsidiary Bank Merger	Section 1.3
Superior Proposal	Section 5.5(d)
Stock Consideration	Section 2.1(b)
Tax	Section 3.3(k)(i)
Tax Returns	Section 3.3(k)(i)
Taxes	Section 3.3(k)(i)
Termination Event	Section 7.4(e)
Termination Fee	Section 7.4(b)
VSCA	Section 1.1

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of August 24, 2014, between AMERICAN NATIONAL BANKSHARES INC., a Virginia corporation (“American”), and MAINSTREET BANKSHARES, INC., a Virginia corporation (“MainStreet”).

WHEREAS, the Boards of Directors of American and MainStreet have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transactions provided for herein, including the merger of MainStreet with and into American (the “Merger”);

WHEREAS, the Boards of Directors of American and MainStreet have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1	The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date (as defined in Section 1.2), MainStreet will be merged with and into American pursuant to the Plan of Merger attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of MainStreet thereupon shall cease, and American will be the surviving corporation in the Merger. The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

1.2	Effective Date; Closing.

(a) The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, effecting the Merger (the “Effective Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Date to occur on January 1, 2015 or as soon as practicable thereafter and after all required regulatory and stockholder approvals to consummate the Merger have been received. At or after the Closing Date (as defined below), American and MainStreet will execute and deliver Articles of Merger containing the Plan of Merger to the Virginia State Corporation Commission.

(b) Subject to the terms and conditions of this Agreement, the closing of the Merger will take place at 10:00 a.m. Eastern Time at the corporate office headquarters of American on a date mutually agreed to by the parties and which shall be held at or before the Effective Date (the “Closing Date”). All documents required by this Agreement to be delivered at or before the Effective Date will be exchanged by the parties on the Closing Date.

1.3	Subsidiary Bank Merger.

At the Effective Date or as soon thereafter as reasonably practicable, Franklin Community Bank, National Association, the wholly-owned national banking association subsidiary of MainStreet (“Franklin Community Bank”), shall be merged with and into American National Bank and Trust Company (“American National Bank”), the wholly-owned national banking association subsidiary of American (the “Subsidiary Bank Merger”), pursuant to the Subsidiary Bank Agreement and Plan of Merger, the form of which is attached hereto as Exhibit 1.3. As soon as practicable after the approval of this Agreement by the Boards of Directors of American and MainStreet, and no later than the date of this Agreement, each of American, American National Bank, MainStreet and Franklin Community Bank, respectively, shall take all actions necessary to approve and adopt the Subsidiary Bank Agreement and Plan of Merger, including effecting the necessary stockholder and board of director approvals, all of which shall be conditioned on the consummation of the Merger. Prior to the Effective Date, such parties shall take all actions necessary to approve and adopt any and all other agreements and documents to effect the Subsidiary Bank Merger.

1.4	Articles of Incorporation and Bylaws of American.

The Articles of Incorporation of American as in effect immediately prior to the Effective Date will be the Articles of Incorporation of American at and after the Effective Date until thereafter amended in accordance with applicable law. The Bylaws of American as in effect immediately prior to the Effective Date will be the Bylaws of American at and after the Effective Date until thereafter amended in accordance with applicable law.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1	Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of American or MainStreet or their respective stockholders:

(a) Each share of common stock, par value $1.00 per share, of American (“American Common Stock”), that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Each share of common stock, no par value, of MainStreet (“MainStreet Common Stock”), that is issued and outstanding immediately before the Effective Date (other than the Dissenting Shares as defined in Section 2.8) will be converted into and exchanged for the right to receive (i) 0.482 shares (the “Exchange Ratio”) of American Common Stock (the “Stock Consideration”) and (ii) a cash sum of $3.46 (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

(c) All shares of MainStreet Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(d) Each certificate previously representing shares of MainStreet Common Stock (a “MainStreet Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of MainStreet Common Stock (i) the Merger Consideration upon the surrender of such MainStreet Common Certificate in accordance with Section 2.2, and (ii) any dividends or distributions or cash in lieu of fractional shares which the holder thereof has the right to receive pursuant to Sections 2.4 and 2.6.

(e) Each share of MainStreet Common Stock held by either party and each share of American Common Stock held by MainStreet or any of the MainStreet Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of American Common Stock shall resume the status of authorized and unissued shares of American Common Stock.

2.2	Exchange Procedures.

(a) On or before the Closing Date, American shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by American (in such capacity, the “Exchange Agent”), for the benefit of the holders of the MainStreet Common Certificates, (i) certificates representing the shares of American Common Stock issuable pursuant to this Article 2, and (ii) cash equal to the aggregate amount of the Cash Consideration issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of MainStreet Common Stock.

(b) As promptly as practicable after the Effective Date, American shall cause the Exchange Agent to send to each former stockholder of record of MainStreet immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s MainStreet Common Certificates for the Merger Consideration, as provided for herein.

(c) American shall cause the Merger Consideration into which shares of MainStreet Common Stock are converted at the Effective Date, and dividends or distributions which a MainStreet stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares, to be issued and paid to such MainStreet stockholder upon delivery to the Exchange Agent of MainStreet Common Certificates representing such shares of MainStreet Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d) Any MainStreet stockholder whose MainStreet Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by American pursuant to applicable law and as required in accordance with American’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of MainStreet for twelve (12) months after the Effective Date shall be returned to American (together with any earnings in respect thereof). Any stockholders of MainStreet who have not complied with this Article 2 shall thereafter be entitled to look only to American, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of MainStreet Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f) None of the Exchange Agent, either of the parties hereto or any of the American Subsidiaries (as defined herein) or the MainStreet Subsidiaries (as defined herein) shall be liable to any stockholder of MainStreet for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3	MainStreet Stock Options.

(a) At the Effective Date, each option to purchase shares of MainStreet Common Stock (a “MainStreet Stock Option”) granted under an equity or equity-based compensation plan of MainStreet (a “MainStreet Stock Plan”) or otherwise granted shall vest and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such MainStreet Stock Option (except as provided otherwise in this Section 2.3(a)), the number of shares of American Common Stock equal to the product of (i) the number of shares of MainStreet Common Stock subject to the MainStreet Stock Option multiplied by (ii) 0.643 (the “Option Exchange Ratio”). Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of MainStreet Common Stock that were purchasable pursuant to such MainStreet Stock Option divided by (z) the Option Exchange Ratio. Notwithstanding the foregoing, each MainStreet Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted if necessary in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted if necessary in a manner that maintains the options exemption from Section 409A of the Code. At the Effective Date, American shall assume the MainStreet Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and American shall have no obligation to make any additional grants or awards under the MainStreet Stock Plans.

(b) As soon as practicable after the Effective Date, American will deliver to the holders of Replacement Options any required notices setting forth such holders’ rights pursuant to the respective MainStreet Stock Plan and award documents and stating that such Replacement Options have been issued by American and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the MainStreet Stock Plan).

2.4	No Fractional Shares.

Each holder of shares of MainStreet Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of American Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of American Common Stock multiplied by the closing sale price of American Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Date.

2.5	Anti-Dilution.

In the event American changes (or establishes a record date for changing) the number of shares of American Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6	Dividends.

No dividend or other distribution payable to the holders of record of MainStreet Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any MainStreet Common Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.7	Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8	Dissenting Shares.

Any holder of shares of MainStreet Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 13.1-729 through 13.1-741.1 of the VSCA shall be entitled to receive from American, in lieu of the Merger Consideration, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with all applicable provisions of the VSCA, and surrendered to MainStreet the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”). In the event that after the Effective Date a dissenting stockholder of MainStreet fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, American shall issue and deliver the consideration to which such holder of shares of MainStreet Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the MainStreet Common Certificate representing such shares.

ARTICLE 3

Representations and Warranties

3.1	Disclosure Schedule.

Prior to the date of this Agreement, MainStreet has delivered to American a schedule (its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of MainStreet’s representations or warranties contained in Section 3.3 or to one or more of its covenants or agreements contained in Articles 4 or 5; provided that, (i) no such item is required to be set forth in MainStreet’s Disclosure Schedule as an exception to any representation or warranty of MainStreet if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in MainStreet’s Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MainStreet that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to MainStreet.

3.2	Standard.

(a) No representation or warranty of American or MainStreet contained in Article 3 (other than the representations and warranties contained in (i) Sections 3.3(c)(i) and 3.3(u) for MainStreet and Section 3.4(c)(i) for American, which shall be true in all material respects to it, and (ii) Sections 3.3(c)(ii)(A), 3.3(d), 3.3(g)(ii) and 3.3(p) for MainStreet and Sections 3.4(c)(ii)(A), 3.4(d) and 3.4(g)(ii) for American, which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party.

(b) The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its subsidiaries (meaning the “MainStreet Subsidiaries” as defined in Section 3.3(b) or the “American Subsidiaries” as defined in Section 3.4(b), as the case may be), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to American, the American Subsidiaries, MainStreet or the MainStreet Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, and (G) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States; except, with respect to clauses (A), (B), (C) or (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, financial condition or results of operations such party hereto and its subsidiaries, taken as a whole, as compared to other comparable companies in the industry in which such party and its subsidiaries operate.

(c) The term “Knowledge” when used with respect to a party means (i) the actual knowledge and belief of such party’s executive officers, and (ii) the knowledge that a reasonably prudent executive officer should have if such person duly performed his or her duties as an executive officer of such party. For the purpose of the term Knowledge, “executive officer” shall mean (y) with respect to American, its Executive Chairman, its President and Chief Executive Officer and its Senior Vice President and Chief Financial Officer, and (z) with respect to MainStreet, its President and Chief Executive Officer, its Executive Vice President and Senior Lender, its Senior Vice President and Chief Financial Officer and its Senior Vice President and Operations Officer.

3.3	Representations and Warranties of MainStreet.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Schedule, MainStreet hereby represents and warrants to American as follows:

(a) Organization, Standing and Power. MainStreet is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. MainStreet has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. MainStreet is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Franklin Community Bank, a wholly-owned subsidiary of MainStreet, is a national bank duly organized, validly existing and in good standing under the laws of the United States of America, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. Franklin Community Bank’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law. True and complete copies of the articles of incorporation, bylaws or other similar governing instruments (“Organizational Documents”) of MainStreet and Franklin Community Bank, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a) of the MainStreet Disclosure Schedule.

(b) Subsidiaries. MainStreet does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.3(b) in the MainStreet Disclosure Schedule (each individually a “MainStreet Subsidiary” and collectively the “MainStreet Subsidiaries”). Each MainStreet Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on MainStreet on a consolidated basis. The outstanding shares of capital stock or equity interests of each MainStreet Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by MainStreet free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any MainStreet Subsidiary and there are no agreements, understandings or commitments relating to the right of MainStreet to vote or to dispose of the capital stock or equity interests of any MainStreet Subsidiary. A true and complete list of each direct and indirect MainStreet Subsidiary as of the date hereof is set forth in Section 3.3(b) of the MainStreet Disclosure Schedule that shows the jurisdiction of organization of each MainStreet Subsidiary, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each MainStreet Subsidiary.

(c) Authority; No Breach of the Agreement.

(i) MainStreet has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by MainStreet, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of MainStreet, subject only to the receipt of the approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of MainStreet Common Stock (the “MainStreet Stockholder Approval”). This Agreement is a valid and legally binding obligation of MainStreet, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement by MainStreet, nor the consummation by MainStreet of the transactions contemplated hereby, nor compliance by MainStreet with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of MainStreet or Franklin Community Bank; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of MainStreet or any MainStreet Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which MainStreet or any MainStreet Subsidiary is a party or by which MainStreet or any MainStreet Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to MainStreet or any MainStreet Subsidiary.

(iii) As of the date hereof, MainStreet is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d) MainStreet Capital Stock. The authorized capital stock of MainStreet consists of 10,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding, and 10,000,000 shares of common stock, no par value, of which 1,713,375 shares are issued and outstanding as of the date of this Agreement. All outstanding shares of MainStreet Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, 67,023 shares of MainStreet Common Stock are subject to MainStreet Stock Options granted under a MainStreet Stock Plan. As of the date of this Agreement, there are not any shares of capital stock of MainStreet reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which MainStreet is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by a MainStreet Stock Plan and as set forth in Section 3.3(d) of its Disclosure Schedule (which includes copies of any MainStreet Stock Plan and individual stock award agreements thereunder).

(e) SEC Filings; Financial Statements; Accounting Controls.

(i) MainStreet has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) since December 31, 2010 under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports. MainStreet’s SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of MainStreet’s financial statements contained in or incorporated by reference into any SEC Reports (including any SEC Reports filed after the date of this Agreement) (the “Financial Statements”) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of MainStreet and the MainStreet Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii) MainStreet and each of the MainStreet Subsidiaries has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as MainStreet and each of the MainStreet Subsidiaries or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to its properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv) MainStreet’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. MainStreet has disclosed, to its auditors and the audit committee of its Board of Directors and on Section 3.3(e)(iv) of its Disclosure Schedule (i) based on the evaluation of such controls in conjunction with its Quarterly Report on Form 10-Q filed with the SEC for the period ended June 30, 2014, any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v) Each of MainStreet’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to its SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. MainStreet is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MainStreet.

(f) Bank Reports. MainStreet and each of the MainStreet Subsidiaries has filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2010 with the Board of Governors of the Federal Reserve System, the Office the Bureau of Financial Institutions of the Virginia State Corporation Commission, the FDIC and the Office of the Comptroller of the Currency, and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over MainStreet and each of the MainStreet Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Any such Bank Report regarding MainStreet or any of the MainStreet Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of MainStreet’s and each of the MainStreet Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of MainStreet or any of the MainStreet Subsidiaries. Except as disclosed in the Bank Reports and in Section 3.3(f) of the MainStreet Disclosure Schedule, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of MainStreet any of the MainStreet Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of

MainStreet or any of the MainStreet Subsidiaries since December 31, 2010, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MainStreet.

(g) Absence of Certain Changes or Events. Since December 31, 2013, except as disclosed in SEC Reports, Financial Statements or Bank Reports filed prior to the date of this Agreement, (i) MainStreet and the MainStreet Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on MainStreet.

(h) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in SEC Reports, Financial Statements or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2014 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither MainStreet nor any MainStreet Subsidiary has, and since June 30, 2014 neither has incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its SEC Reports or Bank Reports) and except as disclosed in Section 3.3(h) of the MainStreet Disclosure Schedule.

(i) Material Contracts; Defaults.

(i) Set forth in Section 3.3(i)(i) of the MainStreet Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that MainStreet or any MainStreet Subsidiary is a party to, bound by or subject to (each, a “Material Contract” and collectively, “Material Contracts”): (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of MainStreet or a MainStreet Subsidiary to indemnification from MainStreet or a MainStreet Subsidiary, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $20,000 per year and/or has a termination fee, (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of MainStreet or a MainStreet Subsidiary, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which provides for the payment by MainStreet or a MainStreet Subsidiary of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by MainStreet or a MainStreet Subsidiary, (J) which materially restricts the conduct of any business by MainStreet or a MainStreet Subsidiary or limits the freedom of MainStreet or a MainStreet Subsidiary to engage in any line of business in any geographic area (or would so restrict American or American National Bank or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires MainStreet or a

MainStreet Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (K) which is with respect to, or otherwise commits MainStreet or a MainStreet Subsidiary to do, any of the foregoing.

(ii) Each Material Contract is valid and binding on MainStreet or the respective MainStreet Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of MainStreet, is valid and binding on the other parties thereto. MainStreet and each MainStreet Subsidiary is not, and to the Knowledge of MainStreet, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by MainStreet or a MainStreet Subsidiary is currently outstanding.

(j) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(j) of the MainStreet Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against MainStreet or any of the MainStreet Subsidiaries or against any of MainStreet’s or the MainStreet Subsidiaries’ properties, assets, interests or rights, or against any of MainStreet’s or MainStreet Subsidiaries’ officers, directors or employees in their capacities as such. Except as set forth in Section 3.3(j) of the MainStreet Disclosure Schedule, neither MainStreet nor any of the MainStreet Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting the operations of MainStreet or the operations of any of the MainStreet Subsidiaries and neither MainStreet nor any of the MainStreet Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. MainStreet and each of the MainStreet Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(k) Tax Matters.

(i) MainStreet and each of the MainStreet Subsidiaries have filed all federal, state and local tax returns and reports (“Tax Returns”) required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined herein) owed by MainStreet or any of the MainStreet Subsidiaries have been paid, are reflected as a liability in its SEC Reports or Bank Reports, or are being contested in good faith as set forth in its Disclosure Schedule. Except as set forth in Section 3.3(k)(i) of its Disclosure Schedule, no tax return or report filed by MainStreet or any of the MainStreet Subsidiaries is under examination by any Governmental Authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against MainStreet or any of the MainStreet Subsidiaries by any Governmental Authority. For the purposes of this Agreement, “Tax” or “Taxes” mean all taxes, charges, fees, levies or other assessments imposed by a Governmental Authority, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(ii) MainStreet and each of the MainStreet Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. MainStreet and each of the MainStreet Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of MainStreet or any of the MainStreet Subsidiaries. Neither MainStreet nor any of the MainStreet Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MainStreet and the MainStreet Subsidiaries). Neither MainStreet nor any of the MainStreet Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv) Neither MainStreet nor any of the MainStreet Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. MainStreet and each of the MainStreet Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. MainStreet is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) MainStreet is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(l) Property.

(i) Except as set forth in Section 3.3(l)(i) of the MainStreet Disclosure Schedule or reserved against as disclosed in its SEC Reports or Bank Reports, MainStreet and each of the MainStreet Subsidiaries have good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports or Bank Reports as of December 31, 2013 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to MainStreet’s or any of the MainStreet Subsidiaries’ business, held under leases, subleases or licenses, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures, and appurtenances owned, leased, or occupied by MainStreet and each of the MainStreet Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(ii) Section 3.3(l)(ii) of the MainStreet Disclosure Schedule identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by MainStreet and each of the MainStreet Subsidiaries or in which MainStreet or any of the MainStreet Subsidiaries has any leasehold interest. MainStreet has made available to American true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which MainStreet or any of the MainStreet Subsidiaries is a party.

(m) Employee Benefit Plans.

(i) Section 3.3(m)(i) of the MainStreet Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans and programs of MainStreet and the MainStreet Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans; and (D) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “MainStreet Benefit Plan” and collectively, the “MainStreet Benefit Plans”). Neither MainStreet nor any MainStreet Subsidiary is subject to or obligated under any oral or unwritten MainStreet Benefit Plan.

(ii) MainStreet has, with respect to each MainStreet Benefit Plan, previously delivered or made available to American true and complete copies of: (A) all current MainStreet Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and MainStreet Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the MainStreet Benefit Plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; and (G) copies of the most recent nondiscrimination tests for all MainStreet Benefit Plans, as applicable.

(iii) None of the MainStreet Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv) All of the MainStreet Benefit Plans are in compliance in all material respects with applicable laws and regulations, and MainStreet has administered the MainStreet Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v) Each MainStreet Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or opinion letter, as applicable, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued. All contributions to any MainStreet Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of MainStreet or any MainStreet Subsidiary, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code.

(vii) To its Knowledge, MainStreet has not engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any MainStreet Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA. To MainStreet’s Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any MainStreet Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii) There are no actions, suits, investigations or claims (other than routine claims for benefits) pending, threatened or anticipated with respect to any of the MainStreet Benefit Plans. None of the MainStreet Benefit Plans is the subject of a pending or, to the Knowledge of MainStreet, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guarantee Corporation.

(ix) Except as set forth in Section 3.3(m)(ix) of the MainStreet Disclosure Schedule (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, (B) no MainStreet Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and (C) no MainStreet Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any MainStreet Benefit Plan or result in any acceleration of the time of payment or vesting of any such benefits to any material extent as a result of the transactions contemplated by this Agreement.

(x) MainStreet has not established and does not maintain a welfare plan, as defined in Section 3(1) of ERISA, that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(xi) Except as set forth in Section 3.3(m)(xi) of its Disclosure Schedule, MainStreet and the MainStreet Subsidiaries have made all bonus and commission payments to which they were required to make prior to the date hereof to any employee under any MainStreet Benefit Plan for calendar years 2012 and 2013.

(xii) All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of MainStreet or any MainStreet Subsidiary have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. MainStreet has delivered or caused to be delivered to American true and complete copies of all notice of continuation coverage rights under Section 4980B of the Code sent or received, the names and addresses of the senders and recipients, and their dates of termination of employment or other “qualifying event,” as defined in Section 4980B(f)(3) of the Code.

(xiii) Each MainStreet Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2006, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the Internal Revenue Service, and (B) since January 1, 2010, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(n) Insurance. Set forth in Section 3.3(n) of the MainStreet Disclosure Schedule is a list of all insurance policies or bonds currently maintained by MainStreet or each MainStreet Subsidiary. MainStreet and the MainStreet Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of MainStreet reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2013, neither MainStreet nor any of the MainStreet Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2014, has been refused any insurance coverage sought or applied for, and MainStreet has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of MainStreet or the MainStreet Subsidiaries.

(o) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.3(o) of the MainStreet Disclosure Schedule:

(i) All evidences of indebtedness reflected as assets by MainStreet in its SEC Reports, Financial Statements or Bank Reports as of June 30, 2014 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which to its Knowledge have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on MainStreet; and (D) in all material respects made in accordance with its standard loan policies except for workout credits and approved policy exceptions.

(ii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown by MainStreet in its SEC Reports, Financial Statements or Bank Reports as of June 30, 2014 was, and the Loan Loss Allowance to be shown in its SEC Reports, Financial Statements or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (not including letter of credit or commitments to make loans or extend credit which are included in “other liabilities”).

(iii) Any reserve for losses with respect to other real estate owned (“OREO”) to be shown on MainStreet’s SEC Reports, Financial Statements or Bank Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO portfolio of MainStreet and any of the MainStreet Subsidiaries as of the dates thereof.

(iv) The Loan Loss Allowance has been established in accordance with GAAP and applicable regulatory requirements and guidelines.

(v) Section 3.3(o)(v) of the MainStreet Disclosure Schedule sets forth all residential or commercial mortgage loans originated on or after January 1, 2010 by it or any of the MainStreet Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of the MainStreet Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of the MainStreet Subsidiaries to purchase back (but have not been purchased back).

(p) Certain Loans and Related Matters. Except as set forth in Section 3.3(p) of its Disclosure Schedule, on August 15, 2014, neither MainStreet nor any of the MainStreet Subsidiaries was a party to any written or oral: (i) loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit (a “Loan”), under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) Loan which had been classified by any bank examiner (whether regulatory, internal or by external consultant) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (iii) Loan, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of the MainStreet Subsidiaries; or (iv) Loan in violation of any law, regulation or rule applicable to MainStreet or any of the MainStreet Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(q) Environmental Matters.

(i) Except as described in Section 3.3(q) of its Disclosure Schedule, MainStreet and each of MainStreet Subsidiaries are in compliance with all Environmental Laws (as defined herein). Neither MainStreet nor any of the MainStreet Subsidiaries has received any communication alleging that MainStreet or such MainStreet Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither MainStreet nor any of the MainStreet Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) MainStreet or such MainStreet Subsidiary, (B) any person or entity whose liability for any Environmental Claim MainStreet or any MainStreet Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by MainStreet or any MainStreet Subsidiary, or any real or personal property which MainStreet or any MainStreet Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which MainStreet or a MainStreet Subsidiary holds a security interest securing a loan recorded on the books of MainStreet or such MainStreet Subsidiary. Neither MainStreet nor any of the MainStreet Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by MainStreet or any of the MainStreet Subsidiaries, or all real and personal property which MainStreet or any of the MainStreet Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, MainStreet will promptly provide American with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in the MainStreet Disclosure Schedule). MainStreet and all of the MainStreet Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) To the Knowledge of MainStreet, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against MainStreet or any of the MainStreet Subsidiaries or against any person or entity whose liability for any Environmental Claim MainStreet or any of the MainStreet Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(r) Books and Records. The books and records of MainStreet and those of the MainStreet Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s) Intellectual Property. MainStreet and the MainStreet Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the MainStreet Technology Systems (as such terms are defined herein) that are used by MainStreet and the MainStreet Subsidiaries in their respective businesses as currently conducted. MainStreet and the MainStreet Subsidiaries to their Knowledge have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of MainStreet threatened, against MainStreet or any of the MainStreet Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “MainStreet Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by MainStreet and the MainStreet Subsidiaries or by a third party.

(t) Derivative Instruments. Except as set forth in Section 3.3(t) of the MainStreet Disclosure Schedule, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for MainStreet’s own account, or for the account of one or more of the MainStreet Subsidiaries or its or their customers (each a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of MainStreet or one of the MainStreet Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither MainStreet nor any of the MainStreet Subsidiaries, nor, to the Knowledge of MainStreet, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.3(t) of the MainStreet Disclosure Schedule.

(u) Deposits. Except as set forth in Section 3.3(u) of the MainStreet Disclosure Schedule, as of June 30, 2014, none of MainStreet’s deposits or the deposits of any of the MainStreet Subsidiaries are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of MainStreet or any of the MainStreet Subsidiaries.

(v) Investment Securities.

(i) MainStreet and each of the MainStreet Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of MainStreet or the MainStreet Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of MainStreet and each of the MainStreet Subsidiaries in accordance with GAAP.

(ii) MainStreet and each of the MainStreet Subsidiaries employs investment, securities risk management and other policies, practices and procedures that MainStreet and each of the MainStreet Subsidiaries believes are prudent and reasonable in the context of such businesses.

(w) Takeover Laws and Provisions. The Board of Directors of MainStreet has approved the Merger, this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to exempt American and this Agreement and the Plan of Merger from Article 14 and Article 14.1 of the VSCA, and, accordingly, neither such article nor any other anti-takeover or similar statute or regulation applies to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under state or federal laws apply to the Merger, this Agreement, the Plan of Merger or any of the transactions contemplated hereby and thereby. MainStreet has taken all action required to be taken by MainStreet in order to make this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby comply with, and this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby do comply with, the requirements of MainStreet’s articles of incorporation and bylaws.

(x) Transactions With Affiliates. All “covered transactions” between MainStreet and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(y) Financial Advisors. None of MainStreet, any of the MainStreet Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, MainStreet has retained BB&T Capital Markets, a division of BB&T Securities LLC as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.3(y) of its Disclosure Schedule and under which that firm will be entitled to certain fees in connection with this Agreement).

(z) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of MainStreet has received a written opinion of BB&T Capital Markets, a division of BB&T Securities LLC to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of shares of MainStreet Common Stock from American in connection with the Merger pursuant to this Agreement is fair, from a financial point of view, to the stockholders of MainStreet. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.4	Representations and Warranties of American.

Subject to and giving effect to Sections 3.1 and 3.2, American hereby represents and warrants to MainStreet as follows:

(a) Organization, Standing and Power. American is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. American has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. American is duly registered as a bank holding company under the BHCA. American National Bank, a wholly-owned subsidiary of American, is a Virginia commercial bank duly organized, validly existing and in good standing under the laws of Virginia, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. American National Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law.

(b) Subsidiaries. Each subsidiary of American is identified in Exhibit 21 to American’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC (each individually a “American Subsidiary” and collectively the “American Subsidiaries”). Each American Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on American on a consolidated basis. The outstanding shares of capital stock or equity interests of each American Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by American free and clear of all liens, claims and encumbrances or preemptive rights of any person.

(c) Authority; No Breach of the Agreement.

(i) American has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by American, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of American. This Agreement is a valid and legally binding obligation of American, enforceable in accordance its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement by American, nor the consummation by American of the transactions contemplated hereby, nor compliance by American with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of American or American National Bank; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of American or any American Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which American or any American Subsidiary is a party or by which American or any American Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to American or any American Subsidiary.

(iii) As of the date hereof, American is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d) American Capital Stock. The authorized capital stock of American consists of 2,000,000 shares of preferred stock, par value $5.00 per share, of which none are issued and outstanding, and 20,000,000 shares of common stock, par value $1.00 per share, of which 7,840,132 shares were issued and outstanding as of June 30, 2014. All outstanding shares of American Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, there are no shares of capital stock reserved for issuance, or any outstanding Rights with respect to any capital stock of American, except as contemplated by an American stock option or other equity-based compensation plan, by American’s dividend reinvestment plan or by American’s SEC filings.

(e) SEC Filings; Financial Statements; Accounting Controls.

(i) American has filed all SEC Reports that were required to be filed by it with the SEC since December 31, 2010 under the Securities Act and the Exchange Act, and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, has made copies of such SEC Reports available to MainStreet. The SEC Reports of American, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements of American contained in or incorporated by reference into any SEC Reports (including any SEC Reports filed after the date of this Agreement) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of American and the American Subsidiaries as at the respective dates and the consolidated results of American’s operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(f) Bank Reports. American and each of the American Subsidiaries has filed all Bank Reports that they were required to file since December 31, 2010 with the Regulatory Agencies, including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency. Any such Bank Report regarding American and each of the American Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of American’s and each of the American Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of American or any of the American Subsidiaries and no enforcement action, to its Knowledge, threatened by any Regulatory Agency.

(g) Absence of Certain Changes or Events. Since December 31, 2013, except as disclosed in its SEC Reports or Bank Reports filed prior to the date of this Agreement, (i) American and the American Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on American.

(h) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its SEC Reports or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2014 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither American nor any American Subsidiary has, and since June 30, 2014 has not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its SEC Reports or Bank Reports).

(i) Legal Proceedings; Compliance with Laws. There are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against American or any of the American Subsidiaries or against any of American’s or the American Subsidiaries’ properties, assets, interests or rights, or against any of American’s or American Subsidiaries’ officers, directors or employees in their capacities as such. Neither American nor any of the American Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of American or the operations of any of the American Subsidiaries and neither American nor any of the American Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. American and each of the American Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(j) Tax Matters. American and each of the American Subsidiaries have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by American or any of its Subsidiaries have been paid, are reflected as a liability in its SEC Reports or Bank Reports, or are being contested in good faith as set forth in its Disclosure Schedule. No tax return or report filed by American or any of the American Subsidiaries is under examination by any Governmental Authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against American or any of the American Subsidiaries by any Governmental Authority. American is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(k) Employee Benefit Plans.

(i) All of the American Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and American and American National Bank have administered such benefit plans in accordance with applicable laws and regulations in all material respects. For the purposes of this Agreement, a “American Benefit Plan” means an employee benefit plan and program of American and the American Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (collectively, the “American Benefit Plans”).

(ii) Each American Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(l) Insurance. American and the American Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of American reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2013, neither American nor any of the American Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2014, has been refused any insurance coverage sought or applied for, and American has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of American or the American Subsidiaries.

(m) Allowance for Loan Losses. The Loan Loss Allowance shown by American in its SEC Reports or Bank Reports as of June 30, 2014 was, and the Loan Loss Allowance to be shown in its SEC Reports or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit). The Loan Loss Allowance has been established in accordance with GAAP, and applicable regulatory requirements and guidelines.

(n) Environmental Matters. American and each of the American Subsidiaries are in compliance with all Environmental Laws. Neither American nor any of the American Subsidiaries has received any communication alleging that American or such American Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance. To the Knowledge of American, there are no past or present actions, activities, circumstances, events, or incidents that could reasonably form the bases of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against American or any of the American Subsidiaries or against any person or entity whose liability for any Environmental Claim American or an American Subsidiary has or may have retained contractually or by operation of law.

(o) Books and Records. The books and records of American and those of the American Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(p) Financial Advisors. None of American, any of the American Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, American has retained Keefe, Bruyette & Woods, Inc. as its financial advisor.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1	Conduct of Business of MainStreet Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement or as set forth in its Disclosure Schedule, without the prior written consent of American, MainStreet agrees that it will not, and will cause each of the MainStreet Subsidiaries not to:

(a) Conduct its business and the business of the MainStreet Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, material assets and employees and (ii) relationships with material customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of American or MainStreet (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend, repeal or modify its Organizational Documents.

(d) Other than pursuant to stock options outstanding as of the date hereof under the MainStreet Stock Plans as disclosed in Section 3.3(d) of the MainStreet Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights or similar stock-based rights.

(e) Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of MainStreet or a MainStreet Subsidiary, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for normal individual merit increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such salary or wage increase will result in an annual adjustment in any individual officer’s or employee’s salary or wages of more than two percent (2%) without prior consultation with and approval from American and that no incentive or bonus payment will be paid or agreed to be paid without prior consultation with and approval from American, except for (i) incentive based compensation to employees engaged in selling mortgage and investment products and services in the ordinary course of business, and (ii) the bonuses for 2014 performance listed on Schedule 4.1(e) of the MainStreet Disclosure Schedule.

(f) Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of the MainStreet Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

(g) Hire any person as an employee of MainStreet or a MainStreet Subsidiary or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(g) of the MainStreet Disclosure Schedule and (ii) persons hired to fill any employee or non-executive officer vacancies existing at the date hereof or arising after the date hereof and whose employment is terminable at the will of MainStreet and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Merger, the Subsidiary Bank Merger or the consummation thereof.

(h) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(i) Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $10,000 individually or $35,000 in the aggregate.

(j) Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l) Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, deposits, business or properties except for (i) OREO properties currently under contract, OREO that is sold in the ordinary course of business consistent with past practice and in amounts that do not exceed $175,000 individually or $500,000 in the aggregate; (ii) transactions set forth in Schedule 4.1(1) of the MainStreet Disclosure Schedule; or (iii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.

(m) Acquire all or any portion of the assets, business, securities, deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in amounts that do not exceed $250,000 individually or $500,000 in the aggregate; and (ii) such acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.

(n) Except as otherwise permitted under this Section 4.1, enter into, amend, modify, cancel, fail to renew or terminate any agreement, contract, lease, license, arrangement, commitment or understanding (whether written or oral) that (i) is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, if such regulation was applicable to MainStreet, or (ii) relates to real property, personal property, data processing or bankcard functions.

(o) Enter into any settlements or similar agreements with respect to any actions, suits, proceedings, orders or investigations to which MainStreet or a MainStreet Subsidiary is or becomes a party after the date of this Agreement, which settlements, agreements or actions involve payment by MainStreet and the MainStreet Subsidiaries collectively of an aggregate amount that exceeds $10,000 and/or would impose any material restriction on the business of MainStreet or create precedent for claims that are reasonably likely to be material to MainStreet.

(p) Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(q) Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, American prior to the date hereof).

(r) (i) Make, renew, restructure or otherwise modify any Loan other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (y) in the case of unsecured Loans made to any borrower that are originated in compliance with MainStreet’s internal loan policies without exceptions, a principal balance not in excess of $50,000 in total, which is understood to include any current outstanding principal balance to any such borrower, or (z) in the case of secured Loans made to any borrower that are originated in compliance with

MainStreet’s internal loan policies without exceptions, a principal balance not in excess of $1,000,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that American’s prior written consent is required pursuant to clause (i) above, American shall use its reasonable best efforts to provide such consent within one (1) business day of any request by MainStreet.

(s) Incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(t) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of one (1) year or less, or dispose of any debt security or equity investment.

(u) Enter into or settle any Derivative Contract.

(v) Other than as a Loan, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(w) Make or change any material Tax election, settle or compromise any material Tax liability of MainStreet, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of MainStreet, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes or file any amended Tax Return.

(x) Take any other action that would make any representation or warranty in Section 3.3 hereof untrue, taking into account the standard set forth in Section 3.2.

(y) Agree to take any of the actions prohibited by this Section 4.1.

4.2	Conduct of Business of American Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement, without the prior written consent of MainStreet, American agrees that it will not, and will cause each of the American Subsidiaries not to:

(a) Conduct its business and the business of the American Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, assets and employees and (ii) relationships with customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of American or MainStreet (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(d) Amend, repeal or modify any provision of its Organizational Documents in a manner which would have a material adverse effect on MainStreet, the shareholders of MainStreet or the transactions contemplated by this Agreement.

(e) Take any other action that would make any representation or warranty in Section 3.4 hereof untrue, taking into account the standard set forth in Section 3.2.

(f) Agree to take any of the actions prohibited by this Section 4.2.

4.3	Transition.

To facilitate the integration of the operations of American and MainStreet and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of American and MainStreet shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4	Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give American directly or indirectly, the right to control or direct the operations of MainStreet, and nothing contained in this Agreement shall give MainStreet, directly or indirectly, the right to control or direct the operations of American. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1	Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

5.2	Access to Information; Notice of Certain Matters; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws regarding the disclosure or exchange of information, MainStreet shall permit American to make or cause to be made such investigation of MainStreet’s operational, financial and legal condition as American reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unreasonably with normal operations. No investigation, in and of itself, by American shall affect the representations and warranties of MainStreet. American will receive notice of all meetings of the MainStreet and Franklin Community Bank Boards of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all MainStreet and Franklin Community Bank representatives to such meetings are provided notice). An executive officer of American will be permitted to attend all meetings of the MainStreet and Franklin Community Bank Boards of Directors and committees of the Boards of Directors (except for the portions of such meetings that are executive sessions, relate to the Merger or a Superior Proposal (as defined herein), or as may be necessary or appropriate in order to preserve attorney-client privilege, as deemed by such boards) and such meetings of management of MainStreet and Franklin Community Bank that American wishes to attend. MainStreet shall also provide to a designated executive officer of American all written agendas and meeting or written consent materials provided to the directors of MainStreet in connection with Board and committee meetings, subject to applicable laws regarding the disclosure or exchange of information. Any such representative of American may be required to enter into an appropriate confidentiality and “no trade” agreement satisfactory to MainStreet prior to attending any such meetings.

(b) During the period from the date of this Agreement to the Effective Date, MainStreet shall, upon the request of American, cause one or more of its designated executive officers to confer on a monthly or more frequent basis with American regarding MainStreet’s financial condition, operations and business and matters relating to the completion of the Merger. As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), MainStreet will deliver to American its unaudited balance sheet and statements of income, stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP. As soon as reasonably available, but in no event more than sixty (60) days after the end of each fiscal year, MainStreet will deliver to American its unaudited balance sheet and statements of income, shareholders’ equity and cash flows, without related notes, for such year prepared in accordance with GAAP. Within fifteen (15) days after the end of each month, MainStreet will deliver to American (i) such loan reports as American may reasonably request, and (ii) such other financial data as American may reasonably request. The financial statements required to be delivered by this Section 5.2(b) may be consolidated.

(c) Each party hereto will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(d) Each party hereto shall, and shall use its reasonable best efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information of the other party obtained prior to the date of this Agreement or pursuant to this Section 5.2 that is not otherwise publicly disclosed by the other party, unless such information is required to be included in any filing required by law or in an application for any Regulatory Approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such Regulatory Approval, that party will provide the other party a reasonable opportunity to review any such filing or any application for such Regulatory Approval before it is filed sufficient for it to comment on and object to the content of such filing or application. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information received from the other party.

5.3	Stockholder Approval.

MainStreet shall call a meeting of its stockholders for the purpose of obtaining the MainStreet Stockholders Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “MainStreet Stockholders Meeting”). In connection with that meeting, the Board of Directors of MainStreet shall support and recommend approval of this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to obtain the MainStreet Stockholders Approval unless the Board of Directors of MainStreet has received and recommended (or submitted to stockholders) a Superior Proposal in accordance with Section 5.5.

5.4	Registration Statement; Proxy Statement; SEC Filings.

(a) Each party will cooperate with the other party, and their representatives, in the preparation of a registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), to be filed by American with the SEC in connection with the MainStreet Stockholders Meeting, and the parties will prepare a proxy statement and prospectus and other proxy solicitation materials of MainStreet constituting a part thereof (the “Proxy Statement”). Neither the Proxy Statement nor the Registration Statement shall be filed, and, prior to the earlier of the Effective Date or the termination of this Agreement, no amendment or supplement to the Proxy Statement or the Registration Statement shall be filed, by American without consultation with MainStreet and its counsel. American will use its reasonable best efforts, in which MainStreet will reasonably cooperate as necessary, to file the Registration Statement, including the Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and MainStreet shall thereafter mail or deliver the Proxy Statement to its stockholders.

(b) Each party agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the MainStreet stockholders and at the time of the MainStreet Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

5.5	No Other Acquisition Proposals.

(a) MainStreet agrees that it will not, and will cause the MainStreet Subsidiaries and MainStreet’s and the MainStreet Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by MainStreet or any of the MainStreet Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b) Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit MainStreet, prior to its meeting of stockholders to be held pursuant to Section 5.3 and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to MainStreet (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the MainStreet Board of Directors concludes in good faith, after consultation with and based upon the written advice of outside legal counsel and its financial advisors, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to stockholders under applicable law, (ii) before taking such actions, MainStreet receives from such person or entity an executed confidentiality agreement on terms no less favorable to it than the Confidentiality Agreement, dated May 29, 2014, between American and MainStreet (the “Confidentiality Agreement”), which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with MainStreet, and (iii) the MainStreet Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). MainStreet shall immediately (within twenty-four (24) hours) notify American orally and in writing of MainStreet’s receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep American apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c) For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving MainStreet or Franklin Community Bank: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of MainStreet or ten percent (10%) or more of any class of equity or voting securities of MainStreet or the MainStreet Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of MainStreet; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of MainStreet or the MainStreet Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of MainStreet.

(d) For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of MainStreet concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (A) is more favorable to the stockholders of MainStreet from a financial point of view, than the transactions contemplated by this Agreement and (B) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “ten percent (10%) or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving MainStreet or Franklin Community Bank.

(e) Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit MainStreet to terminate this Agreement or affect any other obligation of MainStreet under this Agreement.

(f) MainStreet agrees that any violation of the restrictions set forth in this Section 5.5 by any representative of MainStreet shall be deemed a breach of this Section 5.5 by MainStreet.

5.6	Applications and Consents.

(a) The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.

(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7	Public Announcements.

Prior to the Effective Date, American and MainStreet will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure).

5.8	Affiliate Agreements.

MainStreet has identified to American all persons who are, as of the date hereof, directors or executive officers of MainStreet. MainStreet shall have delivered to American on or prior to the date hereof executed copies of a written agreement in the form of Exhibit 5.8 hereto from each such MainStreet director or executive officer.

5.9	Employee Benefit Plans.

(a) American at its election shall either: (i) provide generally to officers and employees of MainStreet and the MainStreet Subsidiaries, who at or after the Effective Date become employees of American or the American Subsidiaries (“MainStreet Continuing Employees”), employee benefits under the American Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of American and the American Subsidiaries; or (ii) maintain for the benefit of the MainStreet Continuing Employees, the MainStreet Benefit Plans maintained by MainStreet immediately prior to the Effective Date; provided that American may take action to amend any MainStreet Benefit Plan immediately prior to the Effective Date to comply with any law or, so long as the benefits provided under those MainStreet Benefit Plans following such amendment are no less favorable to the MainStreet Continuing Employees than benefits provided by American to its officers and employees under any comparable American Benefit Plans, as necessary and appropriate for other business reasons.

(b) For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the American Benefit Plans, service with or credited by MainStreet or any of the MainStreet Subsidiaries shall be treated as service with American. To the extent permitted under applicable law, American shall cause welfare American Benefit Plans maintained by American that cover the MainStreet Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the MainStreet Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the MainStreet Continuing Employees under welfare MainStreet Benefit Plans to be credited to such MainStreet Continuing Employees under welfare American Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such MainStreet Continuing Employees under welfare American Benefit Plans.

(c) Each employee of MainStreet or any MainStreet Subsidiary at the Effective Date whose employment is involuntarily terminated other than for cause by American after the Effective Date, but on or before the date that is six (6) months from the Effective Date, excluding any employee who has a contract providing for severance, shall be entitled to receive severance pay equal to two (2) weeks of pay, at his or her rate of pay in effect at the time of termination, for each full year of continuous service with MainStreet and American, subject to a minimum of six (6) weeks and a maximum of twenty-six (26) weeks of pay. Such severance payments will be in lieu of any payment under severance pay plans that may be in effect at MainStreet or any MainStreet Subsidiary prior to the Effective Date.

(d) With respect to MainStreet’s 401(k) plan, MainStreet shall cause such plan to be terminated effective immediately prior to the Effective Date, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each MainStreet Continuing Employee who was a participant in the MainStreet 401(k) plan and who continues in the employment of American or any American Subsidiary shall be eligible to participate in American’s 401(k) plan on or as soon as administratively practicable after the Effective Date, and account balances under the terminated MainStreet 401(k) plan will be eligible for distribution or rollover, including direct rollover, to American’s 401(k) for MainStreet Continuing Employees.

Any other former employee of MainStreet or the MainStreet Subsidiaries who is employed by American or the American Subsidiaries after the Effective Date shall be eligible to be a participant in the American 401(k) plan upon complying with eligibility requirements. All rights to participate in American’s 401(k) plan are subject to American’s right to amend or terminate the plan. For purposes of administering American’s 401(k) plan, service with MainStreet and the MainStreet Subsidiaries shall be deemed to be service with American for participation and vesting purposes, but not for purposes of benefit accrual.

(e) MainStreet and each of the MainStreet Subsidiaries, as applicable, shall adopt such resolutions and/or amendments to the Franklin Community Bank Supplemental Retirement Plan (the “MainStreet SERP”) and related documents and take any other necessary action to freeze the MainStreet SERP on or prior to the Effective Date. As soon as practicable after entering into this Agreement, MainStreet shall provide American with (i) certified copies of the resolutions and/or amendments adopted by the Board of Directors (or the appropriate committee thereof) of MainStreet or a MainStreet Subsidiary, as applicable, authorizing the above actions taken with respect to the MainStreet SERP, and (ii) executed amendments to the MainStreet SERP and related documents, including any required written consent of the participants in the MainStreet SERP, in form and substance reasonably satisfactory to American to effectuate such actions.

(f) Nothing in this Section 5.9 shall be interpreted as preventing American, from and after the Effective Date, from amending, modifying or terminating any American Benefit Plans or MainStreet Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

5.10	Reservation of Shares; NASDAQ Listing.

(a) American shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of American Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b) American shall use all reasonable best efforts to cause the shares of American Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

5.11	Financial Ability.

On the Effective Date and through the date of payment of the aggregate amount of the Cash Consideration issuable pursuant to Article 3 hereof, American shall have all funds necessary to consummate the Merger and pay the aggregate amount of the Cash Consideration to the holders of MainStreet Common Stock pursuant to Article 2 hereof.

5.12	Indemnification; Insurance.

(a) Following the Effective Date, American shall indemnify, defend and hold harmless any person who has rights to indemnification from MainStreet, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and MainStreet’s Organizational Documents, as in effect on the date of this Agreement. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, American shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between American and the indemnified party.

(b) American shall, at or prior to the Effective Date, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by MainStreet from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300)% of the amount of the last annual premium paid by MainStreet for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, American would be required to expend more than three hundred percent (300)% of current annual premiums, American will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300)% of current annual premiums.

(c) The provisions of this Section 5.12 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.13	Employment Arrangements.

American will, as of and after the Effective Date, assume and honor all employment, severance, change in control and deferred compensation agreements or arrangements that MainStreet and the MainStreet Subsidiaries have with their current and former officers and directors and which are set forth in Section 5.13 of the MainStreet Disclosure Schedule, except to the extent any such agreements or arrangements shall be superseded on or after the Effective Date.

5.14	Notice of Deadlines.

MainStreet has set forth in Section 5.14 of its Disclosure Schedule a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which MainStreet or any of the MainStreet Subsidiaries is a party.

5.15	Consent to Assign and Use Leased Premises.

On Section 5.15 of its Disclosure Schedule, MainStreet has provided a list of all leases with respect to real or personal property used by it or any MainStreet Subsidiary. With respect to the leases disclosed in Section 5.15 of its Disclosure Schedule, MainStreet and each of the MainStreet Subsidiaries will use commercially reasonable efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Date, all right, title and interest of MainStreet and each of the MainStreet Subsidiaries to American or an appropriate American Subsidiary and to permit the use and operation of the leased premises by American or an appropriate American Subsidiary.

5.16	Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.17	Change of Method.

American and MainStreet shall be empowered, upon their mutual agreement and at any time prior to the Effective Date (and whether before or after the MainStreet Stockholders Meeting), to change the method or structure of effecting the combination of American and MainStreet (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or amount of cash to be received by MainStreet stockholders in exchange for each share of MainStreet Common Stock, (ii) adversely affect the tax treatment of American or MainStreet pursuant to this Agreement or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.18	Certain Policies.

Prior to the Effective Date, MainStreet shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of American; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 6.1(b).

5.19	Corporate Governance.

(a) Subject to the prior approval and recommendation of American’s Corporate Governance and Nominating Committee, at the Effective Date, American shall cause Joel R. Shepherd to be appointed to the Board of Directors of American to serve in such capacity until such time as his successor shall be duly elected and qualified.

(b) At or prior to the Effective Date, American shall establish the Franklin Advisory Board, which shall be in effect for a minimum of one (1) year from the Effective Date. The Franklin Advisory Board shall initially be comprised of the current non-executive officer members of the Board of Directors of MainStreet and Franklin Community Bank (other than Mr. Shepherd), together with other business and community leaders chosen by American after consultation with MainStreet. Membership on the Franklin Advisory Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with American until the later of the date that is one (1) year following the Effective Date or the date on which he or she ceases to be a member of the Franklin Advisory Board.

5.20	Shareholder Litigation.

Each of American and MainStreet shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by MainStreet shall be agreed to without American’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 6

Conditions to the Merger

6.1	General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the MainStreet Stockholders Approval.

(b) Regulatory Approvals. American and MainStreet shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on American (after giving effect to the Merger) in the reasonable opinion of American, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of American.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) NASDAQ Listing. The shares of the American Common Stock to be issued to the holders of MainStreet Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(e) Legal Proceedings. Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Merger.

(f) Federal Tax Opinion. American and MainStreet shall have received a written opinion, dated the Closing Date, from LeClairRyan, A Professional Corporation, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of American and MainStreet reasonably satisfactory in form and substance to such counsel.

6.2	Conditions to Obligations of American.

The obligations of American to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by American pursuant to the provisions of this Section 6.2 and Section 8.3.

(a) Representations and Warranties. The representations and warranties of MainStreet set forth in Section 3.3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date as though made on and as of the Closing Date, and American shall have received a certificate, dated as of the Closing Date, signed on behalf of MainStreet by the Chief Executive Officer and Chief Financial Officer of MainStreet to such effect.

(b) Performance of Obligations. MainStreet and each of the MainStreet Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and American shall have received a certificate, dated as of the Closing Date, signed on behalf of MainStreet by the Chief Executive Officer and Chief Financial Officer of MainStreet to such effect.

(c) Dissenting Shares. Dissenting Shares shall not represent five percent (5%) or more of the outstanding shares of MainStreet Common Stock unless waived in the sole discretion of American.

6.3	Conditions to Obligations of MainStreet.

The obligations of MainStreet to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by MainStreet pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of American set forth in Section 3.4, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date, as though made on and as of the Closing Date and MainStreet shall have received a certificate, dated as of the Closing Date, signed on behalf of American by the Chief Executive Officer and Chief Financial Officer of American to such effect.

(b) Performance of Obligations. American and each of the American Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and MainStreet shall have received a certificate, dated as of the Closing Date, signed on behalf of American by the Chief Executive Officer and Chief Financial Officer of American to such effect.

ARTICLE 7

Termination

7.1	Termination.

This Agreement may be terminated and the Merger abandoned at any time before the Effective Date, whether before or after the approval of the Merger by the stockholders of MainStreet, as provided below:

(a) Mutual Consent. By the mutual consent in writing of American and MainStreet;

(b) Closing Delay. By either American or MainStreet, evidenced by written notice, if the Merger has not been consummated by July 1, 2015 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Merger to occur on or before such date;

(c) Breach of Representation or Warranty. By either American or MainStreet (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of American and Section 6.3(a) in the case of MainStreet;

(d) Breach of Covenant or Agreement. By either American or MainStreet (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(e) Conditions to Performance Not Met. By either American or MainStreet (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger set forth in Section 6.2 or Section 6.3, as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

(f) Solicitation and Recommendation Matters; MainStreet Stockholders Meeting Failure. At any time prior to the MainStreet Stockholders Meeting, by American if (i) MainStreet shall have breached Section 5.5, (ii) the MainStreet Board of Directors shall have failed to make its recommendation referred to in Section 5.3, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of American or (iii) MainStreet shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the MainStreet Stockholders Meeting in accordance with Section 5.3;

(g) No MainStreet Stockholders Approval. By either American or MainStreet, if the MainStreet Stockholders Approval shall not have been attained by reason of the failure to obtain the required vote at the MainStreet Stockholders Meeting or any adjournment thereof;

(h) Termination Event. By American upon the occurrence of a Termination Event (as defined in Section 7.4(e) hereof); or

(i) Other Agreement. At any time prior to the MainStreet Stockholders Meeting, by MainStreet in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by MainStreet and the MainStreet Board of Directors in compliance with Section 5.5 hereof; provided that this Agreement may be terminated by MainStreet pursuant to this Section 7.1(i) only after the fifth business day following MainStreet’s provision of written notice to American advising American that the MainStreet Board of Directors is prepared to accept a Superior Proposal, and only if, during such five-business day period, American does not, in its sole discretion, make an offer to MainStreet that the MainStreet Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, is at least as favorable as the Superior Proposal.

7.2	Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, none of American, MainStreet, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), this Article 7 (Termination) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3	Non-Survival of Representations, Warranties and Covenants.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Date, except for Section 5.12 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Date.

7.4	Fees and Expenses.

(a) Except as otherwise provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities and Regulatory Agencies in connection with the Merger shall be borne equally by American and MainStreet.

(b) In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by American while structuring the Merger, MainStreet shall pay American the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by American pursuant to Section 7.1(f) or Section 7.1(h), or by MainStreet pursuant to Section 7.1(i), payment shall be made to American concurrently with the termination of this Agreement; or

(ii) if this Agreement is terminated (A) by American pursuant to Section 7.1(c) or Section 7.1(d) or Section 7.1(e), (B) by either American or MainStreet pursuant to Section 7.1(b), or (C) by either American or MainStreet pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the stockholders, senior management or the Board of Directors of MainStreet (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of MainStreet contemplated by this Agreement at the MainStreet Stockholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within fifteen (15) months after such termination MainStreet enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then MainStreet shall pay to American the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the consummation of such transaction, or (2) if a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) is consummated otherwise than pursuant to an agreement with MainStreet within eighteen (18) months after the termination of this Agreement, then MainStreet shall pay to American the Termination Fee on the date when such transaction is consummated.

(c) The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by MainStreet or American. If MainStreet fails to pay or cause payment to the other party the amount(s) due under paragraph (b) above at the time specified therein, the party so failing to pay shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action in which such other party prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(e) For the purposes of this Agreement, a “Termination Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) (A) MainStreet or Franklin Community Bank, without having received American’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with MainStreet or Franklin Community Bank, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of MainStreet or Franklin Community Bank; or (B) MainStreet or Franklin Community Bank, without having received American’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from MainStreet securities representing ten percent (10%) or more of the voting power of MainStreet; or

(ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of MainStreet Common Stock is commenced (other than by American or a American Subsidiary), and the MainStreet Board recommends that the stockholders of MainStreet tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act.

(f) Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 7.4.

ARTICLE 8

General Provisions

8.1	Entire Agreement.

This Agreement, including the MainStreet Disclosure Schedule and the exhibits hereto, contains the entire agreement between American and MainStreet with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2	Binding Effect; No Third Party Rights.

This Agreement shall bind American and MainStreet and their respective successors and assigns. Other than Sections 5.9, 5.10, 5.11, 5.12 and 5.13, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3	Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the MainStreet Stockholders Meeting, except statutory requirements and requisite approvals of stockholders and Regulatory Agencies.

8.4	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5	Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern Time on a business day, personally or by confirmed telecopier, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to American:

Jeffrey V. Haley

President and Chief Executive Officer

American National Bankshares Inc.

628 Main Street

Danville, Virginia 24541

Tele:        (434) 773-2219

Fax:         (434) 773-2207

with a copy to:

George P. Whitley, Esq.

LeClairRyan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Tele:        (804) 343-4089

Fax:         (804) 783-7628

If to MainStreet:

Brenda H. Smith

President and Chief Executive Officer

MainStreet BankShares, Inc.

1075 Spruce Street

Martinsville, Virginia 24112

Tele:        (276) 632-7422

Fax:         (276) 632-8043

with a copy to:

Douglas W. Densmore, Esq.

CowanPerry PC

317 Washington Avenue, S.W.

Roanoke, Virginia 24016

Tele:        (540) 777-3458

Fax:         (888) 755-1450

8.6	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7	Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8	Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

AMERICAN NATIONAL BANKSHARES INC.

By:	/s/ Jeffrey V. Haley
Jeffrey V. Haley
President and Chief Executive Officer

MAINSTREET BANKSHARES, INC.

By:	/s/ Brenda H. Smith
Brenda H. Smith
President and Chief Executive Officer

EXHIBIT 1.1

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

BETWEEN

AMERICAN NATIONAL BANKSHARES INC.

AND

MAINSTREET BANKSHARES, INC.

Pursuant to this Plan of Merger (“Plan of Merger”), MainStreet BankShares, Inc., a Virginia corporation (“MainStreet”), shall merge with and into American National Bankshares Inc., a Virginia corporation (“American”).

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of August 24, 2014, between American and MainStreet (the “Agreement”), at the Effective Date (as defined herein), MainStreet shall be merged with and into American (the “Merger”) in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). The separate corporate existence of MainStreet thereupon shall cease, and American shall be the surviving corporation in the Merger. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Date”).

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1	Conversion of Shares; Exchange of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of the stockholders of MainStreet and American, as the case may be, such stockholders will be entitled to the following:

(a) Each share of common stock, par value $1.00 per share, of American (“American Common Stock”), that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Each share of common stock, no par value, of MainStreet (“MainStreet Common Stock”), that is issued and outstanding immediately before the Effective Date (other than the Dissenting Shares as defined in Section 2.8) will be converted into and exchanged for the right to receive (i) 0.482 shares (the “Exchange Ratio”) of American Common Stock (the “Stock Consideration”) and (ii) a cash sum of $3.46 (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

(c) All shares of MainStreet Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(d) Each certificate previously representing shares of MainStreet Common Stock (a “MainStreet Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of MainStreet Common Stock (i) the Merger Consideration upon the surrender of such MainStreet Common Certificate in accordance with Section 2.2, and (ii) any dividends or distributions or cash in lieu of financial shares which the holder thereof has the right to receive pursuant to Sections 2.4 and 2.6.

(e) Each share of MainStreet Common Stock held by either party and each share of American Common Stock held by MainStreet or any of the MainStreet Subsidiaries (as defined in the Agreement) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of American Common Stock shall resume the status of authorized and unissued shares of American Common Stock.

2.2	Exchange Procedures.

(a) On or before the Closing Date, American shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by American (in such capacity, the “Exchange Agent”), for the benefit of the holders of the MainStreet Common Certificates, (i) certificates representing the shares of American Common Stock issuable pursuant to this Article 2, and (ii) cash equal to the aggregate amount of the Cash Consideration issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of MainStreet Common Stock.

(b) As promptly as practicable after the Effective Date, American shall cause the Exchange Agent to send to each former stockholder of record of MainStreet immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s MainStreet Common Certificates for the Merger Consideration, as provided for herein.

(c) American shall cause the Merger Consideration into which shares of MainStreet Common Stock are converted at the Effective Date or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be issued and paid to such stockholder upon delivery to the Exchange Agent of MainStreet Common Certificates representing such shares of MainStreet Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d) Any MainStreet stockholder whose MainStreet Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by American pursuant to applicable law and as required in accordance with American’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of MainStreet for six (6) months after the Effective Date shall be returned to American (together with any earnings in respect thereof). Any stockholders of MainStreet who have not complied with this Article 2 shall thereafter be entitled to look only to American, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of MainStreet Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f) None of the Exchange Agent, American, MainStreet or any of the American Subsidiaries or the MainStreet Subsidiaries (as such terms are defined in the Agreement) shall be liable to any stockholder of MainStreet for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3	MainStreet Stock Options.

(a) At the Effective Date, each option to purchase shares of MainStreet Common Stock (a “MainStreet Stock Option”) granted under an equity or equity-based compensation plan of MainStreet (a “MainStreet Stock Plan”) shall vest and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such MainStreet Stock Option (except as provided otherwise in this Section 2.3(a)), the number of shares of American Common Stock equal to the product of (i) the number of shares of MainStreet Common Stock subject to the MainStreet Stock Option multiplied by (ii) 0.643 (the “Option Exchange Ratio”). Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of MainStreet Common Stock that were purchasable pursuant to such MainStreet Stock Option divided by (z) the Option Exchange Ratio. Notwithstanding the foregoing, each MainStreet Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code. At the Effective Date, American shall assume the MainStreet Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and American shall have no obligation to make any additional grants or awards under the MainStreet Stock Plans.

(b) As soon as practicable after the Effective Date, American will deliver to the holders of Replacement Options any required notices setting forth such holders’ rights pursuant to the respective MainStreet Stock Plan and award documents and stating that such Replacement Options have been issued by American and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the MainStreet Stock Plan).

2.4	No Fractional Shares.

Each holder of shares of MainStreet Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of American Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of American Common Stock multiplied by the closing sale price of American Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Date.

2.5	Anti-Dilution.

In the event American changes (or establishes a record date for changing) the number of shares of American Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6	Dividends.

No dividend or other distribution payable to the holders of record of MainStreet Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any MainStreet Common Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions will be paid (without interest).

2.7	Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in the Agreement) or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8	Dissenting Shares.

Any holder of shares of MainStreet Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 13.1-729 through 13.1-741.1 of the VSCA shall be entitled to receive from American, in lieu of the Merger Consideration, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with all applicable provisions of the VSCA, and surrendered to MainStreet the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Date a dissenting stockholder of MainStreet fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, American shall issue and deliver the consideration to which such holder of shares of MainStreet Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the MainStreet Common Certificate representing such shares.

ARTICLE 3

Articles of Incorporation and Bylaws of American

The Articles of Incorporation of American as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of American at and after the Effective Date until thereafter amended in accordance with applicable law. The Bylaws of American as in effect immediately prior to the Effective Date shall be the Bylaws of American at and after the Effective Date until thereafter amended in accordance with applicable law.

ARTICLE 4

Conditions Precedent

The obligations of American and MainStreet to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

APPENDIX B

OPINION OF BB&T CAPITAL MARKETS

Member	901 East Byrd Street, Suite 410	Tel (804) 780-3230
NYSE/SIPC	Richmond, Virginia 23219	FAX (804) 649-0990

August 22, 2014

Board of Directors

MainStreet Bankshares, Inc.

1075 Spruce Street

Martinsville, Virginia 24112

Members of the Board:

The Board of Directors (the “Board”) of MainStreet Bankshares, Inc., a Virginia corporation (the “Company”), has requested that BB&T Capital Markets, a division of BB&T Securities, LLC (“BB&T Capital Markets” or “we”), provide to the Board our opinion as to the fairness, from a financial point of view, to the Company’s shareholders of the Merger Consideration to be provided to the Company’s shareholders as set forth in that certain Agreement and Plan of Reorganization, dated August 22, 2014 (the “Agreement”), by and between the Company and American National Bankshares Inc., a Virginia corporation (“AMNB”), pursuant to which the Company will merge with and into AMNB (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each outstanding share of Company common stock, no par value, issued and outstanding immediately prior to the Merger, will be converted into and exchanged for the right to receive the Merger Consideration. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

BB&T Capital Markets has acted as financial advisor to the Board in connection with the Merger. As a customary part of our investment banking business, we regularly engage in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, the Company and AMNB, and as a market maker in securities, we may from time to time have a long or short position in, and buy, sell or hold equity securities of the Company and AMNB for our own account and for the accounts of our customers. Further, BB&T Capital Markets initiated equity research coverage of AMNB in September 1998 and expects to publish research notes on AMNB from time to time in the future.

Over the past two years, excluding in connection with the Merger, BB&T Capital Markets has not received compensation for investment banking services from either the Company or AMNB. As of the date hereof, there are no material relationships mutually understood to be contemplated in which any compensation is intended to be received by us as a result of the relationship between us and any of the parties to the Agreement.

In connection with the Merger and the preparation and delivery of this opinion, we have reviewed, analyzed, and relied upon, among other things:

i.	The Agreement and meetings and discussions with members of senior management of the Company regarding the material terms of the Agreement;

Board of Directors

MainStreet Bankshares, Inc.

August 22, 2014

ii.	Certain publicly available financial statements and other historical financial information of AMNB that we deemed relevant and meetings and discussions regarding the same with members of senior management of AMNB;

iii.	Certain publicly and non-publicly available financial statements and other historical financial information of the Company that we deemed relevant and meetings and discussions regarding the same with members of senior management of the Company;

iv.	Internal financial forecasts for the Company related to the business, earnings, cash flows, assets and prospects of the Company for the years ending December 31, 2014 through 2018 prepared by BB&T Capital Markets and reviewed with senior management of the Company (the “Forecasts”);

v.	The estimated pro forma financial impact of the Merger on AMNB, based on assumptions relating to, without limitation, transaction expenses, purchase accounting adjustments, cost savings, and certain synergies determined by and reviewed with the senior management of the Company and discussed summarily with the senior management of AMNB;

vi.	The historical market prices and trading activity for AMNB common stock and a comparison of certain financial and stock market information for AMNB and the Company with similar publicly-traded companies which we deemed to be relevant;

vii.	The proposed financial terms of the Merger and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the banking industry which we deemed to be relevant;

viii.	The relative contribution of the Company and AMNB with regard to certain assets, liabilities, earnings, and capital;

ix.	The current market environment generally and the banking environment in particular;

x.	A discounted dividend scenario of the Company based upon the Forecasts and an illustrative dividend payout; and

xi.	Such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as we deemed appropriate.

We also held discussions with members of senior management of the Company and AMNB regarding the reasons and basis for the Merger and the historical and current business operations, financial condition, results of operations, regulatory relationships and future prospects (including, with respect to senior management of the Company and AMNB, synergies anticipated to result from the Merger) of their respective companies and such other matters as we have deemed relevant to our inquiry.

Board of Directors

MainStreet Bankshares, Inc.

August 22, 2014

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and AMNB or their respective representatives, or that was otherwise reviewed by us and Company management (including the Forecasts), and we assumed such accuracy and completeness in rendering this opinion. We have further relied on the assurances of management of the Company and AMNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked nor have we attempted independently to verify such information, and we assume no responsibility or liability for independently verifying the accuracy and completeness of such information. We did not make an independent evaluation or appraisal of any specific assets, any collateral securing assets or the liabilities, including any contingent, off-balance sheet assets or liabilities, of the Company or AMNB or any of their subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or AMNB nor have we reviewed any individual credit files relating to the Company or AMNB. We assumed, with your consent, the respective allowances for loan losses for both the Company and AMNB are adequate to cover such losses and will be adequate for the combined entity on a pro forma basis after all accounting adjustments for the Merger. We also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company and AMNB or on the expected benefits of the Merger.

With respect to the financial projections (including the Forecasts) and earnings estimates for the Company and AMNB and all projections of transaction costs, purchase and other accounting adjustments and expected cost savings or other synergies prepared by and/or reviewed with the management of the Company and AMNB and used by BB&T Capital Markets in its analyses, the Company’s and AMNB’s senior management confirmed to us that they reflect the best currently available estimates and judgments of the respective management of the Company and AMNB as to the future financial performance of AMNB as the surviving entity in the Merger, and we assumed that such financial performance would be achieved. We express no opinion as to such financial projections (including the Forecasts) or the assumptions or judgments on which they are based. We have assumed that there has been no material change in the assets, financial conditions, results of operations, business or prospects of the Company and AMNB since the date of the most recent financial statements made available to us. We have further assumed, with your consent, that the synergies referenced above will be realized substantially in accordance with the expectations of the Company and AMNB as expressed in collaborative discussion between us and them. Moreover, we have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration or waiver thereof, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the Merger and other transactions contemplated by the Agreement.

Our opinion is necessarily based on, and we have necessarily taken into account, the financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not legal, tax, regulatory, or bankruptcy advisors. We have not considered any legislative or regulatory changes recently adopted or currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition

Board of Directors

MainStreet Bankshares, Inc.

August 22, 2014

of AMNB, the Company or the combined entity after consummation of the Merger. Events occurring after the date hereof could materially affect this opinion. We have no obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of shares of AMNB common stock will be when issued to the Company shareholders at the closing of the Merger pursuant to the Agreement or the prices at which shares of AMNB common stock may trade at any time.

The terms of the fee arrangement with BB&T Capital Markets, which BB&T Capital Markets and the Company believe are customary in transactions of this nature, were negotiated at arm’s length between the Company and BB&T Capital Markets, and the Board was aware of such arrangement, including the fact that the majority of the fee payable to BB&T Capital Markets is contingent upon consummation of the merger. The Company also has agreed to reimburse BB&T Capital Markets for reasonable out-of-pocket expenses incurred in connection with its engagement and has agreed to indemnify BB&T Capital Markets and certain related persons against certain liabilities, including liabilities under the federal securities laws, in connection with our engagement for the delivery of this opinion.

Our opinion is directed to the Board in connection with its consideration of the Merger and our opinion does not constitute a recommendation to any holder of the Company shares as to how such holder should vote at any meeting of shareholders called to consider and vote upon the Agreement. This opinion is not intended to, and does not, (i) create any rights or remedies for any person or entity, other than the Board, or (ii) create any fiduciary duty on the part of BB&T Capital Markets to any party. BB&T Capital Markets was not retained as an advisor or agent to the Company’s shareholders or any other person, and it is acting only as a financial advisor to the Company’s Board of Directors. This opinion has been reviewed and approved by our Investment Banking Valuation Committee in conformity with our policies and procedures established under the requirements of FINRA Rule 5150 of the Financial Industry Regulatory Authority, Inc. Our opinion is limited and directed only to the fairness, from a financial point of view, to the Company’s shareholders of the Merger Consideration to be received by such shareholders in connection with the Merger and pursuant to the terms of the Agreement and does not address the underlying business decision by the Company to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies or other strategic alternatives that might exist for the Company, the fairness of the amount or nature of any compensation to any of the officers, directors or employees of the Company, or class of such persons, relative to the compensation to the holders of the Company’s common shares or the effect of any other transaction in which the Company might engage or the fairness of the Merger to the holders of any securities of AMNB or any creditor or other constituencies of the Company or AMNB. Our opinion is not to be quoted or referred to, in whole or part, in a registration statement, prospectus, proxy statement, or in any other document, nor shall this opinion be used for any other purposes, without BB&T Capital Markets’ prior written consent. Notwithstanding the foregoing, BB&T Capital Markets hereby consents to the inclusion of this opinion as an exhibit to the proxy statement to be distributed to the Company’s shareholders to solicit their approval of the Merger, provided that this opinion is quoted in full in such proxy statement. BB&T Capital Markets further consents to the inclusion of a summary of this opinion in such proxy statement.

Board of Directors

MainStreet Bankshares, Inc.

August 22, 2014

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the shareholders of the Company in the Merger is fair, from a financial point of view, to such shareholders.

Very truly yours,

G. Jacob Savage III
Senior Managing Director
BB&T Capital Markets, a division of BB&T Securities, LLC

APPENDIX C

MAINSTREET BANKSHARES, INC.’S

ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2013

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 333-86993

MainStreet BankShares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	54-1956616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1075 Spruce Street, Martinsville, Virginia	24112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (276) 632-8054

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
None	None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, No Par Value

(Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of June 30, 2013. $8,872,899 based on $7.07 per share.

(Applicable only to corporate registrants) Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date 1,713,375 shares outstanding as of March 17, 2014.

Documents incorporated by reference. Portions of the Corporation’s 2014 Proxy Statement have been incorporated by reference into Part III.

MainStreet BankShares, Inc.

Form 10-K

PART I

Item 1.	Business

General

MainStreet BankShares, Inc., (the “Corporation”, “MainStreet”, or “BankShares”), was incorporated in the Commonwealth of Virginia on January 14, 1999. MainStreet was primarily formed to serve as a bank holding company. Its first wholly-owned subsidiary was located in Martinsville, Virginia and was sold on March 23, 2005. In 2002, MainStreet organized a second bank subsidiary, Franklin Community Bank, National Association (“Franklin Bank”). On February 8, 2007, MainStreet formed a wholly-owned real estate company, MainStreet RealEstate, Inc., for the sole purpose of owning the real estate of the Corporation.

MainStreet is authorized to engage in any lawful activity for a bank holding company. The holding company structure provides greater flexibility than a bank standing alone because it allows expansion and diversification of business activities through newly formed subsidiaries or through acquisitions. MainStreet’s business is conducted through its subsidiary bank.

Franklin Community Bank, N.A.

Franklin Bank is a nationally chartered commercial bank and member of the Federal Reserve whose deposits are insured by the FDIC. Franklin Bank opened for business on September 16, 2002. Franklin Bank accepts deposits from the general public and makes commercial, consumer, and real estate loans. Franklin Bank operates as a locally-owned and operated commercial bank emphasizing personal customer service and other advantages incident to banking with a locally owned community bank. It relies on local advertising and the personal contacts of its directors, employees, and shareholders to attract customers and business to the Bank. Franklin Bank emphasizes a high degree of personalized client service in order to be able to serve each customer. Franklin Bank’s marketing approach emphasizes the advantages of dealing with an independent, locally managed commercial bank to meet the particular needs of individuals, professionals and small to medium-sized businesses. The main office of Franklin Bank is located at 400 Old Franklin Turnpike, Suite 100, Rocky Mount, Virginia. Franklin Bank has banking offices located at 12930 Booker T. Washington Highway, Hardy, Virginia and 25 Southlake Drive, Union Hall, Virginia. Franklin Bank’s primary service area is Franklin County, Town of Rocky Mount and surrounding areas. For the most part, Franklin Bank’s business activity is with customers located in its primary market area. Accordingly, operating results are closely correlated with the economic trends within the region and influenced by the significant industries in the region including pre-built housing, real estate development, agriculture, and resort and leisure services. Much of the market area is considered rural; however, the resort surrounding Smith Mountain Lake attracts many tourists to the area.

MainStreet RealEstate, Inc.

MainStreet RealEstate, Inc. was formed for the sole purpose of owning the real estate of the Corporation. It now owns the facility in which Franklin Bank’s Southlake office operates.

Competition

Franklin Bank experiences competition in attracting and retaining business and personal checking and savings accounts, making commercial, consumer, and real estate loans and providing other services in their primary service area. The principal methods of competition in the banking industry for deposits are service, rates offered, convenience of location, and flexible office hours. The principal methods of competition in the banking industry for loans are interest rates, loan origination fees, and the range of lending services offered. Competition in the service area comes from other commercial banks, savings institutions, brokerage firms, credit unions, and mortgage banking firms. Competition for deposits is particularly intense in Franklin Bank’s market which increases the cost and reduces the availability of local deposits. Because of the nature of Franklin Bank’s market, a substantial portion of the loan opportunities for which banks compete are real estate related. During the present economic downturn, which has been focused on real estate, the number of loan opportunities has been reduced and the risk of those loans has been increased. Franklin Bank has been able to take advantage of the consolidation in the banking industry in our market area by providing personalized banking services that are desirable to large segments of customers, which has enabled the bank to compete satisfactorily. We intend to continue to provide a high level of service with local decision-making focused solely on our local market. We process daily by branch capture, a method by which checks are processed by tellers rather than item processing, which allows for better efficiencies along with all day banking. We also receive and send our cash letters electronically. In addition, a new online business module will be implemented in 2014, which will allow our business banking clients to have more control over their accounts. We believe these factors more than offset the advantages that larger banks in our markets may have in offering a larger number of banking locations and broader range of services.

Regulation, Supervision and Government Policy

BankShares and Franklin Bank are subject to state and federal banking laws and regulations that provide for general regulatory oversight of all aspects of their operations. As a result of substantial regulatory burdens on banking, financial institutions like MainStreet and Franklin Bank are at a disadvantage to other competitors who are not as highly regulated, and MainStreet and Franklin Bank’s costs of doing business are accordingly higher. A brief summary follows of certain laws, rules and regulations which affect MainStreet and Franklin Bank. Recent and expected changes in the laws and regulations governing banking and financial services could have an adverse effect on the business prospects of MainStreet and Franklin Bank. The current economic environment has created uncertainty in this area, as legislators and regulators attempt to address rapidly changing problems which are likely to lead to new laws and regulations affecting financial institutions.

MainStreet BankShares, Inc.

MainStreet is a bank holding company organized under the Federal Bank Holding Company Act (“BHCA”), which is administered by the Board of Governors of the Federal Reserve System (“Federal Reserve”). MainStreet is required to file an annual report with the Federal Reserve and may be required to furnish additional information pursuant to the BHCA. The Federal Reserve is authorized to examine MainStreet and its subsidiaries. With some limited exceptions, the BHCA requires a bank holding company to obtain prior approval from the Federal Reserve before acquiring or merging with a bank or before acquiring more than 5% of the voting shares of a bank unless it already controls a majority of shares. On June 17, 2009, MainStreet entered into a Memorandum of Understanding (“MOU”) with the Federal Reserve which was amended effective January 26, 2011. The MOU was terminated in September 2013 and there are no longer restrictions or stipulations attributable to the MOU. Refer to Item 7, Management’s Discussion and Analysis for a detailed discussion.

The Bank Holding Company Act. Under the BHCA, a bank holding company is generally prohibited from engaging in nonbanking activities unless the Federal Reserve has found those activities to be incidental to banking. Bank holding companies also may not acquire more than 5% of the voting shares of any company engaged in nonbanking activities.

The Virginia Banking Act. The Virginia Banking Act requires all Virginia bank holding companies to register with the Virginia State Corporation Commission (“Commission”). MainStreet is required to report to the Commission with respect to financial condition, operations and management. The Commission may also make examinations of any bank holding company and its subsidiaries.

The Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act (“GLBA”) permits significant combinations among different sectors of the financial services industry, allows for expansion of financial service activities by bank holding companies and offers financial privacy protections to consumers. GLBA preempts most state laws that prohibit financial holding companies from engaging in insurance activities. GLBA permits affiliations between banks and securities firms in the same holding company structure, and it permits financial holding companies to directly engage in a broad range of securities and merchant banking activities. MainStreet is not a financial holding company.

The Sarbanes-Oxley Act. The Sarbanes-Oxley Act (“SOX”) enacted sweeping reforms of the federal securities laws intended to protect investors by improving the accuracy and reliability of corporate disclosures. It impacts all companies with securities registered under the Securities Exchange Act of 1934, including MainStreet. SOX creates increased responsibilities for chief executive officers and chief financial officers with respect to the content of filings with the Securities and Exchange Commission. Section 404 of SOX and related Securities and Exchange Commission rules focused increased scrutiny by internal and external auditors on MainStreet’s systems of internal controls over financial reporting, which is designed to insure that those internal controls are effective in both design and operation. SOX sets out enhanced requirements for audit committees, including independence and expertise, and it includes stronger requirements for auditor independence and limits the types of non-audit services that auditors can provide. Finally, SOX contains additional and increased civil and criminal penalties for violations of securities laws.

Emergency Economic Stabilization Act of 2008. On October 14, 2008, the U. S. Treasury announced the Troubled Asset Relief Program (“TARP”) under the Emergency Economic Stabilization Act of 2008. In the program, the Treasury was authorized to purchase up to $250 million of senior preferred shares in qualifying U. S. banks, savings and loan associations, and bank and savings and loan holding companies. The amount of TARP funds was later increased up to $350 million. The minimum subscription amount was 1% of risk-weighted assets and the maximum amount was the lesser of $25 billion or 3% of risk-weighted assets. MainStreet did not participate in TARP.

American Recovery and Reinvestment Act of 2009 (“ARRA”). The ARRA was enacted in 2009 and includes a wide range of programs to stimulate economic recovery. In addition, it also imposed new executive compensation and corporate governance obligations on TARP Capital Purchase Program recipients. Because MainStreet did not participate in TARP, it is not affected by these requirements.

Dodd-Frank Wall Street Reform and Consumer Protection Act. The Dodd-Frank Act was signed into law on July 21, 2010. Its wide ranging provisions affect all federal financial regulatory agencies and nearly every aspect of the American financial services industry. Among the provisions of the Dodd-Frank Act that directly impact the Corporation is the creation of an independent Consumer Financial Protection Bureau, (“CFPB”), which has the ability to write rules for consumer protections governing all financial institutions. All consumer protection responsibility formerly handled by other banking regulators is consolidated in the CFPB. It will also oversee the enforcement of all federal laws intended to ensure fair access to credit. The CFPB has begun implementing mortgage lending regulations to carry out its mandate. Even though Franklin Bank did not participate in the activities which precipitated the crisis these new rules have the effect of increasing the processing time and cost for making residential mortgage loans and from a practical standpoint limiting the residential mortgage loans Franklin Bank will make. In addition, the Federal Reserve issues new rules, effective October 1, 2011, which had the effect of limiting the fees charged to merchants by credit card companies for debit card transactions. The Dodd-Frank Act also contains provisions that affect corporate governance and executive compensation.

Although the Dodd-Frank Act provisions themselves are extensive, the full impact on the Corporation of this massive legislation continues to be unknown. The Act provides that several federal agencies, including the Federal Reserve, the CFPB and the Securities and Exchange Commission, shall issue regulations implementing major portions of the legislation, and this process is ongoing.

Jumpstart Our Business Startups (JOBS ACT). On April 5, 2012, the President signed the Jumpstart our Business Startups (“JOBS”) Act into law. The objective of the legislation, as the name implies, is to stimulate the growth of small to midsized companies through facilitated access to capital and reduced regulatory reporting requirements. This, in turn, is expected to create jobs as businesses use this newly infused capital to expand operations.

Franklin Community Bank, N.A.

Franklin Bank is a national banking association incorporated under the laws of the United States, and the bank is subject to regulation and examination by the Office of the Comptroller of the Currency (“OCC”). Franklin Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the limits of applicable law. The OCC, as the primary regulator, and the FDIC regulate and monitor all areas of Franklin Bank’s operation. These areas include adequacy of capitalization and loss reserves, loans, deposits, business practices related to the charging and payment of interest, investments, borrowings, payment of dividends, security devices and procedures, establishment of branches, corporate reorganizations and maintenance of books and records. Franklin Bank is required to maintain certain capital ratios. It must also prepare quarterly reports on its financial condition for the OCC and conduct an annual audit of its financial affairs. The OCC requires Franklin Bank to adopt internal control structures and procedures designed to safeguard assets and monitor and reduce risk exposure. While appropriate for the safety and soundness of banks, these requirements add to overhead expense for Franklin Bank and other banks. On April 16, 2009, Franklin Bank entered into a formal agreement (“Agreement”) with the OCC. Franklin Bank has achieved full compliance with the agreement, which was terminated in August of 2013. Refer to Item 7, Management’s Discussion and Analysis for a detailed discussion.

The Community Reinvestment Act. Franklin Bank is subject to the provisions of the Community Reinvestment Act (“CRA”), which imposes an affirmative obligation on financial institutions to meet the credit needs of the communities they serve, including low and moderate income neighborhoods. The OCC monitors Franklin Bank’s compliance with the CRA and assigns public ratings based upon the bank’s performance in meeting stated assessment goals. Unsatisfactory CRA ratings can result in restrictions on bank operations or expansion. Franklin Bank received a “satisfactory” rating in its last CRA examination by the OCC.

The Gramm-Leach-Bliley Act. In addition to other consumer privacy provisions, the Gramm-Leach-Bliley Act (GLBA) restricts the use by financial institutions of customers’ nonpublic personal information. At the inception of the customer relationship and annually thereafter, Franklin Bank is required to provide its customers with information regarding its policies and procedures with respect to handling of customers’ nonpublic personal information. GLBA generally prohibits a financial institution from providing a customer’s nonpublic personal information to unaffiliated third parties without prior notice and approval by the customer.

The USA Patriot Act. The USA Patriot Act (“Patriot Act”) facilitates the sharing of information among government entities and financial institutions to combat terrorism and money laundering. The Patriot Act imposes an obligation on Franklin Bank to establish and maintain anti-money laundering policies and procedures, including a customer identification program. Franklin Bank is also required to screen all customers against government lists of known or suspected terrorists. There is additional regulatory oversight to insure compliance with the Patriot Act.

Consumer Laws and Regulations. There are a number of laws and regulations that regulate banks’ consumer loan and deposit transactions. Among these are the Truth in Lending Act, the Truth in Savings Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Fair Credit Reporting Act, and the Fair Debt Collections Practices Act. Franklin Bank is required to comply with these laws and regulations in its dealing with customers. In addition, the CFPB has begun adopting rules regulating consumer mortgage lending pursuant to the Dodd-Frank Act. There are numerous disclosure and other compliance requirements associated with the consumer laws and regulations.

Deposit Insurance. Franklin Bank has deposits that are insured by the Federal Deposit Insurance Corporation (“FDIC”). FDIC maintains a Bank Insurance Fund (“BIF”) that is funded by risk-based insurance premium assessments on insured depository institutions. Assessments are determined based upon several factors, including the level of regulatory capital and the results of regulatory examinations. FDIC may adjust assessments if the insured institution’s risk profile changes or if the size of the BIF declines in relation to the total amount of insured deposits. In 2013 and 2012, Franklin Bank paid $196,501 and $253,874, respectively, in FDIC assessments. It is anticipated that assessments may increase in the future to offset demands on the BIF from banks that fail in the troubled economy. Such increases could adversely affect the Bank’s profitability.

On October 3, 2008, the FDIC announced that deposits at FDIC-insured institutions would be insured up to at least $250,000. It was extended to December 31, 2013, and then permanently.

FDIC announced its Transaction Account Guarantee Program on October 14, 2008. The Transaction Account Guarantee Program, which is a part of the Temporary Liquidity Guarantee Program, provides full coverage for non-interest bearing deposit accounts of FDIC-insured institutions that elected to participate. Franklin Bank elected to participate in this program and opted to continue in the program. There were increased BIF assessments for program participants. This program has terminated.

After giving primary regulators an opportunity to first take action, FDIC may initiate an enforcement action against any depository institution it determines is engaging in unsafe or unsound actions or which is in an unsound condition, and the FDIC may terminate that institution’s deposit insurance.

Capital Requirements. The Federal Reserve has adopted risk-based capital guidelines that are applicable to MainStreet. The guidelines provide that the Corporation must maintain a minimum ratio of 8% of qualified total capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit). At least half of total capital must be comprised of Tier 1 capital, for a minimum ratio of Tier 1 capital to risk-weighted assets of 4%. In addition, the Federal Reserve has established minimum leverage ratio guidelines of 4% for banks that meet certain specified criteria. The leverage ratio is the ratio of Tier 1 capital to total average assets, less intangibles. MainStreet is expected to be a source of capital strength for its subsidiary bank, and regulators can undertake a number of enforcement actions against MainStreet if its subsidiary bank becomes undercapitalized. MainStreet’s bank subsidiary is well capitalized and fully in compliance with capital guidelines. However, regulatory capital requirements relate to earnings and asset quality, among other factors. Bank regulators could choose to raise capital requirements for banking organizations beyond current levels. As discussed in Item 7, Management’s Discussion and Analysis, MainStreet’s subsidiary bank entered into a formal agreement with the Office of the Comptroller of the Currency which contained requirements relative to Franklin Bank’s capital levels. Franklin Bank has achieved full compliance with the agreement, which was terminated in August 2013.

On July 2, 2013, the Federal Reserve voted to adopt final Basel III capital rules for U. S. banking organizations. The final rules establish an integrated regulatory capital framework and will implement in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act. Under the final rule, minimum requirements will increase for both the quantity and quality of capital held by banking organizations. Consistent with the international Basel framework, the final rule includes a new minimum ratio of common equity tier I capital (Tier 1 Common) to risk-weighted assets and a common equity tier I capital conversation buffer of 2.5% of risk-weighted assets that will apply to all supervised financial institutions. The rule also raises the minimum ratio of tier I capital to risk-weighted assets and includes a minimum leverage ratio of 4% for all banking organizations. These new minimum capital ratios will become effective for MainStreet on January 1, 2015 and will be fully phased in on January 1, 2019. The final rule emphasizes common equity tier I capital, the most loss-absorbing form of capital, and implements strict eligibility criteria for regulatory capital instruments. The final rule also improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. Banks and regulators use risk weighting to assign different levels of risk to difference classes of assets. Failure to meet statutorily mandated capital guidelines or more restrictive ratios separately established for a financial institution could subject the Bank or MainStreet to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting or renewing brokered deposits, limitations on the rates of interest that the institution may pay on its deposits and other restrictions on its business. As described above, significant additional restrictions can be imposed on Franklin Bank if it would fail to meet applicable capital requirements.

Limits on Dividend Payments. As a national bank, Franklin Bank may not pay dividends from its capital, and it may not pay dividends if the bank would become undercapitalized, as defined by regulation, after paying the dividend. Without prior OCC approval, Franklin Bank’s dividend payments in any calendar year are restricted to the bank’s retained net income for that year, as that term is defined by the laws and regulations, combined with retained net income from the preceding two years, less any required transfer to surplus. Under the Agreement, Franklin Bank was restricted from paying dividends. Franklin Bank has achieved full compliance with the Agreement, which was terminated in August 2013.

The OCC and FDIC have authority to limit dividends paid by Franklin Bank, if the payment were determined to be an unsafe and unsound banking practice. Any payment of dividends that depletes the Bank’s capital base could be deemed to be an unsafe and unsound banking practice. Under the MOU with the Federal Reserve, MainStreet could not pay any dividends without approval. The MOU was terminated in September 2013 and there are no longer any restrictions or stipulations attributable to the MOU.

Branching. As a national bank, Franklin Bank is required to comply with the state branch banking laws of Virginia, the state in which the Bank is located. Franklin Bank must also have the prior approval of OCC to establish a branch or acquire an existing banking operation. Under Virginia law, Franklin Bank may open branch offices or acquire existing banks or bank branches anywhere in the state. Virginia law also permits banks domiciled in the state to establish a branch or to acquire an existing bank or branch in another state. The Dodd-Frank Act permits the OCC to approve national bank branches in any state in which a bank located in that state is permitted to establish a branch.

Monetary Policy

The monetary and interest rate policies of the Federal Reserve, as well as general economic conditions, affect the business and earnings of MainStreet. Franklin Bank and other banks are particularly sensitive to interest rate fluctuations. The spread between the interest paid on deposits and that which is charged on loans is the most important component of Franklin Bank’s profits. In addition, interest earned on investments held by MainStreet and Franklin Bank has a significant effect on earnings. As conditions change in the national and international economy and in the money markets, the Federal Reserve’s actions, particularly with regard to interest rates, can impact loan demand, deposit levels and earnings at Franklin Bank. It is not possible to accurately predict the effects on MainStreet of economic and interest rate changes.

Other Legislative and Regulatory Concerns

Particularly because of current uncertain and volatile economic conditions as well as recent credit market turmoil and related financial institution concerns, federal and state laws and regulations are likely to be enacted that will affect the regulation of financial institutions. The Dodd-Frank Reform Act has been adopted and additional regulations affecting the financial sector have been enacted and additional regulations can be expected, although many of these are not directly applicable to small community financial institutions like MainStreet. The net effect of these changes in this law as well as others will add to the regulatory burden on banks and increase the costs of compliance, or they could change the products that can be offered and the manner in which banks do business. We cannot foresee how the additional regulation of financial institutions may change in the future and how those changes might affect MainStreet.

Company Website

MainStreet maintains a website at www.msbsinc.com and for Franklin Bank at www.fcbva.com. The Corporation’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are made available on its website through a link to the Securities and Exchange Commission for filings. The Corporation’s proxy materials for the 2014 Annual Meeting of Shareholders are also posted on a separate website at www.cfpproxy.com/6043.

Employees

The total number of full-time equivalent persons employed by MainStreet and its wholly owned bank subsidiary as of December 31, 2013 was 52. MainStreet believes its relationship with its employees is good and no employees are represented by a labor union.

Item 1A.	Risk Factors

Not required.

Item 1B.	Unresolved Staff Comments

Not required.

Item 2.	Properties

The Corporation leases its executive office and operations facility in Martinsville, Virginia. The lease commenced on November 19, 2010 for space located at 1075 Spruce Street in Martinsville, Virginia. The lease will expire November 30, 2015. The lease has an option to renew for one additional five year term.

Franklin Bank’s main office is located at 400 Old Franklin Turnpike, Suite 100, Rocky Mount, Virginia, in a section of town known as the Rocky Mount Marketplace. The bank leases a two-story facility with approximately 8,200 square feet of which the Bank provides permanent financing to the owners of which one is a director. The lease is for a 15-year period and the expiration date of the lease is June 30, 2018. The lease payment mirrors the loan payment plus an 8% return on investment to the owner. Subject to certain compliance issues, Franklin Bank has the option to extend the lease for one additional term of five years. If the right to extend this lease for the first renewal term is exercised, Franklin Bank has the right to extend this lease for five additional terms of five years each. One of the owners is a director of Franklin Bank and both owners are shareholders of BankShares. Franklin Bank owns a lot adjacent to their Rocky Mount Office which is utilized for employee parking. Franklin Bank leases its branch which opened on April 9, 2004 at 12930 Booker T. Washington Highway, Hardy, Virginia. Franklin Bank provides permanent financing to the owner of this facility. A director of Franklin Bank is a partner in the ownership of this facility. The lease commenced on April 7, 2004 and will expire April 6, 2019. The lease payment mirrors the loan payment plus an 8% return on investment to the owner. Subject to certain compliance issues, Franklin Bank has the option to extend the lease for one additional term of five years. If the right to extend this lease for the first renewal term is exercised, Franklin Bank has the right, or option, to extend or renew this lease for five additional terms of five years each. Franklin Bank leased its 220 North branch located at 35 Shepherd Drive, Rocky Mount, Virginia. A director of Franklin Bank was a partner in the ownership of the facility. The lease commenced June 1, 2007 and expired June 1, 2012. Franklin Bank closed this banking office effective November 13, 2010; however, the lease remained in effect until its maturity. Franklin Bank purchased the building at the maturity of the lease and assigned the purchase to another buyer which was a director of both the Corporation and Franklin Bank. The main office and all branches have a drive-up ATM.

MainStreet RealEstate, Inc. owns the Southlake branch located in the Union Hall area of Franklin County and leases it to Franklin Bank. The branch opened in August 2007. The total cost of the land and building were $425,286 and $881,123, respectively. MainStreet believes its banking facilities are well located to serve their intended banking markets and are attractively furnished and well equipped for banking purposes. All facilities are adequately insured in management’s opinion.

Item 3.	Legal Proceedings

MainStreet currently is not involved in any legal proceedings outside the normal operations associated with problem credits.

Item 4.	Mine Safety Disclosures

Not applicable.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

MainStreet has 10,000,000 authorized shares of common stock, no par value, and had 1,713,375 shares of its common stock outstanding at January 31, 2014. In addition, the initial organizers of MainStreet received 96,250 warrants in connection with the initial public offering. Each warrant provided the holder with the right to buy one share of common stock at a price of $9.09 per share of which 27,500 were exercised and the remainder were either forfeited or expired unexercised in 2010.

Options in the amount of 33,000 were granted at the then fair market value of $9.55 to a former employee and expired in June 2013.

In addition, the shareholders of MainStreet BankShares, Inc. approved the 2004 Key Employee Stock Option Plan (the “Plan”) at its Annual Meeting on April 15, 2004. The Plan permitted the grant of Non-qualified Stock Options and Incentive Stock Options to persons designated as “Key Employees” of BankShares and its subsidiaries. The Plan terminated on January 21, 2009. Awards made under the Plan prior to and outstanding on that date remain outstanding in accordance with their terms. Option awards were generally granted with an exercise price equal to the market value of MainStreet’s stock at the date of grant. The options issued in 2007 and 2006 had a vesting period of 3 years and have a ten year exercise term. The options issued in 2005 vested immediately upon grant and have a ten year exercise term. As of December 31, 2013, there were 136,527 options granted under this plan of which 822 options have been exercised, 61,249 options have expired, and 7,433 stock options have been forfeited. The rest remain unexercised.

As of December 31, 2013, 67,023 stock options are outstanding, of which all are vested and exercisable.

MainStreet enrolled its stock with the OTC Bulletin Board (“OTCBB”) quotation service effective February 12, 2007.

In order to continue on the OTCBB, MainStreet must maintain at least one market maker and continue to submit its periodic reports to the Securities and Exchange Commission (“SEC”) in a timely manner. MainStreet has been current on all periodic filings with the SEC and currently has three market makers. MainStreet is quoted under the symbol MREE.

According to information obtained by Corporation management and believed to be reliable, the quarterly range of closing prices per share for the common stock during the last two fiscal years was as follows:

	2013		2012
Quarter Ended	High Close	Low Close	High Close	Low Close
March 31	$7.20	$6.00	$4.25	$3.75
June 30	$8.24	$6.40	$6.39	$4.25
September 30	$7.80	$7.07	$4.90	$4.50
December 31	$8.50	$7.01	$6.00	$4.55

There are approximately 1,565 shareholders of common stock as of December 31, 2013.

Given the injection of $1.3 million into the loan loss reserve by Franklin Bank during the fourth quarter of 2008, MainStreet’s Board of Directors deemed it prudent to suspend the cash dividend at that time. The only source of funds for dividends is dividends paid to MainStreet by Franklin Bank. Franklin Bank is limited in the amount of dividend payments by the Office of the Comptroller of the Currency, (“OCC”), its primary regulator. The OCC limits annual dividends to a maximum of retained profits of the current year plus the two prior years, without prior OCC approval. On April 16, 2009, Franklin Bank entered into a formal Agreement (“Agreement”) with the OCC. Among other things, the Agreement required the Bank to adopt a three year capital program and prohibited the payment of a dividend until the Bank achieved compliance with the program and satisfied certain other conditions. Franklin Bank has achieved full compliance with the Agreement, which was terminated in August 2013. On June 17, 2009, MainStreet entered into a Memorandum of Understanding (“MOU”) with the Federal Reserve Bank of Richmond, which was amended January 26, 2011. Under the MOU, MainStreet was prohibited from paying any dividends. The MOU was terminated in September 2013 and there are no longer any restrictions or stipulations attributable to the MOU. However, the payment of future dividends by MainStreet may depend on a return by Franklin Bank to more historical levels of profitability. Refer to Item 7, Management’s Discussion and Analysis for a detailed discussion.

Information in the format relating to MainStreet securities authorized for issuance under the Company’s Equity Compensation plans is as follows:

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	67,023	$12.87	—

Equity compensation plans not approved by security holders	—	—	—

Total	67,023	$12.87	—

The Plan terminated January 21, 2009, except with respect to awards granted prior to that date.

Refer to Part II, Item 8, Note 14 for a detailed discussion of the stock options and warrants that are outstanding.

Item 6.	Selected Financial Data

Not required

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion is intended to assist in understanding and evaluating the financial condition and results of operations of MainStreet BankShares, Inc. (“MainStreet”, “BankShares”, or “Corporation”) on a consolidated basis. This discussion and analysis should be read in conjunction with BankShares’ consolidated financial statements and related notes included in Item 8 of this report on Form 10-K.

Forward-Looking Statements

This report contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements which are representative only on the date hereof. Readers of this report should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed throughout this report. MainStreet takes no obligation to update any forward-looking statements contained herein. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected that could result in a deterioration of credit quality or a reduced demand for credit; and (4) legislative or regulatory changes including changes in accounting standards, may adversely affect the business.

General

MainStreet was incorporated on January 14, 1999 in the Commonwealth of Virginia and is the bank holding company for Franklin Bank which serves the Franklin County area of Virginia. MainStreet provides a wide variety of banking services through Franklin Bank, which emphasizes personal customer service and other advantages incident to banking with a locally owned community bank. It relies on local advertising and the personal contacts of its directors, employees, and shareholders to attract customers and business to the Bank. Franklin Bank has three banking offices in Rocky Mount and Franklin County. On February 8, 2007, MainStreet formed a wholly-owned real estate company, MainStreet RealEstate, Inc. for the sole purpose of owning the real estate of the Corporation. MainStreet RealEstate, Inc. owns the Union Hall (Southlake) office of Franklin Bank.

On April 16, 2009, Franklin Bank entered into a formal agreement (“Agreement”) with The Comptroller of the Currency (“OCC”). The Agreement required Franklin Bank to perform certain actions within designated time frames. The Agreement was intended to demonstrate the Bank’s commitment to review/enhance certain aspects of various policies and practices related to credit administration and liquidity. Franklin Bank achieved full compliance with the Agreement. The Agreement was terminated in August 2013.

On June 17, 2009, MainStreet BankShares, Inc. entered into a Memorandum of Understanding (“MOU”) with the Federal Reserve Bank of Richmond (“Federal Reserve”). The MOU required the bank holding company to utilize its financial and managerial resources to assist Franklin Bank in functioning in a safe and sound manner and restricted MainStreet from conducting various activities. On January 26, 2011, we entered into a new MOU with the Federal Reserve which contained the same terms of the previous MOU (which was terminated) but added provisions regarding compliance with certain laws and regulations. This MOU was terminated in September 2013. There are no longer any restrictions or stipulations attributable to the MOU.

Critical Accounting Policies

MainStreet’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The financial information contained within our statements is, to a significant extent, based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability.

Allowance for Loan Losses

We use historical loss factors, peer comparisons, regulatory factors, concentrations of credit, past dues, and the trend in the economy as factors in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use in estimating risk. The allowance for loan losses reflects our best estimate of the losses inherent in our loan portfolio. The allowance is based on two basic principles of accounting: (i) losses are accrued when they are probable of occurring and are capable of estimation and (ii) losses are accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. The allowance for loan losses is maintained at a level, which, reflects management’s best estimate of probable credit losses inherent in the loan portfolio and is, therefore, believed to be appropriate.

The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Management reviews the past due reports and risk-rated loans and discusses individually the loans on these reports with the responsible loan officers. Management uses these tools and provides a quarterly analysis of the allowance based on our historical loan loss experience, risk-rated loans, past dues, concentrations of credit, unsecured loans, loan exceptions, and the economic trend. These are generally grouped by homogeneous loan pools. Impaired loans are reviewed individually to determine possible impairment based on one of three recognized methods which are fair value of collateral, present value of expected cash flows, or observable market price. A specific reserve is then allocated for the amount of the impairment. Although management uses available information to recognize losses on loans, the substantial uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, make it possible that a material change in the allowance for loan losses in the near term may be appropriate. However, the amount of the change cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Past due status is determined based on contractual terms.

Deferred Tax Assets

The Corporation uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance may be established.

Management considers the determination of this valuation allowance to be a critical accounting policy due to the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income.

These judgments and estimates are reviewed on a continual basis as regulatory and business factors change. A valuation allowance for deferred tax assets may be required if the amounts of taxes recoverable through loss carry backs decline, or if we project lower levels of future taxable income. If such a valuation allowance is deemed necessary in the future, it would be established through a charge to income tax expense that would adversely affect our operating results.

Overview

We finished 2013 with a low interest rate environment and near flat loan demand in our market, which has negatively impacted our net interest margin. Despite these continued challenges and an increase in our nonaccrual loans, we are pleased to report a dramatic improvement in our other real estate properties on our balance sheet. Our aggressive approach has moved large dollars in foreclosed assets off our balance sheet. We will continue to maintain an aggressive posture in resolving problem assets as we move into 2014. We believe this strategy will strengthen the Corporation’s position and prepare us for future growth.

Total assets at December 31, 2013 and 2012 were $169,031,017 and $183,110,988, respectively, a decline of $14,079,971, or 7.69%. The composition of the balance sheet has also changed. The largest components of change were in cash and cash equivalents and loans, net of unearned deferred fees and costs. Total cash and cash equivalents declined $6.1 million from year-end 2012 while loans, net of unearned deferred fees and costs declined $10.8 million. Loan demand has remained soft during 2013 and we have aggressively continued to work through our problem loans, which has resulted in additional payouts and foreclosures. Please refer to Footnote #4 for a discussion of our criticized assets. We continue to monitor our asset quality closely and we have had substantial improvement in the level of our criticized assets, which include loans rated special mention, substandard, doubtful, and loss. Securities available for sale increased to $21.8 million at year-end 2013 from $18.8 million at year-end 2012 primarily due to purchases in excess of pay downs on mortgage backed securities. This increase was further reduced by calls and sales of securities. Our total deposits declined $7.8 million from year-end 2012 to year-end 2013. With the continued focus on lowering our overall deposit costs and soft loan demand, this was an anticipated and expected result. Our loan to deposit ratio was 86.63% and 89.32% at December 31, 2013 and 2012, respectively. Overall costs of our interest bearing deposits declined 16 basis points in 2013 compared to 2012. We maintained our relationships as can be evidenced by the increase in demand deposits which are our non-interest bearing funds. We also had $6.0 million in repurchase agreements mature in January 2013 for which certain securities available for sale were utilized as collateral. At maturity, we paid off the $6.0 million and now have additional securities that can be utilized and pledged for other purposes, as needed.

Total shareholders’ equity at December 31, 2013 and 2012 was $23,987,541 and $24,250,373, respectively. MainStreet and Franklin Bank were considered well capitalized at December 31, 2013 and 2012 under the standards of regulatory capital classifications. The book value of shareholders’ equity at December 31, 2013 and 2012 was $14.00 and $14.15 per share, respectively.

MainStreet had net income of $205,034 for the year ending December 31, 2013 compared to net income of $1,970,776 for the year ending December 31, 2012. Net income for 2013 was impacted substantially by increased provision expense and reduced income from bank owned life insurance as discussed below, all offset by a decrease in supplemental executive retirement plan (“SERP”) expense. Basic and diluted net income per common share was $0.12 and $1.15 for 2013 and 2012, respectively. Return on average assets in 2013 and 2012 was 0.12% and 1.02%, respectively while return on average shareholders’ equity was 0.85% and 8.69% for 2013 and 2012, respectively. The return on average assets and average equity for 2011 was (0.07%) and (0.66%), respectively. Year 2013 continued to be impacted by our level of criticized assets. As we worked through these assets and they moved through the cycle, we experienced losses on the sales of other real estate, write downs associated with lower appraisals and selling prices, and had expenses associated with holding these assets. However, these expenses declined by $1,257,198 over 2012 levels. Provision expense in 2013 was higher than 2012 as we worked through our problem loans and experienced an increase in our net charge offs in the amount of $730,729. Provision expense for the periods ending December 31, 2013 and 2012 was $1,664,880 and $486,257, respectively.

Franklin Bank has two bank owned life insurance policies on the life of its covered current President and Chief Executive Officer. Upon the tragic death of former CEO Larry A. Heaton in 2012, Franklin Bank collected a death benefit on the bank owned life insurance of approximately $2.4 million. Also under the Supplemental Executive Retirement Plan (“SERP”) upon Mr. Heaton’s death, the present value of the payout of this benefit was accrued and expensed totaling approximately $1 million in 2012.

Results of Operations

Net Interest Income

The low interest rate environment continued during 2013 with the Federal Reserve leaving the short-term interest rates within a range of 0% - .25% which has been effective since 2008. At the most recent meeting of the FOMC, the Federal Reserve indicated a slowdown in the purchase of securities due to an improving employment rate. This change will slowly reverse the QE 3 strategy gradually raising rates over time. The Federal Reserve also indicated they will continue to monitor the economy given its tenuous nature and threat of inflation. By employing the QE 3 strategy the Federal Reserve plans to continue purchasing mortgage backed assets at a slower pace. This should slow the effects of the previous Federal Reserve decision to “twist” the yield curve by driving up short term rates and lowering long term rates. The net effect is to keep mortgage rates low for an extended period of time to help spur the housing industry and economic growth. It is also designed to maintain inflation at low levels.

As interest rates have remained low, our borrowers have extended pressure to move to more fixed rate interest products; however, interest rates on variable rate loans make up approximately 25% of Franklin Bank’s loan portfolio. In a rising interest rate environment, this initially would have a positive impact on the net interest margin because deposit rates are slower to reprice at the higher rates. In a declining interest rate environment such as we have been in, asset sensitivity initially has had a negative impact on the net interest margin until deposit rates reach an opportunity to reprice. The addition of floors to segments of our variable rate loan portfolio has helped to control the impact to our net interest margin. Due to the large amount of repricing deposit liabilities in the near term, the Bank will have a positive impact to the net interest margin in this low interest rate environment. Throughout our history, our overall deposit maturity has been short which has benefited us by allowing us to reprice our deposits downward as they have matured in the lower interest rate environment. On the other hand, in an environment of increasing interest rates, short deposit maturity would reduce the benefit of rising interest rates on loans. Furthermore, even though lower interest rates have been beneficial for our cost of deposits, with prime at 3.25% which is the interest rate basis for many of our loans, MainStreet’s net interest margin has been adversely affected by the prolonged, recessionary low interest rate environment. In addition, competition for deposits remains fierce in our market; however, our goal is to continue to lower our cost of deposits during 2014. The maturity of our repurchase agreement in September 2012 had a positive impact on our net interest margin for the last quarter of 2012 and continued in 2013. In addition, the remaining $6 million in repurchase agreements matured in January 2013, which also had a positive impact on our net interest margin.

Net interest income is the difference between total interest income and total interest expense. The amount of net interest income is determined by the volume of interest-earning assets, the level of interest rates earned on those assets and the cost of supporting funds. The difference between rates earned on interest-earning assets and the cost of supporting funds is measured as the net interest margin. MainStreet’s principal source of income is from the net interest margin. The distribution of assets, liabilities, and equity along with the related interest income and interest expense is presented in the following table. The statistical information in the table is based on daily average balances.

Distribution of Assets, Liabilities, and Shareholders’ Equity: Interest Rates and Interest Differentials

	2013			2012			2011
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Loans, net of unearned (1)	$128,428,764	$6,726,039	5.24%	$138,184,714	$7,782,200	5.63%	$153,201,363	$8,608,985	5.62%
Loans held for sale	254,394	8,048	3.16	244,544	7,613	3.11	8,016	270	3.37
Securities available-for-sale-taxable	14,566,168	324,736	2.23	18,863,608	468,374	2.48	24,103,456	753,407	3.13
Securities available-for-sale-non taxable (2)	4,814,962	70,181	2.14	3,717,392	56,838	2.25	96,835	2,029	3.08
Restricted equity securities	673,537	32,473	4.82	778,190	32,098	4.12	927,000	30,280	3.27
Interest-bearing deposits in banks	15,601,834	34,175	.22	13,450,334	29,526	.22	11,857,846	25,757	.22
Federal funds sold	4,696,754	7,997	.17	7,074,748	12,634	.18	6,820,273	11,497	.17

Total Interest Earning Assets	169,036,413	7,203,649	4.28%	182,313,530	8,389,283	4.62%	197,014,789	9,432,225	4.79%
Cash and due from banks	3,031,847			2,877,211			2,746,269
Other assets	5,719,827			10,182,472			12,119,036
Allowance for loan losses	(2,673,876)			(2,755,936)			(3,280,304)

Total Assets	$175,114,211			$192,617,277			$208,599,790

Interest checking deposits	$8,701,907	$1,962	.02%	$7,475,890	$3,687	.05%	$6,928,098	$6,720	.10%
Money market deposits	22,186,133	44,398	.20	23,419,522	48,219	.21	24,678,500	105,840	.43
Savings deposits	15,493,135	7,708	.05	13,324,572	7,318	.05	12,231,895	26,004	.21
Time deposits $100,000 and over	34,219,163	488,265	1.43	38,988,324	627,801	1.61	46,314,130	853,058	1.84
Other time deposits	42,246,584	514,212	1.22	51,597,511	685,542	1.33	61,126,990	1,000,582	1.64
Federal funds purchased	274	3	1.09	164	2	1.22	603	2	.33
Repurchase agreements	16,438	595	3.62	11,348,361	447,233	3.94	13,500,000	538,071	3.99
Short-term borrowings	85	—	—	55	—	—	712	3	.42

Total interest-bearing liabilities	122,863,719	1,057,143	.86%	146,154,399	1,819,802	1.25%	164,780,928	2,530,280	1.54%

Demand deposits	26,065,529			22,899,719			20,680,934
Other liabilities	1,933,643			878,634			870,010

Total Liabilities	150,862,891			169,932,752			186,331,872
Shareholders’ Equity	24,251,320			22,684,525			22,267,918

Total Liabilities and Shareholders’ Equity	$175,114,211			$192,617,277			$208,599,790

Net Interest Earnings		$6,146,506	3.42%		$6,569,481	3.37%		$6,901,945	3.25%

Net Yield on Interest Earning Assets (3)			3.66%			3.62%			3.50%

(1)	Loan fees, net of costs, are included in total interest income. Gross loan fee income totaled $183,294, $279,789 and $269,618 for the years ended December 31, 2013, 2012, and 2011, respectively. The average balance of nonaccrual assets is included in the calculation of asset yields.
(2)	The yield is calculated based on the tax equivalent yield for tax exempt interest on municipal securities using a 34% marginal tax rate.
(3)	The net yield on earning assets includes the tax adjustment for tax exempt interest on municipal securities using a 34% marginal tax rate.

MainStreet’s net interest margin for the years ending December 31, 2013 and 2012 was 3.66% and 3.62%, respectively, an increase of 4 basis points. Both interest income and interest expense declined in comparison to last year, primarily due to the interest rate environment. The yield on earning assets dropped 34 basis points to 4.28%. The funding side dropped 39 basis points. In addition to the low interest rate environment and lower average balances, the effect of lost interest on nonaccrual loans impacted the net interest margin. Lost interest for 2013 was $217,248 compared to $221,579 in 2012. Competition for good loans is great and declining rates reduced loan profitability as loans repriced and new loans were made at lower rates. The ability of nonfinancial entities to provide financial services also increases competition, particularly during periods of reduced loan demand, like the present one. These factors also negatively impact the margin. Finally, Franklin Bank’s growth has been quite dependent on consumer and real estate based lending and in the current economic environment sound growth opportunities in these areas are dramatically reduced.

The following table sets forth, for the period indicated, a summary of the change in interest income and interest expense resulting from changes in volume and rates. The change in interest attributable to both rate and volume changes has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	2013 Compared to 2012 Increase (Decrease) Due to Change In			2012 Compared to 2011 Increase (Decrease) Due to Change In
	Average Volume	Average Rate	Total Increase (Decrease)	Average Volume	Average Rate	Total Increase (Decrease)
Interest Income:

Loans, net of unearned	$(530,109)	$(526,052)	$(1,056,161)	$(845,658)	$18,873	$(826,785)
Loans held for sale	310	125	435	7,365	(22)	7,343
Securities available-for-sale-taxable	(99,179)	(44,459)	(143,638)	(146,475)	(138,558)	(285,033)
Securities available for sale-nontaxable	16,105	(2,762)	13,343	55,505	(696)	54,809
Restricted equity securities	(4,640)	5,015	375	(5,345)	7,163	1,818
Interest-bearing deposits in banks	4,713	(64)	4,649	3,493	276	3,769
Federal funds sold	(4,073)	(564)	(4,637)	782	355	1,137

Total Interest Income	$(616,873)	$(568,761)	$(1,185,634)	$(930,333)	$(112,609)	$(1,042,942)
Interest Expense:
Interest checking deposits	$528	$(2,253)	$(1,725)	$495	$(3,528)	$(3,033)
Money market deposits	(2,493)	(1,328)	(3,821)	(5,149)	(51,559)	(56,708)
Savings deposits	1,120	(730)	390	2,138	(20,824)	(18,686)
Certificates of deposit $100,000 and over	(72,266)	(67,270)	(139,536)	(125,480)	(99,777)	(225,257)
Other time deposits	(117,115)	(54,215)	(171,330)	(142,648)	(173,305)	(315,953)
Federal funds purchased	1	—	1	(2)	2	—
Repurchase agreements	(412,925)	(33,713)	(446,638)	(84,858)	(5,980)	(90,838)
Short-term borrowings	—	—	—	(1)	(2)	(3)

Total Interest Expense	$(603,150)	$(159,509)	$(762,659)	$(355,505)	$(354,973)	$(710,478)

Net Interest Income	$(13,723)	$(409,252)	$(422,975)	$(574,828)	$242,364	$(332,464)

For 2013 and 2012, net interest income totaled $6,146,506 and $6,569,481, respectively, a decline of $422,975, or 6.44%. The total average interest-earning assets were $169,036,413 and $182,313,530 for the years ending December 31, 2013 and 2012, respectively, a decrease of $13,277,117, or 7.28%. The largest category of decline was in loans, net of unearned deferred fees and costs which decreased by $9.8 million. Higher yielding loan volume declines far exceeded other lower yielding earning assets, hence decreasing total interest income. Interest income was also affected by lost interest on nonaccrual loans as discussed above. The total average interest-bearing liabilities were $122,863,719 and $146,154,399 for the years ending December 31, 2013 and 2012, respectively, a decrease of $23.3 million. Interest-bearing deposit liabilities declined due to our strategy to lower our overall deposit costs. This decline can be seen primarily in time deposits including, certificates of deposit $100,000 and over. While implementing this strategy, loan demand remained soft, which complemented our strategy. Repurchase agreements also declined due to the maturities in January 2013 and September 2012.

Provision for Loan Losses

A provision for loan losses is charged to earnings for the purpose of establishing an allowance for loan losses that is maintained at a level which reflects management’s best estimate of probable credit losses inherent in the loan portfolio and is, therefore, believed to be appropriate. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. As part of this process, management reviews the past due reports and risk ratings and discusses individually the loans on these reports with the responsible loan officers. Management provides a detailed quarterly analysis of the allowance based on homogenous loan pools, identifying impairment, historical losses, credit concentrations, economic conditions, and other risks. As the allowance is maintained losses are, in turn, charged to this allowance rather than being reported as a direct expense.

Our methodology for determining the allowance is based on two basic principles of accounting: (i) losses are accrued when they are probable of occurring and are capable of estimation and (ii) losses are accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. Our analysis is based on an individual review of all credits rated Pass/Watch and lower in our risk rating system by account officers in addition to a review of management information system reports on numerous portfolio segments. The analysis of the allowance is solely based on historical and qualitative factors with historical losses adjusted to higher factors for our criticized and classified loans compared to similar banks with comparable real estate concentrations nationally. Our process allows loan groups to be identified and properly categorized. Our impaired loans are individually reviewed to determine possible impairment based on one of three recognized methods which are fair value of collateral, present value of expected cash flows, or observable market price. A specific reserve is then allocated for the amount of the impairment. Impairment is defined as a loan in which we feel it is probable (meaning likely, not virtually certain) that we will be unable to collect all amounts due under the contractual terms of the loan agreement. Possible loss for loans risk rated special mention or lower are then allocated based on a historical loss migration and adjusted for qualitative factors. Remaining loans are pooled based on homogenous loan groups and allocated based on Franklin Bank’s historical net loss experience. These pools are as follows: 1) commercial and industrial loans not secured by real estate; 2) construction and land development loans; 3) residential 1-4 family loans; 4) residential 1-4 family junior liens; 5) home equity lines; 6) commercial real estate; and 7) consumer or loans to individuals. Historical loss is calculated based on a twelve-quarter average history. Historical net loss data is adjusted and applied to pooled loans based on qualitative factors. We utilize the following qualitative factors: 1) changes in the value of underlying collateral such as loans not conforming to supervisory loan to value limits; 2) national and local economic conditions; 3) changes in portfolio volume and nature such as borrower’s living outside our primary trade area; 4) changes in past dues, nonaccruals; and 5) quality and impact and effects of defined credit concentrations. The methodology has continued to evolve as our company has grown and our loan portfolio has grown and become more diverse.

The provision for loan losses was $1,664,880 and $486,257 for the years ending December 31, 2013 and 2012, respectively, an increase of $1,178,623, or 242.39%. The allowance for loan losses was $2,379,145 at December 31, 2013 which equated to 1.92% of loans, net of unearned deferred fees and costs. At December 31, 2012, the allowance was $2,602,098, or 1.93% of loans, net of unearned deferred fees and costs. Net charge-offs of $1,887,833 and $1,157,104 for the years ending December 31, 2013 and 2012, respectively equated to 1.47% and .84%, respectively, of average loans outstanding net of unearned income and deferred fees. The amount of charge-offs can fluctuate substantially based on the financial condition of the borrowers, business conditions in the borrower’s market, collateral values and other factors which are not capable of precise projection at any point in time. The allowance for loan losses was not replenished by the full $1,967,911 of gross charge offs because $268,850 of that total gross charge off amount was provided for in our allowance for loan losses at year end 2012 as a specific reserve. Nonaccrual loans were $4.0 million and $1.5 million at December 31, 2013 and 2012, respectively, a negative impact of $2.5 million. These loans were 3.24% and 1.13% of loans, net of unearned deferred fees and costs at December 31, 2013 and 2012, respectively. In addition, troubled debt restructurings, not included in nonaccrual loans, were $1,929,999 and $1,305,180 at December 31, 2013 and 2012, respectively. Specific reserves allocated to the nonaccrual loans and troubled debt restructurings at year end 2013 and 2012 were $575,926 and $292,003, respectively, an increase of $283,923. Our criticized and classified loans, not included in the individually evaluated loans, decreased in the year-to-year comparison approximately $7.7 million which caused a decline in the year-to-year comparison of the allowance by approximately $407,000. The remainder of the loans, collectively evaluated, declined in volume $5.1 million. Once the qualitative factors were adjusted, the allowance allocated to this group decreased approximately $50,000. The change in the unallocated amount decreased $50,000 in the year to year comparison.

Following is a breakdown of our nonperforming loans by balance sheet type which includes nonaccrual loans, loans past due 90 days and still accruing, other impaired loans, and troubled debt restructurings (not on nonaccrual).

	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Commercial	$725,863	$212,738	$136,680	$354,125	$167,267
Real Estate:
Construction and land development	576,552	1,100,585	1,624,238	3,835,729	1,863,772
Residential 1-4 families:
First liens	1,130,961	938,555	4,852,061	4,055,568	1,615,027
Junior Liens	182,170	225,669	424,795	196,970	302,781
Home equity lines	71,338	—	131,439	147,978	—
Commercial real estate	3,308,733	346,807	1,533,473	530,432	494,249
Consumer	—	—	50,694	18,312	—

Total Nonperforming Loans	$5,995,617	$2,824,354	$8,753,380	$9,139,114	$4,443,096

As can be seen by the chart above, the commercial real estate segment had the largest nonperforming loans at December 31, 2013 followed by the residential 1-4 family first lien loan segment. The construction and land development and residential 1-4 family first lien loan segments have the largest categories of nonperforming loans in the remaining years shown above. The remainder of the loans in these loan segments were performing credits at December 31, 2013 and December 31, 2012. Loans 90 days or more past due and still accruing at December 31, 2013 were $0. There were $3,485 in loans 90 days or more past due and still accruing included in the nonperforming loans at December 31, 2012. Troubled debt restructurings included in nonperforming loans that were not on nonaccrual at December 31, 2013 and 2012 were $1,929,999 and $1,305,180, respectively. Many of the asset quality issues are the result of our borrowers having to sell various real estate properties to repay the loan. In order to sell the properties and repay the loan, there must be buyers in the marketplace to acquire the properties. Our market, mainly real estate, continues to produce few buyers. In addition, borrowers’ incomes have been reduced which increases the debt to income ratio. Please refer to Item 8, Financial Statements, Note 4, for further disclosures of past due loans, nonaccrual loans, troubled debt restructurings, impaired loans, and the allowance.

The overall economy in Franklin County has shown little improvement over the last year. We continue to struggle with high unemployment, a continued slowing of building activity, and a slowing of transportation and warehousing. Unemployment was 4.6% at December 31, 2013. Although this rate has declined since 2012, this rate is not reflective of those persons who have left the workforce or are under-employed in their current positions. Absorption analysis in our market place shows elevated turnover rates for various inventories over historical levels. With the sale of our other real estate properties, we have seen the decline in real estate values. Smith Mountain Lake is a core area for development in Franklin County and is largely real estate based. It is a resort area and largely follows the national trend rather than the local trend. Until unemployment declines and consumer confidence increases, these trends may continue. There is continued economic pressure on consumers and business enterprises. No assurance can be given that continuing adverse economic conditions or other circumstances will not result in increased provisions in the future. Our level of nonperforming loans increased to 2009 levels since last year-end; therefore, we remain cautious and prudent with our allowance. Economists believe that small businesses will continue to be challenged during 2014. As a community bank, small businesses are core for our loan portfolio.

The following table shows MainStreet’s average loan balance for each period, changes in the allowance for loan losses by loan category, and additions to the allowance which have been charged to operating expense.

	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Average amount of loans, net of unearned, outstanding during the year	$128,428,764	$138,184,714	$153,201,363	$162,931,745	$182,502,689
Balance of allowance for loan losses at beginning of year	2,602,098	3,272,945	3,584,180	3,277,559	3,502,029
Loans charged off:
Commercial	(450,100)	(186)	(482,651)	(142,335)	(488,436)
Construction and land development	(592,292)	(257,796)	(922,440)	(597,206)	(585,219)
Residential 1-4 families	(307,856)	(1,055,384)	(476,172)	(377,957)	(704,347)
Home equity lines	(9,052)	—	(34,745)	(21,766)	—
Commercial real estate	(534,150)	—	(205,824)	—	(325,646)
Consumer	(74,461)	(16,785)	(21,670)	(15,971)	(30,318)

Total loans charged off:	(1,967,911)	(1,330,151)	(2,143,502)	(1,155,235)	(2,133,966)

Recoveries of loans previously charged off:
Commercial	12,278	1,842	32,312	1,740	128,901
Construction and land development	9,090	8,377	62,883	117,595	11,571
Residential 1-4 families	27,945	145,830	63,987	46,247	41
Home equity lines	—	3,374	—	—	—
Commercial real estate	1,429	—	—	—	—
Consumer	29,336	13,624	12,302	4,174	2,683

Total recoveries:	80,078	173,047	171,484	169,756	143,196

Net loans charged off:	(1,887,833)	(1,157,104)	(1,972,018)	(985,479)	(1,990,770)
Additions to the allowance for loan losses	1,664,880	486,257	1,660,783	1,292,100	1,766,300

Balance of allowance for loan losses at end of year	$2,379,145	$2,602,098	$3,272,945	$3,584,180	$3,277,559

Ratio of net charge offs during the period to average loans outstanding during period	1.47%	.84%	1.29%	.60%	1.09%

The amount of the loan loss reserve by category and the percentage of each category to total loans is as follows:

	December 2013		December 2012		December 2011		December 2010		December 2009
Commercial	$151,289	7.63%	$108,336	7.77%	$154,991	7.73%	$138,449	6.85%	$236,610	7.11%
Real Estate:
Construction & land development	353,391	13.26	767,018	15.82	902,644	18.24	1,086,183	19.78	1,053,136	20.78
Residential 1-4 families
1st liens	601,276	27.33	701,668	26.40	1,100,139	26.36	1,065,683	24.89	817,387	22.77
Jr liens	100,906	5.12	134,847	5.68	174,809	5.93	243,526	6.01	184,617	5.39
Home equity lines	100,351	4.66	88,411	4.54	98,582	5.34	217,063	6.71	349,041	8.96
Commercial real estate	1,061,037	40.91	740,073	38.58	824,759	35.12	793,308	34.30	613,786	33.21
Consumer	10,895	1.09	11,745	1.21	11,911	1.28	39,968	1.46	22,982	1.78
Unallocated	—	—	50,000	—	5,110	—	—	—	—	—

Total	$2,379,145	100.00%	$2,602,098	100.00%	$3,272,945	100.00%	$3,584,180	100.00%	$3,277,559	100.00%

Noninterest Income

Noninterest income for the years ending December 31, 2013 and December 31, 2012 was $1,063,425 and $3,480,767, respectively, a decrease of $2,417,342 or 69.45%. The following chart demonstrates the categories of change:

Noninterest Income	YTD 12/31/13	YTD 12/31/12	Dollar Change	Percentage Change
Service charges on deposit accounts	$251,958	$261,487	$(9,529)	(3.64)%
Mortgage commission	244,390	239,565	4,825	2.01
Electronic card fees	191,092	179,443	11,649	6.49
Investment fee income	177,034	185,780	(8,746)	(4.71)
Income on bank owned life insurance	37,296	2,494,285	(2,456,989)	(98.50)
Gain on sale of securities available for sale	47,194	1,848	45,346	2,453.79
Other fee income & miscellaneous	114,461	118,359	(3,898)	(3.29)

As can be seen by the above chart, the largest dollar change in noninterest income was in income received from our bank owned life insurance. Franklin Bank has two life insurance policies on the current covered executive participating in the supplemental executive retirement plan (“SERP”). Franklin Bank is the owner and beneficiary of these policies. Our former CEO, Larry Heaton, was tragically killed in a car accident in December 2012. Franklin Bank recorded approximately $2.4 million in income from the death benefit of the bank owned life insurance in 2012. Securities gains were $47,194 in 2013 compared to $1,848 in 2012. Mortgage commission increased $4,825, or 2.01% in 2013 over the 2012 income. However, volumes have decreased in part by the economic environment and additional regulatory requirements which reduce the loans we can make from a practical standpoint. Franklin Bank partners with several organizations in which we originate residential mortgage loans that are sold to other companies. Franklin Bank receives the mortgage commission income on the sales. Within our partnerships, we close some mortgage loans in our name and then sell them to our partners within a very short period of days. Our partners provide the underwriting of the loans. This process allows us to change our commission levels and has increased our income. Franklin Bank has an investment advisor which partners with Infinex Financial Group to advise and manage investment portfolios for our clients. Franklin Bank receives fee income from this partnership based upon volume. Fee income received on investment income in 2013 was $177,034 as compared to $185,780 in 2012, a decrease of $8,746 or 4.71%. Electronic card fees experienced an increase in the year to year comparison of $11,649. Other fee income and miscellaneous income decreased $3,898. Franklin Bank has elected to present assets and liabilities related to derivatives on its mortgage loans held for sale on a gross basis. Derivatives in a gain position are recorded as other assets and those in a loss position are recorded as other liabilities, with the offset being miscellaneous income and miscellaneous expense, respectively. This quarterly entry can cause fluctuations in these accounts, as an increase of $1,797 has been recorded to noninterest income in 2013. Service charges on deposit accounts decreased $9,529, or 3.64%, primarily due to a decline in overall NSF fee income. Customers are more aware of these charges in this difficult economic time and monitor their accounts more closely to protect against these fees.

Noninterest Expense

Total noninterest expense for the years ending December 31, 2013 and December 31, 2012 was $5,292,709 and $7,898,161, respectively, a decrease of $2,605,452, or 32.99%. Nonrecurring other real estate and repossession expenses were $172,056 and $1,429,254 for the years ending December 31, 2013 and 2012, respectively. Excluding these expenses, total noninterest expense would have been $5,120,653 and $6,468,907, respectively, for 2013 and 2012, a decrease of $1,348,254. This decrease is primarily due to the $980,278 decrease in the Supplemental Executive Retirement Plan (“SERP”) expense. Our former President and CEO, Larry Heaton, was tragically killed in a car accident in December 2012. This caused the present value of the death benefit and expense required to be recorded in 2012. The following chart shows the noninterest expense by category for the years ending December 31, 2013 and 2012, the dollar change and the percentage change.

Noninterest Expense	YTD 12/31/13	YTD 12/31/12	Dollar Change	Percentage Change
Salaries and employee benefits	$2,625,465	$2,727,946	$(102,481)	(3.76)%
Supplemental executive retirement plan	116,949	1,097,227	(980,278)	(89.34)
Occupancy and equipment	764,245	791,736	(27,491)	(3.47)
Professional fees	217,858	262,633	(44,775)	(17.05)
Outside processing	388,826	494,235	(105,409)	(21.33)
FDIC Assessment	196,501	253,874	(57,373)	(22.60)
Franchise tax	221,504	199,587	21,917	10.98
Regulatory examination fees	87,267	109,559	(22,292)	(20.35)
Other real estate and repossessions	172,056	1,429,254	(1,257,198)	(87.96)
Other expenses	502,038	532,110	(30,072)	(5.65)

As can be seen by the table, the largest component of noninterest expense is salaries and employee benefits. Total salaries and benefit expense comprised 51.81% and 48.43% of total noninterest expense for the years ending December 31, 2013 and December 31, 2012, respectively. MainStreet’s employees continue to be its most valuable resource and asset. Salaries and employee benefits, exclusive of supplemental executive retirement plan, decreased in 2013 compared to 2012 by $102,481, or 3.76%. During 2012 salaries were frozen for all employees with the exception of certain budgeted promotions. Commissions were only paid to mortgage and investment personnel. Referral fees were also paid to employees for mortgage and investment referrals. Under FAS ASC 310 certain costs associated with originating loans are amortized over the life of the loan. These costs begin as credits to salary expense and are amortized into the net interest margin over the life of the loan as a reduction. These credits to salary expense were $16,254 more in 2013 than 2012 causing an overall decrease in salary expense. This was due to a modest increase in loan volumes. Personnel taxes were $175,040 and $194,525 in 2013 and 2012, respectively, a decrease of $19,485. Employee insurance costs increased by $9,967 and 401-K expense decreased by $6,064 in the year to year comparison.

The supplemental executive retirement plan expense was $116,949 and $1,097,227 for the years ending 2013 and 2012, a decrease of $980,278. As discussed above, there was an acceleration of the recording of the retirement funds due to the tragic death of our former President and CEO, Larry A. Heaton in 2012.

Other real estate and repossessions are nonrecurring expenses in the category of noninterest expense. The losses, write downs and expenses associated with our other real estate properties experienced a significant decrease of $1,257,198 or 87.96%, compared to the same period in 2012. The Company has taken a more aggressive approach to disposing of its other real estate properties to rid its balance sheet of nonperforming assets. A substantial amount of properties were either sold or written down in 2012. These expenses are driven by factors such as updated appraisals reflecting depressed values, write-downs due to length of time being held in other real estate, and normal expenses associated with owning and maintaining these properties. Expenses on these properties are influenced by the volume of these properties and the duration of time properties remain on our balance sheet.

Occupancy and equipment costs include rent, utilities, janitorial service, repairs and maintenance, real estate taxes, equipment rent, service maintenance contracts and depreciation expense. This expense decreased $27,491 or 3.47% for the year 2013 as compared to 2012 primarily due to a decline in depreciation expense, repairs and maintenance, and rent, all offset by increases in utilities and service maintenance contracts. Rent expense declined due to the termination of the lease on the 220 North building, which was closed in 2010.

Professional fees include fees for audit, legal, and other and experienced a decrease of $44,775 or 17.05% in the year to year comparison. Of this amount, legal fees decreased $31,850 primarily due to reduced fees associated with work outs of our criticized assets. Other professional fees declined by $10,130 in the year to year comparison. Our outside processing expenses decreased $105,409, or 21.33%, primarily due to a decrease in data processing fees and checkbook charges. Our FDIC premium expense decreased $57,373, or 22.60% due to the decline in assets and the new method adopted by the FDIC for its calculation using assets as its base; however, the overall premium is still burdensome. The turmoil in the financial services industry resulted in the need to increase prepaid FDIC premiums several years ago to sustain the insurance fund. Depending on the length and depth of the recessionary environment, there could be additional increased prepaid assessments depending on the health of the financial services sector. This could place a great financial burden on our financial institution. Franchise tax expense increased $21,917 due to a decreased deduction associated with our other real estate properties at year end 2013 over 2012. Regulatory fees from examinations decreased $22,292 in the year-to-year comparison. With the termination of the formal agreement with the OCC, the surcharge on our regulatory assessment fee is no longer applicable. The other expenses category includes supplies, advertising and promotion, shareholder communications, telephone, postage, director fees, travel expense, meals and entertainment, subscriptions and dues, seminars and education, and contributions. This category decreased $30,072, or 5.65%, in the year over year comparison. Miscellaneous expense decreased $25,528 in 2013 as compared to 2012. This was primarily due to the recordation, and subsequent adjustments, of a reserve for undrawn lines and letters of credit in 2012 in the amount of $22,725. This reserve was adjusted in 2013, decreasing miscellaneous expense by $4,558. The quarterly adjustment of the mortgage loan held for sale derivative during 2013 decreased miscellaneous expense by $2,303.

Income Taxes

MainStreet is subject to both federal and state income taxes. Franklin Bank is not subject to state income taxes. A bank in Virginia is required to pay a franchise tax that is based on the capital of the entity. The liability (or balance sheet) approach is used in financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed quarterly for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. No valuation allowances were deemed necessary at December 31, 2013 and December 31, 2012. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. MainStreet recorded income tax expense in the amount of $47,308 for the year ended December 31, 2013 and an income tax benefit in the amount of $304,946 for the year ended December 31, 2012.

BALANCE SHEET

Investment Portfolio

MainStreet’s investment portfolio is used for the following purposes:

1)	To maintain sufficient liquidity to cover deposit fluctuations and loan demand.

2)	To fulfill pledging collateral requirements.

3)	To help balance the overall interest rate risk position of the balance sheet.

4)	To make a reasonable return on investments.

Funds not utilized for capital expenditures or lending are invested in overnight federal funds, securities of the U.S. Government and its agencies, mortgage-backed securities, municipal bonds, corporate debt securities, and certain equity securities. Currently, the Corporation has invested in U.S. agencies, mortgage backed securities, municipal bonds, corporate debt securities, Federal Reserve Bank stock and Federal Home Loan Bank stock. The value of our investment portfolio is susceptible to the impact of monetary and fiscal policies of the United States, particularly whether and how the current debate over fiscal issues are resolved. Our mortgage backed securities are either guaranteed by U.S. government agencies or issued by U.S. government sponsored agencies. MainStreet’s policy is not to invest in derivatives or other high-risk instruments at this time. The entire securities portfolio was categorized as available-for-sale at December 31, 2013 and December 31, 2012 and is carried at estimated fair value. Unrealized market valuation gains and losses, net of deferred taxes, on securities classified as available-for-sale are recorded as a separate component of shareholders’ equity. The amortized cost and approximate market values and gross unrealized gains and losses of securities available for sale for years ending December 31, 2013 and 2012 appear in Part II, Item 8, Note 2 of this report. The amortized cost and approximate market values and gross unrealized gains and losses of securities available for sale for the year ending December 31, 2011 is shown in the table below:

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
U.S. government sponsored agencies	$2,804,763	$7,497	$(1,478)	$2,810,782
Mortgage backed securities	16,758,613	496,577	—	17,255,190
States and political subdivisions	1,111,363	22,549	—	1,133,912

Total securities available-for-sale	$20,674,739	$526,623	$(1,478)	$21,199,884

Proceeds from the sale of these securities are included in the cash flow statement. Gross gains and losses along with pledged information appear in Part II, Item 8, Note 2 of this report. The following table shows the maturities of securities available-for-sale as of December 31, 2013 and the weighted average yields of such securities. The weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. The maturities of the mortgage backed securities are based on stated final maturity. Cash flows from prepayments can cause actual maturities to differ significantly.

	Due in One Year or Less		Due After 1 – 5 Years		Due After 5 – 10 Years		Due After 10 Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total

U.S. government sponsored agencies	$—	—%	$—	—%	$2,623,000	1.41%	$—	—%	$2,623,000
Mortgage backed securities	—	—	—	—	1,638,433	2.44	11,516,722	2.54	13,155,155
States and political subdivisions	—	—	469,762	1.05	5,087,615	2.16	—	—	5,557,377
Corporates	—	—	496,900	1.35	—	—	—	—	496,900

Total	$—		$966,662		$9,349,048		$11,516,722		$21,832,432

Loan Portfolio

MainStreet has established a credit policy detailing the credit process and collateral in loan originations. Loans to purchase real estate and personal property are generally collateralized by the related property with loan amounts established based on certain percentage limitations of the property’s total stated or appraised value. Credit approval is primarily a function of the credit worthiness of the individual borrower or project based on pertinent financial information, the amount to be financed, and collateral. At December 31, 2013, 2012, 2011, 2010 and 2009 the breakdown of gross loans in the loan portfolio was as follows:

	2013		2012		2011		2010		2009
Commercial	$9,426,188	7.63%	$10,439,173	7.77%	$11,061,471	7.73%	$10,874,581	6.85%	$11,882,830	7.11%
Real Estate:
Construction & land development	16,394,964	13.26	21,268,316	15.82	26,102,914	18.24	31,397,922	19.78	34,744,468	20.78
Residential 1-4 families
1st liens	33,787,645	27.33	35,490,285	26.41	37,735,618	26.36	39,509,829	24.89	38,082,662	22.77
Junior liens	6,331,233	5.12	7,633,851	5.68	8,486,594	5.93	9,537,112	6.01	9,011,349	5.39
Home equity lines	5,764,941	4.66	6,093,783	4.53	7,639,785	5.34	10,650,365	6.71	14,974,066	8.96
Commercial real estate	50,579,103	40.91	51,861,252	38.58	50,272,002	35.12	54,455,674	34.30	55,537,593	33.21
Loans to individuals	1,353,312	1.09	1,627,706	1.21	1,836,110	1.28	2,320,162	1.46	2,978,950	1.78

Gross Loans	123,637,386	100.00%	134,414,366	100.00%	143,134,494	100.00%	158,745,645	100.00%	167,211,918	100.00%
Unearned income & deferred fees	86,600		78,300		89,510		79,176		105,524

Loans, net of unearned income & deferred fees	123,723,986		134,492,666		143,224,004		158,824,821		167,317,442
Less: Allowance for loan losses	(2,379,145)		(2,602,098)		(3,272,945)		(3,584,180)		(3,277,559)

Loans, net	$121,344,841		$131,890,568		$139,951,059		$155,240,641		$164,039,883

As can be seen by the loan portfolio volume, our loan volume has been on a decline over the last five years. Loans, net of unearned income and deferred fees, decreased $10.8 million, or 8.01%, at December 31, 2013 compared to December 31, 2012. The real estate market continues to be soft and the credit markets have tightened substantially. In addition, we have been aggressively working through our troubled assets which has resulted in charge-offs and foreclosures, thus lowering outstanding loans. These and other factors have resulted in diminished economic activity and lower loan demand and levels, particularly in real estate related loans. Moreover, Franklin Bank’s current concentration in real estate related loans reduces the Bank’s participation in these loan markets. Our loan to deposit ratio for 2013 and 2012 was 86.63% and 89.32%, respectively. In prior years, we maintained a larger loan to deposit ratio and leverage of the balance sheet. We deemed it prudent to decrease the ratio by reducing the loan portfolio thereby increasing liquidity and preserving the institution’s history of safety and soundness during these difficult economic times. As can be seen by the chart above, loans secured by real estate represent 91.28% and 91.02% of gross loans at December 31, 2013 and December 31, 2012, respectively. Franklin Bank’s loan portfolio has a large composition of real estate related loans primarily due to the markets we serve. Accordingly, the Bank took steps to reduce certain concentrations including participating loans. The loan committee of the board of directors reviews all new loans and renewals of loans within our target concentrations for approval.

MainStreet’s loan portfolio is its primary source of profitability; therefore, our underwriting approach is critical and is designed throughout our policies to have an acceptable level of risk. Cash flow adequacy has always been a necessary condition of creditworthiness. If the debt cannot be serviced by the borrower’s cash flow, there must be an additional secondary source of repayment. As we have discussed, many of our loans are real estate based so they are also secured by the underlying collateral. We strive to build relationships with our borrowers, so it is very important to continually understand and assess our borrowers’ financial strength and condition.

The credit policy requires that new loans originated must have a maximum loan-to-value of 80% while certain loans have lower limits as follows: raw land (65%); improved land (75%); non-obsolete inventory (60% of value); used automobiles (75% of purchase price; and stock (75%). We do not require mortgage insurance; however, loans exceeding supervisory loan to value limits are one of our qualitative factors in the analysis of the allowance for loan loss methodology.

Our credit policy requires updated appraisals to be obtained on existing loans upon which collateral value is critical to the repayment of the loan and market value may have declined by 15% or more. In regard to development projects our policy requires a new appraisal when the project sale out rate is less than 25% of the original assumptions documented by the existing appraisal in the file. Development loans must be reviewed at least annually or sooner in a declining real estate cycle. Once an appraisal exceeds 18 months, it must be updated and reviewed before additional funding may occur. An appraisal in file may not be used for additional funding under any circumstances after 36 months. Loan account officers prepare criticized loan workout sheets for the Problem Loan Committee on all loans risk rated special mention or lower and any loan delinquent 60 days or more. Account officers who indicate a loan is impaired are required to determine collateral value by one of three recognized methods which are 1) fair value of collateral; 2) present value of expected cash flows; or 3) observable market value. The difference in the collateral value, less estimated selling expense, compared to the recorded loan balance is allocated as a specific reserve in the loan loss analysis. Any collateral declines dropping loans below supervisory loan to value limits are included in the qualitative factors based on loan pools in the loan loss analysis.

We continue to review and enhance our credit policies. We monitor our concentration limits and have targets that reflect the current environment. Our concentrations levels are within the established limits. All new credits that are deemed to be in concentration buckets are reviewed by loan committee. We have floors in our home equity lines and certain commercial loan products. Our maximum debt to income ratio is 40% for all retail loans. Construction loans and bridge loans can be underwritten within retail products with the use of interest only payments. Also, we have the interest only feature available to unsecured retail lines with a one-year term which are underwritten on strict guidelines on retail products. New loans originated must have a maximum loan-to-value of 80%; certain loans have lower limits as follows: raw land (65%); improved land (75%); non-obsolete inventory (60% of value); used automobiles (75% of purchase price); and stock (75%). We have an outside service to perform environmental risk assessments prior to funding. Our home equity line products previously had a maturity of 20 years with a three or five year review feature. The loan policy was modified for these loans to mature in five years and be renewed only upon proper underwriting.

In addition, we have an experienced in-house credit analyst and purchased software to assist lenders with cash flow and certain ratio analysis. We also have software to assist with the credit ratings of loans upon origination, renewal, and the receipt of new financials.

Please refer to Item 8, Financial Statements, Notes #3 and #4 for further discussion of underwriting and risk ratings of loans.

MainStreet’s variable rate loans comprise approximately 25% of our loan portfolio. Variable commercial loans are underwritten to the current fully indexed rate at origination with cash flow analysis in underwriting at fully drawn lines. In most cases account officers stress borrowers at 2% over the fully indexed rate. Home equity lines are underwritten and qualified at 1.5% of the full equity line commitment.

For the most part, MainStreet’s business activity is with customers located in its primary market area. Accordingly, operating results are closely correlated with the economic trends within the region and influenced by the significant industries in the region including pre-built housing, real estate development, agriculture, and resort and leisure services.

Please refer to Item 8, Note 18, Concentrations of Credit Risk, for a detailed discussion of our concentrations of credit.

The following table shows the amount of commercial loans outstanding at December 31, 2013 and their maturity distribution.

	Within One Year	After One But Within Five Years	After Five Years	Total
Commercial	$2,525,922	$6,101,670	$798,596	$9,426,188
Interest rates are floating or adjustable	1,978,878	1,857,664	91,343	3,927,885
Interest rates are fixed or predetermined	547,044	4,244,006	707,253	5,498,303

The following table shows the amount of real estate construction loans outstanding at December 31, 2013 and their maturity distribution.

	Within One Year	After One But Within Five Years	After Five Years	Total

Real estate construction	$3,233,194	$9,521,474	$3,640,296	$16,394,964
Interest rates are floating or adjustable	421,815	1,633,115	176,145	2,231,075
Interest rates are fixed or predetermined	2,811,379	7,888,359	3,464,151	14,163,889

Nonaccrual loans, loans past due 90 days or more, other impaired loans, and troubled debt restructurings (not on nonaccrual) are considered by MainStreet to be nonperforming loans. MainStreet’s policy is to discontinue the accrual of interest on loans once they become 90 days past due and are not well-collateralized, or earlier when it becomes doubtful that the full principal and interest will be collected. Once a loan is placed on nonaccrual status, any interest that is collected will generally be recorded on a cash basis until the loan is satisfied in full or circumstances have changed to such an extent that the collection of both principal and interest is probable.

To ensure timely identification of nonaccrual loans, loan account officers review monthly their individual portfolios along with past due reports to determine the proper accrual status. Account officers also prepare quarterly criticized loan workout sheets for all loans risk rated special mention or lower and all loans 60-days or more delinquent to the Franklin Bank’s Problem Loan Committee made up of senior management. The accrual status of these loans is reviewed and approved by the Problem Loan Committee. Account officers must attest to the accrual status and risk rating of all loans in their portfolio on a monthly basis. Attestations are presented to and reviewed by the Problem Loan Committee. The criticized loan worksheets are presented to the Problem Loan Committee quarterly. The Committee meets monthly to review updates on these loans along with the attestation sheets completed by the account officers. The criticized loan worksheets have been expanded to include a summary of the most recent financial analysis; most recent collateral valuation factoring possible liquidation and timing discount; and enhanced action plans with target dates. Primary and secondary repayment sources are detailed. An officer has been assigned to manage our problem assets as a full-time position. A credit analyst performs required financial analysis on all loans $100,000 and over at origination or renewal and at the receipt of new financial statements. In addition, new software was purchased to assist with this process. Software has been purchased to assist the credit analyst and lender in the risk rating of each loan. We have an internal loan review function that has an annual loan review plan approved by the loan committee and the President. Enhanced reporting includes the overall quality of the loan portfolio; the identification, type, rating, and amount of problem loans; the identification and amount of delinquent loans; credit and collateral documentation exceptions; the identification and status of credit-related violations of law; the loan officer who originated each loan reported; concentrations of credit; and loans to executive officers and directors.

In summary, we have enhanced our processes, personnel and software to address nonaccrual and criticized loans. Also, more detailed and frequent reporting regarding asset quality helps insure timely and greater oversight of asset quality. We believe these enhancements are assisting us in working through the asset quality issues resulting from the severe recession.

Net charge offs of $1,887,833 and $1,157,104 for 2013 and 2012, respectively, equated to 1.47% and .84%, respectively, of average loans outstanding, net of unearned deferred fees and costs. Gross charge offs were $1,967,911 for 2013 which was $303,031 more than the provision expense for 2013. This was due to a specific reserve of $292,003 at year end 2012. The loan loss reserve at December 31, 2013 and 2012 represented 1.92% and 1.93%, respectively, of loans, net of unearned deferred fees and costs. Refer to the provision for loan losses section of this discussion and analysis for a breakdown by loan type of nonperforming loans at December 31, 2013 and 2012, respectively. Following is a breakdown of our nonperforming assets.

	For the Periods Ended
	December 31, 2013	December 31, 2012
Nonaccrual loans and leases	$4,005,618	$1,515,689
Loans 90 days or more past due and still accruing	—	3,485
Troubled debt restructurings (not on nonaccrual)	1,929,999	1,305,180
Other impaired loans	60,000	—

Total nonperforming loans	5,995,617	2,824,354
Foreclosed real estate	728,163	1,441,722
Other foreclosed property	—	111,149

Total foreclosed property	728,163	1,552,871

Total nonperforming assets	$6,723,780	$4,377,225

At December 31, 2011, 2010, and 2009, nonaccrual loans were $7,067,722, $7,702,343, and $3,890,152, respectively. Lost interest related to impaired loans as of December 31, 2013, 2012, 2011, 2010, and 2009 was $217,248, $221,579, $521,729, $282,181, and $334,620, respectively. Interest income reflected in the 2013, 2012, 2011, 2010, and 2009 income statements related to impaired loans was $152,004, $73,697, $272,445, $240,882, and $203,755, respectively. Loans that were past due more than 90 days and still accruing at December 31, 2011, 2010, and 2009 were $0, $1,062,174, and $552,944, respectively. Nonaccrual loans, troubled debt restructurings (not on nonaccrual), other impaired loans, and loans 90 days or more past due are considered to be our impaired loans. A specific reserve allowance was maintained against these loans at December 31, 2013 and 2012 in the amount of $575,926 and $292,003, respectively. Overall, Franklin Bank continues to work with troubled borrowers when appropriate and to move quickly to identify and resolve any problem loans. Please refer to Item 8, Financial Statements, Note #4 for further discussions and break downs of our past due loans, nonaccrual loans, and troubled debt restructurings.

At December 31, 2013, 2012, and 2011, MainStreet had $728,163, $1,441,722, and $3,572,518, respectively, in other real estate, which is property acquired through foreclosure. Other real estate is carried at fair market value, less selling costs, based on appraised value. Because of the regulatory environment, we worked aggressively in 2013 to sell our other real estate properties. We also have approximately $0.6 million of our other real estate under contract as this report is prepared. Other foreclosed assets were $0, $111,149 and $103,649 at December 31, 2013, 2012, and 2011, respectively.

Deposits

Deposits are the largest source of funds used to support the liquidity of MainStreet and to fund our loan portfolio. The ratio of loans, net of unearned deferred costs and fees, to deposits was 86.63% and 89.32% as of December 31, 2013 and 2012, respectively. The ratio of total time deposits, including $100,000 and over, to total deposits declined to 46.78% at year end 2013, from 55.97% at December 31, 2012. Total deposits at December 31, 2013 and 2012 were $142,821,438 and $150,579,368, respectively, a decrease of $7,757,930, or 5.15%. The deposit mix was as follows:

	2013		2012
Demand deposits	$26,856,990	18.80%	$22,819,544	15.15%
Interest checking deposits	9,248,249	6.48	8,882,374	5.90
Money market deposits	23,660,000	16.57	19,929,905	13.24
Savings deposits	16,240,448	11.37	14,672,674	9.74
Time deposits $100,000 and over	29,977,151	20.99	36,757,507	24.41
Other time deposits	36,838,600	25.79	47,517,364	31.56

Total	$142,821,438	100.00%	$150,579,368	100.00%

The chart reflects that the largest component of deposits continues to be in time deposits including $100,000 and over; however these categories have declined as a whole. As a percentage of total deposits, the mix has changed somewhat over the past year. Demand deposits rose $4.0 million, or 17.69%, in 2013 compared to the prior year volume. Demand deposits are essentially considered low cost funds. As a percentage of total deposits, demand deposits also increased. This certainly had a positive impact on our overall cost of funds. Interest checking, money market deposits, and savings deposits have all increased in dollars in comparison to the prior year and as a percentage of total deposits. As discussed above, total deposits declined $7.8 million in comparison to the prior year of which time deposits including $100,000 and over experienced a $17.5 million decline. All other deposit categories increased a total of $9.7 million in the year to year comparison. Our strategy for deposits in 2013 continued to be to lower our deposit costs while maintaining ample liquidity to fill our needs and for contingency planning. The levels and mix of deposits are influenced by such factors as customer service, interest rates paid, service charges, and the convenience of banking locations. Competition for deposits is great in our market. This affects the availability and ultimately the pricing of deposits. Management attempts to identify and implement the pricing and marketing strategies that will help control the overall cost of deposits and to maintain a stable deposit mix. Our goal has been to strive to gather the whole relationship and not just certificates of deposit. We have been successful in lowering our deposit costs and maintaining liquidity. Loan demand has been soft, therefore, paralleling our strategy. The overall rate on interest bearing deposits was 0.86% and 1.02% for 2013 and 2012, respectively, a decline of 16 basis points. Our strategic plan in 2014 also includes continued lowering of our deposit costs to benefit net income. Franklin Bank attracted brokered deposits for the first time during 2009. Total brokered deposits were $4.0 million and $5.3 million, respectively, at December 31, 2013 and 2012. Deposits gathered through the CDARS program and included in total brokered deposits were $0 and $1.0 million at December 31, 2013 and 2012, respectively. The average amount and rate of deposits can be found in the Net Interest Income section of this Management’s Discussion and Analysis in the Distribution of Assets, Liabilities, and Shareholders’ Equity: Interest Rate and Interest Differentials table. The maturities of time deposits $100,000 and over and other time deposits are shown in Part II, Item 8, Footnote #7. Demand deposits were 18.80% and 15.15% of total deposits at year end 2013 and 2012, respectively. A further increase in demand deposits would improve the net interest margin and the total rate paid on interest bearing deposits. Increasing demand deposits is a continued focus in 2014.

Borrowings

MainStreet has several sources for borrowings generally to assist with liquidity. At December 31, 2013, MainStreet had no balances outstanding with Federal Home Loan Bank of Atlanta (“FHLB”), overnight federal funds purchased, or corporate cash management accounts. The FHLB holds a blanket lien on loans secured by commercial real estate and loans secured by 1-4 family first liens, second liens, and equity lines, which provide a source of liquidity to the Corporation. Loans included in these portfolios at December 31, 2013 and 2012 were $96,223,160 and $100,810,587, respectively.

The Corporation entered into a repurchase agreement with Barclays Capital on January 2, 2008 in the amount of $6,000,000. The repurchase date was January 2, 2013. The interest rate was fixed at 3.57% until maturity or until it was called. Beginning January 2, 2009 the repurchase agreement became callable and could have been called quarterly with two business day’s prior notice. Interest was payable quarterly. The repurchase agreement was collateralized by federal agency and agency mortgage backed securities.

The following table presents information on each category of MainStreet’s borrowings.

	December 31, 2013	December 31, 2012	December 31, 2011
Short-term Federal Home Loan Bank advances
Amount outstanding at period end	$—	$—	$—
Weighted average interest rate at period end	—%	—%	—%
Maximum amount outstanding at any month-end during the period	$—	$—	$—
Average amount outstanding during the period	$85	$55	$712
Weighted average interest rate during period	.00%	.00%	.42%

Federal funds purchased
Amount outstanding at period end	$—	$—	$—
Weighted average interest rate at period end	—%	—%	—%
Maximum amount outstanding at any month-end during the period	$—	$—	$—
Average amount outstanding during the period	$274	$164	$603
Weighted average interest rate during period	1.09%	1.22%	.33%

Repurchase agreements
Amount outstanding at period end	$—	$6,000,000	$13,500,000
Weighted average interest rate at period end	—%	3.57%	3.93%
Maximum amount outstanding at any month-end during the period	$—	$13,500,000	$13,500,000
Average amount outstanding during the period	$16,438	$11,348,361	$13,500,000
Weighted average interest rate during the period	3.62%	3.94%	3.99%

Shareholders’ Equity

Total shareholders’ equity was $23,987,541, $24,250,373, and $22,240,789 at December 31, 2013, 2012 and 2011, respectively. Average shareholders’ equity to average assets was 13.85%, 11.78%, and 10.67% for 2013, 2012, and 2011, respectively. Book value per share was $14.00, $14.15, and $12.98 at December 31, 2013, 2012, and 2011, respectively.

In September 2007, the Board of Directors approved a plan to repurchase up to 100,000 shares of the Company’s common stock. By year end 2008, a total of 78,800 shares had been repurchased with total costs of $1,176,170. The plan has been terminated. The Corporation was prohibited from repurchasing any of its own stock by the terms of the MOU with the Federal Reserve Bank of Richmond. The MOU was terminated in September 2013 and there are no longer any restrictions or stipulations attributable to the MOU.

Also, in September 2007, MainStreet’s Board of Directors approved a cash dividend of $.05 per share which was MainStreet’s first cash dividend paid. Since that date, MainStreet paid a quarterly dividend until the fourth quarter of 2008. The dividend payout ratio for 2008 was 43.99%. Under the MOU with the Federal Reserve Bank of Richmond, MainStreet was restricted from declaring or paying any dividends without the prior written approval of the Federal Reserve Bank of Richmond. According, MainStreet has not paid any dividends. Also while under the MOU, MainStreet could not incur or guarantee any debt or redeem or purchase any shares of its common stock without the prior written consent of the Federal Reserve Bank of Richmond. The MOU was terminated in September 2013 and there are no longer any restrictions or stipulations attributable to the MOU.

The maintenance of appropriate levels of capital is a priority and is continually monitored. MainStreet and Franklin Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies as discussed above. Quantitative measures established by regulations to ensure capital adequacy require MainStreet and Franklin Bank to maintain certain capital ratios. Failure to meet capital ratios can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the consolidated financial statements. Also, declining capital can impact the ability of the bank to grow other assets. The required level of capital can also be affected by earnings, asset quality and other issues. Franklin Bank was required under the Agreement with the OCC to implement a three-year capital program which, among other things, required Franklin Bank to plan for adequate capital to meet its current and future needs. Accordingly, Franklin Bank developed a capital plan while under the Agreement. The Agreement with the OCC was terminated in August 2013. MainStreet and Franklin Bank were considered well-capitalized under established regulatory classifications at December 31, 2013 and 2012; however, in the current economic circumstances, capital resources continue to be a focus for the Corporation. Tier I capital to average assets, Tier I risk based and Tier II risk based for the Corporation were 13.59%, 18.98%, and 20.24%, respectively. See Note 15 to the financial statements for capital ratios. Should it be necessary or appropriate to obtain additional capital, then current shareholders could suffer dilution.

Liquidity and Asset Liability Management

Asset liability management functions to maximize profitability within established guidelines for liquidity, capital adequacy, and interest rate risk. It also helps to ensure that there is adequate liquidity to meet loan demand or deposit outflows and interest rate fluctuations. Liquidity is the ability to meet maturing obligations and commitments, withstand deposit fluctuations, fund operations, and provide for loan requests. In this economic environment liquidity remains a concern. MainStreet’s material off-balance sheet obligations are loan commitments that were $17,681,657 and $15,726,309, respectively at December 31, 2013 and 2012. MainStreet has a liquidity contingency plan that gives guidance on the maintenance of appropriate liquidity and what action is required under various liquidity scenarios. MainStreet’s liquidity is provided by cash and due from banks, interest-bearing deposits, overnight federal funds sold, securities available-for-sale, and loan repayments. MainStreet also has overnight borrowing lines available with their correspondent banks, the ability to borrow from the Federal Reserve Bank’s discount window, and the ability to borrow long-term and short-term from the Federal Home Loan Bank (“FHLB”). At December 31, 2013 and December 31, 2012, we had available credit from borrowings in the amount of $43,687,459 and $47,521,700, respectively. MainStreet’s ratio of liquid assets to total liabilities at December 31, 2013, December 31, 2012 and December 31, 2011 was 26.88%, 22.28%, and 19.17%, respectively. As can be seen from the ratios, liquidity has continued to be strong and has increased over the last three years due to strategies implemented. Deposits provide the basic core for our liquidity. As discussed previously, our deposits declined $7.8 million at December 31, 2013 compared to December 31, 2012. Total time deposits have decreased from year end 2012; however, demand deposits, interest checking accounts, money market deposits and savings deposits all increased over 2012 levels. The shrinkage of the balance sheet has had a positive impact on our capital. We monitor the deposits and our liquidity daily to ensure we have ample liquidity. Pricing in our market continues to be competitive as customers seek higher interest rates especially during this low interest rate environment. Lines of credit are essential to our business while other funding sources may be utilized. As a company, one of our strategies for 2013 was to lower deposit costs. In doing this, we have lost some deposits. Loan demand in 2013 was soft which worked well with our strategy to lower deposits. We have accomplished this and have increased our liquidity percentages at the same time. We have managed these levels and continue to do so as we work towards lowering our deposits costs in 2014.

In addition to the borrowing facilities, MainStreet has continuing relationships with several entities allowing for the gathering of brokered deposits. We are also a member of the Certificate of Deposit Account Registry Service (“CDARS”). This allows us to provide our depositors with up to $50 million dollars in FDIC insurance. We receive the deposits and forward them to CDARS and we receive deposits back if wanted. The send and receive transaction is called a reciprocal transaction. We can also bid on deposits in a one-way buy transaction which would allow for new depositors. CDARS deposits are also considered brokered deposits. Franklin Bank has accepted brokered deposits in the amount of $4.0 million as of December 31, 2013 which was 2.37% of total bank assets. Franklin Bank’s Liquidity Contingency Funding Plan limits brokered deposits to 25% of total assets. We are well within this margin. At December 31, 2013, this would allow us to gather an additional $38.1 million in brokered deposits. Franklin Bank continues to be a member of QwickRate in order to bid for internet certificates of deposit as another source of liquidity. At December 31, 2013, Franklin Bank had $2.3 million in internet certificates of deposit. We have set policy limits on the amount of internet certificates of deposit that we can gather. According to our policy, we would be able to accept an additional $23.0 million at December 31, 2013.

Interest rate sensitivity is measured by the difference, or gap, between interest sensitive earning assets and interest sensitive interest bearing liabilities and the resultant change in net interest income due to market rate fluctuations, and the effect of interest rate movements on the market. MainStreet utilizes these techniques for management of interest rate risk in order to minimize change in net interest income with interest rate changes. MainStreet BankShares, Inc. has partnered with Compass Bank using the Sendero model to help measure interest rate risk. The asset liability management process requires a number of key assumptions. Management determines the most likely outlook for the economy and interest rates measuring the effect on net interest income in a rising and declining 100, 200, 300 and 400 basis point interest rate environment, as applicable. With the change from level shock, net interest income is modeled assuming that interest rates move the full rate change in the first month. With the change from level ramp, net interest income is modeled assuming rates move one quarter of the full rate change in each quarter. With this approach, management also reviews the economic value of equity that is the net present value of the balance sheet’s cash flows or the residual value of future cash flows ultimately due to shareholders. The following table demonstrates the percentage change in net interest income from the then current level prime rate of 3.25% at December 31, 2013 in a rising and declining 100, 200, 300 and 400, basis point interest rate environment, as applicable:

Net Interest Income Percentage Change From Level Rates

Rate Shift	Prime Rate	Change From Level Ramp	Change from Level Shock
+400 bp	7.25%	4.00%	6.00%
+300 bp	6.25	4.00	4.00
+200 bp	5.25	3.00	3.00
+100 bp	4.25	1.00	1.00
–100 bp	2.25	–1.00	–1.00
–200 bp	1.25	–1.00	–3.00
–300 bp	0.25	–2.00	–5.00

MainStreet is sensitive to change in the interest rate environment particularly due to the level of variable rate loans in our loan portfolio, the short-term of fixed rate loans, and the assumed repricing of our interest bearing liabilities. Management seeks to lower the impact on the net interest margin. The addition of floors to segments of our variable rate loan portfolio has contributed significantly to management of the interest income component of our net interest margin. Historically, Franklin Bank has been asset sensitive. However, due to the large amount of repricing deposit liabilities in the near term, the Bank has shifted to a liability sensitive position.

Contractual Obligations, Commitments, Contingent Liabilities, Off-Balance Sheet Arrangements, and Related Party Transactions

MainStreet provides certain services for its subsidiary bank and real estate company. These services include accounting, investments, treasury management, compliance, audit, deposit and loan operations, and data processing. In exchange for these services, the Bank and the real estate company pay an affiliate fee to the holding company.

The affiliate fee paid to MainStreet helps support MainStreet’s cash requirements since most of the expenses are directly related to the companies it owns. Dividends from Franklin Bank are also a source of cash for MainStreet. Under the applicable federal laws, the Comptroller of the Currency restricts the total dividend payments of any calendar year, without prior approval, to the net profits of that year as defined, combined with retained net profits for the two preceding years. The Agreement required Franklin Bank to adopt a three year capital program and prohibited the payment of a dividend until the Bank achieved compliance with the Agreement, which was terminated in August 2013. However, the payment of future dividends by MainStreet will depend on a return by Franklin Bank to more historical levels of profitability.

MainStreet RealEstate owns the facility in which the Southlake office of Franklin Bank operates. The land cost was $425,286 and the cost of the building was $881,123. The construction of the facility was completed and operations began in August 2007. The Corporation has only a modest amount of fixed assets.

A summary of MainStreet’s significant contractual obligations and commitments is presented in the following table, with a reference to the footnote disclosure in Item 8 detailing the dollar amount by maturity.

Footnote Disclosure in Item 8
Notes to Consolidated Financial Statements

Contractual Cash Obligations
Operating Leases	Footnote #13

Other Commitments
Commitments to extend credit	Footnote #17

Related Person Loans	Footnote #5

Borrowings	Footnote #8

Impact of Inflation

Most of MainStreet’s assets are monetary in nature and therefore are sensitive to interest rate fluctuations. MainStreet does not have significant fixed assets or inventories. Fluctuations in interest rates and actions of the Board of Governors of the Federal Reserve System (“FRB”), including “quantitative easing” during the Great Recession, as well as whether and how the fiscal issues confronting the United States are resolved can have a great effect on MainStreet’s profitability. Management continually strives to manage the relationship between interest-sensitive assets and liabilities. As discussed above, MainStreet and Franklin Bank must comply with numerous federal and state laws and regulations. In light of the increasing government involvement in the financial services industry and to address the underlying causes of the recent credit crunch, it is likely that financial institutions like MainStreet and Franklin Bank will have to meet additional legal requirements, all of which add to the Corporation’s cost of doing business. In addition, regulatory concerns over real estate related assets on the balance sheets of financial institutions and liquidity due to deposit fluctuations and other factors are likely to translate into higher regulatory scrutiny of financial institutions. This could impact MainStreet.

Stock Compensation Plans

BankShares approved the 2004 Key Employee Stock Option Plan at its Annual Meeting of Shareholders on April 15, 2004. This Plan permitted the granting of Non-qualified Stock Options and Incentive Stock Options to persons designated as “Key Employees” of BankShares and its subsidiaries. The Plan terminated on January 21, 2009. Awards made under the Plan prior to and outstanding on that date remain valid in accordance with their terms.

Recent Accounting Developments

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The adoption of the new guidance did not have a material impact on the Corporation’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this ASU require an entity to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income. In addition, the amendments require a cross-reference to other disclosures currently required for other reclassification items to be reclassified directly to net income in their entirety in the same reporting period. Companies should apply these amendments for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. The Corporation adopted this guidance effective 2013, and has elected to present amounts reclassified out of accumulated other comprehensive income in the footnotes to the consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The amendments in this ASU provide guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of the new guidance did not have a material impact on the Corporation’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Corporation is currently assessing the impact that the new guidance will have on its consolidated financial statements.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

Not required.

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

MainStreet BankShares, Inc.

Martinsville, Virginia

We have audited the accompanying consolidated balance sheets of MainStreet BankShares, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MainStreet BankShares, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Winchester, Virginia

March 25, 2014

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
ASSETS

Cash and due from banks	$2,929,591	$3,076,535
Interest-bearing deposits in banks	10,343,469	11,546,938
Federal funds sold	4,691,091	9,414,880

Total Cash and Cash Equivalents	17,964,151	24,038,353
Securities available-for-sale, at fair value	21,832,432	18,836,561
Restricted equity securities	654,600	741,000
Loans held for sale	306,250	432,000

Loans:
Total Gross Loans	123,637,386	134,414,366
Unearned deferred fees and costs, net	86,600	78,300

Loans, net of unearned deferred fees and costs	123,723,986	134,492,666
Less: Allowance for loan losses	(2,379,145)	(2,602,098)

Net Loans	121,344,841	131,890,568
Bank premises and equipment, net	1,509,562	1,566,987
Accrued interest receivable	462,081	552,402
Bank owned life insurance	1,898,736	1,061,440
Other real estate, net of valuation allowance	728,163	1,441,722
Other assets	2,330,201	2,549,955

Total Assets	$169,031,017	$183,110,988

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Non-interest bearing demand deposits	$26,856,990	$22,819,544
Interest bearing deposits	115,964,448	127,759,824

Total Deposits	142,821,438	150,579,368

Repurchase agreements	—	6,000,000
Accrued interest payable and other liabilities	2,222,038	2,281,247

Total Liabilities	145,043,476	158,860,615

Commitments and contingencies	—	—

Shareholders’ Equity:
Preferred stock, no par value, authorized 10,000,000 shares; none issued	—	—
Common stock, no par value, authorized 10,000,000 shares; issued and outstanding 1,713,375 shares in 2013 and 2012, respectively	17,866,890	17,866,890
Retained earnings	6,161,960	5,956,926
Accumulated other comprehensive income (loss)	(41,309)	426,557

Total Shareholders’ Equity	23,987,541	24,250,373

Total Liabilities and Shareholders’ Equity	$169,031,017	$183,110,988

See accompanying notes to consolidated financial statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Year Ended December 31, 2013	Year Ended December 31, 2012
Interest and Dividend Income:
Interest and fees on loans	$6,734,087	$7,789,813
Interest on interest-bearing deposits	34,175	29,526
Interest on federal funds sold	7,997	12,634
Interest on securities available-for-sale:
Taxable	324,736	468,374
Nontaxable	70,181	56,838
Dividends on restricted equity securities	32,473	32,098

Total Interest and Dividend Income	7,203,649	8,389,283

Interest Expense:
Interest on deposits	1,056,545	1,372,567
Interest on short-term borrowings	3	2
Interest on repurchase agreements	595	447,233

Total Interest Expense	1,057,143	1,819,802

Net Interest Income	6,146,506	6,569,481
Provision for loan losses	1,664,880	486,257

Net Interest Income After Provision for Loan Losses	4,481,626	6,083,224

Noninterest Income:
Service charges on deposit accounts	251,958	261,487
Mortgage commission	244,390	239,565
Electronic card fees	191,092	179,443
Investment fee income	177,034	185,780
Income on bank owned life insurance	37,296	2,494,285
Gain on sale of securities available-for-sale	47,194	1,848
Other fee income and miscellaneous income	114,461	118,359

Total Noninterest Income	1,063,425	3,480,767

Noninterest Expense:
Salaries and employee benefits	2,625,465	2,727,946
Supplemental executive retirement plan	116,949	1,097,227
Occupancy and equipment expense	764,245	791,736
Professional fees	217,858	262,633
Outside processing	388,826	494,235
FDIC assessment	196,501	253,874
Franchise tax	221,504	199,587
Regulatory examination fees	87,267	109,559
Other real estate and repossessions	172,056	1,429,254
Other expenses	502,038	532,110

Total Noninterest Expense	5,292,709	7,898,161

Net Income Before Tax	$252,342	$1,665,830
Income Tax Expense (Benefit)	47,308	(304,946)

Net Income	$205,034	$1,970,776

Basic Net Income Per Common Share	$.12	$1.15

Diluted Net Income Per Common Share	$.12	$1.15

See accompanying notes to consolidated financial statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31, 2013	Year Ended December 31, 2012
Net Income	$205,034	$1,970,776
Other Comprehensive Income (Loss):
Net unrealized holding gains (losses) on securities available for sale during the period	(564,402)	37,218
Deferred income tax (expense) benefit on unrealized holding gains on securities available for sale	191,897	(12,653)
Less reclassification adjustments for gains included in net Income	(47,194)	(1,848)
Tax related to realized gain on securities sold	16,046	628
Change in actuarial gain (loss) on benefit plan	(97,292)	23,429
Deferred income tax (expense) benefit on actuarial gain (loss)	33,079	(7,966)

Other Comprehensive Income (Loss)	(467,866)	38,808

Total Comprehensive Income (Loss)	$(262,832)	$2,009,584

See accompanying notes to consolidated financial statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

	Number Of Common Shares	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at December 31, 2011	1,713,375	$17,866,890	$3,986,150	$387,749	$22,240,789

Net income	—	—	1,970,776	—	1,970,776

Other comprehensive income, net of taxes	—	—	—	38,808	38,808

Balance at December 31, 2012	1,713,375	$17,866,890	$5,956,926	$426,557	$24,250,373

Net income	—	—	205,034	—	205,034

Other comprehensive loss, net of taxes	—	—	—	(467,866)	(467,866)

Balance at December 31, 2013	1,713,375	$17,866,890	$6,161,960	$(41,309)	$23,987,541

See accompanying notes to consolidated financial statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31, 2013	Year Ended December 31, 2012

Cash Flows From Operating Activities:
Net income	$205,034	$1,970,776
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,664,880	486,257
Depreciation and amortization	153,532	179,512
Amortization of discounts and premiums, net	190,116	201,223
Gain on sale of securities	(47,194)	(1,848)
Loss and impairment on other real estate owned and repossessions	118,860	1,314,015
Loss on disposal of fixed assets	4,215	5,767
Deferred tax expense (benefit)	36,399	(438,135)
Change in loans held for sale	125,750	(432,000)
(Increase) decrease in accrued interest receivable	90,321	(4,497)
Decrease in other assets	313,228	453,929
Increase in value of BOLI	(37,296)	(2,494,285)
Change in reserve for unfunded lending commitments	(4,558)	22,725
Increase in executive retirement plan accrual	116,949	1,089,065
Payments on executive retirement plan	(140,628)	—
Increase (decrease) in accrued interest payable and other liabilities	(128,264)	161,206

Net cash provided by operating activities	2,661,344	2,513,710

Cash Flows From Investing Activities:
Purchases of furniture, fixtures, and equipment	(100,322)	(97,770)
Purchases of securities available-for-sale	(9,505,740)	(9,862,042)
Purchases of restricted equity securities	—	(500)
Redemption of restricted equity securities	86,400	89,500
Calls/maturities/repayments of securities available-for-sale	4,669,068	12,061,360
Proceeds from sale of securities	1,086,283	—
Proceeds from sale of other real estate owned and repossessions	1,511,391	4,165,523
Purchase of bank owned life insurance	(800,000)	—
Proceeds from life insurance	—	4,482,541
Loan originations and principal collections, net	8,075,304	4,217,992

Net cash provided by investing activities	5,022,384	15,056,604

Cash Flows From Financing Activities:
Increase in non-interest bearing deposits	4,037,446	1,843,884
Decrease in interest bearing deposits	(11,795,376)	(18,347,358)
Repayment of repurchase agreement	(6,000,000)	(7,500,000)

Net cash used in financing activities	(13,757,930)	(24,003,474)

Net decrease in cash and cash equivalents	(6,074,202)	(6,433,160)
Cash and cash equivalents at beginning of year	24,038,353	30,471,513

Cash and cash equivalents at end of year	$17,964,151	$24,038,353

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1,146,704	$1,869,277

Cash paid during the period for taxes	$250,000	$45,000

Unrealized gain (loss) on securities available for sale	$(611,596)	$35,370

Change in actuarial gain (loss) on benefit plan	$(97,292)	$23,429

Transfer of loans to other real estate and other assets	$805,543	$3,356,242

See accompanying notes to consolidated financial statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1 – Summary of Accounting Policies

(a)	General

MainStreet BankShares, Inc. (the “Corporation”, “MainStreet”, or “BankShares”), was incorporated in Virginia on January 14, 1999. The Corporation was primarily organized to serve as a bank holding company. Its first wholly-owned subsidiary was located in Martinsville, Virginia and was sold on March 23, 2005. In 2002, MainStreet organized a second bank subsidiary, Franklin Community Bank, National Association (“Franklin Bank”). On February 8, 2007, MainStreet formed a wholly-owned real estate company, MainStreet RealEstate, Inc., for the sole purpose of owning the real estate of the Corporation.

Franklin Bank was organized as a nationally chartered commercial bank and member of the Federal Reserve Bank of Richmond. Franklin Bank opened for business on September 16, 2002. Franklin Bank operates as a locally owned and operated commercial bank emphasizing personal customer service and other advantages incident to banking with a locally owned community bank. Franklin Bank’s primary service area is Franklin County, Town of Rocky Mount and surrounding areas. It currently has three banking offices including its main office.

The Corporation reports its activities as a single business segment. In determining the appropriateness of segment definition, the Corporation considered components of the business about which financial information is available and will evaluate it regularly relative to resource allocation and performance assessment.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of MainStreet and its wholly-owned subsidiaries, Franklin Bank and MainStreet RealEstate, Inc. All significant intercompany accounts and transactions associated with MainStreet’s subsidiaries have been eliminated.

(c)	Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, interest-bearing deposits in banks, and federal funds sold.

(d)	Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether the Corporation intends to sell the security, whether it is more likely than not that the Corporation will be required to sell the security before recovery of its amortized cost basis, and whether the Corporation expects to recover the security’s entire amortized cost basis.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(e)	Loans

The recorded investment in loans represents the customers unpaid principal balances, net of partial charge-offs and unearned deferred fees and costs. Interest on loans is computed by methods which generally result in level rates of return on principal amounts outstanding. Past due status on all loans is recognized and determined based on contractual terms. It is the Corporation’s policy to discontinue the accrual of interest on all loans once they become 90 days past due and are not well-collateralized or earlier when it becomes doubtful that the full principal and interest will be collected. Generally, all payments for all loans on nonaccrual status are applied as a principal reduction until the principal is satisfied. As a general rule, a nonaccrual loan may be restored to accrual status when none of its principal and interest is due and unpaid, and the Company expects repayment of the remaining contractual principal and interest. If any interest payments received while the loan was in nonaccrual status were applied to reduce the recorded investment in the loan, the application of these payments to the loan’s recorded investment is not reversed (and interest income is not credited) when the loan is returned to accrual status. The Company must have received repayment of the past due principal and interest unless the asset has been formally restructured and qualifies for accrual status or the borrower has resumed paying the full amount of the scheduled contractual interest and principal payments on a loan that is past due and in nonaccrual status, even though the loan has not been brought fully current, and the following two criteria are met: (1) all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within a reasonable period and, (2) there is a sustained period of repayment performance (generally a minimum of six months) by the borrower in accordance with the contractual terms involving payments of cash or cash equivalents. A loan that meets these two criteria may be restored to accrual status but must continue to be disclosed as past due if all arrearages have not been paid.

BankShares collectively reviews for impairment all consumer loans and smaller homogeneous loans. BankShares considers a loan to be impaired when, based upon current information and events, it is probable that BankShares will be unable to collect all amounts due according to the contractual terms of the loan agreement. Included in our analysis of impaired loans are loans 90 days or more past due and still accruing, other impaired loans, nonaccrual loans and troubled debt restructurings (not on nonaccrual). BankShares evaluates its impaired loans and troubled debt restructurings on an individual basis. For collateral dependent loans, BankShares bases the measurement of these impaired loans on the fair value of the loan’s collateral properties. For all other loans, BankShares uses the measurement of these impaired loans on the more readily determinable of the present value of expected future cash flows discounted at the loan’s effective interest rate or the observable market price. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair value of impaired loans are included in the provision for loan losses.

(f)	Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (“TDR”). Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. Total troubled debt restructurings at December 31, 2013 and 2012 were $3.9 million and $2.2 million, respectively.

(g)	Loan Fees and Costs

Using a method that approximates the interest method, loan origination and commitment fees and certain costs are deferred over the contractual life of the related loan as an adjustment to the net interest margin.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(h)	Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (1) losses are accrued when they are probable of occurring and are capable of estimation and (2) losses are accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. The allowance for loan losses is maintained at a level, which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. As part of this process management reviews the past due reports and risk-rated loans and discusses individually the loans on these reports with the responsible loan officers. Management provides a detailed quarterly analysis of the allowance based on our historical loan loss experience, risk-rated loans, past dues, concentrations of credit, unsecured loans, loan exceptions and the economic trend. These are generally grouped by loan segments. Our impaired loans are individually reviewed to determine possible impairment based on one of three recognized methods, which are described above. A specific reserve is then allocated for the amount of the impairment. Possible loss for loans risk rated special mention or lower are then allocated based on a historical loss migration and adjusted for qualitative factors. Remaining loans are pooled based on homogenous loan groups and allocated based on Franklin Bank’s historical net loss experience. These pools are as follows: (1) commercial and industrial loans not secured by real estate; (2) construction and land development loans; (3) residential 1-4 family first liens; (4) residential 1-4 family junior liens; (5) home equity lines; (6) commercial real estate; and (7) consumer or loans to individuals. Historical loss is calculated based on twelve-quarter average history. Historical net loss data is adjusted and applied to pooled loans based on qualitative factors. We utilize the following qualitative factors: (1) changes in the value of underlying collateral, such as loans not conforming to supervisory loan to value limits; (2) national and local economic conditions; (3) changes in portfolio volume and nature such as borrowers living outside our primary trade area; (4) changes in past dues, nonaccruals; and (5) quality, impact and effects of defined credit concentrations.

Our allowance methodology has continued to evolve as our Company has grown and our loan portfolio has grown and become more diverse. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term; however, this amount cannot be reasonably estimated.

The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Charge-offs on commercial loans are recorded when available information confirms the loan is not fully collectible and the loss is reasonably quantifiable. Consumer loans are generally charged off for closed end loans after 120 days past due and open end loans after 180 days past due, or earlier if there is information related to a loss. Loans secured by real estate are generally written down to appraised value less liquidation expenses, with the remainder charged-off when a loss is apparent. Refer to Note 4 of the consolidated financial statements for detailed information related to the allowance for loan losses.

(i)	Other Real Estate

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of the loan balance or the fair value less costs to sell at the date of foreclosure. Any losses at this point in time are charged against the allowance for loan losses. Subsequent to foreclosure, management periodically performs valuations of the foreclosed assets based on updated appraisals, general market conditions, recent sales of like properties, length of time the properties have been held, and our ability and intention with regard to continued ownership of the properties. The Corporation may incur additional write-downs of foreclosed assets to fair value less costs to sell if valuations indicate a further deterioration in market conditions. These write-downs are recorded in the consolidated statement of income as other real estate and repossessions expense.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(j)	Bank Premises and Equipment

Land is carried at cost. Buildings, furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to expense on a straight-line basis over the estimated useful lives ranging from three years to forty years. Maintenance, repairs and minor improvements are charged to expense as incurred. Significant improvements are capitalized.

(k)	Stock Options and Warrants

MainStreet recognizes compensation cost relating to share-based payment transactions in accordance with generally accepted accounting principles. That cost is measured based on the fair value of the equity or liability instruments issued. The expense measures the cost of employee services received in exchange for the award based on the grant-date fair value of the award and recognizes the cost over the period the employee is required to provide services for the award. MainStreet recorded no compensation cost for share-based payment transactions for the years ended December 31, 2013 and December 31, 2012. Additional disclosures required are included in Note 14 to the consolidated financial statements herein.

(l)	Income Taxes

The Corporation is subject to federal and state income taxes. The liability (or balance sheet) approach is used in financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed quarterly for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of income.

(m)	Net Income Per Common Share

ASC 260, “Earnings Per Share”, requires dual presentation of basic and diluted net income per common share on the face of the consolidated statements of income and requires a reconciliation of the numerators and denominators of the basic and diluted net income per common share calculation. Basic income per common share is calculated based on the weighted average number of shares of common stock outstanding during each period. Diluted net income per common share is computed using the weighted average number of shares of common stock outstanding during each period adjusted to reflect the dilutive effect of all potential common shares that were outstanding during the period. Please refer to Note 11 for detailed information on net income per common share for the years ending December 31, 2013 and 2012, respectively. Please refer to Note 14 for detailed information on stock options for the years ending December 31, 2013 and 2012, respectively.

(n)	Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and pension liability adjustments, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income are components of comprehensive income (loss).

(o)	Fair Value Measurements

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 19. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

(p)	Advertising Costs

The Corporation follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was $72,175 and $62,301 for 2013 and 2012, respectively.

(q)	Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation – put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

(r)	Loans Held for Sale

The Corporation accounts for new originations of prime residential mortgage loans held for sale at fair value. The Corporation accounts for the derivatives used to economically hedge the loans held for sale at fair value. Income from the sale of these mortgage loans is included in mortgage commissions.

(s)	Reclassifications

Certain reclassifications have been made to prior period balances to conform to current year provisions. None were of a material nature.

(t)	Use of Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, other-than-temporary impairments of securities, valuation of other real estate owned, and the fair value of financial instruments.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management periodically obtains independent appraisals for significant collateral.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The Corporation’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Corporation to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Note 2 – Securities

The carrying values, unrealized gains and losses and approximate market values of investment securities at December 31, 2013 and 2012 are shown in the following tables. The entire investment portfolio is classified as available-for-sale to preserve maximum liquidity for funding needs.

	2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
U. S. government sponsored agencies	$2,688,955	$555	$(66,510)	$2,623,000
Mortgage backed securities	13,012,376	202,523	(59,744)	13,155,155
States and political subdivisions	5,686,412	11,784	(140,819)	5,557,377
Corporates	495,770	2,488	(1,358)	496,900

Total securities available-for-sale	$21,883,513	$217,350	$(268,431)	$21,832,432

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
U.S. government sponsored agencies	$1,464,102	$7,671	$—	$1,471,773
Mortgage backed securities	12,130,273	507,264	—	12,637,537
States and political subdivisions	4,681,671	53,683	(8,103)	4,727,251

Total securities available-for-sale	$18,276,046	$568,618	$(8,103)	$18,836,561

All of our mortgage backed securities are either guaranteed by U. S. government agencies or issued by U. S. government sponsored agencies.

The amortized costs and market values of securities available-for-sale at December 31, 2013, by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Approximate Market Value
Due in one year or less	$—	$—
Due after one year but within five years	966,796	966,662
Due after five years but within ten years	9,516,704	9,349,048
Due after ten years	11,400,013	11,516,722

	$21,883,513	$21,832,432

There were gross gains of $47,194 and $1,848 and no losses recorded on sales and calls of securities available for sale during the years ended December 31, 2013 and 2012, respectively.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Securities available-for-sale with carrying values approximating $25,041 and $6,865,968 at December 31, 2013 and December 31, 2012, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

Following demonstrates the unrealized loss position of securities available for sale at December 31, 2013 and 2012.

	December 31, 2013
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. government sponsored agencies	$1,921,845	$(66,510)	$—	$—	$1,921,845	$(66,510)
Mortgage backed securities	4,275,948	(59,744)	—	—	4,275,948	(59,744)
States and political subdivisions	3,856,363	(140,819)	—	—	3,856,363	(140,819)
Corporates	248,135	(1,358)	—	—	248,135	(1,358)

Total temporarily impaired securities	$10,302,291	$(268,431)	$—	$—	$10,302,291	$(268,431)

	December 31, 2012
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

States and political subdivisions	$1,182,824	$(8,103)	$—	$—	$1,182,824	$(8,103)

Total temporarily impaired securities	$1,182,824	$(8,103)	$—	$—	$1,182,824	$(8,103)

An impairment is considered “other than temporary” if any of the following conditions are met: the Corporation intends to sell the security, it is more likely than not that the Corporation will be required to sell the security before the recovery of its amortized cost basis, or the Corporation does not expect to recover the security’s entire amortized cost basis (even if the Bank does not intend to sell). At December 31, 2013, $10.3 million of securities had unrealized losses, comprised of twenty-three securities, based on market prices. At December 31, 2012, $1.2 million of securities had unrealized losses, comprised of three securities, based on market prices. Declines in fair value are due to interest rate fluctuations and not due to credit deterioration of the issuers. The Corporation does not have any securities that are considered “other than temporarily impaired” at December 31, 2013 and December 31, 2012.

Federal Reserve Bank stock is included in restricted equity securities and totaled $435,100 at December 31, 2013 and December 31, 2012. Federal Home Loan Bank (“FHLB”) stock makes up the remainder of the balance in restricted equity securities and totaled $219,500 and $305,900 at December 31, 2013 and 2012, respectively. FHLB stock is generally viewed as a long term investment and as a restricted investment security which is carried at cost, because there is no market for the stock other than the FHLB or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on ultimate recoverability of the par value rather than by recognizing temporary declines in value.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 3 – Loans Receivable

The major components of gross loans in the consolidated balance sheets at December 31, 2013 and 2012 are as follows:

	2013	2012
Commercial	$9,426,188	$10,439,173
Real Estate:
Construction and land development	16,394,964	21,268,316
Residential 1-4 families
First liens	33,787,645	35,490,285
Junior liens	6,331,233	7,633,851
Home Equity lines	5,764,941	6,093,783
Commercial real estate	50,579,103	51,861,252
Consumer	1,353,312	1,627,706

Total Gross Loans	123,637,386	134,414,366
Unearned fees and costs, net	86,600	78,300

Recorded Investment	$123,723,986	$134,492,666

Overdrafts reclassified to loans at December 31, 2013 and 2012 were $6,196 and $5,287, respectively.

Loan Origination/Risk Management: Franklin Bank’s Board of Directors annually approves and reviews policies and procedures to be utilized as tools by account officers for the purpose of making sound and prudent credit decisions. Every loan transaction is closely evaluated from the perspective of profitability realizing that there is no profit in a loan that becomes a loss. Each credit decision is based on merit and no other factors. Account officers carry a heavy burden of accountability in being assigned the responsibility for the development of the Corporation’s loan portfolio by meeting the legitimate credit needs of our customers while also exercising prudence and seasoned judgment. A comprehensive reporting system has been developed to provide senior management timely information related to portfolio performance including growth, delinquency, adversely risk rated, and credit concentrations. The portfolio is constantly reviewed based on segments of concern, past due status, extension of credits along with stress testing the portfolio’s collateral values and debt service coverage for a significant portion of loans within defined loan concentrations. Annually, a loan review plan is developed to identify and mitigate potential weakness in the loan portfolio. Scope is determined based upon a risk assessment of various concentrations and loan product types in which higher risk may exist. The developed plan is presented to the Loan Committee of Franklin Bank’s Board of Directors each year for approval. Overall, the goal for 2013 was to review 30% of the entire loan portfolio. Review segments vary from year to year to ensure a complete cycle of all significant loan product types. Results of each review segment are communicated to the Loan Committee of the Board of Directors with a response from the Bank’s Senior Lender or Head of Retail lending depending on the product type reviewed.

In general all loans exceeding $100,000 are documented by three years of financial reports in conjunction with review and analysis by a credit analyst independent of the lending approval process. Generally all real estate loans are underwritten based on verified income, or cash flow, and margined at 80% or less depending upon the regulatory supervisory limit. All loans are underwritten based upon analysis of all identified primary and secondary repayment sources.

Construction & Land Development: Emphasis is placed on the estimated absorption period of the project based on the intimate knowledge of local demand and geographic concentrations by appraisers and account officers. Projects are monitored by Franklin Bank’s in-house construction inspector to ensure adherence to project specifications and timely completion. Loan to values are manually tracked to ensure conforming collateral coverage is maintained throughout the development phase.

Interest carry abilities are determined by analyzing global cash flow and available liquidity. Due to the complex nature of loans for speculative housing and speculative lots, requests are underwritten by Franklin Bank’s business lending group. Terms at origination for speculative lot loans are based on collateral margins and on qualifying the borrower to policy requirements based on a ten year amortization period. Speculative housing terms generally are held to eighteen months with allowance made for substantial curtailments.

Commercial Real Estate: Loans are generally underwritten based on verified income or cash flow to ensure a global debt service coverage ratio of at least 1.25. In general, collateral margin is determined based on appraisal or evaluation of market value not to exceed 80 percent of appraised market value or cost, whichever is less. All properties receive proper environmental due diligence prior to funding of the credit. Account officers perform and document a market analysis which may include data on competing businesses and projects. When applicable, market analysis data may be obtained from independent sources. Cash flows and collateral margins are appropriately stress tested. Terms generally range from five to fifteen years, however, may be longer based on approval from Franklin Bank’s President or Senior Lender.

Commercial Loans: Loans are generally underwritten based on verified income or cash flow to ensure global debt service coverage ratio of at least 1.25. Terms can range up to seven years based on loan purpose and collateral offered. Based on policy, credit lines have maturities of one year. Generally inventory loans are margined at 50% while equipment loans, depending on age of collateral, range from 90%, if new, to 80%, if used. Receivables are margined at 80% based on the aging of receivables outstanding sixty days or less.

Consumer /Residential 1-4 Families and Equity Lines: Loans are generally underwritten based on a maximum debt to income ratio of 40 percent gross. Incomes are verified for all secured loans exceeding $35,000 and unsecured loans totaling $10,000 or more. Policy requires income verification to be documented for all real estate loans. Collateral margins and terms for non-real estate collateral are determined and made available to retail lenders by Franklin Bank’s Senior Lender. Cash flows for all self employed borrowers are determined by Franklin Bank’s independent credit analyst. Policy defines unsecured loan terms at a maximum of thirty six months while individual unsecured lines are underwritten to maturities of less than one year with the line amount being based on a percentage of available liquidity and net worth. Construction loans for individuals are underwritten to policy based on cost overruns of at least fifteen percent. Debt to income ratios for equity lines are underwritten based on the borrower paying 1.5% of the total available line monthly. All equity lines are reviewed annually and filtered based on updated credit scores, average percentage drawn and delinquency. “Watch” accounts are identified based on filters and then individually reviewed by the responsible account officer.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 4 – Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Balance at beginning of year	$2,602,098	$3,272,945
Provision for loan losses	1,664,880	486,257
Losses charged to allowance	(1,967,911)	(1,330,151)
Recoveries credited to allowance	80,078	173,047

Balance at end of year	$2,379,145	$2,602,098

A breakdown of the allowance for loan losses by loan segment for the year ended December 31, 2013 is as follows:

		Real Estate
		Construction	Residential 1-4 Families		Home	Commercial
		and Land	First	Junior	Equity	Real
	Commercial	Development	Liens	Liens	Lines	Estate	Consumer	Unallocated	Total

Beginning Balance	$108,336	$767,018	$701,668	$134,847	$88,411	$740,073	$11,745	$50,000	$2,602,098
Charge-offs	(450,100)	(592,292)	(151,295)	(156,561)	(9,052)	(534,150)	(74,461)	—	(1,967,911)
Recoveries	12,278	9,090	7,448	20,497	—	1,429	29,336	—	80,078
Provision	480,775	169,575	43,455	102,123	20,992	853,685	44,275	(50,000)	1,664,880

Ending Balance	$151,289	$353,391	$601,276	$100,906	$100,351	$1,061,037	$10,895	$—	$2,379,145

A breakdown of the allowance for loan losses by loan segment for the year ended December 31, 2012 is as follows:

		Construction	Residential 1-4 Families		Home	Commercial
		and Land	First	Junior	Equity	Real
	Commercial	Development	Liens	Liens	Lines	Estate	Consumer	Unallocated	Total

Beginning Balance	$154,991	$902,644	$1,100,139	$174,809	$98,582	$824,759	$11,911	$5,110	$3,272,945
Charge-offs	(186)	(257,796)	(911,535)	(143,849)	—	—	(16,785)	—	(1,330,151)
Recoveries	1,842	8,377	134,305	11,525	3,374	—	13,624	—	173,047
Provision	(48,311)	113,793	378,759	92,362	(13,545)	(84,686)	2,995	44,890	486,257

Ending Balance	$108,336	$767,018	$701,668	$134,847	$88,411	$740,073	$11,745	$50,000	$2,602,098

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

A breakdown of the allowance for loan losses and the recorded investment in loans by individually and collectively evaluated for impairment at December 31, 2013 is shown below.

		Real Estate
		Construction	Residential 1-4 Families		Home	Commercial
		and Land	First	Junior	Equity	Real
	Commercial	Development	Liens	Liens	Lines	Estate	Consumer	Unallocated	Total

Allowance for loan losses:

Ending Balance:
Individually evaluated for impairment	$50,000	$10	$101,540	$—	$—	$424,376	$—	$—	$575,926

Ending Balance:
Collectively evaluated for impairment	101,289	353,381	499,736	100,906	100,351	636,661	10,895	—	1,803,219

	$151,289	$353,391	$601,276	$100,906	$100,351	$1,061,037	$10,895	$—	$2,379,145

		Real Estate
		Construction	Residential 1-4 Families		Home	Commercial
		and Land	First	Junior	Equity	Real		Gross
	Commercial	Development	Liens	Liens	Lines	Estate	Consumer	Loans

Recorded investment in loans:

Ending Balance:
Individually evaluated for impairment	$725,863	$576,552	$1,130,961	$182,170	$71,338	$3,308,733	$—	$5,995,617

Ending Balance:
Collectively evaluated for impairment	8,700,325	15,818,412	32,656,684	6,149,063	5,693,603	47,270,370	1,353,312	117,641,769

	$9,426,188	$16,394,964	$33,787,645	$6,331,233	$5,764,941	$50,579,103	$1,353,312	$123,637,386

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

A breakdown of the allowance for loan losses and the recorded investment in loans by individually and collectively evaluated for impairment at December 31, 2012 is shown below.

		Real Estate
		Construction	Residential 1-4 Families		Home	Commercial
		and Land	First	Junior	Equity	Real
	Commercial	Development	Liens	Liens	Lines	Estate	Consumer	Unallocated	Total

Allowance for loan losses:

Ending Balance:
Individually evaluated for impairment	$—	$268,850	$23,122	$31	$—	$—	$—	$—	$292,003

Ending Balance:
Collectively evaluated for impairment	108,336	498,168	678,546	134,816	88,411	740,073	11,745	50,000	2,310,095

	$108,336	$767,018	$701,668	$134,847	$88,411	$740,073	$11,745	$50,000	$2,602,098

		Real Estate
		Construction	Residential 1-4 Families		Home	Commercial
		and Land	First	Junior	Equity	Real		Gross
	Commercial	Development	Liens	Liens	Lines	Estate	Consumer	Loans

Recorded investment in loans:

Ending Balance:
Individually evaluated for impairment	$212,738	$1,100,585	$938,555	$225,669	$—	$346,807	$—	$2,824,354

Ending Balance:
Collectively evaluated for impairment	10,226,435	20,167,731	34,551,730	7,408,182	6,093,783	51,514,445	1,627,706	131,590,012

	$10,439,173	$21,268,316	$35,490,285	$7,633,851	$6,093,783	$51,861,252	$1,627,706	$134,414,366

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

An age analysis of past due loans as of December 31, 2013 is as follows:

							Accruing Loans
	Loans	Loans	Loans 90				90 or More Days	Nonaccrual Loans
	30-59 Days Past Due	60-89 Days Past Due	Or More Days Past Due	Total Past Due Loans	Current Loans	Gross Loans	Past Due (Included in Past Dues)	(Included in Past Dues & Current)
Commercial	$—	$—	$—	$—	$9,426,188	$9,426,188	$—	$—
Real Estate:
Construction and land development	320,143	—	259,973	580,116	15,814,848	16,394,964	—	576,552
Residential 1-4 Families
First Liens	893,473	33,154	802,830	1,729,457	32,058,188	33,787,645	—	1,125,187
Junior Liens	65,603	—	16,232	81,835	6,249,398	6,331,233	—	152,985
Home Equity lines	—	—	—	—	5,764,941	5,764,941	—	71,338
Commercial Real Estate	416,668	—	—	416,668	50,162,435	50,579,103	—	2,079,556
Consumer	50,244	—	—	50,244	1,303,068	1,353,312	—	—

	$1,746,131	$33,154	$1,079,035	$2,858,320	$120,779,066	$123,637,386	$—	$4,005,618

An age analysis of past due loans as of December 31, 2012 is as follows:

							Accruing Loans
	Loans	Loans	Loans 90				90 or More Days	Nonaccrual Loans
	30-59 Days Past Due	60-89 Days Past Due	Or More Days Past Due	Total Past Due Loans	Current Loans	Gross Loans	Past Due (Included in Past Dues)	(Included in Past Dues & Current)
Commercial	$1,612	$—	$—	$1,612	$10,437,561	$10,439,173	$—	$—
Real Estate:
Construction and land development	338,195	88,022	364,099	790,316	20,478,000	21,268,316	3,485	447,542
Residential 1-4 Families
First Liens	751,946	—	291,682	1,043,628	34,446,657	35,490,285	—	938,556
Junior Liens	19,000	—	128,905	147,905	7,485,946	7,633,851	—	129,591
Home Equity lines	—	—	—	—	6,093,783	6,093,783	—	—
Commercial Real Estate	329,921	—	—	329,921	51,531,331	51,861,252	—	—
Consumer	4,262	—	—	4,262	1,623,444	1,627,706	—	—

	$1,444,936	$88,022	$784,686	$2,317,644	$132,096,722	$134,414,366	$3,485	$1,515,689

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Impaired loans at December 31, 2013 are as follows:

	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment		Average	Interest
	Principal	with Related	with No Related	Related	Recorded	Income
	Balance	Allowance	Allowance	Allowance	Investment	Recognized
Commercial	$778,980	$60,000	$665,863	$50,000	$287,405	$34,511
Real Estate:
Construction and land development	890,255	162,710	413,842	10	960,164	24,249
Residential 1-4 Families
First Liens	1,154,822	541,539	589,422	101,540	1,460,986	37,253
Junior Liens	190,455	—	182,170	—	216,673	9,361
Home Equity lines	80,390	—	71,338	—	59,495	263
Commercial Real Estate	3,308,733	2,079,556	1,229,177	424,376	2,156,878	46,367
Consumer	—	—	—	—	—	—

	$6,403,635	$2,843,805	$3,151,812	$575,926	$5,141,601	$152,004

Impaired loans at December 31, 2012 are as follows:

	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment		Average	Interest
	Principal	with Related	with No Related	Related	Recorded	Income
	Balance	Allowance	Allowance	Allowance	Investment	Recognized
Commercial	$212,738	$—	$212,738	$—	$170,618	$14,359
Real Estate:
Construction and land development	1,345,286	268,850	831,735	268,850	1,044,368	17,765
Residential 1-4 Families
First Liens	943,996	238,722	699,833	23,122	2,700,973	17,067
Junior Liens	229,886	52,031	173,638	31	390,654	10,898
Home Equity lines	—	—	—	—	77,775	—
Commercial Real Estate	346,807	—	346,807	—	1,259,284	13,608
Consumer	—	—	—	—	20,098	—

	$3,078,713	$559,603	$2,264,751	$292,003	$5,663,770	$73,697

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Impaired loans on nonaccrual were $4,005,618 and $1,515,689 at December 31, 2013 and December 31, 2012, respectively. The average balance for impaired loans was $5,141,601 and $5,663,770 for the years ending December 31, 2013 and December 31, 2012, respectively. Of the impaired loans at December 31, 2013, $2,843,805 had specific reserves of $575,926 included in the allowance for loan losses and $787,586 had portions of the loan charged off. Of the impaired loans at December 31, 2012, $559,603 had specific reserves of $292,003 included in the allowance for loan losses and an additional $188,220 had portions of the loan charged off. Following is a breakdown of the interest for impaired loans for the years ending December 31, 2013 and 2012, respectively.

	December 2013	December 2012
Interest that would have been earned	$369,252	$295,276
Interest reflected in income	152,004	73,697

Lost interest	$217,248	$221,579

All interest income on impaired loans had been received in 2013 and 2012. No additional interest was reflected in income for 2013 and 2012 on impaired loans.

At December 31, 2013 and December 31, 2012, the balance in loans under the terms of troubled debt restructurings not included in nonaccrual loans was $1,929,999 and $1,305,180, respectively. These loans did not have any additional commitments at December 31, 2013 and December 31, 2012, respectively. The Corporation assesses all loan modifications to determine whether they are considered troubled debt restructurings (TDRs). Loan restructurings generally occur when a borrower is experiencing, or is expected to experience, financial difficulties in the near-term. Consequently, a modification that would otherwise not be considered is granted to the borrower. These loans may continue to accrue interest as long as the borrower complies with the revised terms and conditions and has demonstrated repayment performance with the modified terms. The borrowers were complying with the modified terms of their contracts at December 31, 2013 and December 31, 2012, respectively. Troubled debt restructurings are included in the impaired loan disclosures.

For the period ended December 31, 2013, the following table presents information relating to loans modified as TDRs:

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial	3	$807,414	$754,297
Commercial Real Estate	2	3,541,847	3,147,854

	5	$4,349,261	$3,902,151

During the year ended December 31, 2013, the Corporation modified five loans that were considered to be TDRs, of which one is on nonaccrual. Two of the commercial loans were the renewals of credit designated as a TDR. The last commercial note was the restructure of a stale line of credit, of which part of the credit was restructured to a term note. This credit belongs to a former director who resigned in February 2014. The Corporation lowered the payment on one of the commercial real estate credits, which extended the amortization out of policy guidelines, in order to allow the borrower time to attract new tenants. The second commercial real estate credit was a result of charging off part of the original credit and positioning the credit and borrowers with the ability to go forward with a performing credit.

There were no troubled debt restructurings modified during the prior twelve months that defaulted during the year ended December 31, 2013. For this purpose, if a note defaults it means at some point it has been greater than 60 days past due or we have received some information that leads us to believe the full collection of the principal and interest is doubtful.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

For the period ended December 31, 2012, the following table presents information relating to loans modified as TDRs:

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial	2	$183,842	$183,842
Construction and land development	3	683,410	689,954
Residential 1-4 families first liens	1	239,036	239,036
Commercial Real Estate	1	354,156	354,156

	7	$1,460,444	$1,466,988

One of the commercial loans restructured was a renewal of an existing loan for a short period of time to allow the borrower to come up with an action plan. The borrower’s debt service ratio had declined moving the credit to a criticized asset. The second commercial loan was restructured to interest only to lower the payment to allow the borrower time to receive their inheritance. The first construction and land development loan was the renewal of a criticized credit for a short term to allow the borrower to sell assets. The second construction and land development loan was restructured to obtain additional collateral and reduce impairment. The third construction and land development loan was restructured to give the borrower additional time to have an auction in the spring to sell properties. The loan was modified to interest only. The residential 1-4 family loan was modified to gain additional collateral and allow the borrower to improve cash flow. The commercial real estate loan was the restructure of a stale line of credit into an amortizing loan of a criticized asset.

There were no troubled debt restructurings modified during the prior twelve months that defaulted during the year ended December 31, 2012. For this purpose, if a note defaults it means at some point it has been greater than 60 days past due or we have received some information that leads us to believe the full collection of the principal and interest is doubtful.

The Corporation’s internally assigned grades for credit quality are as follows:

Prime (1.00)

Exceptional credits are of the highest quality. These loans are supported by large, well-established borrowers with excellent financial stability and strength, and may be secured by cash or cash equivalents. Where applicable, guarantors have substantial net worth and personal cash flow, and could easily fulfill their obligation should the need arise.

Good (2.00)

Superior credits are supported by well-established borrowers with excellent financial stability and strength. The borrower’s cash flow, liquidity, and equity are more than ample. These credits may be secured by cash or cash equivalents. For loans with personal guarantees, the guarantors are high net worth individuals, and have the resources available to satisfy their obligation if necessary.

Acceptable (3.00)

Loans in this category are supported by borrowers and guarantors that are financially sound. Cash flow, liquidity and equity are sufficient to provide a comfortable margin in the event of short-term economic disturbances. Assets pledged as collateral would provide a dependable secondary source of repayment.

Pass/Watch (4.00)

Credits in this category present the maximum acceptable risk for new facilities. Borrowers generate enough cash for debt service needs, but may not have sufficient resources to weather short-term market fluctuations. Management may lack depth or experience, and industry volatility may be an issue. Where applicable, guarantors have sufficient resources to provide an additional margin of protection.

Special Mention (5.00)

Assets in this category demonstrate signs of potential weakness, which, if uncorrected, could result in default. The borrower’s liquidity or equity may be marginal, trends in cash flow and profitability may point to a weakening financial condition, or the borrower’s industry may be slightly unstable or showing early indications of decline. Collateral may be illiquid or provide only a relatively small margin. Migration analysis data is performed and updated quarterly on these loans. It is based on loans

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

downgraded originally into this category. Our loss factor is determined based on charge-offs during the quarter divided by the balance of special mention loans at the beginning of the quarter, which is then increased by qualitative factors resulting in an applied loss factor of 3%.

Substandard (6.00)

Loans in this category present an unacceptable credit risk. Borrowers and guarantors may be financially weak, and may lack the sufficient resources to adequately service debt. The abilities of management and industry stability may also be of concern. Collateral may be lacking in quality or liquidity, and offers little additional protection. Migration analysis data is performed and updated quarterly on these loans. It is based on loans downgraded originally into this category. For non-impaired substandard loans, our loss factor is determined based on charge-offs during the quarter divided by the balance of substandard loans at the beginning of the quarter. This is then increased by the substandard loans’ qualitative factors resulting in an applied loss factor of 8%.

Doubtful (7.00)

These loans have an extremely high probability of loss, though the timing and magnitude of the loss may remain unclear. Borrowers and guarantors exhibit major financial shortcomings, and clearly lack the sufficient resources to adequately service the debt or honor their commitments. Collateral is lacking in quality or liquidity, and offers little, if any, additional protection.

Loss (8.00)

The probability of collection on these credits is so low that they may be properly classified as uncollectible.

Generally, consumer loans, home equity lines, and residential 1-4 family loans are not risk rated and are considered a pass credit unless they are related to a risk rated commercial loan relationship or exhibit criticized asset characteristics.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The tables below represent the balances in the risk rating categories at December 31, 2013 and 2012.

December 31, 2013

		Real Estate
		Construction	Residential 1-4 Families		Home	Commercial		Totals by
Internal Risk Rating Grades	Commercial	And Land Development	First Liens	Junior Liens	Equity Lines	Real Estate	Consumer	Internal Risk Rating Grade
Grade:
Pass	$9,179,636	$14,308,667	$32,126,801	$5,773,125	$5,693,603	$47,028,384	$1,342,215	$115,452,431
Special Mention	—	907,175	204,731	—	—	711,413	907	1,824,226
Substandard	196,552	1,179,112	1,354,573	558,108	71,338	2,414,930	10,190	5,784,803
Doubtful	50,000	10	101,540	—	—	424,376	—	575,926
Loss	—	—	—	—	—	—	—	—

	$9,426,188	$16,394,964	$33,787,645	$6,331,233	$5,764,941	$50,579,103	$1,353,312	$123,637,386

December 31, 2012

		Real Estate
		Construction	Residential 1-4 Families		Home	Commercial		Totals by
Internal Risk Rating Grades	Commercial	And Land Development	First Liens	Junior Liens	Equity Lines	Real Estate	Consumer	Internal Risk Rating Grade
Grade:
Pass	$10,077,178	$18,038,151	$32,046,560	$6,719,907	$5,984,847	$45,339,487	$1,624,080	$119,830,210
Special Mention	169,616	658,199	943,993	228,364	—	4,014,141	—	6,014,313
Substandard	192,379	2,571,966	2,261,010	685,580	108,936	2,507,624	3,626	8,331,121
Doubtful	—	—	238,722	—	—	—	—	238,722
Loss	—	—	—	—	—	—	—	—

	$10,439,173	$21,268,316	$35,490,285	$7,633,851	$6,093,783	$51,861,252	$1,627,706	$134,414,366

Note 5 – Related Party Loans

Directors, executive officers and related interests provide the Corporation with business and many are among its significant depositors and borrowers. Total amounts outstanding at December 31, 2013 and 2012 for all such loans are summarized below:

	2013	2012
Balance at beginning of year	$10,876,858	$11,164,683
Additions	8,539,997	9,419,490
Payments	(9,029,939)	(9,707,315)
Charge-offs	(413,117)	—

Balance at end of year	$9,973,799	$10,876,858

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

These loans, in the opinion of management, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. Total unfunded commitments to related persons were $3,860,698 and $2,281,956 at December 31, 2013 and 2012, respectively.

A former Director’s total relationship with Franklin Bank was approximately $1.6 million prior to his resignation in February 2014. Franklin Bank was required to make certain allocations and charge-offs to the allowance for loan losses in the total amount of $453,883. Restructured loans deemed to be troubled debt restructurings to this former director were $640,141.

Note 6 – Bank premises and Equipment

Bank premises and equipment at December 31, 2013 and 2012 are as follows:

	2013	2012
Buildings and land	$1,306,410	$1,306,410
Furniture and equipment	1,471,554	1,408,707
Computer software	275,676	256,741
Leasehold improvements	408,533	402,638
Automobiles	20,284	20,284

	3,482,457	3,394,780
Accumulated depreciation and amortization	(1,972,895)	(1,827,793)

Bank premises and equipment, net	$1,509,562	$1,566,987

Depreciation expense was $153,532 and $179,512 for 2013 and 2012, respectively.

Note 7 – Deposits

The maturities of time deposits $100,000 and over and other time deposits at December 31, 2013 are as follows:

	2013
	Time Deposits $100,000 and Over	Other Time Deposits
2014	$21,099,317	$24,954,551
2015	4,235,835	6,267,608
2016	2,445,037	2,329,664
2017	1,093,745	1,947,402
2018	1,103,217	1,339,375

Total	$29,977,151	$36,838,600

Total deposit dollars from executive officers, directors, and their related interests at December 31, 2013 and 2012 were $8,058,395 and $7,053,010, respectively. Brokered deposits totaled $4.0 million and $5.3 million at December 31, 2013 and 2012, respectively.

Note 8 – Borrowings

The Corporation has the ability to borrow from the Federal Home Loan Bank of Atlanta (“FHLB”). Borrowing capacity is secured by a blanket lien on loans secured by commercial real estate and loans secured by 1-4 family first liens, second liens, and equity lines. The borrowing capacity at December 31, 2013, based upon lendable collateral value, was $29,187,459. There were no FHLB advances outstanding at December 31, 2013 and December 31, 2012.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

There were no overnight federal funds purchased at December 31, 2013 and December 31, 2012. The Corporation has $14,500,000 in overnight federal funds lines with its correspondents.

The Corporation has an internal Corporate Cash Management account for customers to sweep their excess demand deposit accounts on an overnight basis in order to earn interest. This account is not FDIC insured but the Corporation is required to pledge agency funds at 100% towards these balances. There were no Corporate Cash Management sweep accounts at December 31, 2013 and December 31, 2012.

Note 9 – Repurchase Agreements

The Corporation entered into a repurchase agreement with Barclays Capital on January 2, 2008 in the amount of $6,000,000. The repurchase date was January 2, 2013. The interest rate was fixed at 3.57% until maturity or until it was called. Beginning January 2, 2009 the repurchase agreement became callable and could have been called quarterly with two business day’s prior notice. Interest was payable quarterly. The repurchase agreement was collateralized by agency mortgage backed securities.

Note 10 – Income Taxes

The Corporation files income tax returns in the U.S. federal jurisdiction and the state of Virginia. With few exceptions, the Corporation is no longer subject to U. S. federal, state and local income tax examinations by tax authorities for years prior to 2010.

Allocation of federal and state income taxes between current and deferred portions is as follows:

	2013	2012
Current expense	$10,909	$133,189
Deferred tax expense (benefit)	36,399	(438,135)

Income tax expense (benefit)	$47,308	$(304,946)

The reasons for the differences between the statutory federal income tax rate and the effective tax rate are summarized as follows:

	2013	2012
Computed at the expected federal statutory rate	$85,796	$566,382
Nondeductible meals & entertainment	828	1,020
Bank owned life insurance	(12,681)	(848,057)
Tax exempt loan interest	(4,804)	(7,396)
Tax exempt securities income	(21,831)	(16,895)

Income tax expense (benefit)	$47,308	$(304,946)

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The components of deferred tax assets and liabilities are as follows:

	2013	2012
Allowance for loan losses	$418,959	$565,904
SERP accrual	563,516	571,567
Alternative minimum tax carry forward	306,452	295,543
Net operating loss carry forward	219,483	—
Interest on nonaccrual loans	79,134	82,557
Charitable contributions	25,445	17,856
Unrealized loss on securities available-for-sale	17,368	—
Other	13,707	16,499
Unrealized losses on other real estate	19,511	140,065

Deferred tax assets	1,663,575	1,689,991

Prepaid service contracts and insurance	(32,476)	(31,691)
Depreciation and amortization	(49,834)	(62,999)
Unrealized gain on securities available-for-sale	—	(190,575)
Other	(10,138)	(38,222)

Deferred tax liabilities	(92,448)	(323,487)

Net deferred tax assets	$1,571,127	$1,366,504

Under the provisions of the Internal Revenue Code, the Corporation has approximately $645,538 of net operating loss carryforwards which can be offset against future taxable income. The carryforwards expire through December 31, 2033. The full realization of the tax benefits associated with the carryforwards depends predominately upon the recognition of ordinary income during the carryforward period.

Note 11 – Net Income Per Common Share

The following table shows the weighted average number of common shares used in computing earnings per common share and the effect on weighted average number of common shares of diluted potential common stock. Potential dilutive common stock had no effect on income available to common stockholders.

	2013		2012
	Shares	Per Share Amount	Shares	Per Share Amount

Earnings per common share, basic	1,713,375	$.12	1,713,375	$1.15

Effect of dilutive securities:
Stock options and warrants	—		—

Earnings per common share, diluted	1,713,375	$.12	1,713,375	$1.15

In 2013 and 2012, stock options representing 121,210 and 161,272 average shares, respectively, were not included in the calculation of earnings per common share because they would have been antidilutive.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 12 - Employee Benefit Plans

MainStreet funds certain costs for medical benefits in amounts determined at the discretion of management. BankShares has a 401-K plan which provides for contributions by employees and a matching contribution by the Company. Total 401-K match expense was $65,133 and $71,197 for the years ended December 31, 2013 and 2012, respectively.

In addition, MainStreet has supplemental retirement benefits provided to one of its current executive officers and its former President and CEO under a supplemental executive retirement plan (“SERP”) executed in 2007. Although technically unfunded, a Rabbi Trust and two insurance policies on the life of the covered current executive are available to finance future benefits. The Bank is the owner and beneficiary of these policies. The expense for 2013 and 2012 was $132,215 and $1,097,227, respectively. Total expected expense for 2014 is $142,628. The following were significant actuarial assumptions used to determine benefit obligations:

	December 31, 2013	December 31, 2012
Actuarial Assumptions
Weighted average assumed discount rate	6.25%	6.25%
Assumed rate of annual compensation increases	3.50	3.50

	December 31, 2013	December 31, 2012
Changes in Projected Benefit Obligation
Projected benefit obligation January 1,	$1,595,297	$506,232
Service cost	43,215	1,023,743
Interest cost	95,629	78,842
Prior gain amortized	(6,629)	(5,358)
Actuarial (gain) loss	82,026	(8,162)
Benefits paid	(140,628)	—

Projected benefit obligation, December 31	$1,668,910	$1,595,297

The SERP liability, equal to the projected benefit obligation above, is included in other liabilities on the Corporation’s consolidated balance sheet.

Amounts Recognized in Accumulated Other Comprehensive Income (Loss)
Actuarial gains (losses)	$(11,509)	$70,517
Deferred income tax asset (liability)	3,913	(23,976)

	$(7,596)	$46,541

Components of Net Periodic Benefit Cost
Service cost	$43,215	$1,023,743
Interest cost	95,629	78,842
Actuarial gains	(6,629)	(5,358)

Net Periodic Benefit Cost	$132,215	$1,097,227

Other Pre-tax Changes in Benefit Obligations Recognized in Other Comprehensive Income (Loss)
Actuarial (gains) losses	$82,026	$(8,162)

Total Pre-tax Amounts Recognized in Net Periodic Cost and Other Comprehensive Income (Loss)	$214,241	$1,089,065

The SERP is designed to provide 65% of final average five years base salary less the social security contribution. The SERP has certain provisions for early retirement, death benefits and disability. Upon the death of Larry A. Heaton in December 2012, his beneficiary began receiving payments in 2013. These payments will be made over 15 years continuing through January 2027. Brenda H. Smith is scheduled to begin receiving benefit payments in 2025.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 13 – Leases and Commitments

The Corporation has a lease agreement for its facility in Martinsville, Virginia. MainStreet’s executive office and operations area lease, which commenced on November 19, 2010, is for 7,900 square feet of space located at 1075 Spruce Street in Martinsville, Virginia. The lease will expire November 30, 2015.

Franklin Bank’s main office is located at 400 Old Franklin Turnpike, Suite 100, Rocky Mount, Virginia, in a section of town known as the Rocky Mount Marketplace. The bank leases a two-story facility with approximately 8,200 square feet of which the Bank provides permanent financing to the owners, of which one is a director. The lease is for a 15-year period and the expiration date of the lease is June 30, 2018. The lease payment mirrors the loan payment plus an 8% return on investment to the owner. One of the owners is also a director of Franklin Bank and both owners are shareholders of BankShares. A banking office, Westlake Branch, of Franklin Bank opened on April 9, 2004 at 12930 Booker T. Washington Highway, Hardy, Virginia. The bank also provides permanent financing to the owner of this facility, of which a director of the bank is a partner. The lease commenced on April 7, 2004 and will expire April 6, 2019. The lease payment mirrors the loan payment plus an 8% return on investment to the owner. Franklin Bank’s 220 North banking office was located at 35 Shepherd Drive, Rocky Mount, Virginia. A director of Franklin Bank was a partner in the ownership of the facility. The lease commenced June 1, 2007 and expired June 1, 2012. This banking office was closed effective November 13, 2010; however, the lease remained in effect until its maturity and had a sublease until then. Franklin Bank purchased the building at the maturity of the lease and assigned the purchase to another buyer who was a director of both the Corporation and Franklin Bank.

In addition to the leases for office space, the Corporation also leases various pieces of office equipment under short and long-term leases.

Total rent expense approximated $347,000 and $356,000 for the years ended December 31, 2013 and 2012, respectively. Future rental payments under non-cancelable operating leases approximate $347,000, $343,000, $307,000, $307,000 and $214,000 for the years ended December 31, 2014, 2015, 2016, 2017 and 2018, respectively. The total aggregate of lease payments after 2018 total approximately $21,000.

The Corporation has an employment agreement with its President and Chief Executive Officer, Brenda H. Smith. This agreement has a three-year term and is automatically extended by one year if not terminated at least 90 days prior to each anniversary. The Corporation and Franklin Bank had an employment agreement with Larry A. Heaton, former President and Chief Executive Officer. This agreement is no longer in effect as a result of Mr. Heaton’s death.

MainStreet and Franklin Bank have change in control agreements with its other executive officers. The agreements shall remain in effect until the termination of employment, other than a termination of employment which results in a payment obligation, at which time it will become null and void. Each executive officer is entitled, if there is a payment obligation, to one times salary. The control agreements for Ms. Correll and Ms. Sonya Smith do not include a non-compete clause. The agreement for Mr. Hammock includes a non competition obligation within a 50 mile radius of the principal bank office where the officer was located during the twelve months preceding termination.

MainStreet and Franklin Bank entered into change in control agreements with its Vice Presidents effective November 14, 2007. The agreements shall remain in effect until the termination of the officers’ employment, other than a termination of employment which results in a payment obligation, at which time it will become null and void. The Franklin Community Bank agreements provide for a non competition obligation within a 50 mile radius of the office where the officer was principally located during the twelve months preceding the officer’s termination.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 14 - Stock Options and Warrants

The shareholders of MainStreet approved the 2004 Key Employee Stock Option Plan, (the “Plan”), at its Annual Meeting on April 15, 2004. The Plan permitted the grant of Non-Qualified Stock Options and Incentive Stock Options to persons designated as “Key Employees” of BankShares or its subsidiaries. The Plan was approved by the Board of Directors on January 21, 2004 and terminated on January 21, 2009, except with respect to awards made prior to and outstanding on that date which remain valid in accordance with their terms. Option awards were granted with an exercise price equal to the market value of MainStreet’s stock at the date of grant. The options issued in 2007 and 2006 had a vesting period of 3 years and have a ten year contractual term. The options issued in 2005 vested immediately upon grant and have a ten year contractual term. All share awards provide for accelerated vesting if there is a change in control (as defined in the Plan). The maximum number of shares that could have been issued under the Plan could not exceed 150,700. As of December 31, 2013, there were 136,527 options granted under this Plan of which 822 options have been exercised, 61,249 options have expired, and 7,433 stock options forfeited.

Options in the amount of 33,000 were granted at the then fair market value of $9.55 to a former employee and expired in June 2013. Options in the total amount of 61,249 granted at various fair market values to our former President and CEO expired in December 2013. Mr. Heaton was tragically killed in a car accident in December 2012.

The Corporation has reserved 67,023 shares of authorized but unissued shares of common stock related to these option agreements as of December 31, 2013.

There were no stock option grants during 2013 and 2012. The Black-Scholes option-pricing model was utilized for grants using the assumptions of risk-free interest rate; expected life of options; expected volatility of the stock price and expected dividend yield. Expected volatilities were based on the historical volatility of MainStreet’s stock. The risk-free rate for the period within the contractual life of the stock option was based upon the applicable Treasury rate at the date of the grant. Expected life was calculated using the simplified method based on the average of the vesting period and contractual life of the options.

MainStreet recorded no stock-based compensation during the years ended December 31, 2013 and 2012. MainStreet did not have anyone exercise warrants or stock options during the years ended December 31, 2013 and 2012.

Following is a status and summary of changes of stock options and warrants during the year ended December 31, 2013:

	2013	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of year	161,272	$12.17
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	(94,249)	11.68

Outstanding at year-end	67,023	$12.87	2.25	$—

Exercisable at year-end	67,023	$12.87	2.25	$—

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on December 31, 2013. This amount changes based on changes in the market value of the Corporation’s stock.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

As of December 31, 2013 and 2012, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.

As of December 31, 2013, stock options outstanding and exercisable are summarized as follows:

Range of Exercise Prices	Stock Options and Warrants Outstanding And Exercisable	Remaining Contractual Life
12.09	43,977	1.90
12.09 15.00	9,066 7,464	2.00 3.95
16.75	6,516	3.00

$12.09 - $16.75	67,023

Note 15 – Regulatory Requirements and Restrictions

The payment of dividends to the shareholders is significantly dependent on the ability of the subsidiary bank to pay dividends to the Corporation. Under the applicable federal laws, the Comptroller of the Currency restricts the total dividend payments of any calendar year, without prior approval, to the net profits of that year as defined, combined with retained net profits for the two preceding years. As of December 31, 2013, the aggregate amount of unrestricted funds according to the regulation that could be transferred from the Corporation’s bank subsidiary to the Parent Corporation for payment of dividends to shareholders without prior regulatory approval, totaled $1,879,805 or 1.11% of the total consolidated assets. On April 16, 2009, Franklin Bank entered into a formal agreement with the Office of the Comptroller of the Currency that restricted dividend payments to the holding company. Franklin Bank has achieved full compliance with the Agreement, which was terminated in August 2013.

Franklin Bank is a member of the Federal Reserve System; however, Franklin Bank processes daily through a correspondent bank, Community Bankers’ Bank. As of December 31, 2013, Franklin Bank was required to maintain a reserve balance of $250,000 with Community Bankers’ Bank.

Franklin Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital ratios can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Franklin Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulations to ensure capital adequacy require Franklin Bank to maintain minimum capital ratios. Franklin Bank was well-capitalized at December 31, 2013 and 2012.

As of December 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Actual capital amounts and ratios for Franklin Bank at December 31, 2013 and 2012 are presented in the following table:

	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2013	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk weighted assets)	$23,258,724	19.41%	$9,585,000	8.00%	$11,981,000	10.00%

Tier I capital (to risk weighted assets)	21,749,975	18.15	4,792,000	4.00	7,189,000	6.00

Tier I capital (to average assets)	21,749,975	12.98	6,703,000	4.00	8,378,000	5.00

	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2012	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk weighted assets)	$24,400,282	18.68%	$10,452,000	8.00%	$13,065,000	10.00%

Tier I capital (to risk weighted assets)	22,754,882	17.42	5,226,000	4.00	7,839,000	6.00

Tier I capital (to average assets)	22,754,882	12.47	7,298,000	4.00	9,122,000	5.00

Note 16 – Parent Company Financial Information

CONDENSED BALANCE SHEETS

	December 31, 2013	December 31, 2012
Assets
Cash and due from banks	$163,744	$176,652
Interest-bearing deposits in other banks	412,471	422,381
Furniture, fixtures and equipment, net	112,548	80,608
Other assets	70,321	94,296
Investment in subsidiaries	23,337,047	23,600,121

Total Assets	$24,096,131	$24,374,058

Liabilities and Shareholders’ Equity

Accrued interest payable and other liabilities	$108,590	$123,685

Shareholders’ Equity

Common shareholders’ equity	23,987,541	24,250,373

Total Liabilities and Shareholders’ Equity	$24,096,131	$24,374,058

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

CONDENSED STATEMENTS OF INCOME

	Year Ended December 31, 2013	Year Ended December 31, 2012
Income
Equity in undistributed income of subsidiaries	$204,792	$1,971,194
Interest income	619	913
Other income	1,522	561
Affiliate fee income	1,717,193	1,563,393

Total Income	1,924,126	3,536,061

Expenses
Salaries and employee benefits	1,151,261	1,008,864
Occupancy and equipment expense	155,472	132,422
Professional fees	170,825	201,621
Outside processing	106,528	104,379
Other expenses	134,643	118,002

Total Expenses	1,718,729	1,565,288

Net Income Before Tax	205,397	1,970,773
Income Tax Expense (Benefit)	363	(3)

Net Income	$205,034	$1,970,776

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2013	Year Ended December 31, 2012
Cash Flows From Operating Activities:
Net income	$205,034	$1,970,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	39,202	32,301
Equity in undistributed income of subsidiaries	(204,792)	(1,971,194)
(Increase) decrease in other assets	23,975	(52,769)
Increase (decrease) in other liabilities	(15,095)	50,779

Net Cash Provided by Operating Activities	48,324	29,893

Cash Flows From Investing Activities:
Decrease in interest-bearing deposits	9,910	6,122
Purchases of furniture and equipment	(71,142)	(17,468)

Net Cash used in Investing Activities	(61,232)	(11,346)

Net Increase (Decrease) in Cash	(12,908)	18,547
Cash at Beginning of Year	176,652	158,105

Cash at End of Year	$163,744	$176,652

Note 17 – Financial Instruments With Off-Balance-Sheet Risk

In the normal course of business to meet the financing needs of its customers, BankShares is a party to financial instruments with off-balance-sheet risk. These financial instruments involve commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The same credit policy is used in making commitments as is used for on-balance-sheet risk. At December 31, 2013 and 2012, outstanding commitments to extend credit including letters of credit were $17,681,657 and $15,726,309 respectively.

	2013	2012
Commercial	$4,258,081	$3,507,973
Real Estate:
Construction and land development	1,691,512	1,496,661
Residential 1-4 families
First liens	918,377	1,046,761
Junior liens	359,672	209,253
Home Equity lines	7,790,927	7,979,295
Commercial real estate	2,271,121	1,062,715
Consumer	391,967	423,651

Total Outstanding Commitments	$17,681,657	$15,726,309

There are no commitments to extend credit on impaired loans. Commitments to extend credit are agreements to lend to a customer as long as there is no breach of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without ever being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash outlays for the Corporation.

Note 18 – Concentrations of Credit Risk

MainStreet monitors its loan portfolio by the segments found in Note 3 of these financial statements. In addition, we look at the trends of significant industries within the segments. Loan segments are categorized primarily based upon regulatory guidelines which follow the underlying collateral. For the most part, MainStreet’s business activity is with customers located in our primary market area. Accordingly, operating results are closely correlated with the economic trends within the region and influenced by the significant regional industries within the region including pre-built housing, real estate development, agricultural, and resort and leisure services. In addition, the ultimate collectability of the loan portfolio is susceptible to changes in the market condition of the region. The real estate market in our area is also affected by the national economy because a portion of our real estate lending is dependent on buyers who move into our region. There are three industry concentrations that are broken out in the table below by our loan segments.

	December 31, 2013
	Loans for Construction of Buildings	Loans for Construction of Heavy & Civil Engineering Buildings	Loans for Real Estate Including Construction	Total
Commercial	$296,178	$687,341	$221,608	$1,205,127
Real Estate
Construction and land development	2,366,758	4,138,105	2,014,334	8,519,197
Residential, 1-4 families
First Liens	3,666,276	795,653	8,179,695	12,641,624
Junior Liens	529,732	—	472,819	1,002,551
Home Equity Lines	9,880	34,667	334,442	378,989
Commercial real estate	2,552,156	—	24,556,483	27,108,639
Consumer	2,735	—	13,209	15,944

Total	$9,423,715	$5,655,766	$35,792,590	$50,872,071

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

	December 31, 2012
	Loans for Construction of Buildings	Loans for Construction of Heavy & Civil Engineering Buildings	Loans for Real Estate Including Construction	Total
Commercial	$383,219	$580,462	$758,289	$1,721,970
Real Estate
Construction and land development	2,776,618	4,364,771	2,669,695	9,811,084
Residential, 1-4 families
First Liens	4,292,479	1,324,124	6,739,075	12,355,678
Junior Liens	900,379	—	616,553	1,516,932
Home Equity Lines	19,881	—	—	19,881
Commercial real estate	3,971,666	—	22,907,145	26,878,811
Consumer	6,457	—	3,000	9,457

Total	$12,350,699	$6,269,357	$33,693,757	$52,313,813

Disclosed below are concentrations in acquisition and development loans, speculative lot loans, and speculative single-family housing construction. Some of these amounts are also included in the above concentrations.

	December 31, 2013
	Total Concentration	Concentrations Included Above	Net Addition to Concentrations
Acquisition & development	$455,405	$—	$455,405
Speculative lot loans	4,007,894	3,138,066	869,828
Speculative single-family housing construction	1,971,059	1,399,864	571,195

	December 31, 2012
	Total Concentration	Concentrations Included Above	Net Addition to Concentrations
Acquisition & development	$124,964	$124,964	$—
Speculative lot loans	4,912,535	3,086,490	1,826,045
Speculative single-family housing construction	4,275,965	1,802,221	2,473,744

MainStreet has established policies related to the credit process and collateral in loan originations. Loans to purchase real and personal property are generally collateralized by the related property with loan amounts established based on certain percentage limitations of the property’s total stated or appraised value. Credit approval is primarily a function of cash flow, collateral and the evaluation of the creditworthiness of the individual borrower or project based on pertinent financial information and the amount to be financed.

MainStreet has established policies for correspondent bank risk to include cash and due from accounts and overnight federal funds sold. Correspondents are monitored on a quarterly basis, and more frequently if warranted, on several financial and credit ratios. Total exposure is evaluated.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 19 – Fair Value Measurements

Generally accepted accounting principles specify a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect MainStreet’s market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

Level 1	–	Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2	–	Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3	–	Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

The following describes the valuation techniques used by MainStreet to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the consolidated financial statements:

Securities available for sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2). We only utilize third party vendors to provide fair value data for the purposes of recording amounts related to our fair value measurements of our securities available for sale portfolio. We obtain SSAE16 reports from our third party vendor on an annual basis. Our third party vendor also utilizes a reputable pricing company for security market data that utilizes a matrix pricing model. For government sponsored agencies, the model gathers information from market sources and integrates relative credit information, observed market movements and sector news. For agency mortgage backed securities, the model incorporates the current weighted average maturity and takes into account additional pool level information supplied directly by the agency or government sponsored enterprise. The third party vendor system has controls and edits in place for month-to-month market checks and zero pricing. We make no adjustments to the pricing service data received for our securities available for sale.

The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2013:

		Fair Value Measurements at December 31, 2013 Using
Description	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities:
U. S. government sponsored agencies	$2,623,000	$—	$2,623,000	$—
Mortgage backed securities	13,155,155	—	13,155,155	—
States and political Subdivisions	5,557,377	—	5,557,377	—
Corporates	496,900	—	496,900	—

Total available-for-sale securities	$21,832,432	$—	$21,832,432	$—

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012:

		Fair Value Measurements at December 31, 2012 Using
Description	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities:
U. S. government sponsored agencies	$1,471,773	$—	$1,471,773	$—
Mortgage backed securities	12,637,537	—	12,637,537	—
States and political subdivisions	4,727,251	—	4,727,251	—

Total available-for-sale securities	$18,836,561	$—	$18,836,561	$—

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by MainStreet to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Loans Held for Sale: Loans held for sale are recorded at fair value on a nonrecurring basis which is the carrying value. Loans held for sale, generally, are closed and sold within two weeks.

Impaired Loans: Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans or the present value of future cash flows. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing recent appraisals conducted by an independent, licensed appraiser outside of MainStreet using observable market data (Level 2). However, if the appraisal of the real estate property is not current, or has been discounted, then the fair value is considered Level 3. It is also considered Level 3 if an evaluation is conducted by Franklin Bank, rather than by a third party. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the financial statements of the applicable business, if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Consolidated Statements of Income.

Other Real Estate Owned (OREO): Foreclosed assets are adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair market value less selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on a recent appraisal conducted by an independent licensed appraiser using observable market data, the Corporation records the OREO as nonrecurring Level 2. When the appraisal of the real estate property is not current, or has been discounted, the Corporation records the OREO as nonrecurring Level 3. It is also considered Level 3 if an evaluation is conducted by Franklin Bank, rather than by a third party. Any fair value adjustments are recorded as other real estate and repossessions expense on the Consolidated Statements of Income.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table summarizes MainStreet’s financial assets that were measured at fair value on a nonrecurring basis during the period.

		Carrying value at December 31, 2013
Description	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Loans held for sale	$306,250	$—	$306,250	$—
Impaired loans, net	3,055,465	—	369,592	2,685,873
Other real estate owned, net	728,163	—	65,800	662,363

The following table summarizes MainStreet’s financial assets that were measured at fair value on a nonrecurring basis during the period.

		Carrying value at December 31, 2012
Description	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Loans held for sale	$432,000	$—	$432,000	$—
Impaired loans, net	455,820	—	—	455,820
Other real estate owned, net	1,441,722	—	—	1,441,722

The following table displays quantitative information about Level 3 Fair Value Measurements for December 31, 2013:

	Quantitative information about Level 3 Fair Value Measurements for December 31, 2013
	Fair Value	Valuation Technique(s)	Unobservable Input	Range	(Weighted Average)
Assets
Impaired loans	$2,075,166	Appraisal	Selling cost/ market discount	15%-49%	(22%)
	$610,707	Internal evaluations	Internal evaluations	6%-83%	(18%)
Other real estate owned	$260,000	Discounted appraised value	Selling cost / market discount	41%	(41%)
	$402,363	Internal evaluations	Internal evaluations	28%-56%	(33%)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

(a)	Short-Term Financial Instruments

The carrying values of short-term financial instruments including cash and cash equivalents, federal funds sold and interest-bearing deposits in domestic banks approximate the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturity or have an average maturity of 30-45 days and carry interest rates which approximate market value.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(b)	Securities Available-for-Sale

The fair value of investments is estimated based on quoted market prices or dealer quotes.

(c)	Restricted Equity Securities

The carrying value of restricted equity securities approximates fair value based on the redemption provisions of the appreciable entities.

(d)	Loans Held for Sale

The carrying value of these loans approximates the fair value. These loans close in our name but are generally sold within a two-week period.

(e)	Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate – commercial, real estate – construction, real estate – mortgage and other consumer.

Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for operating expenses and prepayments. The estimate of maturity is based on management’s assumptions with repayment for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

(f)	Accrued Interest

The carrying amounts of accrued interest approximate fair value.

(g)	Bank Owned Life Insurance

The carrying amount is a reasonable estimate of fair value.

(h)	Deposits

The fair value of demand, interest checking, savings and money market deposits is the amount payable on demand.

The fair value of fixed maturity time deposits and certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities and repayment characteristics.

(i)	Repurchase Agreements

The fair value of repurchase agreements is estimated using a discounted cash flow calculation that applies contracted interest rates being paid on the debt to the current market interest rate of similar debt.

(j)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the fees arising from these unrecognized financial instruments. The fair value of these commitments has been determined to be immaterial.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The carrying values and estimated fair values of financial instruments at December 31, 2013 and 2012 are as follows:

	Fair Value measurements at December 31, 2013 using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
FINANCIAL ASSETS:
Cash and due from banks	$2,929,591	$2,929,591	$—	$—	$2,929,591
Interest-bearing deposits in banks	10,343,469	10,343,469	—	—	10,343,469
Federal funds sold	4,691,091	4,691,091	—	—	4,691,091
Securities available-for-sale	21,832,432	—	21,832,432	—	21,832,432
Restricted equity securities	654,600	—	654,600	—	654,600
Loans held for sale	306,250	—	306,250	—	306,250
Loans, net	121,344,841	—	369,592	120,980,345	121,349,937
Accrued interest receivable	462,081	—	462,081	—	462,081
Bank owned life insurance	1,898,736	—	1,898,736	—	1,898,736

FINANCIAL LIABILITIES:
Deposits:
Non-interest bearing demand deposits	$26,856,990	$—	$26,856,990	$—	$26,856,990
Interest bearing deposits	115,964,448	—	116,336,714	—	116,336,714
Accrued interest payable	86,575	—	86,575	—	86,575

	Fair Value measurements at December 31, 2012 using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
FINANCIAL ASSETS:
Cash and due from banks	$3,076,535	$3,076,535	$—	$—	$3,076,535
Interest-bearing deposits in banks	11,546,938	11,546,938	—	—	11,546,938
Federal funds sold	9,414,880	9,414,880	—	—	9,414,880
Securities available-for-sale	18,836,561	—	18,836,561	—	18,836,561
Restricted equity securities	741,000	—	741,000	—	741,000
Loans held for sale	432,000	—	432,000	—	432,000
Loans, net	131,890,568	—	—	132,468,434	132,468,434
Accrued interest receivable	552,402	—	552,402	—	552,402
Bank owned life insurance	1,061,440	—	1,061,440	—	1,061,440

FINANCIAL LIABILITIES:
Deposits:
Non-interest bearing demand deposits	$22,819,544	$—	$22,819,544	$—	$22,819,544
Interest bearing deposits	127,759,824	—	128,335,646	—	128,335,646
Repurchase agreements	6,000,000	—	6,001,070	—	6,001,070
Accrued interest payable	176,136	—	176,136	—	176,136

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation’s overall interest rate risk.

Note 20 – Contingencies and Other Matters

The Corporation currently is not involved in any litigation matters outside the normal operations associated with problem credits.

Note 21 - Subsequent Events

In preparing these consolidated financial statements, the Corporation has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued.

Note 22 – Regulatory

On April 16, 2009, Franklin Bank entered into a formal agreement (“Agreement”) with The Comptroller of the Currency (“OCC”). The Agreement required Franklin Bank to perform certain actions within designated time frames. The Agreement was intended to demonstrate Franklin Bank’s commitment to review/enhance certain aspects of various policies and practices related to credit administration and liquidity. Franklin Bank achieved full compliance with the Agreement. The Agreement was terminated in August 2013.

On June 17, 2009, MainStreet BankShares, Inc. entered into a Memorandum of Understanding (“MOU”) with the Federal Reserve Bank of Richmond (“Federal Reserve”). The MOU required the bank holding company to utilize its financial and managerial resources to assist Franklin Bank in functioning in a safe and sound manner and restricted MainStreet from conducting various activities. On January 26, 2011, we entered into a new MOU with the Federal Reserve which contained the same terms of the previous MOU (which was terminated) but added provisions regarding compliance with certain laws and regulations. This MOU was terminated in September 2013. There are no longer any restrictions or stipulations attributable to the MOU.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 23 – Accumulated Other Comprehensive Income (Loss)

Changes in each component of accumulated other comprehensive income (loss) were as follows:

	Net Unrealized Gains (Losses) on Securities available for sale (1)	Adjustments Related to Post Retirement Benefits (2)	Accumulated Other Comprehensive Income (Loss)

Balance at December 31, 2011	$346,595	$41,154	$387,749

Net unrealized holding gains on securities available for sale during the period	37,218	—	37,218
Deferred income tax expense on unrealized holding gains on securities available for sale	(12,653)	—	(12,653)
Less reclassification adjustments for gains included in net income (3)	(1,848)	—	(1,848)
Tax related to gains on securities sold (4)	628	—	628
Change in actuarial gain on SERP	—	23,429	23,429
Deferred income tax expense	—	(7,966)	(7,966)

Balance at December 31, 2012	$369,940	$56,617	$426,557

Net unrealized holding losses on securities available for sale during the period	(564,402)	—	(564,402)
Deferred income tax benefit on unrealized holding gains on securities available for sale	191,897	—	191,897
Less reclassification adjustments for gains included in net income (3)	(47,194)	—	(47,194)
Tax related to gains on securities sold (4)	16,046	—	16,046
Change in actuarial loss on SERP	—	(97,292)	(97,292)
Deferred income tax benefit	—	33,079	33,079

Balance at December 31, 2013	$(33,713)	$(7,596)	$(41,309)

(1)	Represents the difference between the fair value and amortized cost of securities available for sale.
(2)	Represents changes in the SERP liability due to prior service costs, gains and losses, and amortizations.
(3)	Reclassifications for gains on sales of securities available-for-sale are included in the “gain on sale of securities available-for-sale” line item on the Consolidated Statements of Income.
(4)	Income taxes related to gains on sales of securities available-for-sale are included in the “income tax expense (benefit)” line item on the Consolidated Statements of Income.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

December 31, 2013 and 2012

Item 9.	Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None.

PART III

Item 9A.	Controls and Procedures

MainStreet’s principal executive officer and principal financial officer have reviewed MainStreet’s disclosure controls and procedures (as defined in 204.13a-15(e) and 204.15d-15(e)) as of the end of the period covered by this annual report and based on their evaluation believe that MainStreet’s disclosure controls and procedures are effective. There have not been any changes in our internal control over financial reporting that occurred during the period that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

To the Stockholders:

Management is responsible for the preparation and fair presentation of the financial statements included in this annual report. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect management’s judgments and estimates concerning effects of events and transactions that are accounted for or disclosed.

Management is also responsible for establishing and maintaining adequate internal control over financial reporting. The Corporation’s internal control over financial reporting includes those policies and procedures that pertain to the Corporation’s ability to record, process, summarize and report reliable financial data. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

In order to ensure that the Company’s internal control over financial reporting is effective, management regularly assesses such controls and did so most recently for its financial reporting as of December 31, 2013. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in 1992. Based on this assessment, management has concluded that the internal control over financial reporting was effective as of December 31, 2013.

This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to the Securities and Exchange Commission final rule effective September 21, 2010 providing this requirement shall not apply with respect to any audit report prepared for an issuer that is neither an accelerated filer nor a large accelerated filer as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

Item 9B.	Other Information

None.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

December 31, 2013 and 2012

Item 10.	Directors, Executive Officers and Corporate Governance

Directors of the Registrant

MainStreet’s Board of Directors are divided into three classes that serve staggered three-year terms. The members of one class are elected at each annual meeting of shareholders and hold office until the third annual meeting following their election or until successors are elected and qualified. The term of the Class A Directors expires in 2014, the term of the Class B Directors expires in 2015, and the term of the Class C Directors expires in 2016. The following tables set forth material information about MainStreet’s current executive officers and directors.

Name (Age)	Offices and Positions Held

Class A Directors – Term Expires 2014

Michael A. Turner (60)	Director since December 2002

Class B Directors – Term Expires 2015

Charles L. Dalton (50)	Director since July 2001

Joel R. Shepherd (50)	Director since December 2002

Class C Directors – Terms Expires 2016

John M. Deekens (66)	Director since July 2001

Danny M. Perdue (68)	Director since December 2002

Charles L. Dalton is Vice President, General Manager and partial owner of Dalton Insurance Agency, Inc. in Stuart, Virginia. He is a Member/Partial owner of Stuart Laurel Court, LLC. He has been a past president of the Stuart Rotary Club. He is a member of the Patrick County Chamber of Commerce where he has been a past President. He is a member of the Professional Insurance Agents of Virginia and is active in Patrick County American Legion Baseball. Mr. Dalton brings financial services/insurance industry and management experience to BankShares demonstrated by the success of his insurance agency. He has been active in his community and through these services he contributes experience to BankShares’ board.

John M. Deekens is a retired General Manager for Stuart Forest Products in Stuart, Virginia. In addition he held the position of Plant Manager for Stuart Forest Products. Prior to that, he was the Quality Control Manager for Hooker Furniture Corporation in Martinsville, Virginia. He is a past member of the Stuart Rotary Club where he held various offices. He served as Mayor of Stuart for eight years and was a member of the Town council for an additional four years. After a break in service for a period of years, he is currently a member of the Stuart Town Council. He currently serves as chairman of the finance committee of the church he attends and is a member. Mr. Deekens brings managerial and financial skills to the Board of Directors. He also served on a Bi-County Economic Commission for four years and held various offices in the Stuart Rotary Club. Through his community services, he also contributes this experience to BankShares’ Board.

Danny M. Perdue is currently the owner of the Franklin Shopping Center. He is a partial owner and President of Redwood Minute Markets, Inc. He is a partial owner of First Minute Markets, LLC, FFH Operations, Inc. and FFH Investors, LLC. He is also an owner of Redwood Petroleum Products, Ferrum Petroleum Products, Franklin Petroleum Products, 604 Petroleum Products and Penhook Petroleum Products. He is Vice President of Perdue Properties, Inc. Mr. Perdue is also a Director of Franklin Community Bank, N.A. He is currently active in the Rocky Mount Rotary Club and served on the Board of Trustees of Ferrum College for many years. He is a past member and President of the Rocky Mount Chamber of Commerce and the United Way in Franklin County. He was a founding member of the Burnt Chimney Volunteer Fire Department. Mr. Perdue brings entrepreneurial, business management and financial skills to BankShares as demonstrated through the successful

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

December 31, 2013 and 2012

businesses that he owns and manages. He also served as a board director for The Bank of Ferrum, a community bank in Franklin County from 1994 – 1999 and an advisory board member for BB&T in Franklin County from 1999 – 2001 which brings financial institution governance to BankShares’ Board. Mr. Perdue is very active in the community that Franklin Bank serves and brings that experience to the board.

Joel R. Shepherd is a partial owner and President of Virginia Home Furnishings, Inc., and 220 Self Storage, Inc. He is also a partial owner of Shepherd Properties, LLC, Wirtz Properties, LLC, Wirtz Services, LLC, Kyle Avenue, LLC, FFH Operations, Inc., FFH Investors, LLC, the Franklin LLC, Wirtz Lot 2, LLC, Shepherd Properties Roanoke, LLC, Shepherd Properties Bedford, LLC and King Street Properties, LLC. Prior to developing his current businesses, Mr. Shepherd served from 1986 to 1993 as a Vice President and Portfolio Manager in the Funds Management Division of Dominion Bankshares, Inc. (acquired by First Union). Mr. Shepherd is also a Director of Franklin Community Bank, N.A. He is also on the Business Advisory Council for Ferrum College. He is a member of the Board of Trustees of Faith Christian School in Roanoke, Virginia and a member of the finance committee for the school. Mr. Shepherd brings entrepreneurial, business building, finance and management skills to BankShares through the operations of his various companies which are diversified in their business. He also brings financial institution management and investment skills to BankShares. Mr. Shepherd is active in the community that Franklin Bank serves and brings that experience to the Board.

Michael A. Turner has served as the partial owner and CEO of Turner’s Building, Inc. from 1976 to present. He also serves as a partner in T & J Property Associates, LC and Pigg Riverville, LLC. In addition, Mr. Turner was a partner in Deep River Investments (developer of real estate) from 1989 to 2003. He is also a Director of Franklin Community Bank, N.A. He is also a member of the Cool Branch Volunteer Rescue Squad. He helped organize the Smith Mountain Lake Partnership and served on the board for 15 years. Mr. Turner is an entrepreneur that brings financial and management experience to BankShares demonstrated by the building and successfulness of his own construction and real estate development companies. He also served as a board director for The Bank of Ferrum, a community bank in Franklin County from 1994 – 1999 and an advisory board member for BB&T in Franklin County from 1999 – 2001 which brings governance to BankShares as a board member. Mr. Turner has been active in the community where he lives and Franklin Bank operates.

There are no family relationships that need to be reported, nor are any directors serving as directors on boards of other reporting companies.

William L. Cooper, III is a partial owner and President of Cooper Classics, Inc. He is CEO and partial owner of CWP, Inc. He is a managing partner of Grassy Hill Investment and Grassy Hill Properties.

William L. Cooper, III resigned from the boards of directors of MainStreet and its wholly-owned banking subsidiary, Franklin Bank, effective Wednesday, February 5, 2014. Mr. Cooper was a member of the Human Resources and Executive Committees.

MainStreet believes Mr. Cooper resigned on account of a disagreement with Franklin Bank over the resolution of credit issues concerning outstanding loans owed by him and a related entity to Franklin Bank. Franklin Bank was unable to reach an agreement with Mr. Cooper that complied with its credit policies and associated regulatory guidance to avoid the loans becoming criticized assets requiring significant additional amounts to be allocated to the allowance for loan losses.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

December 31, 2013 and 2012

Executive Officers Not a Director

Name (Age)	Offices and Positions Held	First Elected As an Officer

Brenda H. Smith (54)	President, CEO and Corporate Secretary	8/99

Todd S. Hammock (51)	Executive Vice President and Senior Lender	10/12

Lisa J. Correll (48)	Senior Vice President and Chief Financial Officer	6/04

Sonya B. Smith (43)	Senior Vice President and Operations and Compliance Officer	11/99

Brenda H. Smith was appointed as President and Chief Executive Officer in July 2013 after the death of Larry Heaton, former President and CEO, in December 2012. Ms. Smith is also President, Chief Executive Officer and Director of Franklin Community Bank, N.A. since July 2013. She is also President, Treasurer, Secretary and a Director of MainStreet RealEstate, Inc. since July 2013. Ms. Smith joined BankShares in August 1999 as Senior Vice President and Chief Financial Officer. Ms. Smith was named Corporate Secretary in November 2001 and was promoted to Executive Vice President in September 2002. From 1995 to 1999, Ms. Smith was Vice President, Corporate Controller and Assistant Secretary of MainStreet Financial Corporation, a $2 billion multi-bank holding company headquartered in Martinsville, Virginia. From 1988 to 1995, she was an Accounting Officer for Piedmont Trust Bank, a subsidiary of MainStreet Financial Corporation. Ms. Smith is a member of Pleasant Grove Christian Church and serves on the Safetynet Board of Trustees.

Todd S. Hammock was appointed as Executive Vice President and Senior Lender of Franklin Community Bank, N.A. in July 2013. Previously, Mr. Hammock was Vice President – Business Lending, having returned to the bank in October 2012. He was previously a Business Banker for Franklin Bank from September 2007 to October 2008. Prior to his return to Franklin Bank, he was the City President of SunTrust Bank in Martinsville after his promotion from Business Banking Relationship Manager. He was employed by SunTrust from September 2011 to October 2012. Prior to his employment at SunTrust, Mr. Hammock was a Commercial Relationship Manager for American National Bank and Trust Company in the Martinsville office, where he was employed from October 2008 to September 2011. Mr. Hammock is a Board member of the United Way of Franklin County and is active in the Rotary Club of Rocky Mount.

Lisa J. Correll was appointed as Senior Vice President and Chief Financial Officer in October 2013. Previously, Ms. Correll was Vice President and Corporate Controller for MainStreet, a position held since 2007. She joined MainStreet in June 2004 and was promoted to Assistant Vice President and Accounting Officer shortly thereafter. Prior to joining MainStreet, she was Vice President of Finance for Valley Bank in Roanoke, Virginia.

Sonya B. Smith was appointed as Senior Vice President and Operations and Compliance Officer in January 2014. Previously, Ms. Smith was Vice President and Operations and Compliance Officer for MainStreet. She joined MainStreet in November 1999 and has held the position of Vice President since April 2008.

MainStreet has a standing Audit Committee. The Audit Committee is responsible for the oversight of the Company’s accounting policies, financial reporting and internal control. The Audit Committee of the Board of Directors is comprised entirely of outside directors who are independent of management. The Audit Committee is responsible for the appointment and compensation of the independent auditor and approves decisions regarding the appointment or removal of the Company’s internal auditor. It meets periodically with management, the independent auditors and the internal auditors to ensure that they are carrying out their responsibilities. The Audit Committee is also responsible for performing an oversight role by reviewing and monitoring the financial, accounting and auditing procedures of the Company in addition to reviewing the Company’s

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

December 31, 2013 and 2012

financial reports. The independent auditors and the internal auditor have full and unlimited access to the Audit Committee, with or without management, to discuss the adequacy of internal control over financial reporting, and any other matter which they believe should be brought to the attention of the Audit Committee. The members of the Audit Committee are C. Laine Dalton, J. Mac Deekens, Joel R. Shepherd (Chairman), Michael A. Turner, and Danny M. Perdue.

MainStreet’s Board of Directors has determined that MainStreet does not have a financial expert serving on its Audit Committee. MainStreet is a small corporation located outside a major metropolitan area. Because of our size and location, we have not pursued a financial expert and there is no certainty that one could be found. The Board of Directors believe that it, as a whole, has adequate financial expertise.

MainStreet has adopted a Code of Ethics for the Board of Directors and for all of its employees, including its Chief Executive and Chief Accounting Officers. A copy of the Code of Ethics may be obtained without charge upon request by writing to Brenda H. Smith, President, Chief Executive Officer and Corporate Secretary, 1075 Spruce Street, Martinsville, Virginia, 24112.

Other information required by Item 10 of Form 10-K appears on pages 8 through 11 of the Corporation’s 2014 Proxy Statement and is incorporated herein by reference.

Item 11.	Executive Compensation

The information required by Item 11 of Form 10-K appears on pages 11 through 14 of the Corporation’s 2014 Proxy Statement and is incorporated herein by reference.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by Item 12 of Form 10-K appears on pages 7 through 8 of the Corporation’s 2014 Proxy Statement and is incorporated herein by reference.

Item 13.	Certain Relationships and Related Transactions, and Director Independence

MainStreet’s executive officers and directors, and other corporations, business organizations, and persons with which some of MainStreet’s executive officers and directors are associated have banking relationships with Franklin Bank. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and security for loans, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features. None of such loans to our current related persons are classified as nonaccrual, past due, restructured or potential problem. All outstanding loans to current Executive officers and Directors and their associates are current as to principal and interest.

William L. Cooper, III resigned from the boards of directors of MainStreet and Franklin Bank effective Wednesday, February 5, 2014. Mr. Cooper was a member of the Human Resources and Executive committees. We believe he resigned on account of a disagreement with Franklin Bank over credit issues concerning outstanding loans owed by him and related parties to Franklin Bank. Franklin Bank was unable to reach an agreement with Mr. Cooper that complied with its credit policies and associated regulatory guidance to avoid the loans becoming criticized assets requiring significant additional amounts to be allocated to the allowance for loan losses.

Mr. Cooper and related entities had several loans with Franklin Bank at the time of the disagreement and subsequent resignation. Due to the inability to reach a resolution with Mr. Cooper, Franklin Bank determined that the entire relationship based on global analysis would become criticized. Subsequent to his resignation, Franklin Bank worked with Mr. Cooper to restructure certain outstanding credits in order to minimize the negative impact to Franklin Bank’s allowance for loan losses and net income. As a result of this restructure, loans in the amount of $640,141 were deemed to be troubled debt restructurings at year-end 2013. In addition, even though the amounts remain payable from the borrowers, Franklin Bank charged off $453,883 in loans to the allowance for loan losses for Mr. Cooper and related entity credits.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

December 31, 2013 and 2012

Franklin Bank issued credit to four separate entity relationships associated with William L. Cooper, III. These entities were Cooper Classics, Inc., Grassy Hill Investments, LLC, William L. Cooper, III and a co-borrower, and William L. Cooper, III (individual). Mr. Cooper is President/CEO and Member/Owner of 58.88% and guarantor of Cooper Classics, Inc. He is a Member/Owner of 50% and a guarantor of Grassy Hill Investments, LLC. The following is information related to each entity relationship during 2013.

Name/Entity Relationship	Largest Outstanding Balance During 2013	Principal Paid 2013	Interest Paid 2013	Interest Earned 2013	Latest Practicable Balance 2/28/14	Rate of Interest
Cooper Classics, Inc. (1)	$785,000	$295,000	$34,049	$34,748	$599,375	4.25% - 5.25%
Grassy Hill Investments, LLC	338,363	7,364	17,324	17,291	329,789	5.10% - 5.10%
William L. Cooper, III & co-borrower	182,862	11,796	9,001	8,982	169,068	5.00% - 5.00%

William L. Cooper, III (2)	410,000	50,000	15,453	16,025	—	4.25% - 4.25%

(1)	This represents a line of credit in the amount of $700,000 and a short-term note repaid during 2013. It also represents $93,883 of the overall charge-off related to these entities.
(2)	This note represents $360,000 of the overall charge-off related to these entities.

Information related to loans to MainStreet’s executive officers and directors and their related interests can be found in Part II, Item 8, Note 5 of this document. Deposit information related to MainStreet’s executive officers and directors and their related interests can be found in Part II, Item 8, Note 7 of this document.

Franklin Community Bank, N.A., a subsidiary of MainStreet BankShares, Inc., leases its main office in Rocky Mount, Virginia, and its Westlake office. The owners of the buildings are directors of Franklin Bank.

The information required by Item 13 of Form 10-K concerning director independence appears on page 15 of the Corporations’ 2014 Proxy Statement and is incorporated herein by reference.

Item 14.	Principal Accounting Fees and Services

The information required by Item 14 of Form 10-K appears in the Corporation’s 2014 Proxy Statement under the Audit Committee Report and is incorporated herein by reference.

PART IV

Item 15.	Exhibits and Financial Statement Schedules

a)	The following documents are filed as part of this report:

1.	Financial Statements:

Report of Independent Registered Public Accounting Firm.

Consolidated Balance Sheets as of December 31, 2013 and 2012.

Consolidated Statements of Income for the Years Ended December 31, 2013 and 2012.

Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2013 and 2012.

Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2013 and 2012.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

December 31, 2013 and 2012

Consolidated Statements of Cash Flows for the Years Ended December 31, 2013 and 2012.

Notes to Consolidated Financial Statements.

2.	Financial Statement Schedules:

All schedules are omitted as the required information is not applicable or the information is presented in the Consolidated Financial Statements or related notes.

3.	Exhibits and Reports on Form 8-K:

See Index to Exhibits.

SIGNATURES

In accordance with section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAINSTREET BANKSHARES, INC.

By:	/s/ Brenda H. Smith
Brenda H. Smith, President and Chief Executive Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Brenda H. Smith Brenda H. Smith	President and Chief Executive Officer Corporate Secretary President, CEO and Director of Franklin Community Bank, N.A.	03/25/14 Date

/s/ Lisa J. Correll	Senior Vice President Chief Financial Officer	03/25/14
Lisa J. Correll		Date

/s/ Charles L. Dalton	Director	03/25/14
Charles L. Dalton		Date

/s/ John M. Deekens	Director	03/25/14
John M. Deekens		Date

/s/ Danny M. Perdue	Director	03/25/14
Danny M. Perdue		Date

/s/ Joel R. Shepherd	Chairman of the Board	03/25/14
Joel R. Shepherd		Date

/s/ Michael A. Turner	Director	03/25/14
Michael A. Turner		Date

Index to Exhibits

Number	Description of Exhibit

3(i)**	Restated Articles of Incorporation of the Corporation, dated March 6, 2001.

3(ii)	By-laws of the Corporation, dated August 5, 1999 amended February 20, 2001; amended October 16, 2002; amended September 17, 2003; amended July 13, 2005; amended April 20, 2006; and amended October 21, 2009; filed on Form 8-K on October 22, 2009 and herein incorporated by reference.

4.1	Warrant Plan and Certificates as adopted July 27, 1999 and amended August 26, 1999 and amended December 19, 2000 incorporated by reference to the Corporation’s Quarterly Form 10-QSB for quarter ended September 30, 1999, filed December 20, 1999, and herein incorporated by reference.

4.2	Provision in Registrant’s Articles of Incorporation and Bylaws defining the Rights of Holders of the Registrant’s common stock (included in Exhibits 3.1 and 3.2, respectively).

4.3*	Form of Shares Subscription Agreement.

4.3.1***	Form of Shares Subscription Agreement.

4.4*	Form of Units Subscription Agreement.

4.5	2004 Key Employee Stock option Plan filed March 16, 2005 on Form S-8 and herein incorporated by reference.

10.1#	Employment Agreement by and between MainStreet, Franklin Bank, and Larry A. Heaton (President and CEO of Franklin Bank) dated December 30, 2005 incorporated by reference to the Corporation’s Form 8-K filed January 4, 2006.

10.2#	Employment agreement with Executive Vice President, Brenda H. Smith, dated October 1, 2002, filed with the Corporation’s Quarterly Form 10-QSB on November 7, 2002 and herein incorporated by reference. Amendment to employment agreement filed on Form 8-K on April 24, 2006 and herein incorporated by reference.

10.3#	Supplemental Executive Retirement Agreement by and between Franklin Community Bank, N.A. and Larry A. Heaton incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.4#	Supplemental Executive Retirement Agreement by and between Franklin Community Bank, N.A. and Brenda H. Smith incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.5#	Change in Control Agreement between MainStreet BankShares, Inc. and Lisa J. Correll incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.6#	Change in Control Agreement between MainStreet BankShares, Inc., Franklin Community Bank, N.A. and Robert W. Shorter incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.7#	Change in Control Agreement between MainStreet BankShares, Inc., Franklin Community Bank, N.A. and Debra B. Scott incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.8#	Change in Control Agreement between MainStreet BankShares, Inc., Franklin Community Bank, N.A. and Linda P. Adams incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.9	Formal agreement by and between The Comptroller of the Currency and Franklin Community Bank, National Association dated April 16, 2009 incorporated by reference to the Corporation’s Form 8-K filed April 20, 2009.

10.10#	Change in Control Agreement between MainStreet BankShares, Inc., Franklin Community Bank, N.A. and Todd Hammock included in this Form 10-K.

10.11#	Change in Control Agreement between MainStreet BankShares, Inc. and Sonya B. Smith included in this Form 10-K.

14	Code of Ethics filed March 13, 2006 on Form 10-K and herein incorporated by reference.

21	Subsidiaries of the Registrant.

31.1	Certification of President and Chief Executive Officer Pursuant to Rule 13a-14(a) or 15(d)-14(a) under the Securities and Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Senior Vice President and Chief Financial Officer Pursuant to Rule 13a-14(a) or 15(d)-14(a) under the Securities and Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32	Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 USC 1350).

101	Interactive Data File.

*	(Incorporated by reference to Registration statement #333-86993 on Form SB-2 filed September 13, 1999.)
**	(Incorporated by reference to the Corporation’s Annual Report on Form 10-K filed March 15, 2001.)
***	(Incorporated by reference to Registration Statement # 333-63424 on Form SB-2 filed June 20, 2001.)
#	Management contract or compensatory plan or agreement required to be filed as an Exhibit to this Form 10-K pursuant to Item 14(c).

Exhibit 31.1

CERTIFICATIONS

I, Brenda H. Smith, certify that:

1. I have reviewed this annual report on Form 10-K of MainStreet BankShares, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision; to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in the report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d ) Disclosed in this annual report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors:

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

6. This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this Annual Report.

Date:	03/25/14	/s/ Brenda H. Smith
Brenda H. Smith
President and Chief Executive Officer Corporate Secretary

Exhibit 31.2

CERTIFICATIONS

I, Lisa J. Correll, certify that:

1. I have reviewed this annual report on Form 10-K of MainStreet BankShares, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision; to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in the report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d ) Disclosed in this annual report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors:

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

6. This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this Annual Report.

Date:	03/25/14	/s/ Lisa J. Correll
Lisa J. Correll
Senior Vice President and Chief Financial Officer

Exhibit 32

The undersigned, as the chief executive officer and chief financial officer of MainStreet BankShares, Inc., certify that to the best of our knowledge and belief the Form 10-K for the year ended December 31, 2013, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of MainStreet BankShares, Inc. at the dates and for the periods indicated. The foregoing certification is made solely for purposes of 18 USC, Section 1350 of the United States Code and is subject to the knowledge and willfulness qualifications contained in Title 18, Chapter 63, Section 1350(c).

Date:	03/25/14	/s/ Brenda H. Smith
Brenda H. Smith
President and Chief Executive Officer Corporate Secretary

Date:	03/25/14	/s/ Lisa J. Correll
Lisa J. Correll
Senior Vice President and Chief Financial Officer

APPENDIX D

MAINSTREET BANKSHARES, INC.’S

QUARTERLY REPORT ON FORM 10-Q

FOR THE QUARTER ENDED JUNE 30, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2014

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 333-86993

MainStreet BankShares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	54-1956616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1075 Spruce Street, Martinsville, Virginia	24112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (276) 632-8054

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant has (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

APPLICABLE ONLY TO CORPORATE ISSUERS

Indicate the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date: 1,713,375 as of August 11, 2014

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Form 10-Q

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

The financial statements filed as part of Item 1 of Part I are as follows:

1.	Consolidated Balance Sheets as of June 30, 2014 (unaudited) and December 31, 2013 (audited).

2.	Consolidated Statements of Operations for the quarters ended June 30, 2014 (unaudited) and June 30, 2013 (unaudited).

3.	Consolidated Statements of Operations for the year-to-date periods ended June 30, 2014 (unaudited) and June 30, 2013 (unaudited).

4.	Consolidated Statements of Comprehensive Income (Loss) for the quarters ended June 30, 2014 (unaudited) and June 30, 2013 (unaudited).

5.	Consolidated Statements of Comprehensive Income (Loss) for the year-to-date periods ended June 30, 2014 (unaudited) and June 30, 2013 (unaudited).

6.	Consolidated Statements of Cash Flows for the year-to-date periods ended June 30, 2014 (unaudited) and June 30, 2013 (unaudited).

7.	Notes to Consolidated Financial Statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	(Unaudited) June 30, 2014	(Audited) December 31, 2013

ASSETS

Cash and due from banks	$3,804,713	$2,929,591
Interest-bearing deposits in banks	6,499,067	10,343,469
Federal funds sold	5,329,941	4,691,091

Total Cash and Cash Equivalents	15,633,721	17,964,151
Securities available-for-sale, at fair value	14,111,780	21,832,432
Securities held to maturity, at amortized cost	5,641,208	—
Restricted equity securities	587,200	654,600
Loans held for sale	—	306,250

Loans:
Total Gross Loans	126,528,906	123,637,386
Unearned deferred fees and costs, net	91,985	86,600

Loans, net of unearned deferred fees and costs	126,620,891	123,723,986
Less: Allowance for loan losses	(2,245,086)	(2,379,145)

Net Loans	124,375,805	121,344,841
Bank premises and equipment, net	1,485,786	1,509,562
Accrued interest receivable	440,754	462,081
Bank owned life insurance	1,926,688	1,898,736
Other real estate owned, net of valuation allowance	218,340	728,163
Other assets	1,859,728	2,330,201

TOTAL ASSETS	$166,281,010	$169,031,017

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Non-interest bearing demand deposits	$26,543,867	$26,856,990
Interest bearing deposits	112,931,286	115,964,448

Total Deposits	139,475,153	142,821,438

Accrued interest payable and other liabilities	2,005,696	2,222,038

Total Liabilities	141,480,849	145,043,476

Commitments and contingencies	—	—

Shareholders’ Equity:
Preferred stock, no par value, authorized 10,000,000 shares; none issued	—	—
Common stock, no par value, authorized 10,000,000 shares; issued and outstanding 1,713,375 shares at June 30, 2014 and December 31, 2013, respectively	17,866,890	17,866,890
Retained earnings	6,759,696	6,161,960
Accumulated other comprehensive income (loss)	173,575	(41,309)

Total Shareholders’ Equity	24,800,161	23,987,541

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$166,281,010	$169,031,017

See accompanying notes to consolidated financial statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013
Interest and Dividend Income:
Interest and fees on loans	$1,610,480	$1,717,012
Interest on interest-bearing deposits	2,842	10,971
Interest on federal funds sold	2,465	2,082
Interest on securities:
Taxable	88,287	68,956
Nontaxable	18,148	17,571
Dividends on restricted equity securities	8,474	8,199

Total Interest and Dividend Income	1,730,696	1,824,791

Interest Expense:
Interest on deposits	178,898	278,657
Interest on short-term borrowings	1	1

Total Interest Expense	178,899	278,658

Net Interest Income	1,551,797	1,546,133
Provision for loan losses	13,384	1,064,897

Net Interest Income After Provision for Loan Losses	1,538,413	481,236

Noninterest Income:
Service charges on deposit accounts	64,758	59,217
Mortgage commissions	30,559	77,557
Electronic card fees	47,651	48,168
Investment fee income	56,640	48,754
Income on bank owned life insurance	14,115	9,533
Gain on securities sold/called	—	47,194
Other fee income and miscellaneous income	23,759	45,292

Total Noninterest Income	237,482	335,715

Noninterest Expense:
Salaries and employee benefits	708,692	677,275
Occupancy and equipment expense	184,168	189,243
Professional fees	61,735	59,373
Outside processing	76,435	104,055
FDIC assessment	32,321	50,866
Franchise tax	59,000	54,000
Regulatory examination fees	11,274	26,304
Other real estate and repossessions	(4,779)	42,761
Other expenses	134,522	136,436

Total Noninterest Expense	1,263,368	1,340,313

Net Income (Loss) Before Tax	$512,527	$(523,362)
Income Tax Expense (Benefit)	163,017	(187,822)

Net Income (Loss)	$349,510	$(335,540)

Basic Net Income (Loss) Per Common Share	$.20	$(.20)

Diluted Net Income (Loss) Per Common Share	$.20	$(.20)

See accompanying notes to consolidated financial statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Interest and Dividend Income:
Interest and fees on loans	$3,182,075	$3,487,050
Interest on interest-bearing deposits	6,780	18,111
Interest on federal funds sold	5,086	3,668
Interest on securities available:
Taxable	181,644	146,088
Nontaxable	36,130	34,215
Dividends on restricted equity securities	17,070	16,508

Total Interest and Dividend Income	3,428,785	3,705,640

Interest Expense:
Interest on deposits	383,059	565,266
Interest on short-term borrowings	1	1
Interest on repurchase agreements	—	595

Total Interest Expense	383,060	565,862

Net Interest Income	3,045,725	3,139,778
Provision for loan losses	86,872	1,252,502

Net Interest Income After Provision for Loan Losses	2,958,853	1,887,276

Noninterest Income:
Service charges on deposit accounts	121,838	129,205
Mortgage commissions	54,026	151,543
Electronic card fees	87,557	91,934
Investment fee income	107,987	89,998
Income on bank owned life insurance	27,952	18,972
Gain on securities sold/called	—	47,194
Other fee income and miscellaneous income	48,961	72,748

Total Noninterest Income	448,321	601,594

Noninterest Expense:
Salaries and employee benefits	1,416,856	1,341,604
Occupancy and equipment expense	380,475	379,430
Professional fees	115,544	119,514
Outside processing	161,434	208,848
FDIC assessment	59,868	104,795
Franchise tax	118,250	108,000
Regulatory examination fees	33,823	52,607
Other real estate and repossessions	(1,022)	104,999
Other expenses	249,947	249,886

Total Noninterest Expense	2,535,175	2,669,683

Net Income (Loss) Before Tax	$871,999	$(180,813)
Income Tax Expense (Benefit)	274,263	(81,130)

Net Income (Loss)	$597,736	$(99,683)

Basic Net Income (Loss) Per Common Share	$.35	$(.06)

Diluted Net Income (Loss) Per Common Share	$.35	$(.06)

See accompanying notes to consolidated financial statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013

Net Income (Loss)	$349,510	$(335,540)
Other Comprehensive Income (Loss):
Net unrealized holding gains (losses) on securities available for sale during the period	177,667	(484,858)
Deferred income tax (expense) benefit on unrealized holding losses or gains on securities available for sale	(60,407)	164,851
Less reclassification adjustments for gains included in net Income (1)	—	(47,194)
Tax related to realized gain on securities sold (2)	—	16,046
Amortization of held to maturity transfer during period	(67)	—
Tax effect of amortization of held to maturity transfer during period	23	—

Other Comprehensive Income (Loss)	117,216	(351,155)

Total Comprehensive Income (Loss)	$466,726	$(686,695)

(1)	Reclassifications for gains on sales of securities available-for-sale are included in the “gain on securities sold/called” line item on the Consolidated Statements of Operations.
(2)	Income taxes related to gains on sales of securities available-for-sale are included in the “income tax expense (benefit)” line item on the Consolidated Statements of Operations.

See accompanying notes to consolidated financial statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013

Net Income (Loss)	$597,736	$(99,683)
Other Comprehensive Income (Loss):
Net unrealized holding gains (losses) on securities available for sale during the period	325,649	(543,358)
Deferred income tax (expense) benefit on unrealized holding losses or gains on securities available for sale	(110,721)	184,741
Less reclassification adjustments for gains included in net Income (1)	—	(47,194)
Tax related to realized gain on securities sold (2)	—	16,046
Amortization of held to maturity transfer during period	(67)	—
Tax effect of amortization of held to maturity transfer during period	23	—

Other Comprehensive Income (Loss)	214,884	(389,765)

Total Comprehensive Income (Loss)	$812,620	$(489,448)

(1)	Reclassifications for gains on sales of securities available-for-sale are included in the “gain on securities sold/called” line item on the Consolidated Statements of Operations.
(2)	Income taxes related to gains on sales of securities available-for-sale are included in the “income tax expense (benefit)” line item on the Consolidated Statements of Operations.

See accompanying notes to consolidated financial statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Cash Flows From Operating Activities
Net income (loss)	$597,736	$(99,683)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	86,872	1,252,502
Depreciation and amortization	74,645	78,008
Amortization of discounts and premiums, net	77,819	98,928
Gain on sale of securities	—	(47,194)
(Gain) loss and impairment on other real estate owned and repossessions	(9,941)	61,074
Deferred tax expense	210,268	372,991
Change in loans held for sale	306,250	5,500
Decrease in accrued interest receivable	21,327	99,700
Decrease in other assets	149,507	205,709
Increase in value of bank owned life insurance	(27,952)	(18,972)
Change in reserve for unfunded lending commitments	7,393	(3,189)
Increase in executive retirement plan accrual	71,313	60,360
Payments on executive retirement plan	(140,628)	(140,628)
Decrease in accrued interest payable and other liabilities	(154,420)	(136,559)

Net cash provided by operating activities	1,270,189	1,788,547

Cash Flows From Investing Activities

Purchases of bank premises and equipment	(50,869)	(68,073)
Purchases of securities available for sale	—	(4,220,991)
Calls/maturities/repayments of securities available for sale	2,327,207	3,137,179
Redemptions of restricted equity securities	67,400	86,400
Proceeds from sale of securities	—	1,086,283
Proceeds from sale of other real estate owned and repossessions	768,780	1,471,387
Loan originations and principal collections, net	(3,366,852)	5,066,776

Net cash provided by (used in) investing activities	(254,334)	6,558,961

Cash Flows From Financing Activities

Increase (decrease) in non-interest bearing deposits	(313,123)	4,830,418
Decrease in interest bearing deposits	(3,033,162)	(1,464,690)
Repayment of repurchase agreement	—	(6,000,000)

Net cash used in financing activities	(3,346,285)	(2,634,272)

Net increase (decrease) in cash and cash equivalents	$(2,330,430)	$5,713,236
Cash and cash equivalents at beginning of period	17,964,151	24,038,353

Cash and cash equivalents at end of period	$15,633,721	$29,751,589

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$405,958	$628,760

Cash paid during the period for taxes	$64,000	$—

Unrealized (loss) gain on securities available for sale	$335,261	$(590,552)

Transfer of securities available for sale to held to maturity	$5,647,033	$—

Transfers between loans, other real estate & other assets	$249,016	$48,750

Amortization of net unrealized loss on securities moved to HTM	$(67)	$—

See accompanying notes to consolidated financial statements.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

Note 1 – Summary of Accounting Policies

(a) General

The accompanying consolidated financial statements of MainStreet BankShares, Inc. are unaudited. However, in the opinion of management, all adjustments necessary for a fair presentation of the financial statements have been included. All adjustments were of a normal recurring nature, except as otherwise disclosed herein. The consolidated financial statements conform to generally accepted accounting principles and general banking industry practices. The information contained in the footnotes included in MainStreet BankShares, Inc.’s 2013 Annual Report on Form 10-K should be referred to in connection with the reading of these unaudited interim consolidated financial statements.

MainStreet BankShares, Inc. (the “Corporation”, “MainStreet”, or “BankShares”) was incorporated in Virginia on January 14, 1999. The Corporation was primarily organized to serve as a bank holding company. Its first wholly-owned subsidiary was located in Martinsville, Virginia and was sold on March 23, 2005. In 2002, MainStreet organized a second bank subsidiary, Franklin Community Bank, National Association (“Franklin Bank”). On February 8, 2007, MainStreet formed a wholly-owned real estate company, MainStreet RealEstate, Inc. (“MainStreet RE”) for the sole purpose of owning the real estate of the Corporation.

Franklin Bank was organized as a nationally chartered commercial bank and member of the Federal Reserve Bank of Richmond. Franklin Bank opened for business on September 16, 2002. Franklin Bank operates as a locally owned and operated commercial bank emphasizing personal customer service and other advantages incident to banking with a locally owned community bank. Franklin Bank’s primary service area is Franklin County, Town of Rocky Mount and surrounding areas. It currently has three banking offices including its main office.

The Corporation reports its activities as a single business segment. In determining the appropriateness of segment definition, the Corporation considered components of the business about which financial information is available and will evaluate it regularly relative to resource allocation and performance assessment.

(b) Our accounting policies and basic principles have not changed since the summary disclosure of these in our Annual Report on Form 10-K. Please refer to the Form 10-K for these policies.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

Note 2 – Securities

The amortized costs, unrealized gains and losses and approximate market values of investment securities at June 30, 2014 and December 31, 2013 are shown in the following tables.

	June 30, 2014
Available for Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
U.S. government sponsored agencies	$1,489,192	$423	$(20,405)	$1,469,210
Mortgage backed securities	11,842,092	319,995	(20,232)	12,141,855
Corporates	496,316	4,399	—	500,715

Total securities available for sale	$13,827,600	$324,817	$(40,637)	$14,111,780

	June 30, 2014
Held to Maturity:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
States and political subdivisions	$5,641,208	$2,400	$(21,674)	$5,621,934

Total securities held to maturity	$5,641,208	$2,400	$(21,674)	$5,621,934

	December 31, 2013
Available for Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
U. S. government sponsored agencies	$2,688,955	$555	$(66,510)	$2,623,000
Mortgage backed securities	13,012,376	202,523	(59,744)	13,155,155
States and political subdivisions	5,686,412	11,784	(140,819)	5,557,377
Corporates	495,770	2,488	(1,358)	496,900

Total securities available-for-sale	$21,883,513	$217,350	$(268,431)	$21,832,432

All of our mortgage backed securities are either guaranteed by U.S. government agencies or issued by U. S. government sponsored agencies.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

The amortized costs and market values of the securities portfolio at June 30, 2014, by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Approximate Market Value	Amortized Cost	Approximate Market Value
Due in one year or less	$—	$—	$—	$—
Due after one year but within five years	496,316	500,715	1,851,006	1,844,513
Due after five years but with ten years	3,652,672	3,705,651	3,790,202	3,777,421
Due after ten years	9,678,612	9,905,414	—	—

	$13,827,600	$14,111,780	$5,641,208	$5,621,934

There were no gross gains or losses recorded on sales and calls of securities available for sale for the quarter-to-date and year-to-date periods ending June 30, 2014. There were gross gains of $47,194 recorded on sales and calls of securities available for sale for the quarter-to-date and year-to-date periods ending June 30, 2013.

During the three months and six months periods ended June 30, 2014, available for sale securities with a market value of $5.6 million were transferred to the held to maturity securities portfolio. The unrealized loss of $(9,612) is now part of the amortized cost of the securities and will be amortized over the life of the securities as an adjustment to the yield.

Following demonstrates the unrealized loss position of securities at June 30, 2014 and December 31, 2013.

Available for Sale:	June 30, 2014
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U. S. government sponsored agencies	$492,655	$(7,345)	$486,940	$(13,060)	$979,595	$(20,405)
Mortgage backed securities	—	—	1,885,029	(20,232)	1,885,029	(20,232)

Total temporarily impaired securities	$492,655	$(7,345)	$2,371,969	$(33,292)	$2,864,624	$(40,637)

	June 30, 2014
Held to Maturity:	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
States and political subdivisions	$3,177,000	$(11,607)	$2,153,947	$(10,067)	$5,330,947	$(21,674)

Total temporarily impaired securities	$3,177,000	$(11,607)	$2,153,947	$(10,067)	$5,330,947	$(21,674)

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

	December 31, 2013
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U. S. government sponsored agencies	$1,921,845	$(66,510)	$—	$—	$1,921,845	$(66,510)
Mortgage backed Securities	4,275,948	(59,744)	—	—	4,275,948	(59,744)
States and political Subdivisions	3,856,363	(140,819)	—	—	3,856,363	(140,819)
Corporates	248,135	(1,358)	—	—	248,135	(1,358)

Total temporarily impaired securities	$10,302,291	$(268,431)	$—	$—	$10,302,291	$(268,431)

An impairment is considered “other than temporary” if any of the following conditions are met: the Corporation intends to sell the security, it is more likely than not that the Corporation will be required to sell the security before the recovery of its amortized cost basis, or the Corporation does not expect to recover the security’s entire amortized cost basis (even if the Bank does not intend to sell). At June 30, 2014 and December 31, 2013, there were $8.2 million comprising twenty securities and $10.3 million comprising twenty-three securities, respectively, in securities with unrealized losses based on market prices at the respective dates. Declines in fair value are due to interest rate fluctuations and not due to credit deterioration of the issuers. The Corporation does not have any securities that are considered “other than temporarily impaired” at June 30, 2014 and December 31, 2013.

Federal Reserve Bank stock is included in restricted equity securities and totaled $435,100 at June 30, 2014 and December 31, 2013. The Corporation’s investment in Federal Home Loan Bank (“FHLB”) stock totaled $152,100 and $219,500 at June 30, 2014 and December 31, 2013, respectively, and is also included in restricted equity securities. FHLB stock is generally viewed as a long term investment and as a restricted investment security which is carried at cost, because there is no market for the stock other than the FHLB or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on ultimate recoverability of the par value rather than by recognizing temporary declines in value.

Note 3 – Loans Receivable

The major components of gross loans in the consolidated balance sheets at June 30, 2014 and December 31, 2013 are as follows:

	June 30, 2014	December 31, 2013
Commercial	$10,194,933	$9,426,188
Real Estate:
Construction and land development	15,738,882	16,394,964
Residential 1-4 families:
First liens	34,287,121	33,787,645
Junior liens	7,079,779	6,331,233
Home equity lines	6,746,222	5,764,941
Commercial real estate	51,194,330	50,579,103
Consumer	1,287,639	1,353,312

Total Gross Loans	$126,528,906	$123,637,386
Unearned deferred fees and costs, net	91,985	86,600

Recorded Investment	$126,620,891	$123,723,986

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

Overdrafts reclassified to loans at June 30, 2014 and December 31, 2013 were $8,793 and $6,196, respectively.

Loan Origination/Risk Management: Franklin Bank’s Board of Directors annually approves and reviews policies and procedures to be utilized as tools by account officers for the purpose of making sound and prudent credit decisions. Every loan transaction is closely evaluated from the perspective of profitability realizing that there is no profit in a loan that becomes a loss. Each credit decision is based on merit and no other factors. Account officers carry a heavy burden of accountability in being assigned the responsibility for the development of Franklin Bank’s loan portfolio by meeting the legitimate credit needs of our customers while also exercising prudence and seasoned judgment. A comprehensive reporting system has been developed to provide senior management timely information related to portfolio performance including growth, delinquency, adversely risk rated, and credit concentrations. The portfolio is constantly reviewed based on segments of concern, past due status, extension of credits along with stress testing the portfolio’s collateral values and debt service coverages for a significant portion of loans within defined loan concentrations. Annually, a loan review plan is developed to identify and mitigate potential weakness in the loan portfolio. Scope is determined based upon a risk assessment of various concentrations and loan product types in which higher risk may exist. The developed plan is presented to the Loan Committee of Franklin Bank’s Board of Directors each year for approval. Overall, the goal is to review 33% of the entire loan portfolio annually. Review segments vary from year to year to ensure a complete cycle of all significant loan product types. Results of each review segment are communicated to the Loan Committee of the Board of Directors of Franklin Bank with a response from Franklin Bank’s senior lender or head of retail lending depending on the product type reviewed.

In general all loans exceeding $100,000 are documented by three years of financial reports in conjunction with review and analysis by a credit analyst independent of the lending approval process. Generally all real estate loans are underwritten based on verified income, or cash flow, and margined at 80% or less depending upon the regulatory supervisory limit. All loans are underwritten based upon analysis of all identified primary and secondary repayment sources.

Construction & Land Development: Emphasis is placed on the estimated absorption period of the project based on the intimate knowledge of local demand and geographic concentrations by appraisers and account officers. Projects are monitored by Franklin Bank’s in-house construction inspector to ensure adherence to project specifications and timely completion. Loan to values are manually tracked to ensure conforming collateral coverage is maintained throughout the development phase. Interest carry abilities are determined by analyzing global cash flow and available liquidity. Due to their complex nature, loans for speculative housing and speculative lot requests are underwritten by Franklin Bank’s business lending group. Terms at origination for speculative lot loans are based on collateral margins and on qualifying the borrower to policy requirements based on a ten year amortization period. Speculative housing loan terms generally are held to eighteen months with allowance made for substantial curtailments.

Commercial Real Estate: Loans are generally underwritten based on verified income or cash flow to ensure a global coverage ratio of at least 1.25. In general, collateral margin is determined based on appraisal or evaluation market value not to exceed 80 percent of appraised market value or cost, whichever is less. All properties receive proper environmental due diligence prior to funding of the credit. Account officers perform and document a market analysis which may include data on competing businesses and projects. When applicable, market analysis data may be obtained from independent sources. Cash flows and collateral margins are appropriately stress tested. Terms generally range from five to fifteen years, however, may be longer based on approval from Franklin Bank’s President and Chief Credit Officer.

Commercial Loans: Loans are generally underwritten based on verified income or cash flow to ensure global debt service coverage ratio of at least 1.25. Terms can range up to seven years based on loan purpose and collateral offered. Based on policy, credit lines have maturities of one year. Generally inventory loans are margined at 50% while equipment loans, depending on age of collateral, range from 90%, if new, to 80%, if used. Receivables are margined at 80% based on the aging of receivables outstanding sixty days or less.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

Consumer /Residential 1-4 Families and Equity Lines: Loans are generally underwritten based on a maximum debt to income ratio of 40 percent gross. Incomes are verified for all secured loans exceeding $35,000 and unsecured loans totaling $10,000 or more. Policy requires income verification to be documented for all real estate loans. Collateral margins and terms for non-real estate collateral are determined and made available to retail lenders by Franklin Bank’s Chief Credit Officer. Cash flows for all self employed borrowers are determined by Franklin Bank’s independent credit analyst. Policy defines unsecured loan terms at a maximum of thirty six months while individual unsecured lines are underwritten to maturities of less than one year with the line amount being based on a percentage of available liquidity and net worth. Construction loans for individuals are underwritten to policy based on cost overruns of at least fifteen percent. Debt to income ratios for equity lines are underwritten based on the borrower paying 1.5% of the total available line monthly. All equity lines are reviewed annually and filtered based on updated credit scores, average percentage drawn and delinquency. “Watch” accounts are identified based on filters and then individually reviewed by the responsible account officer.

Note 4 – Allowance for Loan Losses

Changes in the allowance for loan losses for the six months ended June 30, 2014 and 2013 are as follows:

	2014	2013

Balance at beginning of year	$2,379,145	$2,602,098
Provision for loan losses	86,872	1,252,502
Recoveries	92,652	35,179
Charge-offs	(313,583)	(972,785)

Balance at period end	$2,245,086	$2,916,994

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

A breakdown of the allowance by loan segment for the six months ended June 30, 2014 is as follows:

		Real Estate
		Construction and Land Development	Residential 1-4 Families		Home Equity Lines	Commercial Real Estate	Consumer	Unallocated	Total
	Commercial		First Liens	Junior Liens

Beginning Balance	$151,289	$353,391	$601,276	$100,906	$100,351	$1,061,037	$10,895	$—	$2,379,145
Charge-offs	(76,045)	(63,746)	(106,435)	(66,409)	—	—	(948)	—	(313,583)
Recoveries	16,644	30,793	8,029	8,559	16,730	6,388	5,509	—	92,652
Provision	16,227	(19,617)	(30,084)	71,945	498	24,829	(6,926)	30,000	86,872

Ending Balance	$108,115	$300,821	$472,786	$115,001	$117,579	$1,092,254	$8,530	$30,000	$2,245,086

		June 30, 2014
		Real Estate
		Construction and Land Development	Residential 1-4 Families		Home Equity Lines	Commercial Real Estate	Consumer
			First Liens	Junior Liens
	Commercial							Unallocated	Total

Allowance for loan losses:

Ending Balance:
Individually evaluated for impairment	$—	$—	$—	$189	$—	$331,006	$—	$—	$331,195

Ending Balance:
Collectively evaluated for impairment	108,115	300,821	472,786	114,812	117,579	761,248	8,530	30,000	1,913,891

	$108,115	$300,821	$472,786	$115,001	$117,579	$1,092,254	$8,530	$30,000	$2,245,086

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

	Commercial	June 30, 2014					Consumer	Gross Loans
		Real Estate
		Construction and Land Development	Residential 1-4 Families		Home Equity Lines	Commercial Real Estate
			First Liens	Junior Liens

Recorded investment in loans:

Ending Balance:
Individually evaluated for impairment	$614,669	$422,715	$470,214	$132,380	$69,950	$2,033,393	$—	$3,743,321

Ending Balance:
Collectively evaluated for impairment	9,580,264	15,316,167	33,816,907	6,947,399	6,676,272	49,160,937	1,287,639	122,785,585

	$10,194,933	$15,738,882	$34,287,121	$7,079,779	$6,746,222	$51,194,330	$1,287,639	$126,528,906

A breakdown of the allowance for loan losses by loan segment for the year ended December 31, 2013 is as follows:

	Commercial	Real Estate					Consumer
		Construction and Land Development	Residential 1-4 Families		Home Equity Lines	Commercial Real Estate
			First Liens	Junior Liens
								Unallocated	Total

Beginning Balance	$108,336	$767,018	$701,668	$134,847	$88,411	$740,073	$11,745	$50,000	$2,602,098
Charge-offs	(450,100)	(592,292)	(151,295)	(156,561)	(9,052)	(534,150)	(74,461)	—	(1,967,911)
Recoveries	12,278	9,090	7,448	20,497	—	1,429	29,336	—	80,078
Provision	480,775	169,575	43,455	102,123	20,992	853,685	44,275	(50,000)	1,664,880

Ending Balance	$151,289	$353,391	$601,276	$100,906	$100,351	$1,061,037	$10,895	$—	$2,379,145

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

	Commercial	December 31, 2013					Consumer	Unallocated	Total
		Real Estate
		Construction and Land Development	Residential 1-4 Families		Home Equity Lines	Commercial Real Estate
			First Liens	Junior Liens

Allowance for loan losses:

Ending Balance:
Individually evaluated for impairment	$50,000	$10	$101,540	$—	$—	$424,376	$—	$—	$575,926

Ending Balance:
Collectively evaluated for impairment	101,289	353,381	499,736	100,906	100,351	636,661	10,895	—	1,803,219

	$151,289	$353,391	$601,276	$100,906	$100,351	$1,061,037	$10,895	$—	$2,379,145

	Commercial	December 31, 2013					Consumer	Gross Loans
		Real Estate
		Construction and Land Development	Residential 1-4 Families		Home Equity Lines	Commercial Real Estate
			First Liens	Junior Liens

Recorded investment in loans:

Ending Balance:
Individually evaluated for impairment	$725,863	$576,552	$1,130,961	$182,170	$71,338	$3,308,733	$—	$5,995,617

Ending Balance:
Collectively evaluated for impairment	8,700,325	15,818,412	32,656,684	6,149,063	5,693,603	47,270,370	1,353,312	117,641,769

	$9,426,188	$16,394,964	$33,787,645	$6,331,233	$5,764,941	$50,579,103	$1,353,312	$123,637,386

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

An age analysis of past due loans as of June 30, 2014 is as follows:

	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 Or More Days Past Due	Total Past Due Loans	Current Loans	Gross Loans	Accruing Loans 90 or More Days Past Due (Included in Past Dues)	Nonaccrual Loans (Included in Past Dues & Current)
Commercial	$63,281	$—	$—	$63,281	$10,131,652	$10,194,933	$—	$—
Real Estate:
Construction and land development	—	75,168	162,710	237,878	15,501,004	15,738,882	—	266,074
Residential 1-4 Families
First Liens	177,088	—	196,275	373,363	33,913,758	34,287,121	—	470,214
Junior Liens	16,499	33,690	189	50,378	7,029,401	7,079,779	—	132,380
Home Equity lines	—	—	—	—	6,746,222	6,746,222	—	69,950
Commercial Real Estate	—	—	—	—	51,194,330	51,194,330	—	2,033,393
Consumer	62	—	—	62	1,287,577	1,287,639	—	—

	$256,930	$108,858	$359,174	$724,962	$125,803,944	$126,528,906	$—	$2,972,011

An age analysis of past due loans as of December 31, 2013 is as follows:

	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 Or More Days Past Due	Total Past Due Loans	Current Loans	Gross Loans	Accruing Loans 90 or More Days Past Due (Included in Past Dues)	Nonaccrual Loans (Included in Past Dues & Current)
Commercial	$—	$—	$—	$—	$9,426,188	$9,426,188	$—	$—
Real Estate:
Construction and land development	320,143	—	259,973	580,116	15,814,848	16,394,964	—	576,552
Residential 1-4 Families
First Liens	893,473	33,154	802,830	1,729,457	32,058,188	33,787,645	—	1,125,187
Junior Liens	65,603	—	16,232	81,835	6,249,398	6,331,233	—	152,985
Home Equity lines	—	—	—	—	5,764,941	5,764,941	—	71,338
Commercial Real Estate	416,668	—	—	416,668	50,162,435	50,579,103	—	2,079,556
Consumer	50,244	—	—	50,244	1,303,068	1,353,312	—	—

	$1,746,131	$33,154	$1,079,035	$2,858,320	$120,779,066	$123,637,386	$—	$4,005,618

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

Impaired loans at June 30, 2014 are as follows:

	Unpaid Contractual Principal Balance	Recorded Investment with Related Allowance	Recorded Investment with No Related Allowance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial	$614,669	$—	$614,669	$—	$654,747	$—
Real Estate:
Construction and land development	568,707	—	422,715	—	436,091	4,299
Residential 1-4 Families
First Liens	478,785	—	470,214	—	861,360	6,031
Junior Liens	157,347	189	132,191	189	162,387	—
Home Equity lines	79,002	—	69,950	—	70,721	—
Commercial Real Estate	2,033,393	2,033,393	—	331,006	2,500,840	3,313
Consumer	—	—	—	—	—	—

	$3,931,903	$2,033,582	$1,709,739	$331,195	$4,686,146	$13,643

Impaired loans at December 31, 2013 are as follows:

	Unpaid Contractual Principal Balance	Recorded Investment with Related Allowance	Recorded Investment with No Related Allowance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial	$778,980	$60,000	$665,863	$50,000	$287,405	$34,511
Real Estate:
Construction and land development	890,255	162,710	413,842	10	960,164	24,249
Residential 1-4 Families
First Liens	1,154,822	541,539	589,422	101,540	1,460,986	37,253
Junior Liens	190,455	—	182,170	—	216,673	9,361
Home Equity lines	80,390	—	71,338	—	59,495	263
Commercial Real Estate	3,308,733	2,079,556	1,229,177	424,376	2,156,878	46,367
Consumer	—	—	—	—	—	—

	$6,403,635	$2,843,805	$3,151,812	$575,926	$5,141,601	$152,004

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

The Corporation assesses all loan modifications to determine whether they are considered troubled debt restructurings (TDRs). During the six months ending June 30, 2014, the Corporation modified or renewed four loans that were considered to be TDRs, of which two are on nonaccrual. The construction and land development credits were loans restructured to allow the borrowers time to sell their properties. One commercial real estate credit was restructured into a new credit, waiving lost interest. The second commercial real estate loan was the renewal of an existing troubled debt restructuring that is interest only.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Construction and land development	2	$291,063	$291,063
Commercial Real Estate	2	2,104,152	2,104,152

Total	4	$2,395,215	$2,395,215

During the three months ending June 30, 2014, the Corporation modified or renewed one loan that was considered to be a TDR. The construction and land development credit was a loan restructured to allow the borrower time to sell his properties.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Construction and land development	1	$158,282	$158,282

Total	1	$158,282	$158,282

There were no troubled debt restructurings modified during the past twelve months that defaulted during the three month or six month periods ended June 30, 2014. For this purpose, if a note defaults it means at some point it has been greater than 60 days past due or we have received some information that leads us to believe the full collection of the principal and interest is doubtful.

During the three month and six month periods ending June 30, 2013, the Corporation modified one loan that was considered to be a TDR. The Corporation lowered the payment on the loan, which extended the amortization out of policy guidelines, in order to allow the borrower time to attract new tenants. The following table presents information relating to the loan modified as TDR during the three and six months ended June 30, 2013.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial Real Estate	1	$1,898,387	$1,898,387

Total	1	$1,898,387	$1,898,387

There were no troubled debt restructurings modified during the past twelve months that defaulted during the three month and six month period ended June 30, 2013. For this purpose, if a note defaults it means at some point it has been greater than 60 days past due or we have received some information that leads us to believe the full collection of the principal and interest is doubtful.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

At June 30, 2014 and December 31, 2013 the balance in loans under the terms of troubled debt restructurings not included in nonaccrual loans was $771,310 and $1,929,999, respectively. Troubled debt restructurings (not on nonaccrual) decreased from December 31, 2013 to June 30, 2014 because one restructured credit, with terms reflecting current market rates, is no longer being reported as a troubled debt restructuring due to sustained performance of six months and another small credit was paid off. These loans did not have any additional commitments at June 30, 2014 and December 31, 2013, respectively. Loan restructurings generally occur when a modification that would otherwise not be considered is granted to the borrower having financial difficulties. These loans may continue to accrue interest as long as the borrower complies with the revised terms and conditions and has demonstrated repayment performance with the modified terms. The borrowers were complying with the modified terms of their contracts at June 30, 2014 and December 31, 2013, respectively, that were not in nonaccrual status. Troubled debt restructurings are included in the impaired loan disclosures.

The following table describes the interest earned, reflected in income and lost for the six month periods.

	June 30, 2014	June 30, 2013
Interest that would have been earned	$110,065	$129,203
Interest reflected in income	13,643	42,261

Lost interest	$96,422	$86,942

The Corporation’s internally assigned grades for credit quality are as follows:

Prime (1.00)

Exceptional credits are of the highest quality. These loans are supported by large, well-established borrowers with excellent financial stability and strength, and may be secured by cash or cash equivalents. Where applicable, guarantors have substantial net worth and personal cash flow, and could easily fulfill their obligation should the need arise.

Good (2.00)

Superior credits are supported by well-established borrowers with excellent financial stability and strength. The borrower’s cash flow, liquidity, and equity are more than ample. These credits may be secured by cash or cash equivalents. For loans with personal guarantees, the guarantors are high net worth individuals, and have the resources available to satisfy their obligation if necessary.

Acceptable (3.00)

Loans in this category are supported by borrowers and guarantors that are financially sound. Cash flow, liquidity and equity are sufficient to provide a comfortable margin in the event of short-term economic disturbances. Assets pledged as collateral would provide a dependable secondary source of repayment.

Pass/Watch (4.00)

Credits in this category present the maximum acceptable risk for new facilities. Borrowers generate enough cash for debt service needs, but may not have sufficient resources to weather short-term market fluctuations. Management may lack depth or experience, and industry volatility may be an issue. Where applicable, guarantors have sufficient resources to provide an additional margin of protection.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

Special Mention (5.00)

Assets in this category demonstrate signs of potential weakness, which, if uncorrected, could result in default. The borrower’s liquidity or equity may be marginal, trends in cash flow and profitability may point to a weakening financial condition, or the borrower’s industry may be slightly unstable or showing early indications of decline.

Collateral may be illiquid or provide only a relatively small margin. Migration analysis data is performed and updated quarterly on these loans. It is based on loans downgraded originally into this category. Our loss factor is determined based on charge-offs during the quarter divided by the balance of special mention loans at the beginning of the quarter. This is then increased by the qualitative factors which increase the applied loss factor to 3%.

Substandard (6.00)

Loans in this category present an unacceptable credit risk. Borrowers and guarantors may be financially weak, and may lack the sufficient resources to adequately service debt. The abilities of management and industry stability may also be of concern. Collateral may be lacking in quality or liquidity, and offers little additional protection.

Migration analysis data is performed and updated quarterly on these loans. It is based on loans downgraded originally into this category. Our loss factor is determined based on charge-offs during the quarter divided by the balance of substandard loans at the beginning of the quarter. This is then increased by the qualitative factors which increases the applied loss factor to 8%. This does not apply to impaired loans where a specific reserve is determined based on the loss, if any, that is calculated.

Doubtful (7.00)

These loans have an extremely high probability of loss, though the timing and magnitude of the loss may remain unclear. Borrowers and guarantors exhibit major financial shortcomings, and clearly lack the sufficient resources to adequately service debt or honor their commitments. Collateral is lacking in quality or liquidity, and offers little, if any, additional protection.

Loss (8.00)

The probability of collection on these credits is so low that they may be properly classified as uncollectible.

Generally, consumer loans, home equity lines, and residential 1-4 family loans are not risk rated and considered a pass credit unless they are related to a risk rated commercial loan relationship or exhibit criticized asset characteristics.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

		June 30, 2014 Real Estate
		Construction	Residential 1-4 Families		Home	Commercial		Gross Loans by
Internal Risk Rating Grades	Commercial	And Land Development	First Liens	Junior Liens	Equity Lines	Real Estate	Consumer	Internal Risk Rating Grade
Grade:
Pass	$9,959,470	$13,979,539	$33,493,578	$6,447,283	$6,671,388	$45,281,845	$1,275,388	$117,108,491
Special Mention	—	892,166	—	14,961	—	2,162,990	2,061	3,072,178
Substandard	235,463	867,177	793,543	617,346	74,834	3,418,489	10,190	6,017,042
Doubtful	—	—	—	189	—	331,006	—	331,195
Loss	—	—	—	—	—	—	—	—

	$10,194,933	$15,738,882	$34,287,121	$7,079,779	$6,746,222	$51,194,330	$1,287,639	$126,528,906

		December 31, 2013 Real Estate
		Construction	Residential 1-4 Families		Home	Commercial		Gross Loans by
Internal Risk Rating Grades	Commercial	And Land Development	First Liens	Junior Liens	Equity Lines	Real Estate	Consumer	Internal Risk Rating Grade
Grade:
Pass	$9,179,636	$14,308,667	$32,126,801	$5,773,125	$5,693,603	$47,028,384	$1,342,215	$115,452,431
Special Mention	—	907,175	204,731	—	—	711,413	907	1,824,226
Substandard	196,552	1,179,112	1,354,573	558,108	71,338	2,414,930	10,190	5,784,803
Doubtful	50,000	10	101,540	—	—	424,376	—	575,926
Loss	—	—	—	—	—	—	—	—

	$9,426,188	$16,394,964	$33,787,645	$6,331,233	$5,764,941	$50,579,103	$1,353,312	$123,637,386

Note 5 – Borrowings

The Corporation has the ability to borrow from Federal Home Loan Bank of Atlanta (“FHLB”). Borrowing capacity is secured by a blanket lien on loans secured by commercial real estate and loans secured by 1-4 family first liens, second liens, and equity lines. The borrowing capacity at June 30, 2014, based upon lendable collateral value, was $33,148,065. There were no FHLB advances outstanding at June 30, 2014 and December 31, 2013.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

There were no overnight federal funds purchased at June 30, 2014 and December 31, 2013. The Corporation has $14,500,000 in overnight federal funds lines with its correspondents.

The Corporation has an internal Corporate Cash Management account for customers to sweep their excess demand deposit accounts on an overnight basis in order to earn interest. This account is not FDIC insured but the Corporation is required to pledge agency funds at 100% towards these balances. There were no Corporate Cash Management sweep accounts at June 30, 2014 and December 31, 2013, respectively.

Note 6 – Repurchase Agreements

The Corporation entered into a repurchase agreement with Barclays Capital on January 2, 2008 in the amount of $6,000,000. The repurchase date was January 2, 2013. The interest rate was fixed at 3.57% until maturity or until it was called. Beginning January 2, 2009 the repurchase agreement became callable and could have been called quarterly with two business days prior notice. Interest was payable quarterly. The repurchase agreement was collateralized by agency mortgage backed securities.

Note 7 – Net Income (Loss) Per Common Share

The following tables show the weighted average number of shares used in computing earnings (loss) per common share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock had no effect on income available to common shareholders.

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013
	Shares	Per Share Amount	Shares	Per Share Amount
Earnings (loss) per common share, basic	1,713,375	$.20	1,713,375	$(.20)

Effect of dilutive securities:
Stock options and warrants	—		—

Earnings (loss) per common share, diluted	1,713,375	$.20	1,713,375	$(.20)

Options and warrants not included in the calculation of diluted earnings per share because they were anti-dilutive were 67,023 and 128,272 for the quarter-to-date periods ending June 30, 2014 and 2013, respectively.

	Six Months Ended June 30, 2014		Six Months Ended June 30, 2013
	Shares	Per Share Amount	Shares	Per Share Amount
Earnings (loss) per common share, basic	1,713,375	$.35	1,713,375	$(.06)

Effect of dilutive securities:
Stock options and warrants	—		—

Earnings (loss) per common share, diluted	1,713,375	$.35	1,713,375	$(.06)

Options and warrants not included in the calculation of diluted earnings per share because they were anti-dilutive were 67,023 and 144,772 for the year-to-date periods ending June 30, 2014 and 2013, respectively.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

Note 8 – Stock Options and Warrants

The shareholders of MainStreet approved the 2004 Key Employee Stock Option Plan, (the “Plan”), at its Annual Meeting on April 15, 2004. The Plan permitted the grant of Non-Qualified Stock Options and Incentive Stock Options to persons designated as “Key Employees” of BankShares or its subsidiaries. The Plan was approved by the Board of Directors as of January 21, 2004 and terminated on January 21, 2009, except with respect to awards made prior to and outstanding on that date which remain valid in accordance with their terms. Option awards were granted with an exercise price equal to the market value of MainStreet’s stock at the date of grant. The options issued in 2007 and 2006 had a vesting period of three years and have a ten year contractual term. The options issued in 2005 vested immediately upon grant and have a ten year contractual term. All share awards provided for accelerated vesting if there was a change in control (as defined in the Plan). The maximum number of shares that could have been issued under the Plan could not exceed 150,700. As of June 30, 2014, there were 136,527 stock options granted under this Plan of which 822 have been exercised, 61,249 options have expired, and 7,433 were forfeited. Options in the amount of 33,000 not under the plan expired in June 2013.

As of June 30, 2014 the Corporation has reserved 67,023 shares of authorized but unissued shares of common stock related to the stock option agreements.

Following is a status and summary of changes in stock options during the six months ended June 30, 2014:

	Six Month Period Ended June 30, 2014	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Beginning of year	67,023	$12.87
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—

Outstanding at June 30, 2014	67,023	$12.87	1.75	$—

Exercisable at June 30, 2014	67,023	$12.87	1.75	$—

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on June 30, 2014. This amount changes based on changes in the market value of the Corporation’s stock.

As of June 30, 2014, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

As of June 30, 2014, stock options and warrants outstanding and exercisable are summarized as follows:

Range of Exercise Prices	Stock Options and Warrants Outstanding And Exercisable	Remaining Contractual Life
$12.09	43,977	1.40
12.09	9,066	1.50
15.00	7,464	3.45
16.75	6,516	2.50

$12.09 – $16.75	67,023

Note 9 – Financial Instruments With Off-Balance-Sheet Risk

In the normal course of business to meet the financing needs of its customers, BankShares is a party to financial instruments with off-balance-sheet risk. These financial instruments involve commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The same credit policy is used in making commitments as is used for on-balance-sheet risk. At June 30, 2014, and December 31, 2013 outstanding commitments to extend credit including letters of credit were as follows:

	June 30, 2014	December 31, 2013
Commercial	$4,184,605	$4,258,081
Real Estate:
Construction and land development	4,595,059	1,691,512
Residential 1-4 families
First liens	383,629	918,377
Junior liens	867,188	359,672
Home Equity lines	7,672,203	7,790,927
Commercial real estate	2,781,201	2,271,121
Consumer	381,895	391,967

Total Outstanding Commitments	$20,865,780	$17,681,657

There are no commitments to extend credit on impaired loans except for letters of credit that are outstanding and cannot be withdrawn. Commitments to extend credit are agreements to lend to a customer as long as there is no breach of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without ever being drawn upon; therefore, the total commitment amounts do not necessarily represent future cash outlays for the Corporation.

Note 10 – Fair Value Measurements

Generally accepted accounting principles specify a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect MainStreet’s market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

Level 1 –	Valuation is based on quoted prices in active markets for identical assets and liabilities.

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June 30, 2014

Level 2 –	Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3 –	Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

The following describes the valuation techniques used by MainStreet to measure certain assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities available for sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2). We only utilize third party vendors to provide fair value data for the purposes of recording amounts related to our fair value measurements of our securities available for sale portfolio. We obtain SSAE16 reports from our third party vendor on an annual basis. Our third party vendor also utilizes a reputable pricing company for security market data that utilizes a matrix pricing model. For government sponsored agencies the model gathers information from market sources and integrates relative credit information, observed market movements and sector news. For agency mortgage backed securities the model incorporates the current weighted average maturity and takes into account additional pool level information supplied directly by the agency or government sponsored enterprise. The third party vendor system has controls and edits in place for month-to-month market checks and zero pricing. We make no adjustments to the pricing service data received for our securities available for sale.

The following table presents the balances of financial assets measured at fair value on a recurring basis as of June 30, 2014 and December 31, 2013:

		Fair Value Measurements at June 30, 2014 Using
Description	Balance as of June 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities:
U. S. government sponsored agencies	$1,469,210	$—	$1,469,210	$—
Mortgage backed securities	12,141,855	—	12,141,855	—
Corporates	500,715	—	500,715	—

Total available-for-sale securities	$14,111,780	$—	$14,111,780	$—

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Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

		Fair Value Measurements at December 31, 2013 Using
Description	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities:
U. S. government sponsored agencies	$2,623,000	$—	$2,623,000	$—
Mortgage backed securities	13,155,155	—	13,155,155	—
States and political Subdivisions	5,557,377	—	5,557,377	—
Corporates	496,900	—	496,900	—

Total available-for-sale securities	$21,832,432	$—	$21,832,432	$—

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by MainStreet to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Loans held for sale: Loans held for sale are recorded at fair value on a nonrecurring basis which is the carrying value. Loans held for sale, generally, are closed and sold within two weeks.

Impaired Loans: Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing recent appraisals conducted by an independent, licensed appraiser outside of MainStreet using observable market data (Level 2). However, if the appraisal of the real estate property is not current, or has been discounted, then the fair value is considered Level 3. It is also considered Level 3 if an evaluation is conducted by Franklin Bank, rather than by a third party. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the allowance for loan losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Consolidated Statements of Operations.

Other Real Estate Owned (OREO): Foreclosed assets are adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair market value less selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on a recent appraisal conducted by an independent licensed appraisal using observable market data, the Corporation records the OREO as nonrecurring Level 2. When

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

the appraisal of the real estate property is not current, or has been discounted, the Corporation records the OREO as nonrecurring Level 3. It is also considered Level 3 if an evaluation is conducted by Franklin Bank, rather than by a third party. Any fair value adjustments are recorded as other real estate and repossessions expense on the Consolidated Statements of Operations.

The following table summarizes MainStreet’s assets that were measured at fair value on a nonrecurring basis as of June 30, 2014 and December 31, 2013.

		Carrying value at June 30, 2014
Description	Balance as of June 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	2,457,728	—	362,829	2,094,899
Other real estate owned	218,340	—	—	218,340

		Carrying value at December 31, 2013
Description	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Loans held for sale	$306,250	$—	$306,250	$—
Impaired loans	3,055,465	—	369,592	2,685,873
Other real estate owned	728,163	—	65,800	662,363

The following table displays quantitative information about Level 3 Fair Value Measurements for June 30, 2014:

	Fair Value	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)
Assets
Impaired loans	$444,926	Internal evaluations	Internal evaluations	13% - 17% (15%)
	1,649,973	Appraisal	Market discount/Timing discount	10% - 16% (16%)
Other real estate owned	$35,980	Internal evaluations	Internal evaluations and market discount	8% (8%)
	$182,360	Appraisal	Market discount	24% (24%)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

(a)	Short-Term Financial Instruments

The carrying value of short-term financial instruments including cash and cash equivalents, federal funds sold and interest-bearing deposits in domestic banks approximate the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturity or have an average maturity of 30-45 days and carry interest rates which approximate market value.

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Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

(b)	Securities Available for Sale

The fair value of investments is estimated based on quoted market prices or dealer quotes.

(c)	Securities Held to Maturity

The fair value of investments is estimated based on quoted market prices or dealer quotes.

(d)	Restricted Equity Securities

The carrying value of restricted equity securities approximates fair value based on the redemption provisions of the applicable entities.

(e)	Loans Held for Sale

The carrying value of these loans approximates the fair value. With applications taken prior to mid-May of this year, we would close some mortgage loans in our name and then sell them to our partners within a short period of days. Beginning in mid-May, Franklin Bank no longer closes mortgage loans in our name for resale.

(f)	Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate – commercial, real estate – construction, real estate – mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for operating expenses and prepayments. The estimate of maturity is based on management’s assumptions with repayment for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

(g)	Accrued Interest

The carrying amounts of accrued interest approximate fair value.

(h)	Bank Owned Life Insurance

The carrying amount is a reasonable estimate of fair value.

(i)	Deposits

The fair value of demand, interest checking, savings and money market deposits is the amount payable on demand. The fair value of fixed maturity time deposits and certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities and repayment characteristics.

(j)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the fees arising from these unrecognized financial instruments. The fair value of these commitments has been determined to be immaterial.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

The carrying values and estimated fair values of financial instruments at June 30, 2014 and December 31, 2013 are as follows:

	Fair Value Measurements at June 30, 2014 using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
FINANCIAL ASSETS:
Cash and due from banks	$3,804,713	$3,804,713	$—	$—	$3,804,713
Interest-bearing deposits in banks	6,499,067	6,499,067	—	—	6,499,067
Federal funds sold	5,329,941	5,329,941	—	—	5,329,941
Securities available-for-sale	14,111,780	—	14,111,780	—	14,111,780
Securities held to maturity	5,641,208	—	5,621,934	—	5,621,934
Restricted equity securities	587,200	—	587,200	—	587,200
Loans, net	124,375,805	—	362,829	124,265,582	124,628,411
Accrued interest receivable	440,754	—	440,754	—	440,754
Bank owned life insurance	1,926,688	—	1,926,688	—	1,926,688

FINANCIAL LIABILITIES:
Deposits:
Non-interest bearing demand deposits	$26,543,867	$—	$26,543,867	$—	$26,543,867
Interest bearing deposits	112,931,286	—	113,218,547	—	113,218,547
Accrued interest payable	63,677	—	63,677	—	63,677

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Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

	Fair Value measurements at December 31, 2013 using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
FINANCIAL ASSETS:
Cash and due from banks	$2,929,591	$2,929,591	$—	$—	$2,929,591
Interest-bearing deposits in other banks	10,343,469	10,343,469	—	—	10,343,469
Federal funds sold	4,691,091	4,691,091	—	—	4,691,091
Securities available-for-sale	21,832,432	—	21,832,432	—	21,832,432
Restricted equity securities	654,600	—	654,600	—	654,600
Loans held for sale	306,250	—	306,250	—	306,250
Loans, net	121,344,841	—	369,592	120,980,345	121,349,937
Accrued interest receivable	462,081	—	462,081	—	462,081
Bank owned life insurance	1,898,736	—	1,898,736	—	1,898,736

FINANCIAL LIABILITIES:
Deposits:
Non-interest bearing demand deposits	$26,856,990	$—	$26,856,990	$—	$26,856,990
Interest bearing deposits	115,964,448	—	116,336,714	—	116,336,714
Accrued interest payable	86,575	—	86,575	—	86,575

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation’s overall interest rate risk.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

Note 11 – Contingencies and Other Matters

In the normal course of business, the Corporation may be involved in various legal proceedings. Based on the information presently available, management believes that the ultimate outcome in such proceedings, in the aggregate, will not have a material adverse effect on the business or the financial condition or results of operations of the Corporation.

Note 12 – Subsequent Events

In preparing these financial statements, the Corporation has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were filed.

Note 13 – Regulatory

On April 16, 2009, Franklin Bank entered into a formal agreement (“Agreement”) with The Comptroller of the Currency (“OCC”). The Agreement required Franklin Bank to perform certain actions within designated time frames. The Agreement was intended to demonstrate the Bank’s commitment to review/enhance certain aspects of various policies and practices related to credit administration and liquidity. Franklin Bank achieved full compliance with the Agreement. The Agreement was terminated in August 2013.

On June 17, 2009, MainStreet BankShares, Inc. entered into a Memorandum of Understanding (“MOU”) with the Federal Reserve Bank of Richmond (“Federal Reserve”). The MOU required the bank holding company to utilize its financial and managerial resources to assist Franklin Bank in functioning in a safe and sound manner and restricted MainStreet from conducting various activities. On January 26, 2011, we entered into a new MOU with the Federal Reserve which contained the same terms of the previous MOU (which was terminated) but added provisions regarding compliance with certain laws and regulations. This MOU was terminated in September 2013. There are no longer any restrictions or stipulations attributable to the MOU.

Note 14 – Changes in Accumulated Other Comprehensive Income (Loss)

		For the Three Months Ended June 30, 2014
	Net Unrealized Gains on Securities available for sale (1)	Adjustments Related to Post Retirement Benefits (2)	Net Securities Transferred to Held to Maturity from Available for Sale	Accumulated Other Comprehensive Income

Balance at March 31, 2014	$63,955	$(7,596)	$—	$56,359

Other comprehensive income	123,604	—	(6,388)	117,216

Balance at June 30, 2014	$187,559	$(7,596)	$(6,388)	$173,575

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Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2014

	For the Three Months Ended June 30, 2013
	Net Unrealized Gains (Losses) on Securities available for sale (1)	Adjustments Related to Post Retirement Benefits (2)	Accumulated Other Comprehensive Income

Balance at March 31, 2013	$331,330	$56,617	$387,947

Other comprehensive loss	(351,155)	—	(351,155)

Balance at June 30, 2013	$(19,825)	$56,617	$36,792

		For the Six Months Ended June 30, 2014
	Net Unrealized Gains (Losses) on Securities available for sale (1)	Adjustments Related to Post Retirement Benefits (2)	Net Securities Transferred to Held to Maturity from Available for Sale	Accumulated Other Comprehensive Income (Loss)

Balance at December 31, 2013	$(33,713)	$(7,596)	$—	$(41,309)

Other comprehensive income	221,272	—	(6,388)	214,884

Balance at June 30, 2014	$187,559	$(7,596)	$(6,388)	$173,575

	For the Six Months Ended June 30, 2013
	Net Unrealized Gains (Losses) on Securities available for sale (1)	Adjustments Related to Post Retirement Benefits (2)	Accumulated Other Comprehensive Income

Balance at December 31, 2012	$369,940	$56,617	$426,557

Other comprehensive loss	(389,765)	—	(389,765)

Balance at June 30, 2013	$(19,825)	$56,617	$36,792

(1)	Represents the difference between the fair value and amortized cost of securities available for sale.
(2)	Represents changes in the SERP liability due to prior service costs, gains and losses, and amortizations.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This report contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements, which are representative only on the date hereof. Readers of this report should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed throughout this report. The Corporation takes no obligation to update any forward-looking statements contained herein. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected that could result in a deterioration of credit quality or a reduced demand for credit; and (4) legislative or regulatory changes including changes in accounting standards, may adversely affect the business.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

General

We use the term “MainStreet” or “Corporation” to refer to MainStreet BankShares, Inc. We use the term “Bank” or “Franklin Bank” to refer to Franklin Community Bank, National Association. We use “we”, “us”, or “our” to refer to the consolidated businesses of the Corporation and its subsidiaries unless the content indicates otherwise. MainStreet was incorporated on January 14, 1999 in the Commonwealth of Virginia and is the bank holding company for Franklin Bank which serves the Franklin County area of Virginia. MainStreet provides a wide variety of banking services through Franklin Bank. Franklin Bank operates as a locally-owned and operated commercial bank emphasizing personal customer service and other advantages incident to banking with a locally owned community bank. It relies on local advertising and the personal contacts of its directors, employees, and shareholders to attract customers and business to the Bank. Franklin Bank has three banking offices in Rocky Mount and Franklin County. MainStreet also has a wholly-owned real estate company, MainStreet RealEstate, Inc. which owns the real estate of the Corporation. MainStreet RealEstate, Inc. owns the Union Hall (Southlake) office of Franklin Bank.

On April 16, 2009, Franklin Bank entered into a formal agreement (“Agreement”) with The Comptroller of the Currency (“OCC”). The Agreement required Franklin Bank to perform certain actions within designated time frames. The Agreement was intended to demonstrate the Bank’s commitment to review/enhance certain aspects of various policies and practices related to credit administration and liquidity. Franklin Bank achieved full compliance with the Agreement. The Agreement was terminated in August 2013.

On June 17, 2009, MainStreet BankShares, Inc. entered into a Memorandum of Understanding (“MOU”) with the Federal Reserve Bank of Richmond (“Federal Reserve”). The MOU required the bank holding company to utilize its financial and managerial resources to assist Franklin Bank in functioning in a safe and sound manner and restricted MainStreet from conducting various activities. On January 26, 2011, we entered into a new MOU with the Federal Reserve which contained the same terms of the previous MOU (which was terminated) but added provisions regarding compliance with certain laws and regulations. This MOU was terminated in September 2013. There are no longer any restrictions or stipulations attributable to the MOU.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The financial information contained within our statements is, to a significant extent, based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability.

Allowance for Loan Losses

We use historical loss factors, peer comparisons, regulatory factors, concentrations of credit, past dues, and the trend in the economy as factors in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use in estimating risk. The allowance for loan losses reflects our best estimate of the losses inherent in our loan portfolio. The allowance is based on two basic principles of accounting: (i) losses are accrued when they are probable of occurring and are capable of estimation and (ii)

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losses are accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. The allowance for loan losses is maintained at a level, which reflects management’s best estimate of probable credit losses inherent in the loan portfolio and is, therefore, believed to be appropriate.

The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Management reviews the past due reports and risk-rated loans and discusses individually the loans on these reports with the responsible loan officers. Management uses these tools and provides a quarterly analysis of the allowance based on our historical loan loss experience, risk-rated loans, past dues, concentrations of credit, unsecured loans, loan exceptions, and the economic trend. These are generally grouped by homogeneous loan pools. Impaired loans are reviewed individually to determine possible impairment based on one of the three recognized methods which are fair value of collateral, present value of expected cash flows, or observable market price. A specific reserve is allocated for the amount of the impairment. Although management uses available information to recognize losses on loans, the substantial uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, make it possible that a material change in the allowance for loan losses in the near term may be appropriate. However, the amount of the change cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Past due status is determined based on contractual terms.

Deferred Tax Assets

The Corporation uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance may be established.

Management considers the determination of this valuation allowance to be a critical accounting policy due to the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income.

These judgments and estimates are reviewed on a continual basis as regulatory and business factors change. A valuation allowance for deferred tax assets may be required if the amounts of taxes recoverable through loss carry backs decline, or if we project lower levels of future taxable income. If such a valuation allowance is deemed necessary in the future, it would be established through a charge to income tax expense that would adversely affect our operating results.

Overview

We continue 2014 with a low interest rate environment and sluggish loan demand in our market, which has negatively impacted our net interest margin. Despite these continued challenges, we are pleased to report a decrease in our nonperforming assets and a moderate increase in our loan portfolio as compared to year end 2013. We continue to maintain an aggressive posture in resolving our problem assets. We believe this strategy will strengthen the Corporation’s position and prepare us for future growth.

Total assets at June 30, 2014 were $166.3 million compared to $169.0 million at year-end December 31, 2013, a decline of $2.7 million. Our balance sheet has declined since year-end due to our continued strategy to lower our deposit costs. At June 30, 2014, loans, net of unearned deferred fees and costs, increased $2.9 million from year-end

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June 30, 2014

2013. Our overall strategy for 2014 also includes loan growth in an effort to improve our net interest margin and increase our net income. Despite the continued effort to resolve our problem credits and sluggish loan demand, our loan portfolio experienced an overall increase. Securities available for sale decreased $7.7 million from December 31, 2013 primarily due to calls of securities, pay downs on mortgage backed securities, and the transfer of $5.6 million of municipal bonds into the held to maturity category. Due to the maturity and repayment of all repurchase agreements, we now have additional securities that can be utilized and pledged for other purposes as needed. Deposits decreased $3.3 million since year end 2013. Our higher cost time deposits have declined since year end 2013. Other real estate owned has declined by $.5 million since December 31, 2013. Our continued aggressive approach to rid our balance sheet of nonperforming assets has worked as our balance in other real estate owned has declined to a balance of $218,340. The intentional shrinkage in our balance sheet has had a positive impact on our capital ratios. Total cash and cash equivalents decreased from year-end 2013 by $2.3 million. Liquidity continues to be an important focus for our Corporation during these tumultuous times and our liquid assets were 24.29% of total liabilities at June 30, 2014 which remains strong. We monitor our liquidity daily to ensure we have prudent levels of liquidity while we strive to lower our deposit costs. This strategy also resulted in a lowering of our overall interest bearing deposits. We maintained our core relationships as can be evidenced by the stability in demand deposits, which are our free funds.

We continue to focus on our asset quality due to the elevated level of nonperforming loans, criticized and classified assets, economic uncertainty and unemployment levels. Nonperforming loans decreased $2.3 million from year end 2013 to June 30, 2014. Nonaccrual loans decreased by $1.0 million during the first six months of 2014. Troubled debt restructurings (not on nonaccrual) decreased by $1.2 million during the first six months of 2014. Other impaired loans decreased by $60,000 in the first half of 2014. Our loans rated special mention or worse (excluding troubled debt restructurings and those in nonaccrual status) increased at June 30, 2014 as compared to year end 2013 in the amount of $2.2 million. We transferred $249,016 of loans into other real estate and other repossessed assets during the first six months of 2014. Our other real estate properties have declined to $218,340 at June 30, 2014 compared to $728,163 at December 31, 2013. A substantial amount of our foreclosed properties have been sold as of June 30, 2014. We continue to take an aggressive approach to our other real estate properties to rid our balance sheet of nonperforming assets.

Total shareholders’ equity was $24.8 million at June 30, 2014. MainStreet and Franklin Bank were well capitalized at June 30, 2014 under bank regulatory capital classifications. The book value of shareholders’ equity at June 30, 2014 was $14.47 per share.

Our year-to-date net income at June 30, 2014 was $597,736, or $.35 per common basic share. This net income equated to an annualized return on average assets of 0.73% and an annualized return on average shareholders’ equity of 4.93%. The net loss for the same period in 2013 was $(99,683), or $(.06) per common basic share. This net income equated to an annualized return on average assets and annualized return on average shareholders’ equity of (.11%) and (.82%), respectively. Credit related expenses such as the provision for loan losses, realized losses on sales of other real estate properties, impairment losses on other real estate properties, and loss of interest on nonaccrual loans continue to negatively impact our operating results, although to a lesser extent than the prior year. In addition, the lack of loan volume has negatively impacted loan fee income and interest income. Provision expense, other real estate and repossession expenses, write downs and losses on sales together accounted for $85,850 and $1,357,501 in expense for the six month periods ending June 30, 2014 and June 30, 2013, respectively.

Net income for the second quarter of 2014 was $349,510, or $.20 per common basic share as compared to a net loss in the amount of $(335,540), or $(.20) per common basic share for the second quarter of 2013. Provision expense, other real estate and repossession expenses, write downs and losses on sales together accounted for $8,605 and $1,107,658 for the quarters ended June 30, 2014 and 2013, respectively. Credit related issues continue to have a negative impact on our Corporation’s net income.

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June 30, 2014

Results of Operations

Net interest income is the difference between total interest income and total interest expense. The amount of net interest income is determined by the volume of interest-earning assets, the level of interest rates earned on those assets, and the cost of supporting funds. The difference between rates earned on interest-earning assets and the cost of supporting funds is measured by the net interest margin.

Net interest income for the six month periods ending June 30, 2014 and 2013 was $3,045,725 and $3,139,778, respectively, a modest decrease of $94,053, or 3.00%. Both interest income and interest expense dollars dropped in comparison to last year, primarily due to volume and the lowering of deposit costs. The decline in interest income was also due to lost interest income on continued elevated levels of nonaccrual loans. For the six months ending June 30, 2014 and 2013, the net interest margin was 3.89% and 3.72%, respectively, a 17 basis point increase. The yield on interest earning assets for the year-to-date period ending June 30, 2014 was 4.37% compared to 4.38% for the year-to-date period ending June 30, 2013, a decrease of 1 basis point. However, the funding side of the interest margin also dropped during this time period by a favorable 18 basis points in the year-to-year comparison. The maturity and repayment of our repurchase agreements has had a positive impact on our net interest margin. We engaged a consultant to assist us in the lowering of our deposit costs. We have realized the positive impact of our strategic effort.

The yield on interest earning assets has declined due to the interest rate environment, sluggish loan demand reducing loan fee income, and continued lost interest on nonaccrual loans. Lost interest for the six month periods ending June 30, 2014 and 2013 was $96,422 and $86,942, respectively. Lost interest for the three month periods ending June 30, 2014 and 2013 was $43,247 and $54,118, respectively. Franklin Bank’s growth is also quite dependent on the recovery in consumer and real estate based lending and there is concern over the timing of recoveries in these markets given the current economic environment. Franklin Bank’s future growth and earnings may be negatively affected if real estate and consumer based markets remain depressed or deteriorate further.

The low interest rate environment continues with the Federal Reserve leaving short-term interest rates within a range of 0% - .25%. This low rate environment has been in effect since 2008. In determining how long to maintain the current target range, the Federal Reserve will assess progress towards its objectives of maximum employment and 2% inflation. It is anticipated that it will likely be appropriate to maintain the current target rate for a considerable time after the asset purchase program ends, especially if projected inflation runs below the 2% longer-run goal. It is also anticipated that economic conditions may for some time warrant keeping the target rate below levels the Federal Reserve views as normal in the longer run. Franklin Bank has a portfolio of variable rate loans. A rising interest rate environment generally has a positive impact on the net interest margin because deposits rates are slower to increase. Although low interest rates have been beneficial for our cost of funds, with prime presently at 3.25% which is the interest rate basis for many of our loans, MainStreet’s net interest margin has been adversely affected by the prolonged, recessionary low interest rate environment.

The net interest margin and net interest income have shown improvement with the maturity of our repurchase agreements. The rates on these repurchase agreements were above current market rates. Of these repurchase agreements, $7.5 million matured in September 2012 and $6.0 million matured in early January 2013.

Net interest income for the three month periods ending June 30, 2014 and 2013 was $1,551,797 and $1,546,133, respectively, a modest increase of $5,664, or .37%. This equated to a net interest margin of 3.96% and 3.60% at June 30, 2014 and 2013, respectively.

Provision for Loan Losses

A provision for loan losses is charged to earnings for the purpose of establishing an allowance for loan losses that is maintained at a level which reflects management’s best estimate of probable credit losses inherent in the loan portfolio and is, therefore, believed to be appropriate. The amount of the allowance is based on management’s

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Management reviews the past due reports and risk ratings and discusses individually the loans on these reports with the responsible loan officers. Management provides a detailed quarterly analysis of the allowance based on homogenous loan pools, identifying impairment, historical losses, credit concentrations, economic conditions, and other risks. As the allowance is maintained losses are, in turn, charged to this allowance rather than being reported as a direct expense.

Our methodology for determining the allowance is based on two basic principles of accounting as follows: i) losses are accrued when they are probable of occurring and are capable of estimation and (ii) losses are accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. Our analysis is based on an individual review of all credits rated Pass/Watch and lower in our risk rating system by account officers in addition to a review of management information system reports on numerous portfolio segments. The analysis of the allowance is solely based on historical and qualitative factors with historical losses adjusted to higher factors for our criticized and classified loans compared to similar banks with comparable real estate concentrations nationally. Our process allows loan groups to be identified and properly categorized. Our impaired loans are individually reviewed to determine possible impairment based on one of three recognized methods which are fair value of collateral, present value of expected cash flows, or observable market price. A specific reserve is then allocated for the amount of the impairment. Impairment is defined as a loan in which we feel it is probable (meaning likely, not virtually certain) that we will be unable to collect all amounts due under the contractual terms of the loan agreement. Possible loss for loans risk rated special mention or lower are then allocated based on a historical loss migration and adjusted for qualitative factors. Remaining loans are pooled based on homogenous loan groups and allocated based on Franklin Bank’s historical net loss experience. These pools are as follows: 1) commercial loans; 2) construction and land development; 3) residential 1-4 family first liens; 4) residential 1-4 family junior liens; 5) home equity lines; 6) commercial real estate; and 7) consumer loans. Historical loss is calculated based on a twelve-quarter average history. Historical net loss data is adjusted and applied to pooled loans based on qualitative factors. We utilize the following qualitative factors: 1) changes in the value of underlying collateral such as loans not conforming to supervisory loan to value limits; 2) national and local economic conditions; 3) changes in portfolio volume and nature such as borrower’s living outside our primary trade area; 4) changes in past dues, nonaccruals; and 5) quality and impact and effects of defined credit concentrations. The methodology has continued to evolve as our company has grown and our loan portfolio has grown and become more diverse.

Provision expense for the first six months of 2014 was $86,872 as compared to $1,252,502 for the first six months of 2013. Our loan portfolio, net of unearned deferred fees and costs, increased $2.9 million or 2.34% from year-end 2013. Gross charge-offs year-to-date 2014 were $313,583 compared to $972,785 year-to-date 2013. We transferred $249,016 from loans to other real estate and other repossessed assets during the year-to-date period ending June 30, 2014. The allowance for loan losses was $2.2 million at June 30, 2014 and $2.4 million at December 31, 2013, a minimal decrease of $.2 million, which is discussed below. The allowance for loan losses was 1.77% and 1.92% of loans net of unearned deferred fees and costs at June 30, 2014 and December 31, 2013, respectively. Our criticized and classified loans that are evaluated by historical loss migration increased $2,178,197 at June 30, 2014 compared to year-end 2013. The loans evaluated collectively by pools increased $2.9 million at June 30, 2014 versus December 31, 2013. Impaired loans evaluated individually were $3.7 million and $6.0 million at June 30, 2014 and December 31, 2013, respectively, with specific reserves of $331,195 and $575,926, respectively. The relatively unchanged balance in the allowance for loan losses from year end 2013 was primarily due to decreased specific reserves on nonaccrual loans and minimal reduced allocations on loan volumes evaluated collectively by pools in the amount of $38,729, all offset by an increase in adversely rated loans. The primary factors contributing to the minimal reduction in loans evaluated collectively by pools are percentages due to historical charge offs and the level of past dues and nonaccruals present in the loan portfolio. There were no changes in the economy or second trade area factors. Despite a decrease in our past dues and nonaccrual loans, the level of adversely rated credits increased primarily due to one credit in the amount of $1.2 million which was reported as a troubled debt restructuring (not on nonaccrual) at year end, but is considered a special mention credit at June 30, 2014. The ratio of the allowance for

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

loan losses to loans, net of unearned fees and costs actually declined due to the increase in the loan portfolio since year end 2013. The allowance for loan losses was not replenished by the full $313,583 of gross charge offs because approximately $90,000 of that total gross charge off amount was provided for in our allowance for loan losses at year-end 2013 as a specific reserve. An unallocated amount of $30,000 was included in the reserve at June 30, 2014, but there was no unallocated amount at December 31, 2013. Net charge-offs of $220,931 and $937,606 for the first six months of 2014 and 2013 equated to .35% and 1.44%, respectively, of average loans outstanding net of unearned income and deferred fees. The amount of charge-offs can fluctuate substantially based on the financial condition of the borrowers, business conditions in the borrower’s market, collateral values and other factors which are not capable of precise projection at any point in time.

Provision expense for the second quarter of 2014 and 2013 was $13,384 and $1,064,897, respectively. The allowance for loan losses was $2.2 million at June 30, 2014 and $2.4 million at March 31, 2014. The allowance for loan losses was 1.77% and 1.86% of loans net of unearned at June 30, 2014 and March 31, 2014, respectively. Our criticized and classified loans that are evaluated by historical loss migration increased $1.4 million at June 30, 2014 compared to prior quarter end. The loans evaluated collectively by pools decreased $.4 million at June 30, 2014 versus March 31, 2014. Impaired loans evaluated individually were $3.7 million and $4.3 million at June 30, 2014 and March 31, 2014, respectively, with specific reserves of $331,195 and $481,885, respectively. The relatively unchanged balance in the allowance for loan losses from the end of the first quarter of 2014 was primarily due to decreased specific reserves on nonaccrual loans and reduced allocations on loan volumes evaluated collectively by pools, all offset by an increase in adversely rated loans. Gross charges offs and recoveries for the second quarter of 2014 were $150,525 and $30,192, respectively. Net charge-offs of $120,333 for the second quarter of 2014 equated to .38%, of quarterly average loans outstanding net of unearned income and deferred fees.

Following is a breakdown of our nonperforming loans by balance sheet type which includes nonaccrual loans, loans past due 90 days and still accruing, troubled debt restructurings (not on nonaccrual), and other impaired loans.

	June 30, 2014	December 31, 2013
Commercial	$614,669	$725,863
Real Estate:
Construction and land development	422,715	576,552
Residential 1-4 families:
First liens	470,214	1,130,961
Junior liens	132,380	182,170
Home equity loans	69,950	71,338
Commercial real estate	2,033,393	3,308,733
Consumer	—	—

Total Nonperforming Loans	$3,743,321	$5,995,617

Total nonperforming loans decreased in the amount of $2,252,296 or 37.57% at June 30, 2014 as compared to December 31, 2013. Nonaccrual loans (included in the impaired loans above) were $2,972,011 and $4,005,618 at June 30, 2014 and December 31, 2013, respectively, which represented 2.35% and 3.24%, respectively, of loans, net of unearned deferred fees and costs. Management considers these loans impaired along with loans 90 days or more past due and still accruing, troubled debt restructurings (not on nonaccrual), and other impaired loans. Loans once considered impaired are included in the reserve, but if well collateralized, no specific reserve is allocated for them. Please refer to Note 4 to the financial statements for a breakdown of the allowance by category, specific reserves by category, and impaired loans by category. Note 4 also gives information related to which categories of loans and dollar amounts had specific reserves allocated. At June 30, 2014 loans secured by commercial real estate were the largest category of impaired loans at $2.0 million. At December 31, 2013 loans secured by commercial real estate were the largest category of impaired loans at $3.3 million. Commercial loans were the next largest of the impaired loan categories at June 30, 2014 at $.6 million. Residential 1-4 family first liens were the next largest of the impaired loan categories at December 31, 2013 at $1.1 million.

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June 30, 2014

Many of the asset quality issues in our loan portfolio are the result of our borrowers having to sell various real estate properties to repay the loan. In order to sell the properties and repay the loan, there must be buyers in the marketplace to acquire the properties. Our market, mainly real estate, continues to produce few buyers. In addition, borrowers’ incomes have been reduced which increases their debt to income ratio. The overall economy in Franklin County has shown little improvement over the last year. We continue to struggle with high unemployment, a continued slowing of building activity, a slowing of transportation and warehousing, and excessive supply of real estate in the Smith Mountain Lake resort area as discussed below. There is continued economic pressure on consumers and business enterprises and unemployment is at 5.2% (March 2014 data), down from 5.4% at February 28, 2014. Absorption analysis in our market place shows increased turnover rates for various inventories over historical levels. Data obtained also revealed declines in real estate values based on listing prices to selling price. Locally and nationally there has been an overall loss of wealth in real estate and equities. Smith Mountain Lake is a core area for development in Franklin County. It is a resort area and largely follows the national trend rather than the local trend and has been particularly adversely affected as a result. Until unemployment declines and consumer confidence increases, these trends may continue. While we continue to address our asset quality issues and have shown great improvement, no assurance can be given that continuing adverse economic conditions or other circumstances will not result in increased provisions in the future.

Noninterest Income

Total noninterest income was $448,321 and $601,594 for the six months ending June 30, 2014 and 2013, respectively, a decrease of $153,273, or 25.48%. The following chart demonstrates the categories of change:

Noninterest Income	YTD 6/30/14	YTD 6/30/13	Dollar Change	Percentage Change

Service charges on deposit accounts	$121,838	$129,205	$(7,367)	(5.70)%
Mortgage commissions	54,026	151,543	(97,517)	(64.35)
Electronic card fees	87,557	91,934	(4,377)	(4.76)
Investment fee income	107,987	89,998	17,989	19.99
Income on bank owned life insurance	27,952	18,972	8,980	47.33
Gain on securities sold/called	—	47,194	(47,194)	(100.00)
Other fee income & miscellaneous	48,961	72,748	(23,787)	(32.70)

As noted above, total noninterest income decreased $153,273 for the six months ending June 30, 2014 compared to the six months ending June 30, 2013. Service charges on deposit accounts decreased $7,367 in the year to year comparison. This decrease is primarily due to a decrease in NSF charges, returned deposit item fees, and miscellaneous service charges on accounts, all offset by increases in demand deposit service charges, business account charges, and a decline in demand deposit charge-offs. Mortgage commissions decreased in the year to year comparison by $97,517, or 64.35%. Mortgage volumes have decreased in part by the economic environment and additional regulatory enactments. Franklin Bank partners with several organizations in which we originate residential mortgage loans that are sold to other companies. Franklin Bank receives the mortgage commission. With applications taken prior to mid-May of this year, we would close some mortgage loans in our name and then sell them to our partners within a short period of days. Beginning in mid-May, Franklin Bank no longer closes mortgage loans in our name for resale. Our partners provide the underwriting of the loans.

Electronic card fees experienced a decrease of $4,377 or 4.76% for the six months ended June 30, 2014 as compared to June 30, 2013. Franklin Bank has an investment advisor which partners with Infinex Financial Group to advise

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

and manage investment portfolios for our clients. Franklin Bank receives fee income from this partnership based upon volume. Fee income received on investment income during the first six months of 2014 and 2013 was $107,987 and $89,998, respectively, an increase of $17,989, or 19.99%. Franklin Bank has bank owned life insurance on the life of one of its current executive officers. Prior to the death of Larry Heaton in December 2012, Franklin Bank insured the lives of two executive officers. The balance at June 30, 2014 was $1.9 million. Income on this investment increased $8,980 or 47.33% compared to the prior year due to the purchase of an additional policy in late 2013. There were no gains on securities sold or called during the six months ending June 30, 2014. Other fee income and miscellaneous income experienced a decrease of $23,787, or 32.70%. This decrease is primarily due to a decrease in title fee income and miscellaneous income, all offset by small increases in wire fee charges and checkbook charges. Title fee income decreased by $10,301 in the year to year comparison. Title fee income is generated from a small interest purchased in a title insurance company by Franklin Bank. Franklin Bank elected to present assets and liabilities related to derivatives on its mortgage loans held for sale on a gross basis. Derivatives in a gain position were recorded as other assets and those in a loss position were recorded as other liabilities, with the offset being miscellaneous income and miscellaneous expense, respectively. This quarterly entry caused fluctuations in these accounts. Since Franklin Bank no longer closes its mortgage loans in its name to sell within a short period of days, there is no longer a mortgage loan derivative recorded as of June 30, 2014. A decrease to miscellaneous income was experienced in the amount of $16,358 in the year to year comparison as a result of changes in mortgage derivative assets.

Total noninterest income was $237,482 and $335,715 for the three months ending June 30, 2014 and 2013, respectively, a decrease of $98,233 or 29.26%. The following chart demonstrates the categories of change:

Noninterest Income	QTD 6/30/14	QTD 6/30/13	Dollar Change	Percentage Change
Service charges on deposit accounts	$64,758	$59,217	$5,541	9.36%
Mortgage commissions	30,559	77,557	(46,998)	(60.60)
Electronic card fees	47,651	48,168	(517)	(1.07)
Investment fee income	56,640	48,754	7,886	16.18
Income on bank owned life insurance	14,115	9,533	4,582	48.06
Gain on securities sold/called	—	47,194	(47,194)	(100.00)
Other fee income & miscellaneous	23,759	45,292	(21,533)	(47.54)

Service charges on deposit accounts increased primarily due to an increase in NSF fee income. There were no gains on securities sold/called during the quarter ended June 30, 2014. The same comments concerning noninterest income in the year to year comparison are applicable to the quarterly comparisons of noninterest income for all other categories. Overall noninterest income decreased in four of the categories and increased in three of the categories.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

Noninterest Expense

Total noninterest expense was $2,535,175 and $2,669,683 for the six month period ending June 30, 2014 and 2013, respectively, a decrease of $134,508, or 5.04%. Excluding the nonrecurring expenses of other real estate and repossessions, noninterest expense decreased $28,487, or 1.11%. The following chart shows the categories of noninterest expenses for the six month periods ending June 30, 2014 and 2013, the dollar change, and the percentage change:

Noninterest Expense	YTD 6/30/14	YTD 6/30/13	Dollar Change	Percentage Change
Salaries and employee benefits	$1,416,856	$1,341,604	$75,252	5.61%
Occupancy and equipment	380,475	379,430	1,045	0.28
Professional fees	115,544	119,514	(3,970)	(3.32)
Outside processing	161,434	208,848	(47,414)	(22.70)
FDIC Assessment	59,868	104,795	(44,927)	(42.87)
Franchise tax	118,250	108,000	10,250	9.49
Regulatory examination fees	33,823	52,607	(18,784)	(35.71)
Other real estate and repossessions	(1,022)	104,999	(106,021)	(100.97)
Other expenses	249,947	249,886	61	0.02

MainStreet’s employees continue to be its most valuable resource and asset. Salaries and employee benefits expense comprise the largest category of noninterest expense at 55.89% and 50.25%, respectively, of total noninterest expense for the six month periods ending June 30, 2014 and 2013. Salaries and employee benefits increased $75,252 or 5.61% in the first six months of 2014 as compared to the first six months of 2013. Of this increase, total salaries increased $63,257 and employee benefits increased $11,995. Commissions were only paid to mortgage and investment personnel. Referral fees were also paid to employees for mortgage and investment referrals. The primary contributor to the increase in employee benefits was an increase in supplemental executive retirement plan expense. Occupancy and equipment costs include rent, utilities, janitorial service, repairs and maintenance, real estate taxes, equipment rent, service maintenance contracts and depreciation expense. This category increased a nominal amount of $1,045 or .28% in the year to year comparison. Professional fees include fees for audit, legal, and other professional fees and showed a $3,970 decrease in comparing the six months ended June 30, 2014 to the same period in 2013. Outside processing expenses decreased $47,414 or 22.70% in the year to year comparison primarily due to a decrease in data processing fees. FDIC assessment declined $44,927 or 42.87% due to changes in the factors used in the calculation of the assessment and an overall decline in our asset base. However, the overall premium is still burdensome. The turmoil in the financial services industry resulted in the need to increase prepaid FDIC insurance premiums 3 years ago to sustain the insurance fund. Depending on the length and depth of the recessionary environment, there could be additional increased prepaid assessments depending on the health of the financial services sector. Franchise tax increased by $10,250 in the year to year comparison primarily due to anticipated increases in capital and a reduction of other real estate owned. Regulatory examination fees decreased $18,784 in the first six months of 2014 as compared to the first six months of 2013. With the termination of the formal agreement with the OCC, the surcharge on our regulatory assessment fee is no longer applicable. Other real estate and repossessions are nonrecurring expenses in the category of noninterest expense. The losses, write-downs and expenses associated with our other real estate properties experienced a decrease of $106,021, or 100.97%, compared to the same period in 2013. The Company continues to take an aggressive approach to disposing of its other real estate properties to rid its balance sheet of nonperforming assets. As of June 30, 2014 our other real estate owned balance has declined to $218,340. Other expenses increased nominally in the amount of $61 in the year to year comparison.

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June 30, 2014

Total noninterest expense was $1,263,368 and $1,340,313 for the three month periods ending June 30, 2014 and 2013, respectively, a decrease of $76,945 or 5.74%. Excluding the nonrecurring expenses of other real estate and repossessions, noninterest expense decreased $29,405 or 2.27%. The following chart shows the categories of noninterest expenses for the three month periods ending June 30, 2014 and 2013, the dollar change, and the percentage change:

Noninterest Expense	QTD 6/30/14	QTD 6/30/13	Dollar Change	Percentage Change
Salaries and employee benefits	$708,692	$677,275	$31,417	4.64%
Occupancy and equipment	184,168	189,243	(5,075)	(2.68)
Professional fees	61,735	59,373	2,362	3.98
Outside processing	76,435	104,055	(27,620)	(26.54)
FDIC Assessment	32,321	50,866	(18,545)	(36.46)
Franchise tax	59,000	54,000	5,000	9.26
Regulatory examination fees	11,274	26,304	(15,030)	(57.14)
Other real estate and repossessions	(4,779)	42,761	(47,540)	(111.18)
Other expenses	134,522	136,436	(1,914)	(1.40)

Overall, the same explanations for the year to date comparisons are applicable to the quarterly comparisons of noninterest expense. Noninterest expense increased in three of the categories and decreased in six of the categories.

Income Taxes

MainStreet is subject to both federal and state income taxes. Franklin Bank is not subject to state income taxes. A bank in Virginia is required to pay a franchise tax that is based on the capital of the entity. The liability (or balance sheet) approach is used in financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed quarterly for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. No valuation allowances were deemed necessary at June 30, 2014 and December 31, 2013. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. MainStreet recorded income tax expense and an income tax benefit in the amounts of $274,263 and $(81,130) for the six month periods ending June 30, 2014 and June 30, 2013, respectively. MainStreet recorded income tax expense and an income tax benefit in the amounts of $163,017 and $(187,822) for the three month periods ending June 30, 2014 and June 30, 2013, respectively.

BALANCE SHEET

Investment Portfolio

The Corporation’s investment portfolio is used for several purposes as follows:

•	To maintain sufficient liquidity to cover deposit fluctuations and loan demand.

•	To use securities to fulfill pledging collateral requirements.

•	To utilize the maturity/repricing mix of portfolio securities to help balance the overall interest rate risk position of the balance sheet.

•	To make a reasonable return on investments.

Funds not utilized for capital expenditures or lending are invested in securities of the U.S. Government and its agencies, mortgage-backed securities, municipal bonds, corporate debt securities and certain equity securities. Currently, we have invested in U.S. Agencies, mortgage-backed securities, municipal bonds, corporate debt securities, Federal Reserve Bank stock and Federal Home Loan Bank stock. The value of our investment portfolio is susceptible to the impact of monetary and fiscal policies of the United States, particularly whether and how the

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

current debate over fiscal issues are resolved. Our mortgage backed securities are either guaranteed by U.S. government agencies or issued by U.S. government sponsored agencies. Our securities portfolio, with the exception of our municipal bonds, was categorized as available for sale at June 30, 2014 and is carried at estimated fair value. Our municipal securities are now categorized as held to maturity and are carried at amortized cost. The unrealized market valuation gains and losses on securities classified as available for sale and the held to maturity transfer adjustment on our municipal bonds are recorded as separate components of shareholders’ equity. Please refer to Note 2 of the Notes to Consolidated Financial Statements for the breakdown of the securities available for sale and securities held to maturity portfolios.

Loan Portfolio

We have established a credit policy detailing the credit process and collateral in loan originations. Loans to purchase real estate and personal property are generally collateralized by the related property with loan amounts established based on certain percentage limitations of the property’s total stated or appraised value. Credit approval is primarily a function of the credit worthiness of the individual borrower or project based on pertinent financial information, the amount to be financed, and collateral. The loan portfolio was as follows:

	June 30, 2014		December 31, 2013
Commercial	$10,194,933	8.06%	$9,426,188	7.63%
Real Estate:
Construction & land development	15,738,882	12.44	16,394,964	13.26
Residential 1-4 families:
First liens	34,287,121	27.10	33,787,645	27.33
Junior liens	7,079,779	5.59	6,331,233	5.12
Home equity lines	6,746,222	5.33	5,764,941	4.66
Commercial real estate	51,194,330	40.46	50,579,103	40.91
Consumer	1,287,639	1.02	1,353,312	1.09

Total Gross Loans	$126,528,906	100.00%	$123,637,386	100.00%

Unearned deferred fees & costs, net	91,985		86,600

Recorded Investment	$126,620,891		$123,723,986

Gross loans increased $2,891,520, or 2.34% at June 30, 2014 compared to December 31, 2013. As can be seen by the chart above, Franklin Bank has a high concentration in real estate loans. These loans represented 90.92% and 91.28% of gross loans at June 30, 2014 and December 31, 2013, respectively. Accordingly, the Bank took steps to reduce certain concentrations within the real estate loans, including participating loans in our loan portfolio. The loan committee of the board of directors reviews all new loans and renewals of loans within our target concentrations for approval. During this economic environment, the credit markets have tightened substantially and the real estate market continues to be soft. These and other factors indicate diminished economic activity, higher risk in these loans, and lower loan demand. Moreover, Franklin Bank’s current concentration in real estate related loans reduces the Bank’s ability to participate in these loan categories. Our loan to deposit ratio for June 30, 2014 was 90.78% compared to 86.63% at December 31, 2013, an increase of 4.15%. We lowered our policy loan to deposit ratio, thus increasing liquidity, and have maintained a lower percentage because of lower loan demand. However, the percentage has increased by 4.15% since year end and will be monitored on an ongoing basis. We will continue to serve our customers, but in doing so will be governed by the necessity of preserving the institution’s history of safety and soundness during these difficult economic times.

Our loan portfolio is our primary source of profitability; therefore, our underwriting approach is critical and is designed throughout our policies to have an acceptable level of risk. Cash flow adequacy has always been a necessary condition of creditworthiness. If the debt cannot be serviced by the borrower’s cash flow, there must be an additional secondary source of repayment. As we have discussed, many of our loans are real estate based so they are also secured by the underlying collateral, the value of which has been under stress due to economic conditions.

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June 30, 2014

We strive to build relationships with our borrowers, so it is very important to continually understand and assess our borrowers’ financial strength and condition.

Our credit policy requires that new loans originated must have a maximum loan-to-value of 80% while certain loans have lower limits as follows: raw land (65%); improved land (75%); non-obsolete inventory (60% of value); used automobiles (75% of purchase price); and stock (75%). We do not require mortgage insurance; however, loans exceeding supervisory loan to value limits are one of our qualitative factors in the allowance for loan loss methodology.

Our credit policy requires updated appraisals to be obtained on existing loans whereby collateral value is critical to the repayment of the loan and market value may have declined by 15% or more. In regard to development projects a new appraisal should be obtained when the project sale out rate is less than 25% of the original assumptions documented by the existing appraisal in the file. Development loans must be reviewed at least annually or sooner in a declining real estate cycle. Once an appraisal exceeds 18 months it must be updated and reviewed before additional funding may occur. An appraisal in file may not be used for additional funding under any circumstances after 36 months. Loan account officers prepare criticized loan workout sheets for the Problem Loan Committee on all loans risk rated special mention or lower and any loan delinquent 60 days or more. Account officers who indicate a loan is impaired are required to determine collateral value by one of three recognized methods which are 1) fair value of collateral; 2) present value of expected cash flows; or 3) observable market value. The difference in the collateral value minus estimated selling expenses, the present value of expected future cash flows, or the observable market value as compared to the recorded loan balance is allocated as a specific reserve in the loan loss analysis. Any collateral declines dropping loans below supervisory loan to value limits is included in the qualitative factors based on loan pools in the loan loss analysis.

We continue to review and enhance our credit policies based on economic and environmental changes. We have developed a list of critical exceptions that require additional monitoring of loans which contain them. Financials are required for business and retail loans less than $35,000 and annual financials are required on all business term loans exceeding $250,000. Our credit policy requires detailed rent rolls on all commercial income producing properties at origination and renewal. We also require real estate site visits by the originating officer on loans over $250,000. We believe there is great value in looking at the collateral upon which we are taking a lien. We have eliminated interest only periods for speculative lot loans and require amortization at origination. The bank introduced an interest only home equity line product in late 2013. These new lines require a loan to value of 80% or less with debt to income being calculated at 1.5% of the outstanding balance. Loans must be collateralized by a first or second deed of trust on the primary residence of the borrower. Other banks have similarly tightened credit availability, particularly for real estate related loans. Moreover higher standards for consumer real estate loans under the Dodd-Frank Act further restrict the ability to provide residential loans. Generally this has the effect of reducing qualified buyers for real estate and therefore the value of real estate. This in turn can lead to lower appraisals and additional charge offs within our loan portfolio and other real estate properties as well as increased provision which reduce income.

In addition, we hired an experienced in-house credit analyst and purchased software to assist lenders with cash flow and certain ratio analysis. We also purchased software to assist with the credit ratings of loans upon origination, renewal, and the receipt of new financials. Please refer to Notes #3 and #4 to the financial statements for further discussion of underwriting and risk ratings of loans.

Approximately 27% of our loan portfolio consists of variable rate loans. Variable rate commercial loans are stressed 2% above the current rate to communicate the impact of potential rate increases to account officers. Retail loans with variable rate features are underwritten 2% over the current rate. Home equity lines are underwritten at 1.5% of the full committed loan amount for debt to income purposes.

We monitor our loan portfolio by the loan segments found in Note #3 of the financial statements. In addition, we look at the trends of significant industries within the loan segments. Loan segments are categorized primarily based

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

upon regulatory guidelines, which follows the underlying collateral. For the most part, our business activity is with customers located in our primary market area. Accordingly, operating results are closely correlated with the economic trends within the region and influenced by the significant industries in the region including pre-built housing, real estate development, agriculture, and resort and leisure services. In addition, the ultimate collectability of the loan portfolio is susceptible to changes in the market condition of the region. The real estate market in our area, particularly Smith Mountain Lake, is also affected by the national economy because a substantial portion of our lending is real estate based and dependent on buyers who move into our region.

We continue to monitor portfolio concentrations and have established guide limits based on loss exposure and potential impact to capital. Our defined concentration limits are within regulatory guidelines. There are two industry concentrations that are broken out in the tables below by our loan segments. MainStreet does not currently consider its loans for construction of heavy and civil engineering buildings to be a concentration of credit because their total does not exceed 25% of total capital as of June 30, 2014.

June 30, 2014

	Loans for Construction of Buildings	Loans for Real Estate Including Construction	Total
Commercial	$272,156	$182,366	$454,522
Real Estate
Construction and land development	1,701,443	1,942,138	3,643,581
Residential, 1-4 families
First Liens	3,321,860	8,788,251	12,110,111
Junior Liens	635,355	452,915	1,088,270
Home Equity Lines	9,597	343,178	352,775
Commercial real estate	2,591,600	24,874,239	27,465,839
Consumer	863	10,763	11,626

Total	$8,532,874	$36,593,850	$45,126,724

December 31, 2013

	Loans for Construction of Buildings	Loans for Construction of Heavy & Civil Engineering Buildings	Loans for Real Estate Including Construction	Total
Commercial	$296,178	$687,341	$221,608	$1,205,127
Real Estate
Construction and land development	2,366,758	4,138,105	2,014,334	8,519,197
Residential, 1-4 families
First Liens	3,666,276	795,653	8,179,695	12,641,624
Junior Liens	529,732	—	472,819	1,002,551
Home Equity Lines	9,880	34,667	334,442	378,989
Commercial real estate	2,552,156	—	24,556,483	27,108,639
Consumer	2,735	—	13,209	15,944

Total	$9,423,715	$5,655,766	$35,792,590	$50,872,071

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

Overall, our concentrations decreased nominally from year end to the end of the second quarter of 2014, excluding loans for construction of heavy and civil engineering buildings. We continue to monitor them on an ongoing basis in an effort to control their growth.

Disclosed below are concentrations in acquisition and development loans, speculative lot loans, and speculative single-family housing construction. Some of these amounts are also included in the above concentrations as shown below.

June 30, 2014

	Total Concentration	Concentrations Included Above	Net Addition to Concentrations
Acquisition & development	$491,664	$44,295	$447,369
Speculative lot loans	3,295,859	433,372	2,862,487
Speculative single-family housing construction	3,144,681	569,371	2,575,310

December 31, 2013

	Total Concentration	Concentrations Included Above	Net Addition to Concentrations
Acquisition & development	$455,405	$—	$455,405
Speculative lot loans	4,007,894	3,138,066	869,828
Speculative single-family housing construction	1,971,059	1,399,864	571,195

MainStreet also considers its home equity lines of credit and its 1-4 family residential first and junior liens to be a concentration of credit.

Following is a breakdown of our nonperforming loans and assets.

	For the Periods Ended
	June 30, 2014	December 31, 2013
Nonaccrual loans and leases	$2,972,011	$4,005,618
Loans past due 90 days or more and still accruing	—	—
Troubled debt restructurings (not on nonaccrual)	771,310	1,929,999
Other impaired loans	—	60,000

Total nonperforming loans	3,743,321	5,995,617
Foreclosed real estate	218,340	728,163
Other foreclosed property	—	—

Total foreclosed property	218,340	728,163

Total nonperforming assets	$3,961,661	$6,723,780

Impaired loans totaled $3,743,321 and $5,995,617 at June 30, 2014 and December 31, 2013, respectively. Nonaccrual loans decreased $1,033,607 at June 30, 2014 compared to year end 2013. Troubled debt restructurings (not on nonaccrual) decreased $1,158,689 from year end 2013. There were no loans past due more than 90 days, and still accruing, at June 30, 2014 or December 31, 2013. Other impaired loans decreased by $60,000 from December 31, 2013. We are continuing to work with our troubled borrowers. We move quickly to identify and resolve any problem loans. Please refer to Note #4 to the consolidated financial statements for detailed information of nonaccrual loans, impaired loans, and nonperforming assets. Also, please refer to Provision Expense in this Management’s Discussion and Analysis.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

To ensure timely identification of nonaccrual loans, loan account officers review monthly their individual portfolios along with past due reports to determine the proper accrual status. Account officers also prepare criticized loan workout sheets for all loans risk rated special mention or lower and all loans 60-days or more delinquent are reported to the Franklin Bank’s Problem Loan Committee made up of senior management. The accrual status of these loans is reviewed and approved by the Problem Loan Committee. Account officers must attest to the accrual status and risk rating of all loans in their portfolio on a monthly basis. Attestations are presented to and reviewed by the Problem Loan Committee. The criticized loan worksheets are presented to the Problem Loan Committee quarterly. The Committee meets monthly to review updates on these loans along with the attestation sheets completed by the account officers. The criticized loan worksheets were expanded to include a summary of the most recent financial analysis; most recent collateral valuation factoring possible liquidation and timing discount; and enhanced action plans with target dates. Primary and secondary repayment sources are detailed. A dedicated officer now manages our problem assets, although currently on a less than full-time basis due to decreased volumes. A credit analyst performs required financial analysis on all loans $100,000 and over at origination or renewal and at the receipt of new financial statements. In addition, software was purchased to assist with this process. Software assists the credit analyst and lender in the risk rating of each loan.

We have an internal loan review function that has an annual loan review plan approved by the loan committee and the President. Enhanced reporting includes the overall quality of the loan portfolio; the identification, type, rating, and amount of problem loans; the identification and amount of delinquent loans; credit and collateral documentation exceptions; the identification and status of credit-related violations of law; the loan officer who originated each loan reported; concentrations of credit; and loans to executive officers and directors.

Deposits

Total deposits at June 30, 2014 and December 31, 2013 were $139,475,153 and $142,821,438, respectively, a decrease of $3,346,285, or 2.34%. We continue in 2014 our strategy to lower overall deposit costs, which is discussed in more detail below. The deposit mix was as follows:

	June 30, 2014		December 31, 2013
Demand deposits	$26,543,867	19.03%	$26,856,990	18.80%
Interest checking deposits	9,290,501	6.66	9,248,249	6.48
Money market deposits	25,891,481	18.57	23,660,000	16.57
Savings deposits	15,947,967	11.43	16,240,448	11.37
Time deposits $100,000 and over	30,285,261	21.71	29,977,151	20.99
Other time deposits	31,516,076	22.60	36,838,600	25.79

Total	$139,475,153	100.00%	$142,821,438	100.00%

The largest component of deposits continues to be time deposits including those $100,000 and over representing 44.31% of total deposits at June 30, 2014 compared to 46.78% at December 31, 2013. As a percentage of total deposits, the mix continues to change somewhat. The levels and mix of deposits are influenced by such factors as customer service, interest rates paid, service charges, and the convenience of banking locations. Our core deposit relationships remained as can be seen in the table above. Demand deposits, which do not pay interest, are now 19.03% of total deposits as compared to 18.80% at December 31, 2013. However, the dollar amount of our demand deposits has decreased by a nominal amount since year end 2013. An increase in demand deposits would improve the net interest margin and the total yield on interest bearing deposits. Money market deposits and interest checking accounts each increased as a percentage of total deposits along with the dollar amount. Savings deposits increased nominally as a percentage of total deposits, but have decreased in dollar amount since year end 2013. Money market deposits have increased $2,231,481 since year end 2013 and as a percentage of total deposits. Our

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June 30, 2014

total deposits have decreased $3.3 million since year end 2013 primarily due to a $5.0 million decline in our time deposits, offset by a total increase in our lower deposit cost accounts in the amount of $1.7 million. This is all part of our strategic efforts to lower our deposit costs while maintaining ample liquidity to fill our needs and for contingency planning. As we lowered interest rates, our time deposits especially declined, although at a slower rate than last year, as they experienced a $5.0 million decrease since year end.

Competition remains strong in our market from other depository institutions. Management attempts to identify and implement the pricing and marketing strategies that will help control the overall cost of deposits and to maintain a stable deposit mix. Our goal has been to strive to gather the whole customer relationship, including deposits and loans, and not just certificates of deposit. We have been successful in lowering our deposit costs and maintaining liquidity. Loan demand has been soft overall, despite our increase in loans since year end, and parallels our deposit strategy. Our strategic plan in 2014 includes continued lowering of our deposit costs to benefit net income, which includes increasing our demand deposits.

The overall cost of interest bearing deposits was .68% and .90%, respectively, for the six months ended June 30, 2014 and June 30, 2013. This decline of 22 basis points is due to the continued monitoring of deposit rates and the rollover of many deposits into lower current market interest rates. We monitor this closely to keep deposit costs low, but to maintain ample liquidity. We are a member of the CDARS programs and of QwickRate.

Borrowings

We have several sources for borrowings generally to assist with liquidity. At June 30, 2014 and December 31, 2013, we had no balances outstanding with the Federal Home Loan Bank of Atlanta (“FHLB”), overnight federal funds purchased, or corporate cash management accounts. The FHLB holds a blanket lien on loans secured by commercial real estate and loans secured by 1-4 family first liens, second liens, and equity lines, which provide a source of liquidity to the Corporation. Loans included in these portfolios at June 30, 2014 and December 31, 2013 were $99,012,164 and $96,223,160, respectively.

The Bank has an internal Corporate Cash Management account for customers into which excess demand deposit accounts are swept on an overnight basis in order to earn interest. This account is not FDIC insured but the Bank is required to pledge agency funds at 100% towards these balances. The Corporate Cash Management sweep accounts totaled $0 at June 30, 2014 and December 31, 2013.

Repurchase Agreements

The Bank entered into a repurchase agreement with Barclays Capital (“Barclays”) on January 2, 2008 in the amount of $6,000,000. The repurchase date was January 2, 2013. The interest rate was fixed at 3.57% until maturity or until it was called. Beginning January 2, 2009 the repurchase agreement became callable and could have been called quarterly with prior notice of two business days. Interest was payable quarterly. The repurchase agreement was collateralized by federal agency and agency mortgage backed securities.

Shareholders’ Equity

Total shareholders’ equity was $24,800,161 and $23,987,541 at June 30, 2014 and December 31, 2013, respectively. Book value per share was $14.47 and $14.00 at June 30, 2014 and December 31, 2013, respectively. The maintenance of appropriate levels of capital is a priority and is continually monitored. MainStreet and Franklin Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Quantitative measures established by regulations to ensure capital adequacy require MainStreet and Franklin Bank to maintain minimum capital ratios. Failure to meet minimum capital ratios can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the consolidated financial statements. Also, declining capital can impact the ability of Franklin Bank to grow other assets. The required level of capital can also be affected by earnings, asset quality, and other issues. While

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

MainStreet and Franklin Bank were considered well-capitalized under established regulatory classifications at June 30, 2014 and December 31, 2013, in the current economic circumstances, capital resources are a focus for the Corporation. Capital adequacy levels are also monitored to support the Bank’s safety and soundness. Should it be necessary or appropriate to obtain additional capital, then the current shareholder base could suffer dilution.

The following are MainStreet’s capital ratios at:

	June 30, 2014	December 31, 2013
Tier I Leverage Ratio (Actual)	14.36%	13.62%
Tier I Leverage Ratio (Quarterly Ave.)	14.45	13.59
Tier I Risk-Based Capital Ratio	19.50	18.98
Tier II Risk-Based Capital Ratio	20.75	20.24

Liquidity and Asset Liability Management

Asset liability management functions to maximize profitability within established guidelines for liquidity, capital adequacy, and interest rate risk. It also helps to ensure that there is adequate liquidity to meet loan demand or deposit outflows and interest rate fluctuations. Liquidity is the ability to meet maturing obligations and commitments, withstand deposit fluctuations, fund operations, and provide for loan requests. In this economic environment liquidity remains a concern. MainStreet’s material off-balance sheet obligations were primarily loan commitments of the Bank in the amount of $20,865,780 at June 30, 2014. We have a liquidity contingency plan that provides guidance on the maintenance of appropriate liquidity and what action is required under various liquidity scenarios. Our liquidity is provided by cash and due from banks, interest-bearing deposits, federal funds sold, securities available for sale, and loan repayments. The Bank has overnight borrowing lines available with their correspondent banks, the ability to borrow from the Federal Reserve Bank’s discount window, and the ability to borrow long-term and short-term from the Federal Home Loan Bank of Atlanta. At June 30, 2014 and December 31, 2013, we had available credit from borrowing in the amounts of $47,648,065 and $43,687,459, respectively. Our ratio of liquid assets to total liabilities at June 30, 2014 and December 31, 2013 was 24.29% and 26.88%, respectively.

Core deposits are the primary foundation for our Corporation’s liquidity. Our core deposit relationships remained as can be seen by the stability of our demand deposits. Competition in our markets is strong and customers seek higher interest rates especially during this low interest rate environment. Lines of credit are essential to our business while other funding sources may be utilized. Due to our strategic efforts to reduce deposit costs, total time deposits and savings deposits have decreased from year end 2013; however, interest checking accounts and money market deposits increased over 2013 levels. Demand deposits decreased nominally in the amount of $313,123 since year end 2013. Total deposits actually decreased $3.3 million from year end 2013. The shrinkage of the balance sheet has had a positive impact on our capital. We monitor the deposits and our liquidity daily to ensure we have ample liquidity. The Bank is a member of the Certificate of Deposit Account Registry Service (“CDARS”). This allows us to provide the Bank’s depositors with up to $50 million in FDIC insurance. In a reciprocal transaction, the Bank receives the deposits and forwards them to CDARS and receives deposits back, if wanted. We can also bid on deposits in a one-way buy transactions which would allow for new depositors. CDARS deposits are also considered brokered deposits. Franklin Bank had accepted brokered deposits, including CDARS deposits, in the amount of $5.1 million as of June 30, 2014. Franklin Bank became a member of QwickRate in order to bid for internet certificates of deposit as another source of liquidity. At June 30, 2014, Franklin Bank had $3.4 million in internet certificates of deposit.

Interest rate sensitivity is measured by the difference, or gap, between interest sensitive earning assets and interest sensitive interest bearing liabilities and the resultant change in net interest income due to market rate fluctuations, and the effect of interest rate movements on the market. Management utilizes these techniques to manage interest rate risk in order to minimize change in net interest income with interest rate changes. MainStreet has partnered with Compass Bank using the Sendero model to help measure interest rate risk. The asset liability management

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

process requires a number of key assumptions. Management determines the most likely outlook for the economy and interest rates measuring the effect on net interest income in a rising and declining 100, 200, 300, and 400 interest rate environment, as applicable. A shock report for these rates along with a ramped approach with each is modeled. With the shock, net interest income is modeled assuming that interest rates move the full rate change in the first month. With the ramp, net interest income is modeled assuming rates move one quarter of the full rate change in each quarter. With this approach, management also reviews the economic value of equity which is the net present value of the balance sheet’s cash flows or the residual value of future cash flows ultimately due to shareholders.

The following table demonstrates the percentage change in net interest income from the level prime rate of 3.25% at June 30, 2014 in a rising and declining 100, 200, 300, and 400 basis point interest rate environment, as applicable:

Net Interest Income Percentage Change From Level Rates

Rate Shift	Prime Rate	Change From Level Ramp	Change from Level Shock
+400 bp	7.25%	4.00%	7.00%
+300 bp	6.25	3.00	5.00
+200 bp	5.25	2.00	4.00
+100 bp	4.25	1.00	2.00
–100 bp	2.25	–1.00	–1.00
–200 bp	1.25	–1.00	–3.00
–300 bp	.25	–2.00	–5.00

MainStreet is sensitive to change in the interest rate environment particularly due to the level of variable rate loans in our loan portfolio, the short-tem of fixed rate loans, and the assumed repricing of our interest bearing liabilities. Management seeks to lower the impact on the net interest margin. The addition of floors to segments of our variable rate loan portfolio has contributed significantly to management of the interest income component of our net interest margin. Historically, Franklin Bank has been asset sensitive. However, due to the large amount of repricing deposit liabilities in the near term, the Bank has shifted to a liability sensitive position.

Inflation

Most of our assets are monetary in nature and therefore are sensitive to interest rate fluctuations. We do not have significant fixed assets or inventories. Fluctuations in interest rates and actions of the Board of Governors of the Federal Reserve Systems (“FRB”), including “quantitative easing” during the Great Recession, as well as whether and how the fiscal issues confronting the United States are resolved can have a great effect on our profitability. Management continually strives to manage the relationship between interest-sensitive assets and liabilities. MainStreet and Franklin Bank must comply with numerous federal and state laws and regulations. In light of the increasing government involvement in the financial services industry and to address the underlying causes of the recent credit crunch, it is likely that financial institutions like MainStreet and Franklin Bank will have to meet additional legal requirements, all of which add to our cost of doing business. In addition, regulatory concerns over real estate related assets on the balance sheets of financial institutions and liquidity due to deposit fluctuations and other factors are likely to translate into higher regulatory scrutiny of financial institutions. This could impact MainStreet.

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

Stock Compensation Plans

BankShares approved the 2004 Key Employee Stock Option Plan at its Annual Meeting of Shareholders, April 15, 2004. This plan permitted the granting of Incentive and Non-Qualified stock options as determined by BankShares’ Board of Directors to persons designated as “Key Employees” of BankShares and its subsidiaries. The Plan terminated on January 21, 2009. Awards made under the Plan prior to and outstanding on that date remain valid in accordance with their terms.

Recent Accounting Developments

In January 2014, the FASB issued ASU 2014-04, “Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Corporation is currently assessing the impact that ASU 2014-04 will have on its consolidated financial statements.

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The amendments in this ASU change the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results and include disposals of a major geographic area, a major line of business, or a major equity method investment. The new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. Additionally, the new guidance requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The amendments in the ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. The Corporation does not expect the adoption of ASU 2014-08 to have a material impact on its consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers: Topic 606”. This ASU applies to any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition”, most industry-specific guidance, and some cost guidance included in Subtopic 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts”. The core principle of the guidance is that an

MAINSTREET BANKSHARES, INC. AND SUBSIDIARIES

June 30, 2014

entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To be in alignment with the core principle, an entity must apply a five step process including: identification of the contract(s) with a customer, identification of performance obligations in the contract(s), determination of the transaction price, allocation of the transaction price to the performance obligations, and recognition of revenue when (or as) the entity satisfies a performance obligation. Additionally, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer have also been amended to be consistent with the guidance on recognition and measurement. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The Corporation is currently assessing the impact that ASU 2014-09 will have on its consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-11, “Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures”. This ASU aligns the accounting for repurchase-to-maturity transactions and repurchase agreements executed as a repurchase financing with the accounting for other typical repurchase agreements. The new guidance eliminates sale accounting for repurchase-to-maturity transactions and supersedes the guidance under which a transfer of a financial asset and a contemporaneous repurchase financing could be accounted for on a combined basis as a forward agreement. The amendments in the ASU also require a new disclosure for transactions economically similar to repurchase agreements in which the transferor retains substantially all of the exposure to the economic return on the transferred financial assets throughout the term of the transaction. Additional disclosures will be required for the nature of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. The amendments in this ASU are effective for the first interim or annual period beginning after December 15, 2014; however, the disclosure for transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and interim periods beginning after March 15, 2015. Early adoption is not permitted. The Corporation is currently assessing the impact that ASU 2014-11 will have on its consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The new guidance applies to reporting entities that grant employees share-based payments in which the terms of the award allow a performance target to be achieved after the requisite service period. The amendments in the ASU require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. Existing guidance in “Compensation – Stock Compensation (Topic 718)”, should be applied to account for these types of awards. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted and reporting entities may choose to apply the amendments in the ASU either on a prospective or retrospective basis. The Corporation is currently assessing the impact that ASU 2014-12 will have on its consolidated financial statements.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

N/A

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June 30, 2014

Item 4.	Controls and Procedures

MainStreet’s principal executive officer and principal financial officer has reviewed MainStreet’s disclosure controls and procedures (as defined in 240.13a-15(e) and 240.15d-15(e)) as of the end of the period covered by this quarterly report and based on their evaluation believe that MainStreet’s disclosure controls and procedures are effective. There have not been any changes in our internal control over financial reporting that occurred during the period that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1.	Legal Proceedings

N/A

Item 1A	Risk Factors

N/A

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

N/A

Item 3.	Defaults Upon Senior Securities

N/A

Item 4	Mine Safety Disclosures

N/A

Item 5.	Other Information

Lisa J. Correll was named as a Director of MainStreet RealEstate, Inc. at MainStreet’s regularly scheduled Board meeting on Wednesday, August 6, 2014.

Item 6.	Exhibits

See index to exhibits.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 11, 2014	By	/s/ Brenda H. Smith
Brenda H. Smith
President and Chief Executive Officer
Corporate Secretary

Date: August 11, 2014	By	/s/ Lisa J. Correll
Lisa J. Correll
Senior Vice President and Chief Financial Officer

Index to Exhibits

Number	Description of Exhibit

3(i)*	Restated Articles of Incorporation of the Corporation, dated March 6, 2001.

3(ii)	By-laws of the Corporation, dated August 5, 1999 amended February 20, 2001; amended October 16, 2002; amended September 17, 2003; amended July 13, 2005; amended April 20, 2006; and amended October 21, 2009 filed on Form 8-K on October 22, 2009 and herein incorporated by reference.

4.1	Provision in Registrant’s Articles of Incorporation and Bylaws defining the Rights of Holders of the Registrant’s common stock (included in Exhibits 3.1 and 3.2, respectively).

4.2	2004 Key Employee Stock option Plan filed March 16, 2005 on Form S-8 and herein incorporated by reference.

10.2#	Employment Agreement with Executive Vice President , Brenda H. Smith, dated October 1, 2002, filed with the Corporation’s Quarterly Form 10-QSB on November 7, 2002 and herein incorporated by reference. Amendment to employment agreement filed with on Form 8-K on April 24, 2006 and herein incorporated by reference.

10.3	Supplemental Executive Retirement Agreement by and between Franklin Community Bank, N.A. and Larry A. Heaton incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.4#	Supplemental Executive Retirement Agreement by and between Franklin Community Bank, N.A. and Brenda H. Smith incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.5#	Change in Control Agreement between MainStreet BankShares, Inc. and Lisa J. Correll incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.6#	Change in Control Agreement between MainStreet BankShares, Inc., Franklin Community Bank, N.A. and Robert W. Shorter incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.7#	Change in Control Agreement between MainStreet BankShares, Inc., Franklin Community Bank, N.A. and Debra B. Scott incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.8#	Change in Control Agreement between MainStreet BankShares, Inc., Franklin Community Bank, N.A. and Linda P. Adams incorporated by reference to the Corporation’s Form 10-KSB filed March 6, 2008.

10.9	Formal Agreement by and between The Comptroller of the Currency and Franklin Community Bank, National Association dated April 16, 2009 incorporated by reference to the Corporation’s Form 8-K filed April 20, 2009.

10.10#	Change in Control Agreement between MainStreet BankShares, Inc., Franklin Community Bank, N.A. and Todd Hammock incorporated by reference to the Corporation’s Form 10-K filed March 25, 2014.

10.11#	Change in Control Agreement between MainStreet BankShares, Inc. and Sonya B. Smith incorporated by reference to the Corporation’s Form 10-K filed March 25, 2014.

10.12#	Employment Agreement by and between Brenda H. Smith and MainStreet BankShares, Inc. incorporated by reference to the Corporation’s Form 8-K filed April 28, 2014.

31.1	Certification of President and Chief Executive Officer, and Corporate Secretary Pursuant to Rule 13a-14(a) or 15(d)-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Senior Vice President and Chief Financial Officer Pursuant to Rule 13a-14(a) or 15(d)-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32	Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350).

101	Interactive Data File

*	(Incorporated by reference to the Corporation’s Annual Form 10-KSB filed March 15, 2001.)
#	Management contract or compensatory plan or agreement required to be filed as an Exhibit to this Form 10-Q.

Exhibit 31.1

CERTIFICATIONS

I, Brenda H. Smith, certify that:

1. I have reviewed this quarterly report on Form 10-Q of MainStreet BankShares, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision; to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in the report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d ) Disclosed in this quarterly report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors:

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 11, 2014	/s/ Brenda H. Smith
Brenda H. Smith
President and Chief Executive Officer
Corporate Secretary

Exhibit 31.2

CERTIFICATIONS

I, Lisa J. Correll, certify that:

1. I have reviewed this quarterly report on Form 10-Q of MainStreet BankShares, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision; to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in the report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d ) Disclosed in this quarterly report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors:

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 11, 2014	/s/ Lisa J. Correll
Lisa J. Correll
Senior Vice President and Chief Financial Officer

Exhibit 32

The undersigned, as the chief executive officer and chief financial officer of MainStreet BankShares, Inc., certify that to the best of our knowledge and belief the Form 10-Q for the quarter ended June 30, 2014, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of MainStreet BankShares, Inc. at the dates and for the periods indicated. The foregoing certification is made solely for purposes of 18 USC, Section 1350 of the United States Code and is subject to the knowledge and willfulness qualifications contained in Title 18, Chapter 63, Section 1350(c).

Date: August 11, 2014	/s/ Brenda H. Smith
Brenda H. Smith
President and Chief Executive Officer
Corporate Secretary

Date: August 11, 2014	/s/ Lisa J. Correll
Lisa J. Correll
Senior Vice President and Chief Financial Officer

APPENDIX E

VIRGINIA STOCK CORPORATION ACT

ARTICLE 15

APPRAISAL RIGHTS

Appendix E

APPRAISAL RIGHTS

Virginia Stock Corporation Act

Article 15

Appraisal Rights and Other Remedies

§ 13.1-729. Definitions.

In this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

“Fair value” means the value of the corporation’s shares determined:

a. Immediately before the effectuation of the corporate action to which the shareholder objects;

b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Interested transaction” means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

1. “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

2. “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

a. Was the beneficial owner of 20% or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

b. Had the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

c. Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

“Senior executive officer” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means both a record shareholder and a beneficial shareholder.

§ 13.1-730. Right to appraisal.

A. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

1. Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

3. Consummation of a disposition of assets pursuant to § 13.1-724 if the shareholder is entitled to vote on the disposition;

4. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

5. Any other amendment to the articles of incorporation, or any other merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

B. Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

1. Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a. A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended;

b. Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares; or

c. Issued by an open end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

2. The applicability of subdivision 1 of this subsection shall be determined as of:

a. The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

b. The day before the effective date of such corporate action if there is no meeting of shareholders.

3. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 of this subsection at the time the corporate action becomes effective.

4. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested transaction.

C. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 13.1-731. Assertion of rights by nominees and beneficial owners.

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 13.1-732. Notice of appraisal rights.

A. Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article.

If the corporation concludes that appraisal rights are or may be available, a copy of this article and a statement of the corporation’s position as to the availability of appraisal rights shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

B. In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

C. Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657:

1. Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article; and

2. Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections E and F of § 13.1-657, may include the materials described in § 13.1-734, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article.

D. Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A or C, if the corporation concludes that appraisal rights are or may be available, and in subsection B shall be accompanied by:

1. The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

2. The latest available quarterly financial statements of such corporation, if any.

E. The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.

§ 13.1-733. Notice of intent to demand payment.

A. If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2. Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. If a corporate action specified in subsection A of § 13.1-730 is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares may not sign a consent in favor of the proposed action with respect to that class or series of shares.

C. A shareholder who fails to satisfy the requirements of subsection A or subsection B is not entitled to payment under this article.

§ 13.1-734. Appraisal notice and form.

A. If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver an appraisal notice and the form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice shall be sent no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:

1. Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;

2. State:

a. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

b. A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c. The corporation’s estimate of the fair value of the shares;

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the form by the specified date and the total number of shares owned by them; and

e. The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

3. Be accompanied by a copy of this article.

§ 13.1-735.1. Perfection of rights; right to withdraw.

A. A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. If the form requires the shareholder to certify whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734, and the shareholder fails to make the certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B. A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C. A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

§ 13.1-737. Payment.

A. Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B. The payment to each shareholder pursuant to subsection A shall be accompanied by:

1. The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent information, and (ii) the latest available quarterly financial statements of such corporation, if any;

2. A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3. A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this article.

§ 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B. If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1. Of the information required by subdivision B 1 of § 13.1-737;

2. Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3. That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4. That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

5. That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation’s offer.

C. Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D. Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 13.1-740. Court action.

A. If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B. The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C. The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F. Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

B. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

D. To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

§ 13.1-741.1. Limitations on other remedies for fundamental transactions.

A. Except for action taken before the Commission pursuant to § 13.1-614 or as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

B. Subsection A does not apply to a corporate action that:

1. Was not authorized and approved in accordance with the applicable provisions of:

a. Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), or Article 13 (§ 13.1-723 et seq.);

b. The articles of incorporation or bylaws; or

c. The resolutions of the board of directors authorizing the corporate action;

2. Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

3. Is an interested transaction, unless it has been authorized, approved or ratified by the board of directors in the same manner as is provided in subsection B of § 13.1-691 and has been authorized, approved or ratified by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director’s conflict of interests transaction; or

4. Is adopted or taken by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:

a. The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the adoption or taking of the corporate action was not effective at least 10 days before the corporate action was effected; and

b. The proceeding challenging the corporate action is commenced within 10 days after notice of the adoption or taking of the corporate action is effective as to the shareholder bringing the proceeding.

C. Any remedial action with respect to corporate action described in subsection A of § 13.1-730 shall not limit the scope of, or be inconsistent with, any provision of § 13.1-614.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	See Reverse Page for Additional Instructions

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 A  Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE LISTED PROPOSALS.

	For	Against	Abstain

1. To approve the Agreement and Plan of Reorganization, dated as of August 24, 2014, between American National Bankshares Inc. (“American National”) and MainStreet BankShares, Inc. (“MainStreet”), including the related Plan of Merger, pursuant to which MainStreet will merge with and into American National (the “merger proposal”).

	☐	☐	☐
2. To approve, in a non-binding advisory vote, certain compensation that may become payable to MainStreet’s named executive officers in connection with the merger.	☐	☐	☐
3. To adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal.	☐	☐	☐
4. To transact such other business as may properly come before the meeting or any adjournments thereof.

 B  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting.	☐

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. I/We hereby acknowledge the receipt, prior to the signing of this Proxy, of a Notice of Special Meeting of Shareholders of MainStreet BankShares, Inc. called for December 9, 2014 and an attached Proxy Statement for the Special Meeting.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

REVOCABLE PROXY - MAINSTREET BANKSHARES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The shareholder signing this proxy card appoints Lisa J. Correll and Douglas W. Densmore, or either of them acting in the absence of the other, as proxyholders, each with the power to appoint her or his substitute, and authorizes them to represent and to vote, as designated below, all of the shares of the common stock, no par value, of MainStreet BankShares, Inc. that the shareholder holds of record on October 20, 2014, at the Special Meeting of Shareholders of MainStreet BankShares, Inc. to be held on December 9, 2014, and at any adjournment thereof.

MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE LISTED PROPOSALS.

THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING. THIS PROXY, PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.